As filed with the Securities and Exchange Commission on June 28, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COTY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2844 (Primary Standard Industrial Classification Code Number)	13-3823358 (I.R.S. Employer Identification Number)

2 Park Avenue
New York, NY 10016
(212) 479-4300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jules Kaufman
General Counsel
Coty Inc.
2 Park Avenue
New York, NY 10016
(212) 479-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew L. Fabens Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Tel: (212) 351-4000 Fax: (212) 351-4035	Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: (212) 450-4111 Fax: (212) 701-5111

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐  Accelerated filer ☐   Non-accelerated filer ☒  Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee

Class A Common Stock, par value $0.01	$700,000,000	$80,220

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares subject to the underwriters’ option to purchase additional shares.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 28, 2012.

PROSPECTUS

CLASS A COMMON STOCK

The selling stockholders are offering   shares of Class A common stock. We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders.

This is our initial public offering, and prior to this offering, there has been no public market for our Class A common stock. We anticipate that the initial public offering price per share will be between $  and $  . We intend to list the Class A common stock on either the NASDAQ Global Select Market or the New York Stock Exchange under the symbol “COTY.”

Upon consummation of this offering, we will have two classes of common stock: our Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock will be identical, except with respect to voting, conversion and transfer restrictions applicable to the Class B common stock. Each share of Class A common stock will be entitled to one vote. Each share of Class B common stock will be entitled to ten votes and will be convertible at any time into one share of Class A common stock.

See “Risk Factors” beginning on page 15 of this prospectus to read about factors you should consider before buying shares of the Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than  shares of Class A common stock, the underwriters have the option to purchase an additional  shares from the selling stockholders at the initial offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on or about  , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Morgan Stanley
Barclays	Deutsche Bank Securities	Wells Fargo Securities

Prospectus dated  , 2012

Neither we nor the selling stockholders have authorized anyone to provide any information other than that contained in this prospectus or to which we have referred you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders and the underwriters are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus is accurate only as of the date on the cover page, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, prospects, financial condition and results of operations may have changed since that date.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or other similar words or phrases. These statements discuss, among other things, our strategy, integration, future financial or operational performance, outcome or impact of pending or threatened litigation, domestic or international developments, nature and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, future financings and other goals and targets and statements of the assumptions underlying or relating to any such statements. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations that we contemplate will be achieved.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, favorable circumstances or conditions, levels of activity or performance. Actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include those described under “Risk Factors.” If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from our projections. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements included in this report.

We undertake no obligation to publicly update any forward-looking statements in light of new information, subsequent events or otherwise except as required by law.

Industry, Ranking and Market Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations about our industry, market position, market opportunity and market size, is based on data from various sources including internal data and estimates, independent industry publications (including Euromonitor International Ltd, or “Euromonitor”), government publications, reports by market research firms or other published independent sources and on our assumptions based on that data and other similar sources. Industry publications and other published sources generally state that the information contained therein has been obtained from third-party sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and management’s understanding of industry conditions, and such information has not been verified by any independent sources. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the industry, market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise and we have not independently verified any third-party information.

In this prospectus, we refer to North America, Western Europe and Japan as “developed markets”, and all other markets as “emerging markets”.

Our fiscal year ends on June 30. Unless otherwise noted, any reference to a year preceded by the word “fiscal” refers to the fiscal year ended June 30 of that year. For example, references to “fiscal 2011” refer to the fiscal year ended June 30, 2011. Any reference to a year not preceded by “fiscal” refers to a calendar year.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” Except where the context requires otherwise, in this prospectus the terms “Company,” “Coty,” “we,” “us” or “our” refer to Coty Inc. and, where appropriate, its direct and indirect subsidiaries.

Coty Inc.

Our Company

We are the new emerging leader in beauty. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known brands that compete in the three segments in which we operate: Fragrances, Color Cosmetics and Skin & Body Care. We hold the #2 global position in fragrances, the #6 global position in color cosmetics and have a strong regional presence in skin & body care. Our top 10 brands, which we refer to as our “power brands”, are expected to generate approximately 70% of our net revenues in fiscal 2012 and comprise the following globally recognized brands: adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen. Our brands compete in all key distribution channels across both prestige and mass markets, and in over 130 countries and territories.

Under the direction of our current management team, Coty has transformed itself from primarily a fragrance company into a multi-segment beauty company with market leading positions in both North America and Europe. Our entrepreneurial culture, driven by our “Faster. Further. Freer.” credo, has enabled us to gain market share in the beauty industry and provided us with the agility to deliver superior innovation, brand building and execution. Our strong organic growth has been complemented by strategic acquisitions, which most recently include OPI, Philosophy, TJoy and Dr. Scheller. Today, our business has a diversified revenue base that is expected to generate net revenues for fiscal 2012 of 53%, 30% and 17% from fragrances, color cosmetics and skin & body care, respectively.

In fiscal 2012, we expect to achieve net revenues in excess of $4.5 billion, which would represent an average annual growth rate of 14% from our fiscal 2010 net revenues of $3.5 billion, or 7% excluding the effects of recent acquisitions and foreign exchange translations. Over the twelve months ended March 31, 2012, we generated $304 million of operating income and $566 million of Adjusted Operating Income. Adjusted Operating Income and our average annual growth rate excluding the effects of recent acquisitions and foreign exchange translations are non-GAAP financial measures. See “Summary Consolidated Financial Data—Non-GAAP Financial Measures” for a discussion of such measures.

Our Market Opportunity

According to Euromonitor, the three segments of the beauty industry in which Coty competes generated worldwide retail sales of approximately $259 billion in calendar year 2011. In calendar 2011, Coty generated 77% of its net sales in developed markets and 23% of its net sales in emerging markets, which are faster-growing. The industry growth rates of the fragrances, color cosmetics and skin & body care segments in the geographic markets where Coty competes was 4.8% from 2010 to 2011, based on Euromonitor data.

The growth rate in the areas in which Coty competes is expected to be 3.9% between 2011 and 2016, based on Euromonitor data. On a segment basis, the growth rate is expected to be 3.7%, 3.9% and 4.8% in fragrances, color cosmetics and skin & body care, respectively, over the same period, based on data from the same source. We believe this growth will be driven primarily by innovation, changes in consumer preferences and fashion trends in developed markets, and by a larger middle class and increased accessibility of beauty products in emerging markets.

Our Competitive Strengths

A portfolio of strong, well recognized beauty brands anchored by our “power brands” across three key beauty segments. The strength of our brand portfolio provides the foundation of our success in the segments in which we compete. We believe our brands are valued by consumers across geographies and distribution channels. We believe consumers appreciate the quality and innovation of our products across various price points and our ability to quickly and cost-effectively innovate and draw excitement to our products. Our power brands, adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen, are at the core of our accomplishments. We invest aggressively behind our current and prospective power brands, which are our largest brands and those that we believe to have the greatest potential, to enhance our scale in the three beauty segments in which we compete. We have grown our power brands from three brands in 2002 to 10 brands in 2012, with the net revenue contribution from these brands increasing from 40% of $1.5 billion to approximately 70% of $4.5 billion during the same time period.

Global powerhouse in fragrances. Our #2 global position in fragrances is a result of the strength, scale and balance of our brands across all three key categories in the fragrances segment: Designer (Calvin Klein, Marc Jacobs, Chloé, Roberto Cavalli, Balenciaga, Bottega Veneta, Guess?), Lifestyle (Playboy, Davidoff) and Celebrity (Jennifer Lopez, Beyoncé Knowles). We have been a key innovator in fragrances across prestige and mass markets. Our recent successful launches include Roberto Cavalli and launches within the Chloé, Marc Jacobs and Playboy brands. With the launch of Glow by JLo in 2002, we reinvigorated the modern celebrity fragrances segment and built on that success to launch many other celebrity fragrances, including the recent Beyoncé Pulse launch and the upcoming launch of Lady Gaga Fame.

One of the fastest growing innovators in color cosmetics. We have achieved our #6 ranking globally in color cosmetics, as well as a #2 position in Europe, by transforming Rimmel from a regional player into a global power brand and by identifying and investing in the high growth potential of the nail care category. We continue to build on these foundations organically through new product innovations and strategically through acquisitions such as OPI. In nail care, we maintain a #1 market share in the combined North American and European markets and a #2 market share position globally with Sally Hansen and OPI. We have also held the #1 spot for new initiatives in nail and color in the U.S. mass market for the last three years.

Licensee of choice. We believe our success in partnering with Designer, Lifestyle, and Celebrity brands is due to our track record as brand architects who capture and translate each brand’s essence into successful products while respecting and preserving each licensor’s brand identity. In addition, our global scale allows us to offer licensor products in multiple points of distribution and in multiple geographies. Marc Jacobs and Chloé are examples of designer brands that have organically grown from low revenue bases to be two of our most highly valued and fastest growing licenses. Similarly, we grew Playboy from a low revenue base and expanded it globally. We will seek to replicate this success with high potential brands such as Roberto Cavalli. We also launched Glow by JLo, one of the first modern celebrity fragrances, and built on that success to launch many other fragrances linked to celebrities. We believe our success and scale make us a preferred licensee for potential partners and creates even greater opportunities for us to further develop existing brand licenses.

Entrepreneurial culture drives superior innovation. Our entrepreneurial culture is driven by our “Faster. Further. Freer.” credo that allows us to act faster and push marketing and creative boundaries further. Our past success demonstrates that we are poised to turn innovative ideas into realities with agility, decisiveness and calculated risk taking, all at a high level of execution. Over the last three years, sales from our new products accounted for approximately 20% of our total net revenues, on average. Historically, our strong track record with new products has been a key driver of our organic net revenue growth in excess of industry growth.

Product, channel and geographic diversity. We have breadth across beauty segments with product offerings in fragrances, color cosmetics and skin & body care. We have a balanced multi-channel distribution strategy and market products across price points in prestige and mass channels of distribution, including department stores, specialty retailers, traditional food, drug and mass retailers, salons, e-commerce and television sales, among others. We believe our commercial expertise enhances our capabilities when we enter new markets where products must suit local consumer preferences, incomes and demographics. Our beauty products are marketed, sold and distributed to consumers in over 130 countries and territories. We believe our diverse, globally recognized product portfolio positions us well to expand our leadership broadly into new geographies, in both developed and emerging markets.

Compelling financial profile. Our portfolio and superior execution have enabled us to achieve superior growth, profitability and cash flow generation. We have an exceptional track record of delivering strong and consistent net revenue growth ahead of average industry rates for the geographies in which we compete. From fiscal 2010 through fiscal 2012 we expect to grow our net revenues by an average annual growth rate of 14%, or approximately 7% excluding the effects of acquisitions and foreign exchange translations. Due to our sales growth as well as optimization of our logistics infrastructure and global procurement systems our gross profit is expected to have grown from fiscal 2010 through fiscal 2012 by an average annual growth rate of 16%, while gross margin is expected to improve by 2.5 percentage points in the same period. For the three years ending fiscal 2012, our adjusted operating income margin as a percentage of net revenue is expected to have expanded by 3.6 percentage points, from 8.2% to 11.8%. During the same period, our operating income margin is expected to improve by 0.7 percentage points, from 5.3% to 6.0%. See “Summary Consolidated Financial Data—Non-GAAP Financial Measures” for a discussion of the differences between operating income and Adjusted Operating Income.

Our ability to generate organic revenue growth, deliver continued margin expansion and manage working capital effectively has resulted in a strong cash flow profile that allows us to invest in marketing, research & development and other growth opportunities while also successfully reducing debt levels incurred to finance acquisitions. In fiscal 2012, we expect to generate cash flow from operating activities in excess of $550 million and from fiscal 2010 through fiscal 2012 we expect to have maintained an average operating income cash conversion ratio of over 100% of both operating income and Adjusted Operating Income.

Skilled acquirer. Since 2001, we have successfully completed a number of acquisitions to drive segment, geographic and distribution platform growth. Acquisitions of the Calvin Klein fragrance business and the Sally Hansen brand have enabled us to expand our global reach. The OPI acquisition provided us with a leading professional nail care brand, a brand that is also viewed as a bridge between nail color, fashion houses, celebrities and entertainment franchises. The Philosophy acquisition enabled us to increase scale in skin & body care and enter new channels of distribution, like QVC and e- commerce. Additionally, we have selectively acquired brands that bring us new platforms, such as TJoy, which provided us with a broad distribution platform for our existing portfolio of brands in China.

We believe we are adept at identifying brands to complement our portfolio strategies. We rely on our entrepreneurial culture in order to attract and retain top management talent and drive innovative marketing approaches and operational efficiencies. Our strong track record of successful acquisitions is also based on our integration strategy that draws on our past experience. In each acquisition we make, we seek to employ best practices and talent from both our organization and the acquired business.

Experienced management team with proven industry track record. The majority of our management team has worked together for over a decade, and has an average of 20 years of industry experience. This team has been pivotal in institutionalizing our entrepreneurial culture and global strategic vision.

Our Strategy

Coty targets net revenue growth that outperforms the industry average, while at the same time striving to expand margins and improve cash flow generation. Our continued net revenue growth is centered on further developing power brands, strengthening our product segments and diversifying our geographic presence and distribution channels.

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Continue to develop our global power brands portfolio. We will seek to capitalize on our existing power brands through continued excellence in branding, innovation and execution. We expect net revenues from our power brands to grow 17% in fiscal year 2012 compared to the prior year, or 9% assuming the acquisitions of Philosophy and OPI had occurred on July 1, 2010 in accordance with the presentation of the unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2011 contained elsewhere in this prospectus.

Additionally, we seek to identify and incubate new and existing brands that we believe have the potential to develop into power brands. For example, we launched Playboy in fiscal 2009 and have since built it into a power brand by identifying a unique brand positioning and leveraging our strengths. Playboy is now the #3 brand in the combined North American and European mass markets.

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Broaden our segments through innovation, brand extension and new licenses. Innovation and new product development is essential to extending our global leadership position in fragrances, and to strengthening our global position in color cosmetics and skin & body care. Over the past three years, new product innovations represented approximately 20% of our annual net revenues, on average. We intend to continue to develop and bring to market unique and innovative products that we believe will be modern, appealing and accessible to the consumer. Further, we will continue to develop new brands, leveraging our track record of successful licensing relationships.

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Expand and strengthen our position in skin & body care. Our skin & body care presence has been anchored by adidas, a brand we have grown organically, and Lancaster, a brand with technically advanced products that reflect our strong research and development capabilities. We continue to expand our presence in skin & body care through our recent acquisitions of TJoy and Philosophy. Through Philosophy, we have increased scale in skin & body care and entered new channels of distribution like direct television sales through QVC and e-commerce. TJoy contributed a manufacturing and distribution platform to leverage our existing brands in China.

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Diversify our geographic presence. We seek to accelerate our sales growth by expanding and further diversifying our geographic footprint. We are focused on the development of branding and market execution strategies with our top global customers that enable us to enter and gain share in new markets. We also intend to leverage our current distribution to build our business in existing geographies with our full product line. For example, we will seek to, among other initiatives, expand distribution of Rimmel and adidas in China by leveraging TJoy’s distribution network, increase the presence of adidas body care products in other new international markets and expand our philosophy skin care business in international markets.

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Extend product distribution. We will seek to continue to extend our distribution channels within existing geographies to increase market presence, brand recognition and net revenues. For example, we are expanding the OPI brand into global retail by offering Nicole by OPI through mass distribution channels and Sephora by OPI through Sephora’s U.S. and Canadian stores, while simultaneously maintaining the brand’s leadership in salons. We have also recently appointed Sephora as privileged retail partner for OPI in certain European and Middle Eastern countries and Russia. The development of branding and market execution strategies with our top global customers, such as Sephora, is an important component of our strategy to ensure our brands receive appropriate pricing and placement as we expand our distribution.

In addition, we are seeking to expand our presence through alternative distribution channels, including by leveraging the expertise of our philosophy brand (which sells products through its U.S. and U.K. websites, among other channels) in e-commerce, and direct television sales by expanding the distribution of appropriate brands into these channels.

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Increase margins and continue to improve cash flow generation. We will remain focused on converting earnings into cash flow through effective working capital management, and seek continued margin expansion through strong net revenue growth, development of higher margin products, and supply chain integration and efficiency initiatives, such as optimization of our manufacturing footprint. In fiscal 2012, we expect our adjusted operating margin to have improved as discussed above, and we expect to generate cash flow from operating activities in excess of $550 million, compared to $417.5 million in the prior year.

While acquisitions are not essential to achieve our growth objectives, we will continue to evaluate targets that fit with our strategy and add shareholder value. Our approach to acquisitions has resulted in a successful track record of identifying targets aligned with our strategic objectives, executing acquisitions quickly and efficiently, and integrating the businesses successfully to both accelerate top line growth and improve the financial performance of the overall business.

Summary Risk Factors

Our business is subject to risks, as discussed more fully in the section entitled “Risk Factors.” You should carefully consider all of the risks discussed in the “Risk Factors” section before investing in our Class A common stock. The following risks, which are described more fully in the section entitled “Risk Factors”, may have an adverse effect on our business, which could cause a decrease in the price of our Class A common stock and result in a loss of all or a portion of your investment:

•	The beauty business is highly competitive, and if we are unable to compete effectively our results will suffer;

•	Rapid changes in market trends and consumer preferences could adversely affect our financial results;

•	Our success depends on our ability to achieve our global business strategy;

•	We may not be able to identify suitable acquisition targets or realize the full intended benefit of acquisitions we undertake;

•	Our acquisition activities may present managerial, integration, operational and financial risks;

•	Our operations and acquisitions in certain foreign areas expose us to political, regulatory, economic and reputational risks;

•	Our business is dependent upon certain licenses;

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If we are unable to obtain, maintain and protect our intellectual property rights, in particular trademarks, patents and copyrights, or if our brand partners and licensors are unable to maintain and protect their intellectual property rights that we use in connection with our products, our ability to compete could be negatively impacted;

•	Our success depends on our ability to operate our business without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and proprietary rights of other parties;

•	Our goodwill and other assets could be subject to impairment;

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A general economic downturn, the debt crisis and economic environment in Europe or a sudden disruption in business conditions may affect consumer purchases of our products, which could adversely affect our financial results;

•	A sudden disruption in business conditions or a general economic downturn may affect the financial strength of our customers that are retailers, which could adversely affect our financial results;

•	Volatility in the financial markets could have a material adverse effect on our business;

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Our debt facilities require us to comply with specified financial covenants that may restrict our current and future operations and limit our flexibility and ability to respond to changes or take certain actions;

•	We are subject to risks related to our international operations;

•	Fluctuations in currency exchange rates may negatively impact our financial condition and results of operations;

•	Our failure to protect our reputation, or the failure of our partners to protect their reputations, could have a material adverse effect on our brand images;

•	Our business is subject to seasonal variability;

•	We sell our products in a continually changing retail environment;

•	A disruption in operations could adversely affect our business;

•	Our decision to outsource certain functions means that we are dependent on the entities performing those functions;

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Third-party suppliers provide, among other things, the raw materials used to manufacture our products, and the loss of these suppliers, damage to our third-party suppliers’ reputations or a disruption or interruption in the supply chain may adversely affect our business;

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We are increasingly dependent on information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted;

•	Our success depends, in part, on our employees;

•	Our success depends, in part, on the quality, efficacy and safety of our products;

•	Our success depends, in part, on our ability to successfully manage our inventories;

•	Changes in laws, regulations and policies that affect our business or products could adversely affect our financial results;

•	Our new product introductions may not be as successful as we anticipate, which could have a material adverse effect on our business, financial condition and/or results of operations;

•	The illegal distribution and sale by third parties of counterfeit versions of our products could have a negative impact on our reputation and business; and

•	We are subject to environmental, health and safety laws and regulations that could affect our business or financial results.

Our Corporate Information

We were incorporated in Delaware in 1995. Our principal executive offices are located at 2 Park Avenue, New York, New York 10016 and our telephone number at this address is (212) 479-4300. Our website is www.coty.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.

“Coty” is the trademark of Coty Inc. in the United States and other countries. This prospectus also includes other trademarks of Coty, our partners and other persons. All trademarks or trade names referred to in this prospectus are the property of their respective owners.

THE OFFERING

Class A common stock offered by the selling stockholders	shares
Class A common stock to be outstanding after this offering	shares (if the underwriters exercise their option in full)
Class B common stock to be outstanding after this offering	shares
Total common stock to be outstanding after this offering	shares
Option to purchase additional shares	The selling stockholders have granted the underwriters a 30-day option to purchase up to additional shares of our Class A common stock at the initial offering price.
Voting rights	Upon consummation of this offering, the holders of our Class A common stock will be entitled to one vote per share, and the holders of our Class B common stock will be entitled to ten votes per share.
Each share of Class B common stock may be converted into one share of Class A common stock at the option of the holder.

If, on the record date for any meeting of the stockholders, the number of shares of Class B common stock then outstanding is less than 10% of the aggregate number of shares of Class A common stock and Class B common stock outstanding, then each share of Class B common stock will automatically convert into one share of Class A common stock.

In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, except for certain transfers to other holders of Class B common stock or their affiliates.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters unless otherwise required by law.

Upon consummation of this offering, assuming no exercise of the underwriters’ option to purchase additional shares, (1) holders of Class A common stock will hold approximately  % of the combined voting power of our outstanding common stock and approximately  % of our total equity ownership and (2) holders of Class B common stock will hold approximately  % of the combined voting power of our outstanding common stock and approximately  % of our total equity ownership.

If the underwriters exercise their option to purchase additional shares in full, (1) holders of Class A common stock will hold approximately  % of the combined voting power of our outstanding common stock and approximately  % of our total equity ownership and (2) holders of Class B common stock will hold approximately  % of the combined voting power of our outstanding common stock and approximately  % of our total equity ownership. See “Description of Capital Stock—Voting Rights.”

The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion and transfer restrictions applicable to the Class B common stock. See “Description of Capital Stock—Common Stock” for a description of the material terms of our common stock.

Use of proceeds	We will not receive any proceeds from the offering.
Dividends	We do not currently intend to pay regular dividends on our common stock. See “Dividend Policy” for additional information.
Proposed NASDAQ Global Select Market or New York Stock Exchange symbol	“COTY”

Unless we specifically state otherwise or the context otherwise requires, the share information in this prospectus is as of  , 2012, and reflects or assumes:

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the conversion of  shares of our common stock owned by our existing stockholders into   shares of Class A common stock and   shares of Class B common stock immediately prior to the offering, and the immediate conversion of  shares of our Class B common stock owned by the Class B holders into  shares of Class A common stock upon their sale in this offering;

•	the underwriters’ option to purchase up to an additional shares of Class A common stock from the selling stockholders is not exercised; and

•	the filing and effectiveness of our restated certificate of incorporation and restated bylaws in connection with our initial public offering.

Unless we specifically state otherwise or the context otherwise requires, the share information in this prospectus does not give effect to or reflect the issuance of:

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 shares issuable upon the exercise of outstanding stock options under our Long-Term Incentive Plan, Executive Ownership Plan and Stock Plan for Non-Employee Directors, at a weighted-average exercise price of $  per share;

•	shares issuable upon settlement of restricted stock units and IPO Units under our Executive Ownership Plan and 2007 Stock Plan for Directors;

•	shares reserved for future grants under our Long-Term Incentive Plan, Executive Ownership Plan and Stock Plan for Non-Employee Directors; or

•	shares reserved for sale under our Executive Ownership Plan and Director Stock Purchase Plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data. We have derived the summary Consolidated Statements of Operations Data for the years ended June 30, 2011, 2010 and 2009 and the Consolidated Balance Sheet Data as of June 30, 2011, 2010 and 2009 from our audited Consolidated Financial Statements included elsewhere in this prospectus. The Consolidated Statements of Operations Data for the nine months ended March 31, 2012 and 2011 and Consolidated Balance Sheet Data as of March 31, 2012 have been derived from our unaudited Condensed Consolidated Financial Statements appearing elsewhere in this prospectus. The Consolidated Balance Sheet Data as of June 30, 2009 have been derived from our Consolidated Financial Statements which are not included in this prospectus. Our historical results are not necessarily indicative of our results in any future period. The Summary Consolidated Financial Data below should be read in conjunction with “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

(in millions, except per share data)	Nine Months Ended March 31,		Year Ended June 30,
	2012	2011	2011(a)	2010	2009
Consolidated Statements of Operations Data:
Net revenues	$3,587.9	$3,070.6	$4,086.1	$3,482.9	$3,379.3
Gross profit	2,164.3	1,854.6	2,446.1	2,009.7	1,857.9
Operating income	275.9	252.7	280.9	184.5	241.4
Interest expense—related party	—	5.9	5.9	31.9	22.7
Interest expense, net	73.6	61.2	85.6	41.7	35.4
Other expense/(income), net	29.8	4.8	4.4	(8.8)	1.2
Income before income taxes	172.5	180.8	185.0	119.7	182.1
Provision for income taxes	114.5	94.6	95.1	32.4	56.3
Net income	$58.0	$86.2	$89.9	$87.3	$125.8
Net income attributable to noncontrolling interests	$11.4	$10.2	$12.5	$11.9	$9.4
Net income attributable to redeemable noncontrolling interests	$13.7	$12.9	$15.7	$13.7	$14.7
Net income attributable to Coty Inc.	$32.9	$63.1	$61.7	$61.7	$101.7
Per Share Data:
Weighted average common shares
Basic	371.5	317.0	329.4	280.2	280.2
Diluted	381.8	326.7	339.1	280.2	280.2
Cash dividends declared per common share	$—	$—	$0.10	$—	$—
Net income attributable to Coty Inc. per common share:
Basic	$0.09	$0.20	$0.19	$0.22	$0.36
Diluted	0.09	0.19	0.18	0.22	0.36
Consolidated Cash Flows Data:
Net cash provided by operating activities	$406.7	$373.5	$417.5	$494.0	$177.2
Net cash (used in) provided by investing activities	(293.5)	(2,239.3)	(2,252.5)	(149.9)	200.8
Net cash (used in) provided by financing activities	(69.2)	1,819.4	1,903.8	(7.0)	(376.0)
Cash paid for income taxes(b)	50.2	45.9	60.3	55.3	33.6

(a)

Fiscal 2011 data includes results from the acquisitions of TJoy, Dr. Scheller, OPI, and Philosophy. See Note 4, “Acquisitions,” in our notes to Consolidated Financial Statements, for additional disclosures related to the acquisitions results and pro forma financial data.

(b)	Cash paid for taxes is less than the provision for income taxes for the nine months ended March 31, 2012 and 2011, and for fiscal 2011, primarily as the Company obtains benefits from the amortization of goodwill and other intangible assets for tax purposes (primarily associated with the OPI and Philosophy acquisitions in fiscal 2011), from the carryforward of net operating losses in Germany and from the change in unrecognized tax benefits. In fiscal 2010, prior to those acquisitions, cash paid for taxes exceeded the provision for income taxes due to accelerated payment of estimated taxes. In fiscal 2009, cash paid for taxes was less than the provision for income taxes as the Company benefitted from the carryforward of net operating losses in the U.S. and Germany and the change in unrecognized tax benefits.

(in millions)	As of	As of June 30,
	March 31, 2012	2011	2010	2009
Consolidated Balance Sheet Data:
Cash and cash equivalents	$520.4	$510.8	$387.5	$91.1
Total assets	6,735.2	6,813.9	3,781.8	3,701.9
Total debt	2,477.1	2,622.4	1,416.0	1,402.2
Total Coty Inc. stockholders’ equity	1,313.0	1,361.9	419.7	473.6

Other Financial Data:

(in millions)	Nine Months Ended March 31,		Year Ended June 30,
	2012	2011	2011	2010	2009
Adjusted Operating Income(a)	$524.3	$390.7	$432.4	$284.4	$171.7
Adjusted Net Income Attributable to Coty Inc.(a)	303.0	239.3	235.0	153.4	66.0

(a)	See “Non-GAAP Financial Measures” below.

Non-GAAP Financial Measures

Adjusted Operating Income and Adjusted Net Income Attributable to Coty Inc. are non-GAAP financial measures which we believe investors may find helpful in understanding the ongoing performance of our operations, separate from items that we do not consider indicative of our core operating performance in any particular period. We believe these non-GAAP financial measures better enable management and investors to understand and analyze the underlying business results from period to period.

These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of our business as determined in accordance with GAAP. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis, and we provide reconciliations from the most directly comparable GAAP financial measures to the non- GAAP financial measures. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Adjusted Operating Income and Adjusted Net Income Attributable to Coty Inc. provide an alternative view of performance used by management and we believe that an investor’s understanding of our performance is enhanced by disclosing these adjusted performance measures. In addition, our financial covenant compliance calculations under our debt agreements are substantially derived from these adjusted performance measures. The following are examples of how these adjusted performance measures are utilized by management:

•	senior management receives a monthly analysis of our operating results that are prepared on an adjusted performance basis;

•	strategic plans and annual budgets are prepared on an adjusted performance basis; and

•	senior management’s annual compensation is calculated, in part, using adjusted performance measures.

Adjusted Operating Income

We define Adjusted Operating Income as operating income adjusted for the following:

•

Share-based compensation adjustment, which consists of (i) the difference between share-based compensation expense/(income) accounted for under equity plan accounting and under liability plan accounting for the recurring nonqualified stock option awards and director-owned and employee-owned shares, restricted shares, and restricted stock units and (ii) all costs associated with the special incentive award granted in fiscal 2011, vesting of which is contingent upon completion of our initial public offering. Liability plan accounting is currently used by the Company to measure share-based compensation expense/(income) in the Condensed Consolidated Statements of Operations and Consolidated Statements of Operations. Equity plan accounting is currently used by the Company to measure the performance of the segments and will be used by the Company to measure share-based compensation expense/(income) following completion of our initial public offering; and

•	Other adjustments, which include:

•	asset impairment charges;

•	restructuring costs and business structure realignment programs;

•	acquisition-related costs and the effect of certain acquisition accounting adjustments; and

•	other adjustments that we do not consider indicative of our core operating performance.

Reconciliation of Operating Income to Adjusted Operating Income:

(in millions)	Nine Months Ended March 31,		Year Ended June 30,
	2012	2011	2011	2010	2009
Reported Operating Income	$275.9	$252.7	$280.9	$184.5	$241.4
% of Net revenues	7.7%	8.2%	6.9%	5.3%	7.1%
Share-based compensation expense/(income) adjustment(a)	108.6	70.4	64.9	47.3	(133.6)
Reported Operating Income adjusted for share-based compensation adjustment	384.5	323.1	345.8	231.8	107.8
% of Net revenues	10.7%	10.5%	8.5%	6.7%	3.2%
Other adjustments:
Asset impairment charges(b)	102.0	—	—	5.3	20.5
Acquisition-related costs(c)	16.6	31.7	46.8	5.2	0.2
Business structure realignment programs(d)	10.5	7.9	9.3	11.5	4.1
Real estate consolidation program(e)	6.8	—	—	—	—
Restructuring costs(f)	3.9	28.0	30.5	30.6	39.1

Total other adjustments to Reported Operating Income	139.8	67.6	86.6	52.6	63.9

Adjusted Operating Income	$524.3	$390.7	$432.4	$284.4	$171.7
% of Net revenues	14.6%	12.7%	10.6%	8.2%	5.1%

(a)

Consists of (i) the difference between share-based compensation expense/(income) accounted for under equity plan accounting and under liability plan accounting for the recurring nonqualified stock option awards and director-owned and employee-owned shares, restricted shares, and restricted stock units and (ii) all costs associated with the special incentive award granted in fiscal 2011, vesting of which is contingent upon completion of our initial public offering. Liability plan accounting is currently used by the Company to measure share-based compensation expense/(income) in the Condensed Consolidated Statements of Operations and Consolidated Statements of Operations. Equity plan accounting is currently used by the Company to measure the performance of the segments and will be used by the Company to measure share-based compensation expense/(income) following completion of our initial public offering. Included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations and Consolidated Statements of Operations in Corporate. Refer to “Adjusted Operating Income—Share-Based Compensation Adjustment” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the nine months ended March 31, 2012 and 2011 and for fiscal 2011, 2010 and 2009.

(b)

Charges related to impairments of certain property and equipment and intangible assets. Included in asset impairment charges in the Condensed Consolidated Statements of Operations and Consolidated Statements of Operations in the Skin & Body Care and Color Cosmetics segments and in Corporate. Refer to “Adjusted Operating Income—Asset Impairment Charges” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the nine months ended March 31, 2012 and for fiscal 2010 and 2009.

(c)

Charges related to transaction costs, integration costs and acquisition accounting adjustments for the 2011 Acquisitions, the acquisition of the Russian distribution business in fiscal 2010 and the acquisition of DLI Holdings LLC (“Del”), consisting of the Del Laboratories (Color Cosmetics) and Del Pharmaceuticals (“Del Pharma”) businesses, in fiscal 2008. Included in acquisition-related costs, selling, general and administrative expenses and amortization expense in the Condensed Consolidated Statements of Operations and Consolidated Statements of Operations in Corporate. Refer to “Adjusted Operating Income—Acquisition-Related Costs” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the nine months ended March 31, 2012 and 2011 and for fiscal 2011, 2010 and 2009.

(d)

Charges related to preparation for public entity reporting, structural reorganization in Geneva, accelerated depreciation resulting from a change in the estimated useful life of a manufacturing facility, and the buy-back of distribution rights for a particular brand in selected EMEA markets. Included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations and Consolidated Statements of Operations in Corporate. Refer to “Adjusted Operating Income—Business Structure Realignment Programs” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the nine months ended March 31, 2012 and 2011 and for fiscal 2011, 2010 and 2009.

(e)

Charges related to lease loss in connection with the consolidation of real estate in New York. We expect to incur similar types of charges, but in larger amounts, in fiscal 2013 and 2014, the expected year of completion. Included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations in Corporate. Refer to “Adjusted Operating Income—Real Estate Consolidation Program” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the nine months ended March 31, 2012 and 2011.

(f)

Charges related to business restructuring programs which primarily reflect employee-related costs, contract terminations and other exit charges. Included in restructuring costs in the Condensed Consolidated Statements of Operations and Consolidated Statements of Operations in Corporate. Refer to “Adjusted Operating Income—Restructuring Costs” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the nine months ended March 31, 2012 and 2011 and for fiscal 2011, 2010 and 2009.

Adjusted Net Income Attributable to Coty Inc.

We define Adjusted Net Income Attributable to Coty Inc. as net income attributable to Coty Inc. adjusted for the following:

•	Adjustment made to reconcile operating income to Adjusted Operating Income, net of the income tax effect thereon (see Adjusted Operating Income);

•	Certain interest and other expense/(income), net of the income tax effect thereon, that we do not consider indicative of our performance; and

•	Certain tax effects that are not indicative of our performance.

Reconciliation of Net Income Attributable to Coty Inc. to Adjusted Net Income Attributable to Coty Inc.:

(in millions)	Nine Months Ended March 31,		Year Ended June 30,
	2012	2011	2011	2010	2009
Reported Net Income Attributable to Coty Inc.	$32.9	$63.1	$61.7	$61.7	$101.7
% of Net revenues	0.9%	2.1%	1.5%	1.8%	3.0%
Share-based compensation expense/(income) adjustment(a)	108.6	70.4	64.9	47.3	(133.6)
Change in tax provision due to share-based compensation expense/(income) adjustment(b)	20.1	(9.1)	(14.4)	(10.2)	20.7
Reported Net Income adjusted for share-based compensation adjustment	161.6	124.4	112.2	98.8	(11.2)
% of Net revenues	4.5%	4.1%	2.7%	2.8%	(0.3%)
Other adjustments to Reported Net Income Attributable to Coty Inc.:
Other adjustments to Operating Income(a)	139.8	67.6	86.6	52.6	63.9
Loss on foreign currency contract(c)	37.4	—	—	—	—
Acquisition-related interest expense(d)	8.5	6.5	9.1	—	—

Total other adjustments to Reported Net Income Attributable to Coty Inc.	185.7	74.1	95.7	52.6	63.9
Change in tax provision due to other adjustments to Reported Net Income Attributable to Coty Inc.(b)	(53.3)	(4.4)	(28.8)	(18.8)	(21.9)
Tax impact on foreign income inclusion(e)	9.0	45.2	41.9	45.3	—
Tax impact on intercompany borrowing(f)	—	—	14.0	(24.5)	35.2
Adjusted Net Income Attributable to Coty Inc.	$303.0	$239.3	$235.0	$153.4	$66.0

% of Net revenues	8.4%	7.8%	5.8%	4.4%	2.0%

(a)	See “Reconciliation of Operating Income to Adjusted Operating Income.”

(b)

In accordance with ASC 740 (“Accounting for Income Taxes”), the Company is required to calculate its annual effective tax rate (“ETR”) utilizing the latest available information at each interim period and records its provision for income taxes using the ETR. The tax adjustments reflected in this table assumes that the ETR has been recalculated and normalized taking into account the elimination of the adjustments to operating income. The normalized ETR was utilized in calculating the net change to the interim tax expense as a result of such adjustments. Primarily due to the quarterly timing of our adjustments to operating income, the tax rate applicable to each individual adjustment to operating income is different than the implied rate presented herein.

(c)

Loss on foreign currency contract to hedge foreign currency exposure associated with a contemplated acquisition that was withdrawn. Included in other expense, net in the Condensed Consolidated Statements of Operations.

(d)

Interest expense for the nine months ended March 31, 2012 associated with the obligations related to the purchase of TJoy. For the nine months ended March 31, 2011 and fiscal 2011, interest expense associated with the obligations related to the purchase of TJoy and a one-time expense to secure availability of funds under a $700 90-day credit facility for the 2011 Acquisitions. Included in interest expense, net in the Condensed Consolidated Statements of Operations and the Consolidated Statements of Operations.

(e)

Effective fiscal 2012, the Company implemented certain changes to its organization structure, including manufacturing and product development processes. As a result of such structural changes, going forward tax expense associated with our foreign-based income will be reduced. Included in provision for income taxes in the Condensed Consolidated Statements of Operations and the Consolidated Statements of Operations.

(f)

Tax impact related to an intercompany loan. Transaction was treated as deemed dividend out of current year income for tax purposes. Included in provision for income taxes in the Consolidated Statements of Operations.

Net Revenues at Constant Rates Excluding the Effects of Recent Acquisitions

Management further believes that presenting our average annual growth rate excluding the effects of recent acquisitions and foreign exchange translations enhances an investor’s understanding of our performance, and we have disclosed such measures herein. We believe this non-GAAP financial measure better enables management and investors to understand and analyze the underlying business results from period to period.

Reconciliation of Reported Net Revenues to Net Revenues excluding Acquisitions at Constant Rates:

(in millions)	Year Ended June 30			Change %		Average % Change
	2012	2011	2010	2012/2011	2011/2010
Reported Net revenues	$	$4,086.1	$3,482.9		17%
Revenues generated from 2011 Acquisition		339.7	—		N/A	N/A

Net revenues (excluding revenues related to 2011 Acquisitions)		3,746.4	3,482.9		8%
Net revenues at Constant Rates (excluding revenues related to 2011 Acquisitions)(a)		3,743.0	3,482.9		7%

(a)	For all periods, results are translated at 2010 exchange rates. We calculate constant currency information by translating current and prior-period results for entities reporting in currencies other than U.S. dollars into U.S. dollars using constant foreign currency exchange rates. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information we present may not be comparable to similarly titled measures reported by other companies.

RISK FACTORS

Investment in our Class A common stock involves a high degree of risk and uncertainty. You should carefully consider the following information about these risks together with the other information contained in this prospectus before making an investment decision. If any of the following risks occur, our business, financial condition, results of operations or future growth could suffer. In these circumstances, the market price of our Class A common stock could decline, and you may lose all or part of your investment. The risks described below are not the only risks facing the Company. Additional risks not currently known or deemed immaterial may also result in adverse results for the Company’s business.

Risks related to our business

The beauty business is highly competitive, and if we are unable to compete effectively our results will suffer.

We face vigorous competition from companies throughout the world, including large multinational consumer products companies. Some of our competitors have greater resources than we do and may be able to respond more effectively to changing business and economic conditions than we can. Most of our products compete with other widely advertised brands within each product segment. Competition in the beauty business is based on pricing of products, quality of products and packaging, perceived value and quality of brands, innovation, in-store presence and visibility, promotional activities, advertising, editorials, e-commerce and mobile-commerce initiatives and other activities. It is difficult for us to predict the timing and scale of our competitors’ actions in these areas or whether new competitors will emerge in the beauty business, including competitors who offer comparable products at more attractive prices. In particular, the fragrances segment in the United States is being influenced by the high volume of new product introductions by diverse companies across several different distribution channels, including private label brands and cheaper brands that have increased pricing pressure. In addition, further technological breakthroughs, new product offerings by competitors, and the strength and success of our competitors’ marketing programs may impede our growth and the implementation of our business strategy. Our ability to compete also depends on the continued strength of our products, both power brands and other brands, including our continued leadership in fragrances, growth and innovation in color cosmetics and growth in skin & body care, the success of our branding, innovation and execution strategies, our ability to acquire or enter into new licenses and to continue to act as licensee of choice for various brands, the continued diversity of our product offerings to help us compete effectively, the successful management of new product introductions and innovations, our success in entering new markets and expanding our business in existing geographies, the success of any future acquisitions and our ability to protect our intellectual property. If we are unable to continue to compete effectively on a global basis, it could have an adverse impact on our business, results of operations and financial condition.

Rapid changes in market trends and consumer preferences could adversely affect our financial results.

Our continued success depends on our ability to anticipate, gauge and react in a timely and cost-effective manner to industry trends and changes in consumer preferences for fragrances, color cosmetics and skin & body care products, consumer attitudes toward our industry and brands and in where and how consumers shop for those products. We must continually work to develop, produce and market new products, maintain and enhance the recognition of our brands, achieve a favorable mix of products and refine our approach as to how and where we market and sell our products. Net revenues and margins on beauty products tend to decline as they advance in their life cycles, so our net revenues and margins could suffer if we do not successfully and continuously develop new products. While we devote considerable effort and resources to shape, analyze and respond to consumer preferences, consumer tastes cannot be predicted with certainty and can change rapidly. Additionally, due to the increasing use of social and digital media by consumers and the speed by which information and opinions are shared, trends and tastes may continue to change even more quickly. If we are unable to anticipate and respond to trends in the market for beauty and related products and changing consumer demands, our financial results may suffer.

Our success depends on our ability to achieve our global business strategy.

Our future growth, profitability and cash flows depend upon our ability to successfully implement our global business strategy, which is dependent upon a number of factors, including our ability to:

•	develop our global power brands portfolio through branding, innovation and execution;

•	identify and incubate new and existing brands with the potential to develop into global power brands;

•	innovate and develop new products that are appealing to the consumer;

•	extend our brands into the other segments of the beauty industry in which we compete and develop new brands;

•	acquire or enter into new licenses;

•	expand our geographic presence to take advantage of opportunities in developed and emerging markets;

•	continue to expand our distribution channels within existing geographies to increase market presence, brand recognition and sales;

•	expand our market presence through alternative distribution channels;

•	expand margins through sales growth, the development of higher margin products and supply chain integration and efficiency initiatives;

•	effectively manage capital investments and working capital to improve the generation of cash flow; and

•	execute any acquisitions quickly and efficiently and integrate businesses successfully.

There can be no assurance that we can successfully achieve any or all of the above initiatives in the manner or time period that we expect. Further, achieving these objectives will require investments which may result in short-term costs without generating any current net revenues and, therefore, may be dilutive to our earnings, at least in the short term. In addition, we may decide to divest or discontinue certain brands or streamline operations and incur other costs or special charges in doing so. We cannot give any assurance that we will realize, in full or in part, the anticipated strategic benefits we expect our strategy will achieve. The failure to realize those benefits could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to identify suitable acquisition targets or realize the full intended benefit of acquisitions we undertake.

During the past several years, we have explored and undertaken opportunities to acquire other companies and assets as part of our growth strategy. The assets we have acquired in the past several years represent a significant portion of our net assets. In fiscal 2011 we acquired four businesses: Philosophy, OPI, Dr. Scheller and TJoy. We will continue to evaluate and anticipate engaging in additional selected acquisitions that would complement our current product offerings, expand our distribution channels, increase the size and geographic scope of our operations or otherwise offer operating efficiency opportunities and growth potential. There can be no assurance that we will be able to continue to identify suitable acquisition candidates in the future or consummate acquisitions on favorable terms or otherwise realize the full intended benefit of such transactions. For example, we recently experienced an unanticipated leadership change at TJoy after we acquired it which, combined with less favorable trade conditions in China, has resulted in TJoy performing below our expectations and impairments of trademarks. Similarly, Philosophy earned lower net revenues than expected in the first fiscal year after its acquisition primarily due to delays in planned international market product distribution expansion, which also resulted in impairments of trademarks. See “—Our goodwill and other assets could be subject to impairment.” Our failure to achieve intended benefits from any future acquisitions could cause a material adverse effect on our results, business or financial condition.

Our acquisition activities may present managerial, integration, operational and financial risks.

Our acquisition activities expose us to certain risks, including diversion of management attention from existing core businesses and potential loss of customers or key employees of acquired businesses. If required, the financing for an acquisition could increase our indebtedness, dilute the interests of our stockholders or both. Further, acquisitions of foreign businesses entail certain particular risks, including difficulties in markets and environments where we lack a significant presence, including inability to seize opportunities available in those markets in comparison to our global or local competitors. For example, our growth strategy may require us to seek market penetration through sales channels with which we are not familiar, which may be the dominant sales channels in the relevant geographies. To the extent we acquire businesses located in countries or jurisdictions with currencies other than the U.S. dollar, the U.S. dollar equivalent cost of the acquisition, as well as future profits and revenues, may be adversely impacted should exchange rates vary in unexpected ways. We may experience difficulties in integrating newly acquired businesses. For example, after our acquisition of TJoy, a significant portion of TJoy’s former management departed earlier than expected. Even if we are able to integrate our acquired businesses, such transactions involve the risk of unanticipated or unknown liabilities, including with respect to environmental matters. Our failure to successfully integrate any acquired business could have a material adverse effect on our business, financial condition and operating results.

Our operations and acquisitions in certain foreign areas expose us to political, regulatory, economic and reputational risks.

We currently have offices in more than 30 countries and market, sell and distribute our products in over 130 countries and territories. Our growth strategy depends in part on our ability to grow in emerging areas, including expanding our operations in China and Russia and building our business in Brazil. In addition, our acquisitions and operations in some developing countries may be subject to greater political and economic volatility and greater vulnerability to infrastructure and labor disruptions than are common in established areas.

Some of our recent acquisitions have required us to integrate non-U.S. companies which had not, until our acquisition, been subject to U.S. law. In many countries outside of the United States, particularly in those with developing economies, it may be common for others to engage in business practices prohibited by laws and regulations applicable to us, such as the FCPA or similar local anti-bribery laws. These laws generally prohibit companies and their employees, contractors or agents from making improper payments to government officials for the purpose of obtaining or retaining business. Failure to comply with these laws could subject us to civil and criminal penalties that could materially and adversely affect our business, financial condition and results of operations.

In addition, the United States has imposed trade sanctions that prohibit U.S. companies from engaging in business activities with certain persons or foreign countries or governments that it determines are adverse to U.S. foreign policy interests. At any time, the U.S. may impose additional sanctions. If so, our existing activities may be adversely affected, or we may incur costs to respond to an executive order, depending on the nature of any further sanctions that are imposed.

Although we implement policies and procedures designed to ensure compliance with these laws and trade sanctions, our employees, contractors and agents, as well as those companies to which we outsource certain of our business operations, may take actions in violation of our policies. We may incur costs or other penalties in the event that any such violations have occurred, which could have an adverse effect on our business and reputation.

Our business is dependent upon certain licenses.

Products covering a significant portion of our net revenues are marketed under exclusive license agreements which grant us and/or our subsidiaries the rights to use certain intellectual property

(trademarks, trade dress, names and likeness, etc.) in certain fields on a worldwide and/or regional basis. As of March 31, 2012, we maintained 54 license agreements, which collectively accounted for 61% of our net revenues in the first three quarters of fiscal 2012. For the first nine months of fiscal 2012, our top six licensed brands collectively accounted for 43% of our net revenues, and each represented between 3% and 18% of net revenues. The termination of one or more of our license agreements or the renewal of a license agreement on less favorable terms could have a material adverse effect on our business, financial condition and results of operations. While we may enter into additional license agreements in the future, the terms of such license agreements may be less favorable than the terms of our existing license agreements.

We rely on our licensors to manage and maintain their brands. Many of our licenses are with celebrities whose public personae we believe are in line with our business strategy. Since we do not maintain control over such celebrities’ brand and image, however, they are subject to change at any time without notice, and there can be no assurance that these celebrity licensors will maintain the appropriate celebrity status or positive association among the consumer public to maintain sales of products bearing their names and likeness at the projected sales levels. Similarly, since we are not responsible for the brand or image of our designer licensors, sales of related products or projected sales of related products could suffer if the designer suffers a general decline in the popularity of its brands due to mismanagement, changes in fashion or consumer preferences, or other factors beyond our control.

Our existing licenses run for varying periods with varying renewal options and may be terminated if certain conditions, such as royalty payments, are not met. These licenses impose various obligations on us which we believe are common to many licensing relationships in the beauty industry. These obligations include:

•	maintaining the quality of the licensed product and the applicable trademarks;

•	permitting the licensor’s involvement in and, in some cases, approval of advertising, packaging and marketing plans;

•	paying royalties at minimum levels and/or maintaining minimum sales levels;

•	actively promoting the sales of the licensed product;

•	spending a certain amount of net sales on marketing and advertising for the licensed product;

•	maintaining the integrity of the specified distribution channel for the licensed product;

•	expanding the sales of the product and/or the jurisdictions in which the product is sold;

•	agreeing not to enter into licensing arrangements with competitors of certain of our licensors;

•	indemnifying the licensor in the event of product liability or other claims related to our products;

•	limiting assignment and sub-licensing to third parties without the licensor’s consent; and

•	in some cases, requiring notice to the licensor or its approval of certain changes in control.

If we breach any of these obligations or any other obligations set forth in any of our license agreements, our rights under the license agreements that we have breached could be terminated, which could have a material adverse effect on our business, financial condition and results of operations.

Our success is also partially dependent on the reputation of our licensors and the goodwill associated with their intellectual property. Our licensors’ reputation or goodwill may be harmed due to factors outside our control, which could have a material adverse effect on our business, financial condition and results of operations. In addition, in the event that any of our licensors were to enter bankruptcy proceedings, we could lose our rights to use the intellectual property that the applicable licensors license us to use.

If we are unable to obtain, maintain and protect our intellectual property rights, in particular trademarks, patents and copyrights, or if our brand partners and licensors are unable to maintain and protect their intellectual property rights that we use in connection with our products, our ability to compete could be negatively impacted.

Our intellectual property is a valuable asset of our business. For example, the market for our products depends to a significant extent upon the value associated with our product innovations and our owned and licensed brands. Although certain of our intellectual property is registered in the United States and in several of the foreign countries in which we operate, there can be no assurances with respect to the rights associated with such intellectual property in those countries, including our ability to register, use or defend key trademarks. We rely on a combination of trademark, trade dress, patent, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. However, these laws, procedures and restrictions provide only limited and uncertain protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated, including by counterfeiters as discussed under “—The illegal distribution and sale by third parties of counterfeit versions of our products could have a negative impact on our reputation and business”, which could adversely affect our competitive position or ability to sell our products. In addition, our intellectual property portfolio in many foreign countries is less extensive than our portfolio in the United States, and the laws of foreign countries, including many emerging markets in which we operate, such as China, may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and patents may be substantial.

In addition, we may fail to apply for, or be unable to obtain, intellectual property protection for certain aspects of our business. For example, we cannot provide assurance that our applications for patents, trademarks and other intellectual property rights will be granted, or, if granted, will provide meaningful protection. In addition, third parties have in the past and could in the future bring infringement, invalidity, co-inventorship, re-examination, opposition or similar claims with respect to any of our current trademarks, patents and copyrights, or any trademarks, patents or copyrights that we may seek to obtain in the future. Any such claims, whether or not successful, could be extremely costly to defend, divert management’s attention and resources, damage our reputation and brands, and substantially harm our business and results of operations. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations.

In order to protect or enforce our intellectual property and other proprietary rights, or to determine the enforceability, scope or validity of the intellectual or proprietary rights of others, we may initiate litigation or other proceedings against third parties, such as infringement suits, opposition proceedings or interference proceedings. Any lawsuits or proceedings that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation and other proceedings also put our intellectual property at risk of being invalidated or interpreted narrowly. Additionally, we may provoke third parties to assert claims against us. We may not prevail in any lawsuits or other proceedings that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

In addition, many of our products bear, and the value of our brands is affected by, the trademarks and other intellectual property rights of our brand partners and licensors. Our brand partners’ and licensors’ ability to maintain and protect their trademark and other intellectual property rights is subject to risks similar to those described above with respect to our intellectual property. We do not control the protection of the trademarks and other intellectual property rights of our brand partners and licensors and cannot ensure that our brand partners and licensors will be able to secure or protect their trademarks and other intellectual property rights. The loss of any of our significant owned or licensed trademarks, patents, copyrights or other intellectual property in any jurisdiction where we conduct a material portion of our business or where we plan geographic expansion could have a material adverse effect on our business, financial condition and results of operations.

Our success depends on our ability to operate our business without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and proprietary rights of other parties.

Our commercial success depends at least in part on our ability to operate without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and other proprietary rights of others. However, we cannot be certain that the conduct of our business does not and will not infringe, misappropriate or otherwise violate such rights. Many companies have employed intellectual property litigation as a way to gain a competitive advantage, and to the extent we gain greater visibility and market exposure as a public company, we may also face a greater risk of being the subject of such litigation. For these and other reasons, third parties may allege that our products, services or activities infringe, misappropriate or otherwise violate their trademark, patent, copyright or other proprietary rights. Defending against allegations and litigation could be expensive, take significant time, divert management’s attention from other business concerns, and delay getting our products to market. In addition, if we are found to be infringing, misappropriating or otherwise violating third party trademark, patent, copyright or other proprietary rights, we may need to obtain a license, which may not be available on commercially reasonable terms or at all, or redesign or rebrand our products, which may not be possible. We may also be required to pay substantial damages or be subject to a court order prohibiting us and our customers from selling certain products or engaging in certain activities. Our inability to operate our business without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and proprietary rights of others could therefore have a material adverse effect on our business, financial condition and results of operations.

Our goodwill and other assets could be subject to impairment.

We are required, at least annually, or as facts and circumstances warrant, to test goodwill and other assets to determine if impairment has occurred. Impairment can occur due to adverse changes in net revenue growth rates, profitability or discount rates used for valuation purposes, among other factors. If the testing indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the goodwill or other assets and the implied fair value of the goodwill or the fair value of other assets in the period the determination is made. We cannot always accurately predict the amount and timing of any impairment of assets. Should the value of goodwill or other assets become impaired, it would have an adverse effect on our financial condition and results of operations. Any acquisitions we make may, as a result of how such acquisitions are accounted for, expose us to goodwill impairment and other intangible charges. For example, during the nine months ended March 31, 2012, the Company recorded a $99.5 million asset impairment charge on the philosophy and TJoy trademarks due to lower than expected revenues following their acquisition.

A general economic downturn, the debt crisis and economic environment in Europe or a sudden disruption in business conditions may affect consumer purchases of our products, which could adversely affect our financial results.

The general level of consumer spending is affected by a number of factors, including general economic conditions, inflation, interest rates, energy costs and consumer confidence, each of which is beyond our control. Consumer purchases of discretionary items tend to decline during recessionary periods, when disposable income is lower, and may impact sales of our products. For example, in the 2008–09 economic downturn, our net revenues declined. Global events beyond our control may impact our business, operating results and financial condition.

The ongoing eurozone debt crisis has caused, and is likely to continue to cause, disruptions both in local economies and in global financial markets, particularly if it leads to any future sovereign debt defaults or significant bank failures or defaults in the eurozone. Market disruptions in the eurozone could intensify or spread further, particularly if ongoing stabilization efforts prove insufficient. Concerns have been raised as to the financial, political and legal ineffectiveness of measures taken to date. The effects of the eurozone debt crisis could be even more significant if they lead to a partial or complete breakup of the European Monetary Union (“EMU”). The partial or complete break-up of the EMU would be unprecedented and its impact highly uncertain. The resulting uncertainty and market stress could cause, among other things, potential failure or default of financial institutions, including those of systemic importance, a significant decrease in global liquidity, a freeze-up of global credit markets and worldwide recession.

Continuing or worsening recessionary environments in Europe and elsewhere could affect the demand for our products and may result in longer sales cycles, slower acceptance of new products and increased competition for sales. Calendar year 2012 sales in Europe in fragrances and categories of the color cosmetics industry have declined due to the economic slowdown, although our performance in the segments in which we compete have historically outperformed the industry. Deterioration of economic conditions in Europe or elsewhere could also impair collections on accounts receivable. In addition, sudden disruptions in business conditions, for example, as a consequence of events such as a pandemic, or as a result of a terrorist attack, retaliation and the threat of further attacks or retaliation, or as a result of adverse weather conditions or climate changes, can have a short- and, sometimes, long-term impact on consumer spending. Events that impact consumers’ willingness or ability to travel and/or purchase our products while traveling have impacted our travel retail business, and may continue to do so in the future. A downturn in the economies in which we sell our products or a sudden disruption of business conditions in those economies where our travel retail business is located could adversely affect our net revenues and profitability.

If consumer purchases decrease, we may not be able to generate enough cash flow to meet our obligations and commitments. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to raise necessary funds. We cannot predict whether we would be able to undertake any of these actions to raise funds on a timely basis or on satisfactory terms.

A sudden disruption in business conditions or a general economic downturn may affect the financial strength of our customers that are retailers, which could adversely affect our financial results.

A decline in consumer purchases tends to impact our retailer customers. The financial difficulties of a retailer could cause us to curtail or eliminate business with that customer. We may also decide to assume more credit risk relating to the receivables from that retailer. Our inability to collect receivables from one of our largest customers that is a retailer, or from a group of these customers, could have a material adverse effect on our business, results of operations and financial condition. If a retailer were to go into liquidation, we could incur additional costs if we choose to purchase the retailer’s inventory of our products to protect brand equity.

Volatility in the financial markets could have a material adverse effect on our business.

While we currently generate significant cash flows from our ongoing operations and have access to global credit markets through our various financing activities, credit markets may experience significant disruptions. Deterioration in global financial markets could make future financing difficult or more expensive. If any financial institutions that are parties to our senior secured credit facility or other financing arrangements, such as interest rate or foreign exchange hedging instruments, were to declare bankruptcy or become insolvent, they may be unable to perform under their agreements with us. This could leave us with reduced borrowing capacity or could leave us unhedged against certain interest rate or foreign currency exposures, which could have an adverse impact on our business, financial condition and results of operations. In addition, the cost of certain items required by our operations, such as raw materials, transportation and freight, may be affected by changes in the value of the relevant currencies in which their price or cost is quoted or analyzed. We hedge certain exposures to foreign currency exchange rates arising in the ordinary course of business in order to mitigate the effect of such fluctuations.

Our debt facilities require us to comply with specified financial covenants that may restrict our current and future operations and limit our flexibility and ability to respond to changes or take certain actions.

We remain dependent upon others for our financing needs, and our debt agreements contain restrictive covenants. Our principal credit facility, which we refinanced on August 22, 2011, and the agreement governing our private placement of notes each contain covenants requiring us to maintain specific financial ratios and contain certain restrictions on us with respect to guarantees, liens, sales of certain assets, consolidations and mergers, affiliate transactions, indebtedness, dividends and other distributions and changes of control. There is a risk that these covenants could constrain our execution of our business strategy and growth plans. This principal credit facility will expire in August 2015 and the notes are due in 2017, 2020 and 2022. There is no assurance that alternative financing or financing on as favorable terms will be found when these agreements expire.

We are subject to risks related to our international operations.

We operate on a global basis, and the majority of our fiscal 2011 net revenues was generated outside the United States. We maintain offices in over 30 countries and have key operational facilities located outside the United States that manufacture, warehouse or distribute goods for sale throughout the world. As of June 30, 2011, approximately 70% of our total net sales, and approximately 26% of our long-lived assets were attributable to our foreign operations. Non-U.S. operations are subject to many risks and uncertainties, including:

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fluctuations in foreign currency exchange rates, which can affect our results of operations, reported earnings, the value of our foreign assets, the relative prices at which we and foreign competitors sell products in the same markets and the cost of certain inventory and non-inventory items required by our operations;

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changes in foreign laws, regulations and policies, including restrictions on foreign investment, trade, import and export license requirements, quotas, trade barriers and other protection measures imposed by foreign countries, and tariffs and taxes, as well as changes in U.S. laws and regulations relating to foreign trade and investment;

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difficulties and costs associated with complying with, and enforcing remedies under, a wide variety of complex domestic and international laws, treaties and regulations, including the U.S. Foreign Corrupt Practices Act (“FCPA”), and different regulatory structures and unexpected changes in regulatory environments;

•	failure to effectively and immediately implement processes and policies across our diverse operations and employee base; and

•	adverse weather conditions, social, economic and geopolitical conditions, such as terrorist attacks, war or other military action or violent revolution.

We intend to reinvest undistributed earnings and profits from our foreign operations indefinitely, except where we are able to repatriate these earnings to the United States without material incremental tax provision. Any repatriation of funds currently held in foreign jurisdictions may result in higher effective tax rates for the Company. In addition, there have been proposals to change U.S. tax laws that would significantly impact how U.S. multinational corporations are taxed on foreign earnings. We cannot predict whether or in what form this proposed legislation may pass. If enacted, such legislation could have a material adverse impact on our tax expense and cash flow. Further, there have been expirations of certain U.S. tax provisions that, if not reinstated, could materially and adversely affect the tax positions of many U.S. multinationals, including ourselves.

Substantially all of our cash and cash equivalents that result from these earnings remain outside the United States. As of June 30, 2011 and 2010, cash and cash equivalents in foreign operations included $505.0 million and $382.6 million, or 98.9% and 98.7% of aggregate cash and cash equivalents, respectively.

We are also subject to the interpretation and enforcement by governmental agencies of other foreign laws, rules, regulations or policies, including any changes thereto, such as restrictions on trade, import and export license requirements, privacy and data protection laws, and tariffs and taxes, which may require us to adjust our operations in certain markets where we do business. We face legal and regulatory risks in the United States and, in particular, cannot predict with certainty the outcome of various contingencies or the impact that pending or future legislative and regulatory changes may have on our business. It is not possible to gauge what any final regulation may provide, its effective date or its impact at this time. These risks could have a material adverse effect on our business, prospects, financial condition and results of operations.

Fluctuations in currency exchange rates may negatively impact our financial condition and results of operations.

Exchange rate fluctuations may affect the costs that we incur in our operations. The main currencies to which we are exposed are the euro, the British pound, the Swiss franc, the Russian ruble, the Polish zloty and the Australian and the Canadian dollar. The exchange rates between these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future. A depreciation of these currencies against the U.S. dollar will decrease the U.S. dollar equivalent of the amounts derived from foreign operations reported in our consolidated financial statements and an appreciation of these currencies will result in a corresponding increase in such amounts. The cost of certain items, such as raw materials, transportation and freight, required by our operations may be affected by changes in the value of the relevant currencies. To the extent that we are required to pay for goods or services in foreign currencies, the appreciation of such currencies against the U.S. dollar will tend to negatively impact our financial condition and results of operations. The financial difficulties experienced by Greece, Italy, Spain (where we operate a manufacturing facility) and Portugal have led to speculation that these or other countries could leave the EMU, or that the EMU could break up. Greece, Italy, Spain and Portugal collectively represented 7% of our net revenues for the nine months ended March 31, 2012. The partial or complete break-up of the EMU would be unprecedented and its impact highly uncertain. The exit of one or more countries from the EMU or the dissolution of the EMU could lead to redenomination of certain of our accounts receivable. Any such exit and redenomination could cause uncertainty with respect to outstanding amounts owed to us, amplify currency risks or have an adverse impact on our business.

Our failure to protect our reputation, or the failure of our partners to protect their reputations, could have a material adverse effect on our brand images.

Our ability to maintain our reputation is critical to our various brand images. Our reputation could be jeopardized if we fail to maintain high standards for merchandise quality and integrity or if we, or the third parties with whom we do business, do not comply with regulations or accepted practices. Any negative publicity about these types of concerns may reduce demand for our merchandise. Failure to comply with ethical, social, product, labor and environmental standards, or related political considerations, such as animal testing, could also jeopardize our reputation and potentially lead to various adverse consumer actions, including boycotts. Failure to comply with local laws and regulations, to maintain an effective system of internal controls or to provide accurate and timely financial statement information could also hurt our reputation. We are also dependent on the reputations of our brand partners and licensors, which can be affected by matters outside of our control. Damage to our reputation or the reputations of our brand partners or licensors or loss of consumer confidence for any of these or other reasons could have a material adverse effect on our results of operations, financial condition and cash flows, as well as require additional resources to rebuild our reputation.

Our business is subject to seasonal variability.

Our sales generally increase during our second fiscal quarter as a result of increased demand by retailers associated with the holiday season. Accordingly, our financial performance, working capital requirements, cash flow and borrowings experience variability during the three to six months preceding this holiday season. To a lesser extent, our third and fourth fiscal quarters have also generally reflected seasonal promotional sales, relating to Mother’s Day and Father’s Day and for sun care products. Any substantial decrease in net revenues, in particular during periods of increased sales due to seasonality, could have a material adverse effect on our financial condition, results of operations and cash flows.

We sell our products in a continually changing retail environment.

The retail industry, particularly in the United States and Europe, has continued to experience consolidation and other ownership changes, and the business environment for selling fragrances, color cosmetics, and skin & body care products may change further. During the last several years, significant consolidation has occurred. The trend toward consolidation, particularly in developed markets such as the United States and Western Europe, has resulted in us becoming increasingly dependent on key retailers that control a higher percentage of retail locations, including large-format retailers and consolidated entities that own retail chains in both the mass and prestige distribution channels, who have increased their bargaining strength. Major retailers may, in the future, continue to consolidate, undergo restructuring or realign their affiliations, which could decrease the number of stores that sell our products or increase ownership concentration within the retail industry. Further business combinations among retailers may impede our growth and the implementation of our business strategy. In addition, the highly competitive U.S. discount and drug store environment has resulted in financial difficulties and store closings for a number of retailers, several of whom have liquidated or been acquired as a result. In addition, retailers, particularly in North America, have been reducing to a substantial extent their inventories of products, including our products. In fiscal 2011, no retailer accounted for more than 10% of our global net revenues; however, certain retailers accounted for more than 10% of net revenues within certain geographic markets, including the United States.

This trend towards consolidation has also resulted in an increased risk related to the concentration of our customers with respect to which we do not have long-term sales agreements or other contractual assurances as to future sales. Accordingly, these customers could reduce their purchasing levels or cease buying products from us at any time and for any reason, which, in addition to a general deterioration of our customers’ business operations, could have a corresponding material adverse effect on our business.

As the retail industry changes, consumers may prefer to purchase their fragrances and cosmetics from other distribution channels than those we use, and we may not continue to be as successful in penetrating those channels as we currently are in other channels, or as successful as our competitors are. For example, we have not sold products through the direct sales channel in the markets where it is significant, and we are less experienced in e-commerce, direct response and door-to-door than in our more traditional distribution channels. Assuming e-commerce, direct response and door-to-door sales continue to grow worldwide, we will need to continue to develop related strategies in order to remain competitive. If we are not successful in the direct sales channel, we may experience lower than expected revenues or be required to recognize goodwill impairments, as we have recently done with respect to our Philosophy acquisition. See “—Our goodwill and other assets could be subject to impairment.”

In addition, as we expand into new markets, other distribution channels that we do not utilize may be more significant. Although we have been able to recognize and adjust to many such changes in the retail industry to date, we can make no assurance as to our ability to make such adjustments in the future or the future effect of any such changes, including any potential material adverse effect such changes could have on our business, results of operations and financial condition. This concern is also valid with respect to new markets with which we are less familiar. See “Our acquisition activities may present managerial, integration, operational and financial risks.” While many fragrance brands are distributed in either the prestige or mass-market, over the past several years “prestige” brands have become increasingly available in other outlets through unauthorized means. While we have taken actions and expended considerable resources to confront such “diversion” of our products and the unauthorized introduction of other prestige products into the mass-market sales channels, there can be no assurance that such actions will be successful or that “diversion” of our products will not have an adverse impact on our business, prospects, financial condition and results of operations.

A disruption in operations could adversely affect our business.

As a company engaged in manufacturing and distribution on a global scale, we are subject to the risks inherent in such activities, including industrial accidents, environmental events, strikes and other labor disputes, disruptions in supply chain or information systems, loss or impairment of key manufacturing sites, product quality control, safety, licensing requirements and other regulatory issues, as well as natural disasters, pandemics, border disputes, acts of terrorism, and other external factors over which we have no control. The loss of, or damage to, any of our manufacturing facilities or distribution centers could have a material adverse effect on our business, results of operations and financial condition.

Our decision to outsource certain functions means that we are dependent on the entities performing those functions.

As part of our long-term strategy, we are continually looking for opportunities to provide essential business services in a more cost-effective manner. In some cases, this requires the outsourcing of functions or parts of functions that can be performed more effectively by external service providers. We have outsourced significant portions of our logistics management for our European prestige and mass businesses and our U.S. mass business, as well as certain technology-related functions, to third-party service providers. The dependence on a third party could lessen our control over deliveries to our customers. While we believe we conduct appropriate due diligence before entering into agreements with outsourcing entities, the failure of one or more such entities to provide the expected services, provide them on a timely basis or provide them at the prices we expect, or the costs incurred in returning these outsourced functions to being performed under our management and direct control, may have a material adverse effect on our results of operations or financial condition.

Third-party suppliers provide, among other things, the raw materials used to manufacture our products, and the loss of these suppliers, damage to our third-party suppliers’ reputations or a disruption or interruption in the supply chain may adversely affect our business.

We manufacture and package a majority of our products. Raw materials, consisting chiefly of essential oils, chemicals, containers and packaging components, are purchased from various third-party suppliers. The loss of multiple suppliers or a significant disruption or interruption in the supply chain could have a material adverse effect on the manufacturing and packaging of our products. Increases in the costs of raw materials or other commodities may adversely affect our profit margins if we are unable to pass along any higher costs in the form of price increases or otherwise achieve cost efficiencies in manufacturing and distribution. In addition, failure by our third-party suppliers to comply with ethical, social, product, labor and environmental laws, regulations or standards, or their engagement in politically or socially controversial conduct, such as animal testing, could negatively impact their reputations. Any of these failures or behaviors could lead to various adverse consequences, including damage to our reputation, decreased sales and consumer boycotts.

We are increasingly dependent on information technology, and if we are unable to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, our operations could be disrupted.

We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic and financial information, to manage a variety of business processes and activities, and to comply with regulatory, legal and tax requirements. We also depend on our information technology infrastructure for digital marketing activities and for electronic communications among our locations, personnel, customers and suppliers around the world. These information technology systems, some of which are managed by third parties, may be susceptible to damage, disruptions or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers, telecommunication failures, user errors or catastrophic events. If our information technology systems suffer severe damage, disruption or shutdown and our business continuity plans do not effectively resolve the issues in a timely manner, our product sales, financial condition and results of operations may be materially and adversely affected, and we could experience delays in reporting our financial results.

In addition, if we are unable to prevent security breaches, we may suffer financial and reputational damage or penalties because of the unauthorized disclosure of confidential information belonging to us or to our partners, customers or suppliers. In addition, the unauthorized disclosure of non-public sensitive information could lead to the loss of intellectual property or damage our reputation and brand image or otherwise adversely affect our ability to compete.

Our success depends, in part, on our employees.

Our success depends, in part, on our ability to retain our employees, including our key personnel, such as our executive officers and senior management team and our research and development and marketing personnel. The unexpected loss of one or more of our key employees could adversely affect our business. Our success also depends, in part, on our continuing ability to identify, hire, train and retain other highly qualified personnel. Competition for these employees can be intense, and although our key personnel have signed non-compete agreements, it is possible that these agreements would be unenforceable in some jurisdictions, permitting employees in those jurisdictions to transfer their skills and knowledge to the benefit of our competitors with little or no restriction. We may not be able to attract, assimilate or retain qualified personnel in the future, and our failure to do so could adversely affect our business.

Our success depends, in part, on the quality, efficacy and safety of our products.

Product safety or quality failures, actual or perceived, or allegations of product contamination, even when false or unfounded, could tarnish the image of our brands and could cause consumers to choose other products. Allegations of contamination or other adverse effects on product safety or suitability for use by a particular consumer, even if untrue, may require us from time to time to recall a product from all of the markets in which the affected production was distributed. Such issues or recalls could negatively affect our profitability and brand image.

If our products are perceived to be defective or unsafe, or if they otherwise fail to meet our consumers’ standards, our relationships with customers or consumers could suffer, the appeal of one or more of our brands could be diminished, and we could lose sales or become subject to liability claims. In addition, safety or other defects in our competitors’ products could reduce consumer demand for our own products if consumers view them to be similar. Any of these outcomes could result in a material adverse effect on our business, financial condition and results of operations.

Our success depends, in part, on our ability to successfully manage our inventories.

We currently engage in a program seeking to improve control over our inventories. This program has identified, and may continue to identify, inventories that are not saleable in the ordinary course, and that may have an adverse effect on our financial results. Moreover, there is no assurance that any inventory management program will be successful. If we misjudge consumer preferences or demands or future sales do not reach forecasted levels, we could have excess inventory that we may need to hold for a long period of time, write down, sell at prices lower than expected or discard. If we are not successful in managing our inventory, our business, financial condition and results of operations could be adversely affected.

Changes in laws, regulations and policies that affect our business or products could adversely affect our financial results.

Our business is subject to numerous laws, regulations and policies. Changes in the laws, regulations and policies, including the interpretation or enforcement thereof, that affect, or will affect, our business or products, including changes in accounting standards, tax laws and regulations, environmental or climate change laws, restrictions or requirements related to product content, labeling and packaging, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action we may take as a result, could adversely affect our financial results.

Our new product introductions may not be as successful as we anticipate, which could have a material adverse effect on our business, financial condition and/or results of operations.

We have a rigorous process for the continuous development and evaluation of new product concepts, led by executives in marketing, sales, research and development, product development, operations, law and finance. Each new product launch, including those resulting from this new product development process, carries risks, as well as the possibility of unexpected consequences, including:

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our advertising, promotional and marketing strategies for our new products may be less effective than planned and may fail to effectively reach the targeted consumer base or engender the desired consumption;

•	product purchases by our consumers may not be as high as we anticipate;

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we may experience out-of-stocks and/or product returns exceeding our expectations as a result of our new product launches or retailer space reconfigurations or our net revenues may be impacted by retailer inventory management or changes in retailer pricing or promotional strategies;

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we may incur costs exceeding our expectations as a result of the continued development and launch of new products, including, for example, advertising, promotional and marketing expenses, sales return expenses or other costs related to launching new products; and

•	our product pricing strategies for new product launches may not be accepted by our retail customers or their consumers, which may result in our sales being less than anticipated.

The illegal distribution and sale by third parties of counterfeit versions of our products could have a negative impact on our reputation and business.

Third parties may illegally distribute and sell counterfeit versions of our products, which may be inferior or pose safety risks. Consumers could confuse our products with these counterfeit products, which could cause them to refrain from purchasing our brands in the future and in turn could adversely affect our business. The presence of counterfeit versions of our products in the market could also dilute the value of our brands or otherwise have a negative impact on our reputation and business.

We believe our trademarks, copyrights, patents, and other intellectual property rights are extremely important to our success and our competitive position. While we devote significant resources to the registration and protection of our intellectual property and are aggressive in pursuing entities involved in the trafficking and sale of counterfeit products, we have not been able to prevent, and may in the future be unable to prevent, the imitation and counterfeiting of our products or the infringement of our trademarks. In particular, in recent years, there has been an increase in the availability of counterfeit goods, including fragrances, in various markets by street vendors and small retailers, as well as on the internet.

We are subject to environmental, health and safety laws and regulations that could affect our business or financial results.

We are subject to various foreign, federal, provincial, state, municipal and local environmental, health and safety laws and regulations relating to or imposing liability with respect to, among other things, the use, storage, handling, transportation and disposal of hazardous substances and wastes as well as the emission and discharge of such into the ground, air or water at our facilities or off-site. Certain environmental laws and regulations also may impose liability for the costs of cleaning up contamination, without regard to fault, on current or previous owners or operators of real property and any person who arranges for the disposal or treatment of hazardous substances, regardless of whether the affected site is owned or operated by such person. We are currently involved in investigation or removal and/or remediation activities at certain sites. While we have not had any material claims made against us with regard to these sites, third parties may also make claims for personal injuries and property damage associated with releases of hazardous substances from these or other sites in the future.

Environmental laws and regulations are also complex, change frequently and have tended to become increasingly stringent and, as a result, environmental liabilities, costs or expenditures could adversely affect our financial results or results of operations.

Risks Related to the Securities Markets and Ownership of Our Class A Common Stock

JAB and certain other stockholders will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including deterring a change of control.

We are controlled by, and after this offering is completed will continue to be controlled by, JAB Holdings II B.V. (“JAB”). Donata Holding SE (“Donata”) and Parentes Holding SE (“Parentes”) indirectly share voting and investment control over the shares held by JAB. After the completion of this offering, JAB will not hold any of our Class A common stock, but will hold  % of our Class B common stock and, consequently,  % of the combined voting power of our common stock (or  % if the underwriters exercise their option to purchase additional shares in full). Each share of our Class B common stock will have ten votes per share, and our Class A common stock, which is the stock the selling stockholders are selling in this offering, will have one vote per share. As a result, JAB will have control over decisions requiring stockholder approval, including the election of directors, amendments to our Certificate of Incorporation and significant corporate transactions, such as a merger or other sale of the Company or its assets, subject to JAB’s obligations under a stockholders agreement with other significant holders: affiliates of Berkshire Partners LLC (which affiliates we refer to as “Berkshire”) and affiliates of Rhône Capital L.L.C. (which affiliates we refer to as “Rhône”). See “Certain Relationships and Related Party Transactions—Stockholders Agreement”. JAB will be able to make these decisions regardless of whether others believe that such change or transaction is in our best interests. So long as JAB, or affiliates of JAB, continue to beneficially own a sufficient number of shares of Class B common stock, even if they own significantly less than 50% of the shares of our outstanding common stock, they will continue to be able to effectively control our decisions, subject to its obligations under the stockholders agreement. In addition, pursuant to a stockholders agreement entered into among us, JAB, Berkshire and Rhône, Berkshire and Rhône each has the right to nominate a director to our board of directors, and each of the parties has agreed to vote for the other parties’ nominees. Berkshire and Rhône each hold this right so long as they continue to own at least 13,586,957 shares of either class of our common stock in the aggregate, respectively, adjusted for any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of the Company, could deprive stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of the Company and may ultimately affect the market price of our Class A common stock. See “Description of Capital Stock—Common Stock” and “Description of Capital Stock—Voting Rights” for a more detailed discussion of the relative rights of the Class A and Class B common stock.

JAB, Berkshire and Rhône are also in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete indirectly with us. JAB, Berkshire and Rhône or their respective affiliates may also pursue acquisition opportunities that are complementary to our business and, as a result, those acquisition opportunities may not be available to us.

An active, liquid trading market for our Class A common stock may not develop.

Prior to this offering, there has not been a public market for our Class A common stock. Although we expect to list our Class A common stock on the NASDAQ Global Select Market or the New York Stock Exchange, we cannot predict whether an active public market for our Class A common stock will develop or be sustained after this offering. If an active and liquid trading market does not develop, you may have difficulty selling or may not be able to sell at all some or any of the shares of our Class A common stock that you purchase.

We cannot assure you that our stock price will not decline or not be subject to significant volatility after this offering.

The market price of our Class A common stock could be subject to significant fluctuations after this offering. The price of our stock may change in response to fluctuations in our operating results in future periods and also may change in response to other factors, including factors specific to companies in our industry, many of which are beyond our control. As a result, our share price may experience significant volatility and may not necessarily reflect the value of our expected performance. Among other factors that could affect our stock price are:

•	the financial projections that we may provide to the public, any changes in these projections or any failure for any reason to meet these projections;

•	the development and sustainability of an active trading market for our Class A common stock;

•	success of competitive products or services;

•

the public’s response to press releases or other public announcements by us or others, including our filings with the Securities and Exchange Commission (the “SEC”), announcements relating to litigation, significant changes to our management or to our license or brand portfolio;

•	the effectiveness of our internal controls over financial reporting;

•	speculation about our business in the press or the investment community;

•	future sales of our common stock by our significant stockholders, officers and directors;

•	changes in our capital structure, such as future issuances of debt or equity securities;

•	our entry into new markets;

•	regulatory and tax developments in the United States, Europe or other markets;

•	strategic actions by us or our competitors, such as acquisitions or restructurings; and

•	changes in accounting principles.

In particular, we cannot assure you that you will be able to resell any of your shares of our Class A common stock at or above the initial public offering price. The initial public offering price will be determined by negotiations between us, the selling stockholders and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market, if a trading market develops, after this offering.

The price of our Class A common stock could decline if securities analysts do not publish research or if securities analysts or other third parties publish inaccurate or unfavorable research about us.

The trading of our Class A common stock is influenced by the reports and research that industry or securities analysts publish about us or our business. The trading price of our stock would likely decrease if analysts stop covering us or if too few analysts cover us. If one or more of the analysts who cover us downgrade our stock, our stock price will likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock may be negatively affected.

As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, beginning with our Annual Report on Form 10-K for the year ending June 30, 2013, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act. Our independent registered public accounting firm is required to express an opinion as to the effectiveness of our internal control over financial reporting beginning with our Annual Report on Form 10-K for the year ending June 30, 2014. We are in the process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation, which process is time consuming, costly, and complicated. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that, other than in relation to preparing this prospectus, we have not incurred as a private company. The Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently implemented by the SEC, the Financial Industry Regulatory Authority, the Public Company Accounting Oversight Board and the NASDAQ Global Select Market or the New York Stock Exchange, as applicable, impose additional reporting and other obligations on public companies. We expect that compliance with these public company requirements will increase our costs and make some activities more time-consuming. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. Although we have hired additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

You will incur immediate and substantial dilution in your investment if you purchase in this offering.

Investors purchasing shares of Class A common stock in this offering will incur immediate and substantial dilution in net tangible book value per share because the price that these investors pay will be substantially greater than the net tangible book value per share of the shares acquired. This dilution is due in large part to the fact that our existing investors paid substantially less than the initial public offering price when they purchased their shares of common stock. In addition, upon the completion of this offering, there will be options to purchase  shares of our common stock outstanding and restricted stock units with respect to shares of our common stock, based on the number of such awards outstanding on  , 2012. To the extent shares of common stock are issued with respect to such awards in the future, there will be further dilution to new investors.

The initial public offering price for the shares sold in this offering will be determined by negotiations between us, the selling stockholders and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See “Underwriting” for a discussion of the determination of the initial public offering price.

If we or our existing investors sell additional shares of our common stock after this offering, the market price of our Class A common stock could decline.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the completion of this offering, we will have outstanding  shares of Class A common stock (if the underwriters exercise their option to purchase additional shares in full) and  shares of our Class B common stock that are convertible by the holders thereof at any time into an equal amount of shares of our Class A common stock. This number includes   shares being sold in this offering, which may be resold immediately in the public market. We expect that we, our directors and officers, and substantially all of our stockholders will agree not to offer, sell, dispose of or hedge, directly or indirectly, any common stock without the prior written consent of the representatives of the underwriters for a period of 180 days from the date of the public offering, subject to certain exceptions and automatic extension in certain circumstances.

In addition, pursuant to the registration rights agreement, we have granted certain stockholders the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act of 1933, as amended (the “Securities Act”) covering resales of our common stock held by them or to piggyback on a registration statement in certain circumstances. The stockholders will agree pursuant to contractual lock-ups not to exercise any of their rights under the registration rights agreement during the 180-day restricted period described above. The shares subject to the registration rights agreement will represent approximately  % of our common stock after this offering or  % if the underwriters exercise their option to purchase additional shares in full. These shares may also be sold pursuant to Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our Class A common stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement,” “Shares Eligible for Future Sale” and “Underwriting.” As of June 28, 2012, 381,929,346 shares of our common stock were outstanding, all of which are subject to restrictions on transfer, and 59,657,020 shares were issuable upon conversion of outstanding RSUs and IPO Units and exercise of outstanding options. Subject to the lapse of applicable transfer restrictions, these shares will first become eligible for resale 180 days after the date of this prospectus. Sales of a substantial number of shares of our common stock could cause the market price of our Class A common stock to decline.

Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.

Provisions in our Certificate of Incorporation and By-laws, as amended and restated in connection with the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•

We have a dual class common stock structure, which currently provides the holders of our Class B common stock with the ability to control the outcome of matters requiring stockholder approval, so long as they continue to beneficially own a sufficient number of shares of Class B common stock, even if they own significantly less than 50% of the shares of our outstanding common stock.

•

Special meetings of our stockholders may be called only by our Chairman, our Chief Executive Officer, our Board of Directors or by our Secretary upon the request of holders of not less than the majority of our issued and outstanding capital stock. This limits the ability of noncontrolling stockholders to take certain actions other than at an annual meeting of stockholders.

•

Stockholders’ right to take action by less than unanimous written consent expires when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock.

•	Our Certificate of Incorporation prohibits cumulative voting in the election of directors. This limits the ability of noncontrolling stockholders to elect director candidates.

•

Stockholders must provide timely notice to nominate individuals for election to our Board of Directors or to propose matters that can be acted upon at an annual meeting of stockholders. These provisions may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of the Company.

•

Our Board of Directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder becomes an “interested” stockholder. For a description of our capital stock, see “Description of Capital Stock.”

We are a “controlled company” within the meaning of the NASDAQ Global Select Market or New York Stock Exchange rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

After completion of this offering, JAB will continue to control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the NASDAQ Global Select Market and New York Stock Exchange corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that:

•	a majority of the Board of Directors consist of independent directors;

•	the company has a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We intend to utilize certain of these exemptions following the offering, and may utilize any of these exemptions for so long as we are a “controlled company”. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Global Select Market or the New York Stock Exchange.

We do not intend to pay dividends and there is no assurance that we will ever declare dividends or have the available cash to make dividend payments.

We do not intend to have a policy of paying dividends on our common stock, and there can be no assurance that funds will be available for this purpose in the future. Any declaration and payment of dividends will be subject to the sole discretion of our Board of Directors, will not be cumulative and will depend upon our profitability, financial condition, capital needs, future prospects and other factors deemed relevant by our Board of Directors at the time.

USE OF PROCEEDS

The selling stockholders are selling all the shares of Class A common stock being sold in this offering, including any shares sold upon exercise of the underwriters’ option to purchase additional shares. Accordingly, we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering.

DIVIDEND POLICY

Our Board of Directors does not currently intend to pay regular dividends on our common stock, and with the exception of fiscal 2011, has not historically paid dividends. We expect to re-evaluate our dividend policy on a regular basis following this offering and may, subject to compliance with the covenants contained in our debt agreements and other considerations, decide to pay additional dividends in the future. These considerations may include our financial condition, results of operations, general business conditions, legal requirements, priority of preferred stock dividends, if any, and other factors our Board of Directors deems relevant. Our Board of Directors retains the right to change our dividend policy at any time.

On June 14, 2011, our Board of Directors declared a cash dividend of €25.0 million, or approximately $35.7 million, on our common stock, of which $35.3 million was paid on June 28, 2011. The remaining $0.4 million is payable upon vesting of shares of restricted stock and settlement of restricted stock units.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and our total capitalization as of March 31, 2012:

•	on an actual basis;

•	on an as adjusted basis to give effect to:

•

a reduction in retained earnings of $  , net of tax, relating to the share-based compensation expense that we expect to record prior to the completion of our initial public offering to reflect changes in the fair value of the share-based awards as discussed in note (a) to the table below; and

•

an increase in additional paid-in capital of $  as a result of the reclassification of the share based compensation liability to equity, to reflect the transition from liability plan accounting to equity plan accounting for our share-based compensation plans upon completion of our initial public offering as discussed in note (a) to the table below.

You should read the information in this table together with our Consolidated Financial Statements and related notes and the information set forth under the captions “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of March 31, 2012
	Actual	As adjusted (a)(b)(c)
	(in millions, except per share data)
Cash and cash equivalents	$520.4

Debt:
Short-term debt	58.0	—
Credit Facility	1,919.0	—
Senior Secured Notes	500.0	—
Capital Lease Obligations	0.1	—

Total Debt	2,477.1	—
Redeemable noncontrolling interests	94.7	—

Equity:
Common stock, $0.01 par value, 800.0 shares authorized, 381.9 shares issued and outstanding, actual(d)	4.0	—
Class A common stock, $0.01 par value, shares authorized, shares issued and outstanding, actual(d)	—	—
Class B common stock, $0.01 par value, shares authorized, shares issued and outstanding, actual(d)	—	—
Preferred stock $0.01 par value; 20 shares authorized, actual; nil shares authorized, nil shares issued and outstanding	—	—
Additional paid-in capital	1,515.2	—
Accumulated deficit	(33.0)	—
Accumulated other comprehensive income	(67.7)	—
Treasury stock	(105.5)	—

Total Coty Inc. stockholders’ equity	1,313.0	—
Noncontrolling interests	13.2	—

Total equity	1,326.2	—
Total Capitalization	$3,898.0	$—

(a)

The as adjusted data as of March 31, 2012 presents our retained earnings, additional paid-in capital, total equity and total capitalization, and gives effect to the transition from liability accounting to equity accounting for our share-based compensation plans. The effect includes the recognition of (1) a share-based compensation expense of $  , which will be recognized as an expense between March 31, 2012 and the completion of our initial public offering under liability accounting, which reflects the change in the estimated fair value of outstanding share-based awards based on the midpoint of the price range on the cover page of this prospectus and (2) an increase to additional paid-in capital of $   as a result of the reclassification of the awards from liability awards to equity awards upon completion of our initial public offering, due to changes to the right of the holders of our share-based awards that result from the initial public offering. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share-based Compensation”.

(b)

Each $1.00 increase (decrease) in the assumed initial public offering price of $  per share would increase (decrease) each of additional paid-in capital, retained earnings, total stockholders’ equity and total capitalization by approximately $  million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions.

(c)	The as adjusted information below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing.

(d)

Our certificate of incorporation will be amended in connection with our initial public offering to provide that shares of our common stock held immediately prior to the offering will convert automatically at closing of the initial public offering into shares of Class B common stock, in the case of shares held by JAB, Berkshire and Rhône, and into shares of Class A common stock, in the case of shares held by other stockholders, in each case on a one-for-one basis. All shares of Class B common stock sold in the offering by the selling stockholders will convert automatically into shares of Class A common stock on a one-for-one basis upon their sale in the offering.

DILUTION

If you invest in our Class A common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the as adjusted net tangible book value per share of our Class A common stock immediately after completion of this offering. Dilution occurs because the per share offering price of our Class A common stock in this offering is substantially in excess of the net tangible book value per share attributable to our existing owners. Net tangible book value represents net book equity excluding intangible assets, if any.

Our as adjusted net tangible book value as of March 31, 2012 was $  million, or $  per share, based on the total number of shares of our common stock outstanding as of March 31, 2012. As adjusted net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock, after giving effect to the adjustments referenced under “Capitalization”.

Assuming an initial public offering price of $  per share, the midpoint of the price range on the cover page of this prospectus, our as adjusted net tangible book value as of March 31, 2012 would have been $  million or $  per share. Dilution per share to new investors is determined by subtracting net tangible book value per share after this offering from the initial public offering price per share paid by a new investor, as illustrated in the following table:

Assumed initial public offering price per share of Class A common stock	$
As adjusted net tangible book value per share of Class A common stock as of March 31, 2012	$

Dilution of net tangible book value per share to new investors	$

The following table presents, on an as adjusted basis as of March 31, 2012, as discussed above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of Class A common stock in this offering. The table reflects an initial public offering price of $  per share (the midpoint of the price range on the cover page of this prospectus) before deducting underwriting discounts and commissions and estimated offering expenses:

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors

Total		100%	$	100%

A $1.00 increase or decrease in the assumed initial public offering price of $  per share, the midpoint of the price range on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors in this offering and by all investors by $  , and would increase or decrease the average price per share paid by, and dilution to, new investors by $1.00, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriters’ option to purchase additional shares. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, our existing stockholders will own  % and our new investors will own  % of the total number of shares of Class A common stock and Class B common stock on an as converted basis outstanding immediately after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data for Coty Inc. and its consolidated subsidiaries for the periods presented below. We have derived the Consolidated Statements of Operations Data for the years ended June 30, 2011, 2010 and 2009 and the Consolidated Balance Sheet Data as of June 30, 2011 and 2010 from our audited Consolidated Financial Statements included elsewhere in this prospectus. The Consolidated Statements of Operations Data for the nine months ended March 31, 2012 and 2011 and Consolidated Balance Sheet Data as of March 31, 2012 have been derived from our unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus. The Consolidated Statements of Operations Data for the years ended June 30, 2008 and 2007 and the Consolidated Balance Sheet Data as of June 30, 2009, 2008 and 2007 have been derived from our Consolidated Financial Statements, which are not included in this prospectus.

The selected consolidated financial data below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited Consolidated Financial Statements and our unaudited Condensed Consolidated Financial Statements and the related notes included elsewhere in this prospectus. The Consolidated Selected Financial Data included in this section are not intended to act as a substitute for the Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

(in millions, except per share data)	Nine Months Ended March 31,		Year Ended June 30,
	2012	2011	2011(a)	2010	2009	2008(b)	2007
Consolidated Statements of Operations Data:
Net revenues	$3,587.9	$3,070.6	$4,086.1	$3,482.9	$3,379.3	$3,821.5	$3,114.8
Gross profit	2,164.3	1,854.6	2,446.1	2,009.7	1,857.9	2,253.3	1,925.3
Operating income	275.9	252.7	280.9	184.5	241.4	239.6	207.7
Interest expense—related party	—	5.9	5.9	31.9	22.7	16.6	3.9
Interest expense, net	73.6	61.2	85.6	41.7	35.4	61.1	50.3
Other expense/(income), net	29.8	4.8	4.4	(8.8)	1.2	(16.6)	(7.9)
Income before income taxes	172.5	180.8	185.0	119.7	182.1	178.5	161.4
Provision for income taxes	114.5	94.6	95.1	32.4	56.3	32.8	84.5
Income before discontinued operations and cumulative effect of change in accounting principle	58.0	86.2	89.9	87.3	125.8	145.7	76.9
Discontinued operations (net of $7.0 tax provision)(b)	—	—	—	—	—	11.9	—
Cumulative effect of change in accounting principle (net of $4.7 tax benefit)	—	—	—	—	—	—	(19.8)
Net income	$58.0	$86.2	$89.9	$87.3	$125.8	$157.6	$57.1
Net income attributable to noncontrolling interests	$11.4	$10.2	$12.5	$11.9	$9.4	$7.8	$5.5
Net income attributable to redeemable noncontrolling interests	$13.7	$12.9	$15.7	$13.7	$14.7	$15.3	$11.0
Net income attributable to Coty Inc.	$32.9	$63.1	$61.7	$61.7	$101.7	$134.5	$40.6
Per Share Data:
Weighted average common shares
Basic	371.5	317.0	329.4	280.2	280.2	280.2	280.2
Diluted	381.8	326.7	339.1	280.2	280.2	280.2	280.2
Cash dividends declared per common share	$—	$—	$0.10	$—	$—	$—	$—
Net income attributable to Coty Inc. per common share:
Basic	$0.09	$0.20	$0.19	$0.22	$0.36	$0.48	$0.14
Diluted	0.09	0.19	0.18	0.22	0.36	0.48	0.14
Net income from discontinued operations and cumulative effect of change in accounting principle per common share:
Basic	$—	$—	$—	$—	$—	$0.04	$(0.07)
Diluted	$—	$—	$—	$—	$—	$0.04	$(0.07)

(in millions, except per share data)	Nine Months Ended March 31,		Year Ended June 30,
	2012	2011	2011(a)	2010	2009	2008(b)	2007
Consolidated Cash Flows Data:
Net cash provided by operating activities	$406.7	$373.5	$417.5	$494.0	$177.2	$191.6	$299.5
Net cash (used in) provided by investing activities	(293.5)	(2,239.3)	(2,252.5)	(149.9)	200.8	(616.3)	(68.8)
Net cash (used in) provided by financing activities	(69.2)	1,819.4	1,903.8	(7.0)	(376.0)	471.3	(223.7)
Cash paid for income taxes(c)	50.2	45.9	60.3	55.3	33.6	34.3	30.4

(in millions)	As of March 31,	As of June 30,
	2012	2011	2010	2009	2008	2007
Consolidated Balance Sheet Data:
Cash and cash equivalents	$520.4	$510.8	$387.5	$91.1	$93.1	$41.9
Total assets	6,735.2	6,813.9	3,781.8	3,701.9	4,573.8	3,056.7
Total debt	2,477.1	2,622.4	1,416.0	1,402.2	1,797.1	755.5
Total Coty Inc. stockholders’ equity	1,313.0	1,361.9	419.7	473.6	457.9	415.5

(a)

Fiscal 2011 data includes results from the acquisitions of TJoy, Dr. Scheller, OPI and Philosophy. See Note 4, “Acquisitions,” in the notes to Consolidated Financial Statements for additional disclosures related to the acquisitions’ results and pro forma financial data.

(b)

On December 31, 2007, the Company purchased Del. On July 7, 2008, the Company sold certain assets of the Del Pharma business. The fiscal 2007 results are reflected as discontinued operations in accordance with US GAAP.

(c)

Cash paid for taxes is less than the provision for income taxes for the nine months ended March 31, 2012 and 2011, and for fiscal 2011, primarily as the Company obtains benefits from the amortization of goodwill and other intangible assets for tax purposes (primarily associated with the OPI and Philosophy acquisitions in fiscal 2011), from the carryforward of net operating losses in Germany and from the change in unrecognized tax benefits. In fiscal 2010, prior to those acquisitions, cash paid for taxes exceeded the provision for income taxes due to accelerated payment of estimated taxes. In fiscal 2009, cash paid for taxes was less than the provision for income taxes as the Company benefitted from the carryforward of net operating losses in the U.S. and Germany and the change in unrecognized tax benefits.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of results of the operations of Coty Inc. and its majority and wholly owned subsidiaries, should be read in conjunction with the information contained in the Consolidated Financial Statements and related notes included elsewhere in this prospectus. When used in this discussion, the terms “Coty,” the “Company,” “we,” “our,” or “us” mean, unless the context otherwise indicates, Coty Inc. and its majority and wholly owned subsidiaries, and all dollar figures refer to millions of dollars unless otherwise specified. The following discussion contains forward-looking statements. See “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion on the uncertainties, risks and assumptions associated with these statements. Actual results may differ materially from those contained in any forward-looking statements. The following discussion includes certain non-GAAP financial measures. See “Summary Consolidated Financial Data—Non-GAAP Financial Measures” for a discussion of non-GAAP financial measures and how they are calculated.

All dollar amounts in the following discussion of the results of operations are in millions of United States dollars, unless otherwise indicated.

OVERVIEW

We are the new emerging leader in beauty. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known brands that compete in the three segments in which we operate: Fragrances, Color Cosmetics and Skin & Body Care. We hold the #2 global position in fragrances, the #6 global position in color cosmetics and have a strong regional presence in skin & body care. Our top 10 brands, which we refer to as our “power brands”, are expected to generate approximately 70% of our net revenues in fiscal 2012 and comprise the following globally recognized brands: adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen. Our brands compete in all key distribution channels across both prestige and mass markets, and in over 130 countries and territories globally.

We made four strategic acquisitions in fiscal 2011 (the “2011 Acquisitions”). We strengthened our position in color cosmetics through our acquisitions of Dr. Scheller Cosmetics AG (“Dr. Scheller”), the owner of the Manhattan brand, and O P I Products Inc. (“OPI”). As measured by unit volume of sales, Manhattan is one of the leading brands in the German and Eastern European mass color cosmetics markets. OPI is a leader in professional nail care. We increased our presence in skin & body care through our acquisitions of Philosophy Acquisition Company, Inc. (“Philosophy”), owner of the fast- growing philosophy brand, and Chinese skin care company TJoy Holdings, Ltd. (“TJoy”). Through Philosophy, we have increased scale in skin & body care and entered new channels of distribution like QVC and e-commerce. Our acquisition of TJoy provided us with a broad distribution platform for our existing portfolio of brands in China. Results for OPI and Dr. Scheller are reported in the Color Cosmetics segment. Results for Philosophy and TJoy are reported in the Skin & Body Care segment. See Note 3 “Segment Reporting” in our notes to the Condensed Consolidated Financial Statements and the Consolidated Financial Statements.

Factors Affecting Our Performance

Product Innovations

Our innovation and new product development remain essential components of maintaining and increasing our global leadership position in fragrances and to strengthening our global position in color cosmetics and skin & body care. We intend to continue to develop and bring to market unique and innovative products that we believe will be modern, appealing and accessible to the consumer. We therefore need to maintain a sufficient level of research and development activities to enable the introduction of new products.

Product Promotion

We need to maintain a sufficient level of marketing activities, since we operate in highly competitive consumer markets where net revenues are sensitive to the level of promotional support. Advertising and promotion spending fluctuates based on the type, timing and level of activities related to product launches and rollouts, as well as the markets being emphasized. As a result, we have experienced, and expect to continue to experience, fluctuations in selling, general and administrative expenses as a percentage of net revenues. Since certain promotional activities are a component of sales and the timing and level of promotions vary with our promotional calendar, we have experienced, and expect to continue to experience, fluctuations in the cost of sales as a percentage of net revenues. In addition, future costs of sales mix may be impacted by the inclusion of potential new brands or channels of distribution (or a change in mix of existing products) which have margin and product cost structures different from those of our current mix of business.

Economic Environment

A significant portion of our products is significantly impacted by the general level of consumer spending, since consumer purchases of discretionary items tend to decline during recessionary periods.

Business Development and Acquisitions

We will continue to expand into new markets as we seek to accelerate our sales growth and further diversify our geographic footprint. In addition, we will seek to continue to diversify our distribution channels within existing geographies to increase market presence, brand recognition and sales. Our acquisitions will affect our future financial results due to factors such as the amortization of acquired intangible assets or other potential charges such as restructuring costs or impairment expense and may affect comparability of results across periods on a GAAP basis.

Share-Based Compensation

We have implemented various share-based compensation plans for our employees and members of our Board of Directors. Prior to the initial public offering, our share-based compensation is highly impacted by the changes in the estimated value of our common stock. See “Critical Accounting Policies and Estimates—Share-Based Compensation” for more detail regarding share-based compensation.

Components of Results of Operations

Net Revenues

We generate revenues from the sale of our products in our Fragrances, Color Cosmetics and Skin & Body Care segments to retailers, distributors and direct sales to end users through e-commerce and other forms of direct marketing. Net revenues consist of gross revenues less customer discounts and allowance, actual and expected returns (estimated based on returns history and position in product life cycle) and various trade spending activities. Trade spending activities primarily relate to advertising, product promotions and demonstrations, some of which involve cooperative relationships with retailers and distributors.

Cost of Sales

Cost of sales includes all of the costs to manufacture our products. For products manufactured in our own facilities, such costs include raw materials and supplies, direct labor and factory overhead. For products manufactured for us by third-party contractors, such costs represent the amounts invoiced by the contractors. Cost of sales also includes royalty expense associated with license agreements. Additionally, shipping costs and depreciation expense related to manufacturing equipment and facilities are included in cost of sales.

In order to provide essential business services in a cost-effective manner, in some cases we outsource functions or parts of functions that can be performed more effectively by external service providers. For example, we have outsourced significant portions of our logistics management for our European business and for a component of our U.S. business, as well as certain technology-related functions, to third-party service providers.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include advertising and consumer promotion costs, fixed costs (i.e., personnel and related expenses, research and development costs, certain warehousing fees, non-manufacturing overhead, rent on operating leases and professional fees), share-based compensation and other operating expenses.

Selling, general and administrative expenses include the expense or benefit relating to our share-based compensation plans that are accounted for as liability plans. Accordingly, share-based compensation is measured at the end of each reporting period based on the fair value of the award on the reporting date and is recognized as an expense until the award is settled. Based on the terms of the share-based compensation plans, they are accounted for as liability plans through the initial public offering and as equity plans after the initial public offering. As a result, we will record a compensation expense of $  during the period from April 1, 2012 through completion of the initial public offering, reflecting the increase in the value of our vested shares during that period. After the initial public offering, share-based compensation will be based on the amortization over the vesting period of the grant date fair value of the share-based instrument at the date of the initial public offering, or grant date fair value for share-based compensation issued after the initial public offering. Based on the midpoint of the price range on the cover page of this prospectus, we will record $  of such expense over the period from  to  . See “Critical Accounting Policies and Estimates—Share-Based Compensation.”

Income Taxes

The provision for income taxes represents federal, foreign, state and local income taxes. The effective rate differs from statutory rates due to the effect of state and local income taxes, tax rates in foreign jurisdictions and certain nondeductible expenses. Our effective tax rate will change from quarter to quarter based on recurring and nonrecurring factors including, but not limited to, the geographical mix of earnings, enacted tax legislation, state and local income taxes, tax audit settlements and the interaction of various global tax strategies. Changes in judgment from the evaluation of new information resulting in the recognition, derecognition or remeasurement of a tax position taken in a prior annual period are recognized separately in the quarter of the change.

RESULTS OF OPERATIONS

The following table is a comparative summary of operating results for the nine months ended March 31, 2012 and 2011 and fiscal 2011, 2010 and 2009, and reflects the basis of presentation described in Note 2, “Summary of Significant Accounting Policies” and Note 3, “Segment Reporting” in our notes to Condensed Consolidated Financial Statements and notes to Consolidated Financial Statements included elsewhere in this prospectus.

(in millions)	Nine Months Ended March 31,		Year Ended June 30,
	2012	2011	2011	2010	2009
NET REVENUES
By Segment:
Fragrances	$1,988.2	$1,875.7	$2,325.3	$2,113.3	$2,041.2
Color Cosmetics	1,044.3	767.5	1,143.2	891.0	830.0
Skin & Body Care	555.4	427.4	617.6	478.6	508.1

Total	$3,587.9	$3,070.6	$4,086.1	$3,482.9	$3,379.3

OPERATING INCOME/(LOSS)
By Segment:
Fragrances	$322.2	$273.0	$286.9	$192.8	$136.4
Color Cosmetics	176.0	91.2	115.7	68.9	20.1
Skin & Body Care	(73.4)	26.9	30.2	17.7	(5.2)
Corporate	(148.9)	(138.4)	(151.9)	(94.9)	90.1

Total	$275.9	$252.7	$280.9	$184.5	$241.4

The following table presents our Statement of Operations, expressed as a percentage of net revenues:

	Nine Months Ended March 31,		Year Ended June 30,
	2012	2011	2011	2010	2009
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	39.7	39.6	40.1	42.3	45.0

Gross Profit	60.3	60.4	59.9	57.7	55.0
Selling, general and administrative expenses	47.3	48.9	49.8	49.5	44.2
Amortization expense	2.1	1.8	1.9	1.8	1.9
Asset impairment charges	2.9	—	—	0.1	0.6
Restructuring costs	0.1	0.9	0.8	0.9	1.2
Acquisition-related costs	0.2	0.6	0.5	0.1	—

Operating Income	7.7	8.2	6.9	5.3	7.1
Interest expense-related party	—	0.2	0.2	0.9	0.7
Interest expense, net	2.1	2.0	2.1	1.2	1.0
Other expense/(income), net	0.8	0.1	0.1	(0.2)	—

Income Before Income Taxes	4.8	5.9	4.5	3.4	5.4
Provision for income taxes	3.2	3.1	2.3	0.9	1.7

Net Income	1.6	2.8	2.2	2.5	3.7
Net income attributable to noncontrolling interests	0.3	0.3	0.3	0.3	0.3
Net income attributable to redeemable noncontrolling interests	0.4	0.4	0.4	0.4	0.4

Net Income Attributable to Coty Inc.	0.9%	2.1%	1.5%	1.8%	3.0%

Discussed below are our consolidated results of operations and the results of operations for each reportable segment. In order to enhance an investor’s understanding of our performance, certain fiscal 2011 financial measures are presented excluding the impact of the consolidation of the four companies we acquired in fiscal 2011: OPI and Dr. Scheller, operating in the Color Cosmetics segment, and Philosophy and TJoy, operating in the Skin & Body Care segment. Our Condensed Consolidated Statements of Operations and Consolidated Statements of Operations include the results of the 2011 Acquisitions from the date they were acquired, which was January 14, 2011 for TJoy, January 3, 2011 for Dr. Scheller, December 20, 2010 for OPI and December 17, 2010 for Philosophy. See Note 4, “Acquisitions” in our notes to Condensed Consolidated Statements of Operations and Consolidated Financial Statements.

NINE MONTHS ENDED MARCH 31, 2012 AS COMPARED TO NINE MONTHS ENDED MARCH 31, 2011

NET REVENUES

(in millions)	Nine Months Ended March 31,		Change %
	2012	2011
Net revenues (excluding revenues related to 2011 Acquisitions)	$3,130.4	$2,904.6	8%
Revenues generated from 2011 Acquisitions	457.5	166.0	>100%

Net revenues	$3,587.9	$3,070.6	17%

In the nine months ended March 31, 2012, net revenues increased 17%, or $517.3, to $3,587.9 from $3,070.6 in the nine months ended March 31, 2011, approximately 1% of which was the result of foreign exchange rate fluctuations. The combined acquisitions of OPI, Philosophy, Dr. Scheller and TJoy contributed $291.5 to this increase. The increase for the 2011 Acquisitions was primarily due to the inclusion of the 2011 Acquisitions for the full nine month period ended March 31, 2012. For the nine month period ended March 31, 2011, the 2011 Acquisitions were only included in net revenues from the respective dates of acquisition.

Net Revenues by Segment

(in millions)	Nine Months Ended March 31,		Change %
	2012	2011
NET REVENUES
Fragrances	$1,988.2	$1,875.7	6%

Color Cosmetics (excluding revenues related to 2011 Acquisitions)	$779.9	$678.8	15%
Revenues generated from 2011 Acquisitions	264.4	88.7	>100%

Color Cosmetics	$1,044.3	$767.5	36%

Skin & Body Care (excluding revenues related to 2011 Acquisitions)	$362.3	$350.1	3%
Revenues generated from 2011 Acquisitions	193.1	77.3	>100%

Skin & Body Care	$555.4	$427.4	30%

Total	$3,587.9	$3,070.6	17%

Fragrances

In the nine months ended March 31, 2012, net revenues of Fragrances increased 6%, or $112.5, to $1,988.2 from $1,875.7 in the nine months ended March 31, 2011, approximately 1% of which was the result of foreign exchange rate translation. The increase was primarily due to strong growth of our products in the prestige market resulting from new product launches. Higher net revenues from Calvin Klein and Marc Jacobs and new launches Roberto Cavalli and Bottega Veneta contributed to that increase. The incremental growth in Calvin Klein was driven by the launches of CK One Shock and Forbidden Euphoria, while growth in Marc Jacobs was driven by new launches Oh Lola! and Daisy Marc Jacobs Eau So Fresh along with higher net revenues in existing brand Daisy Marc Jacobs. Higher net revenues from Playboy, Beyoncé and new launch Shine by Heidi Klum in the mass market also contributed to segment growth. Improved results from Playboy reflect the success of recent launches Play it Rock and Playboy London while growth in Beyoncé is primarily due to new launch Beyoncé Pulse. These increases in net revenues were partially offset by lower net revenues from existing brands that are later in their life cycles.

Color Cosmetics

In the nine months ended March 31, 2012, net revenues of Color Cosmetics increased 36%, or $276.8, to $1,044.3 from $767.5 in the nine months ended March 31, 2011, approximately 1% of which was the result of foreign exchange rate fluctuation. The increase for this segment includes an increase in net revenues from the acquisitions of OPI and Dr. Scheller of $175.7. The increase for the 2011 Acquisitions was primarily due to the inclusion of OPI and Dr. Scheller in net revenues for the full nine month period ended March 31, 2012. For the nine month period ended March 31, 2011, OPI and Dr. Scheller were only included in net revenues from the respective dates of acquisition. For the nine months ended March 31, 2011, net revenues included $12.0 of third party product distribution by Dr. Scheller that did not reoccur in fiscal 2012.

Excluding the incremental net revenues from the 2011 Acquisitions, the Color Cosmetics segment grew 15%. Sally Hansen drove growth for the segment primarily reflecting increased net revenues in Salon Effects, Xtreme Wear and new launch Crackle Overcoat. Strong net revenues in the U.S. made up more than half of the Sally Hansen brand’s increase, while the brand also benefitted from expanded distribution in Russia and Australia. Increased net revenues in Rimmel reflect the success of new launches Rimmel Wake Me Up and Rimmel Kate along with growth in existing Rimmel products Glam’eyes and Volume Flash. Higher net revenues in the Rimmel brand were also due to expanded distribution in Australia and France, expansion of the brand in China through the TJoy distribution channel, and growth in the U.K. as a result of strong promotional activity to keep in line with competitor activity and achieve share growth. Also contributing to segment growth were higher net revenues in Astor, following its rollout in one of our key retailers in Germany, and N.Y.C. New York Color, primarily driven by higher net revenues in existing brands in the U.S.

Skin & Body Care

In the nine months ended March 31, 2012, net revenues of Skin & Body Care increased 30%, or $128.0, to $555.4 from $427.4 in the nine months ended March 31, 2011, approximately 1% of which was the result of foreign exchange rate translation. The increase in this segment includes an increase as a result of the acquisitions of Philosophy and TJoy, which contributed incremental net revenues to the segment of $115.8. The increase for the 2011 Acquisitions was primarily due to the inclusion of TJoy and Philosophy in net revenues for the full nine month period ended March 31, 2012. For the nine month period ended March 31, 2011, TJoy and Philosophy were only included in net revenues from the respective dates of acquisition.

Excluding the impact of the acquisitions, Skin & Body Care net revenues increased 3%, or $12.2. This increase is due to higher net revenues of adidas as the brand benefitted from expansion in China through the TJoy distribution channel and growth in Russia. adidas growth also reflected the launch of an exclusive program with one of our key customers in the U.S. in January 2012, as well as success of the re-launch program that was implemented in fiscal 2010 in developed European markets. Offsetting growth from adidas were declines in net revenues in the Lancaster brand primarily reflecting lower sales of sun care products as the European prestige sun care market experienced a difficult summer season.

Net Revenues by Geographic Regions

In addition to our reporting segments, management also analyzes our net revenues by geographic region. We define our geographic regions as Americas (comprising North, Central and South America), EMEA (comprising Europe, the Middle East and Africa) and Asia Pacific (comprising Asia and Australia).

(in millions)	Nine Months Ended March 31,		Change %
	2012	2011
NET REVENUES
Americas (excluding revenues related to 2011 Acquisitions)	$1,086.3	$1,002.9	8%
Revenues generated from 2011 Acquisitions	357.7	114.5	>100%

Americas	$1,444.0	$1,117.4	29%

EMEA (excluding revenues related to 2011 Acquisitions)	$1,690.4	$1,610.4	5%
Revenues generated from 2011 Acquisitions	54.3	26.9	>100%

EMEA	$1,744.7	$1,637.3	7%

Asia Pacific (excluding revenues related to 2011 Acquisitions)	$353.7	$291.3	21%
Revenues generated from 2011 Acquisitions	45.5	24.6	85%

Asia Pacific	$399.2	$315.9	26%

Total	$3,587.9	$3,070.6	17%

Americas

In the nine months ended March 31, 2012, net revenues in the Americas increased 29%, or $326.6, to $1,444.0 from $1,117.4 in the nine months ended March 31, 2011. OPI and Philosophy contributed $243.2 to the increase. The increase for OPI and Philosophy was primarily due to the inclusion of these acquisitions in net revenues for the full nine month period ended March 31, 2012. For the nine month period ended March 31, 2011, these acquisitions were only included in net revenues from the respective dates of acquisition.

Excluding incremental revenues from OPI and Philosophy, net revenues increased 8% primarily driven by higher net revenues in our U.S. operating subsidiary. The improvement in the U.S. reflects strong net revenues growth in the Color Cosmetics segment driven by successful nail product launches from Sally Hansen. Fragrances also contributed to higher net revenues in the U.S., primarily reflecting net revenues growth in the Calvin Klein and Playboy brands. Net revenues in our travel retail and export business in the region increased, reflecting recent Calvin Klein fragrance launches, increased net revenues in Marc Jacobs and Chloé and new launch Roberto Cavalli. Growth in Canada primarily reflects higher net revenues in the Color Cosmetics segment, driven by Sally Hansen and Rimmel, and the positive impact of foreign currency translation. Foreign currency translation had an overall immaterial impact on net revenues in the Americas.

EMEA

In the nine months ended March 31, 2012, net revenues in EMEA increased 7%, or $107.4, to $1,744.7 from $1,637.3 in the nine months ended March 31, 2011, approximately 1% of which was the result of foreign exchange rate translation. Dr. Scheller, Philosophy and OPI contributed $27.4 to the increase. The increase for Dr. Scheller, Philosophy and OPI was primarily due to the inclusion of these acquisitions in net revenues for the full nine month period ended March 31, 2012. For the nine month period ended March 31, 2011, these acquisitions were only included in net revenues from the respective dates of acquisition. For the nine month period ended March 31, 2011, net revenues included $12.0 of third party product distribution by Dr. Scheller that did not reoccur in fiscal 2012.

Excluding incremental net revenues related to the acquisitions, net revenues increased 5% reflecting growth in most key markets in the region, primarily in Germany, the U.K. and France. Improvement in Germany primarily reflects higher net revenues in the Fragrances segment primarily driven by recent launches in Heidi Klum, Chloé, Jil Sander and Marc Jacobs, and higher revenues in the Color Cosmetics segment following the successful rollout of Astor in one of our key retailers. Net revenues growth in the U.K. reflects growth in each of the segments with the largest increases primarily driven by the Calvin Klein, Rimmel, Beyoncé, adidas and Marc Jacobs brands, while higher net revenues in France primarily reflect growth in Playboy, Calvin Klein and Rimmel.

Asia Pacific

In the nine months ended March 31, 2012, net revenues in Asia Pacific increased 26%, or $83.3, to $399.2 from $315.9 in the nine months ended March 31, 2011, approximately 4% of which was the result of foreign exchange rate translation. The increase reflects the implementation of our strategy to strengthen existing distribution and expand our geographic presence in Asia, particularly in China. TJoy and OPI contributed $20.9 to the increase. The increase for TJoy and OPI was primarily due to the inclusion of these acquisitions in net revenues for the full nine month period ended March 31, 2012. For the nine month period ended March 31, 2011, these acquisitions were only included in net revenues from the respective dates of acquisition.

Excluding incremental net revenues related to the acquisitions, net revenues in the region increased 21%, reflecting growth in all countries and each product segment. Net revenues in China continue to grow, primarily due to the expansion of the adidas brand through the TJoy distribution channel. Higher net revenues in our travel retail and export business in the region reflect strong growth in the Fragrances segment primarily due to Marc Jacobs, Calvin Klein and higher net revenues in the adidas brand. Higher net revenues in Australia reflect expanded distribution of Rimmel, Sally Hansen and Playboy, innovation in Calvin Klein and Marc Jacobs, and favorable impact from foreign currency translation.

COST OF SALES

(in millions)	Nine Months Ended March 31,		Change %
	2012	2011
Cost of sales (excluding 2011 Acquisitions)	$1,236.2	$1,140.1	8%
% of Net revenues	39.5%	39.3%
2011 Acquisitions	187.4	75.9	>100%

Reported Cost of sales	$1,423.6	$1,216.0	17%

% of Net revenues	39.7%	39.6%

In the nine months ended March 31, 2012, cost of sales increased 17%, or $207.6, to $1,423.6 from $1,216.0 in the nine months ended March 31, 2011. Cost of sales as a percentage of total net revenues increased to 39.7% in the nine months ended March 31, 2012 from 39.6% in the nine months ended March 31, 2011, resulting in a gross margin decline of 0.1 percentage points as a percentage of net revenues. Excluding acquisitions, gross margin declined 0.2 percentage points reflecting a negative mix impact due to higher growth in products with lower than average gross margins, such as Playboy products in Fragrances and products in Color Cosmetics, partially offset by lower obsolescence and freight expense as a percentage of net revenues along with savings reflecting the continued success of our supply chain savings program. The increase of cost of sales relating to the 2011 Acquisitions was primarily due to the inclusion of these acquisitions in cost of sales for the full nine month period ended March 31, 2012. For the nine month period ended March 31, 2011, these acquisitions were only included in cost of sales from the respective dates of acquisition.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(in millions)	Nine Months Ended March 31,		Change %
	2012	2011
Selling, general and administrative expenses (excluding 2011 Acquisitions)	$1,542.7	$1,445.7	7%
% of Net revenues	49.3%	49.8%
2011 Acquisitions	154.7	55.6	>100%

Reported Selling, general and administrative expenses	$1,697.4	$1,501.3	13%

% of Net revenues	47.3%	48.9%

Selling, general and administrative expenses as a percentage of net revenues decreased to 47.3% in the nine months ended March 31, 2012 as compared with 48.9% in the nine months ended March 31, 2011. Excluding acquisitions, selling, general and administrative expenses decreased 0.5 points as a percentage of net revenues primarily reflecting lower fixed costs as a percentage of net revenues offset by higher share-based compensation expense as a percentage of net revenues. The increase in share-based compensation expense primarily reflects the impact of an increase in the estimated value of our common stock, with most of the change attributable to the fair value adjustment on common stock purchased by directors as part of a share purchase program introduced in September 2011. See “Critical Accounting Policies and Estimates—Common Stock Valuations” for a description of the factors that impact the valuation of our common stock. The reduction in fixed costs as a percentage of net revenues reflects our focus on cost containment and tight controls on spending.

The increase in selling, general and administrative expenses for the 2011 Acquisitions was primarily due to the inclusion of these acquisitions in the full nine month period ended March 31, 2012. For the nine month period ended March 31, 2011, these acquisitions were only included in selling, general and administrative expenses from the respective dates of acquisition.

OPERATING INCOME

In the nine months ended March 31, 2012, operating income increased 9%, or $23.2, to $275.9 from 252.7 in the nine months ended March 31, 2011. Operating margin, or operating income as a percentage of net revenues, decreased by 0.5 percentage points to 7.7% of net revenues in the nine months ended March 31, 2012 as compared to 8.2% in the nine months ended March 31, 2011. This margin deterioration primarily reflects a 3.2 percentage point increase in asset impairment charges and amortization, partially offset by a 2.8 percentage point improvement due to lower selling, general and administrative expenses, restructuring costs and acquisition-related costs.

Operating Income by Segments

(in millions)	Nine Months Ended March 31,		Change %
	2012	2011
OPERATING (LOSS)/INCOME
Fragrances	$322.2	$273.0	18%

Color Cosmetics (excluding 2011 Acquisitions)	$82.7	$64.9	27%
2011 Acquisitions	93.3	26.3	>100%

Color Cosmetics	$176.0	$91.2	93%

Skin & Body Care (excluding 2011 Acquisitions)	$30.0	$17.1	75%
2011 Acquisitions	(103.4)	9.8	<(100%)

Skin & Body Care	$(73.4)	$26.9	<(100%)

Corporate	$(148.9)	$(138.4)	(8%)

Total	$275.9	$252.7	9%

Fragrances

In the nine months ended March 31, 2012, operating income for Fragrances increased 18%, or $49.2, to $322.2 from $273.0 in the nine months ended March 31, 2011. Improved results reflect increased net revenues, primarily from recently launched fragrances with higher margins in the prestige market, and improvements in selling, general and administrative expenses as a percentage of net revenues. These improvements were partially offset by higher cost of sales as a percentage of net revenues.

Color Cosmetics

In the nine months ended March 31, 2012, operating income for Color Cosmetics increased 93%, or $84.8, to $176.0 from $91.2 in the nine months ended March 31, 2011. Excluding results from OPI and Dr. Scheller, operating income for the segment increased 27%. This increase reflects higher net revenues and improvement in cost of sales as a percentage of net revenues and in selling, general and administrative expenses as a percentage of net revenues.

Skin & Body Care

In the nine months ended March 31, 2012, operating income for Skin & Body Care decreased $100.3, to ($73.4) from $26.9 in the nine months ended March 31, 2011, primarily reflecting current year asset impairment charges of certain trademarks related to the TJoy and Philosophy acquisitions of $58.0 and $41.5, respectively. Asset impairment charges reflect lower actual and projected sales than originally anticipated at the time of the respective acquisitions. See “Asset Impairment Charges.” Excluding results from Philosophy and TJoy, operating income for the segment increased 75% reflecting higher net revenues and lower selling, general and administrative expenses.

Corporate

Corporate primarily includes share-based compensation expense adjustment, restructuring charges and other corporate expenses not directly relating to our operating activities. These items are included in Corporate since we consider them to be Corporate responsibilities, and these items are not used by our management to measure the underlying performance of the segments.

Corporate includes share-based compensation expense adjustment of $108.6 and $70.4 for the nine months ended March 31, 2012 and 2011 respectively, relating to (i) the difference between share-based compensation expense accounted for under equity plan accounting and under liability plan accounting for the recurring nonqualified stock option awards and director-owned and employee-owned shares, restricted shares, and restricted stock units and (ii) all costs associated with the special incentive award granted in fiscal 2011, vesting of which is contingent upon completion of our initial public offering.

Adjusted Operating Income

We believe that Adjusted Operating Income further enhances the investors’ understanding of our operating performance. See “Summary Consolidated Financial Data—Non-GAAP Financial Measures.”

Reconciliation of reported operating income to Adjusted Operating Income:

(in millions)	Nine Months Ended March 31,		Change %
	2012	2011
Reported Operating Income	$275.9	$252.7	9%
% of Net revenues	7.7%	8.2%
Share-based compensation expense adjustment	108.6	70.4	54%
Reported Operating Income adjusted for share-based compensation adjustment	$384.5	$323.1	19%
% of Net revenues	10.7%	10.5%
Other adjustments:
Asset impairment charges	102.0	—	N/A
Acquisition-related costs(a)	16.6	31.7	(47%)
Business structure realignment programs	10.5	7.9	33%
Real estate consolidation program	6.8	—	N/A
Restructuring costs	3.9	28.0	(86%)

Total other adjustments to Reported Operating Income	139.8	67.6	>100%

Adjusted Operating Income	$524.3	$390.7	34%

% of Net revenues	14.6%	12.7%

(a)

Acquisition-related costs include items in addition to what is recorded in acquisition-related costs of $8.4 and $18.3 for the nine months ended March 31, 2012 and 2011, respectively, in the Condensed Consolidated Statements of Operations. Additional items include internal integration costs and acquisition accounting adjustments. See “Acquisition-Related Costs.”

In the nine months ended March 31, 2012, Adjusted Operating Income increased 34%, or $133.6, to $524.3 from $390.7 in the nine months ended March 31, 2011. Adjusted operating margin improved 1.9 points as a percentage of net revenues to 14.6% of net revenues in the nine months ended March 31, 2012 as compared with 12.7% in the nine months ended March 31, 2011. Excluding operating income attributable to the acquisitions, Adjusted Operating Income increased 23%, or $80.4, to $435.0 in the nine months ended March 31, 2012 from $354.6 in the nine months ended March 31, 2011. This increase reflects strong net revenues growth and improvement in operating margin of 1.7 points as a percentage of net revenues primarily reflecting lower selling, general and administrative expenses as a percentage of net revenues.

Share-Based Compensation Adjustment

Share-based compensation expense as currently calculated under liability plan accounting was $132.9 and $87.9 in the nine months ended March 31, 2012 and 2011, respectively, included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. The change in share-based compensation expense primarily reflects the impact of an increase in the underlying value of common stock on the share-based awards, with most of the change attributable to the fair value adjustment on common stock purchased by directors as part of a share purchase program introduced in September 2011. See “Critical Accounting Policies and Estimates—Common Stock Valuations” for a description of the factors that impact the valuation of our common stock.

Share-based compensation expense adjustment included in the calculation of the Adjusted Operating Income was $108.6 and $70.4 in the nine months ended March 31, 2012 and 2011, respectively. Share-based compensation expense adjustment consists of (i) the difference between share-based compensation expense accounted for under equity plan accounting and under liability plan accounting for the recurring nonqualified stock options and director-owned and employee-owned shares, restricted shares, and restricted stock units and (ii) all costs associated with the special incentive award granted in fiscal 2011, vesting of which is contingent upon completion of our initial public offering. See “Critical Accounting Policies and Estimates—Share-Based Compensation.”

Senior management evaluates operating performance of our segments based on the share-based expense calculated under equity plan accounting for the recurring stock option awards, share-based awards, and director-owned and employee-owned shares, and we follow the same treatment of the share-based compensation for the financial covenant compliance calculations under our debt agreements. See “Summary Consolidated Financial Data—Non-GAAP Financial Measures.” Share-based compensation expense calculated under equity plan accounting for the recurring nonqualified stock option awards and director-owned and employee-owned shares, restricted shares and restricted stock units is reflected in the operating results of the segments. Share-based compensation adjustment is included in Corporate. See Note 3 “Segment Reporting” in our notes to Condensed Consolidated Financial Statements.

Upon completion of the initial public offering, we will account for share-based compensation under equity plan accounting. See “Critical Accounting Policies and Estimates—Share-Based Compensation.” To improve consistency of results before and after the initial public offering, as well as to improve comparability with other publicly traded companies, we only include share-based compensation under equity plan accounting on the recurring awards in Adjusted Operating Income.

Asset Impairment Charges

In the nine months ended March 31, 2012, asset impairment charges of $102.0 were reported in the Condensed Consolidated Statements of Operations and were included in the Skin & Body Care segment and Corporate of $99.5 and $2.5, respectively. The impairment in the Skin & Body Care segment represents a reduction in the carrying value of certain trademarks with indefinite lives. This impairment was primarily attributable to reductions in both actual and projected revenues, reflecting weaker volumes of selected Skin & Body Care products related to the TJoy and Philosophy acquisitions. For TJoy, where the trademark impairment charge was $58.0, our business performance was impacted by unanticipated leadership changes and less favorable trade conditions than anticipated in the projections at the time of the acquisition. For Philosophy, where the trademark impairment charge was $41.5, reductions in our projections were caused by lower sales growth during the first nine months of fiscal 2012, relative to the projections used at the time of the acquisition, primarily due to lower than expected levels of new product introductions, and delays in the timing for distribution expansion into certain international markets.

Acquisition-Related Costs

In the nine months ended March 31, 2012, the Company incurred acquisition-related costs of $16.6 in connection with the acquisitions of OPI, Philosophy, Dr. Scheller, TJoy and certain due diligence and acquisition-related costs incurred in connection with certain contemplated acquisitions that were withdrawn. These costs include internal integration costs of $7.7, transaction-related costs of $8.4, and acquisition accounting adjustments of $0.5. The internal integration costs include $6.8 of expense related to amortization of a deferred brand growth charge in connection with the TJoy acquisition which is included in amortization expense in the Condensed Consolidated Statements of Operations and $0.9 of costs related to travel and consulting included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. Transaction-related costs represent external costs directly related to acquiring a company, for both completed and contemplated business combinations, and can include expenditures for finder’s fees, legal, accounting, valuation and other professional or consulting fees which are included in acquisition-related costs in the Condensed Consolidated Statements of Operations. In connection with the acquisitions, the Company recorded acquired net assets at fair value, including a fair value increase of inventories acquired of $0.5. This fair value increase of inventory resulted in an increase in cost of sales in the Condensed Consolidated Statements of Operations as the inventory was sold following the acquisition.

In the nine months ended March 31, 2011, the Company incurred acquisition-related costs of $31.7 in connection with the acquisitions of OPI, Philosophy, Dr. Scheller and TJoy. These costs include transaction-related and integration costs of $18.3, acquisition accounting adjustments of $11.7, and internal integration costs of $1.7. Transaction-related costs represent external costs directly related to acquiring a company, for both completed and contemplated business combinations, and can include expenditures for finder’s fees, legal, accounting, valuation and other professional or consulting fees. Integration costs are external, incremental costs directly related to integrating acquired businesses and can include expenditures for consulting, system integration and other professional services. Transaction-related costs and integration costs are included in acquisition-related costs in the Condensed Consolidated Statements of Operations. In connection with the acquisitions, the Company recorded acquired net assets at fair value, including a fair value increase of inventories acquired of $11.7. This fair value increase of inventory resulted in an increase in cost of sales in the Condensed Consolidated Statements of Operations as the inventory was sold following the acquisition. The internal integration costs include $1.6 of expense related to amortization of a deferred asset in connection with the TJoy acquisition which is included in amortization expense in the Condensed Consolidated Statements of Operations and $0.1 of costs related to travel and consulting included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

In all reported periods, all acquisition-related costs are reported in Corporate.

Business Structure Realignment Programs

In the nine months ended March 31, 2012, business structure realignment program costs of $10.5 consisted of $6.0 primarily related to structural reorganization in Geneva and preparation for public entity reporting and $4.5 related to costs incurred by the Company in connection with the buy-back of distribution rights for a particular brand in selected EMEA markets.

In the nine months ended March 31, 2011, business structure realignment program costs of $7.9 consisted of accelerated asset depreciation resulting from a change in the estimated useful life of a manufacturing facility of $5.6 and $2.3 of costs related to structural reorganization in Geneva and preparation for public entity reporting.

In all reported periods, all business structure realignment program costs are recorded in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations and were included in Corporate.

Real Estate Consolidation Program

In the nine months ended March 31, 2012, real estate consolidation program costs of $6.8 consist of a lease loss in connection with the consolidation of real estate in New York. These costs were recorded in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations and were included in Corporate. We expect to incur additional costs associated with the consolidation of real estate in New York in fiscal 2013 and 2014 and we anticipate these costs to be larger than those expensed in the current fiscal year. We expect the real estate consolidation program to be completed in fiscal 2014.

Restructuring Costs

Restructuring costs consist of the following:

	Nine Months Ended March 31,
	2012	2011
Acquisition Integration Programs	$2.6	$16.9
2009 Cost Savings Program	1.3	11.1

	$3.9	$28.0

Acquisition Integration Programs

In fiscal 2011, in connection with the acquisition of Dr. Scheller, we initiated an Acquisition Integration Program. Actions and cash payments associated with the program were initiated after the acquisition and are expected to be completed by fiscal 2012. Also, in connection with the TJoy, OPI and Philosophy acquisitions, we terminated manufacturing and distribution agreements with several third parties. These terminations resulted in fees which are also included in restructuring costs and acquisition-related costs in the fiscal 2011 Consolidated Statements of Operations.

Total expenses of $2.6 and $16.9 for the nine months ended March 31, 2012 and 2011, respectively, were recorded as restructuring costs and are included in Corporate. The following table presents aggregate restructuring costs for the Acquisition Integration Program:

	Severance and Employee Benefits	Third-Party Contract Terminations	Other Exit Costs	Total
Fiscal 2011	$8.2	$10.0	$0.3	$18.5
Nine months ended March 31, 2012	0.2	2.4	—	2.6

Charges recorded through March 31, 2012	$8.4	$12.4	$0.3	$21.1

2009 Cost Savings Program

During 2009, our Board of Directors approved a multi-faceted cost savings program designed to reduce ongoing costs and improve our operating profit margins. The program is expected to result in aggregate restructuring charges of approximately $85.0 before taxes. The program includes organizational headcount reductions, workforce realignments and the outsourcing of certain North American manufacturing and distribution operations. The program, which commenced in fiscal 2009, is substantially completed and reflects a workforce reduction of approximately 1,000 employees.

Total expenses of $1.3 and $11.1 for the nine months ended March 31, 2012 and 2011, respectively, were recorded as restructuring costs and are included in Corporate. The following table presents aggregate restructuring costs for the Program:

	Severance and Employee Benefits	Third-Party Contract Terminations	Other Exit Costs	Total
Fiscal 2009	$35.3	$2.4	$1.4	$39.1
Fiscal 2010	26.5	1.6	2.5	30.6
Fiscal 2011	5.8	0.6	5.6	12.0
Nine months ended March 31, 2012	0.9	0.1	0.3	1.3

Charges recorded through March 31, 2012	$68.5	$4.7	$9.8	$83.0

INTEREST EXPENSE

Interest expense, which includes interest expense-related party and interest expense, net, was $73.6 for the nine months ended March 31, 2012 compared to $67.1 for the prior year period. Interest expense increased primarily due to the increase of debt balances related to the funding of the 2011 Acquisitions. For the nine months ended March 31, 2012, interest expense includes $8.5 primarily related to the accretion of the obligations related to the purchase of TJoy compared to $2.9 in the nine months ended March 31, 2011. The nine months ended March 31, 2011 also include a one-time acquisition-related expense of $3.6 to secure availability of funds for the 2011 Acquisitions.

OTHER EXPENSE, NET

Other expense, net for the nine months ended March 31, 2012 was $29.8 as compared with $4.8 in the nine months ended March 31, 2011, primarily driven by increased net losses of $30.9 on foreign exchange contracts. Expense for the nine months ended March 31, 2012 includes a loss of $37.4 on a foreign currency contract to hedge foreign currency exposure associated with a contemplated acquisition opportunity that was withdrawn.

INCOME TAXES

The effective rate for income taxes for the nine months ended March 31, 2012 was 66.4% as compared with 52.3% in the nine months ended March 31, 2011. The difference in the effective tax rates substantially reflects a decrease in the accrual for unrecognized tax benefits as a result of the completion of the restructuring of the Company’s international business in Geneva, Switzerland, offset by the negative tax consequences associated with TJoy’s ongoing operating losses, its impairment of trademarks and an increase in non-deductible expenses.

The effective rates vary from the U.S. federal statutory rate of 35% due to the effect of (1) jurisdictions with different statutory rates, (2) adjustments to our unrecognized tax benefits and accrued interest, (3) non-deductible expenses, and (4) valuation allowance changes.

NET INCOME ATTRIBUTABLE TO COTY INC.

In the nine months ended March 31, 2012, net income attributable to Coty Inc. decreased 48%, or $30.2, to $32.9, from $63.1 in the nine months ended March 31, 2011. This decrease primarily reflects increased other expense, net, income tax expense and interest expense (as discussed above), partially offset by higher operating income.

We believe that Adjusted Net Income Attributable to Coty Inc. provides an enhanced understanding of our performance.

(in millions)	Nine Months Ended March 31,		Change %
	2012	2011
Reported Net Income Attributable to Coty Inc.	$32.9	$63.1	(48%)
% of Net revenues	0.9%	2.1%
Share-based compensation expense adjustment(a)	108.6	70.4	54%
Change in tax provision due to share-based compensation expense adjustment(b)	20.1	(9.1)	>100%
Reported Net Income adjusted for share-based compensation adjustment	161.6	124.4	30%
% of Net revenues	4.5%	4.1%
Other adjustments to Reported Net Income Attributable to Coty Inc.:
Other adjustments to Operating Income(a)	139.8	67.6	>100%
Loss on foreign currency contract(c)	37.4	—	N/A
Acquisition-related interest expense(d)	8.5	6.5	31%

Total other adjustments to Reported Net Income Attributable to Coty Inc.	185.7	74.1	>100%
Change in tax provision due to other adjustments to Reported Net Income Attributable to Coty Inc.(b)	(53.3)	(4.4)	<(100%)
Tax impact on foreign income inclusion(e)	9.0	45.2	(80%)

Adjusted Net Income Attributable to Coty Inc.	$303.0	$239.3	27%

% of Net revenues	8.4%	7.8%

(a)	See “Reconciliation of Operating Income to Adjusted Operating Income.”

(b)

In accordance with ASC 740 (“Accounting for Income Taxes”), the Company is required to calculate its annual effective tax rate (“ETR”) utilizing the latest available information at each interim period and records its provision for income taxes using the ETR. The tax adjustments reflected in this table assumes that the ETR has been recalculated and normalized taking into account the elimination of the adjustments to operating income. The normalized ETR was utilized in calculating the net change to the interim tax expense as a result of such adjustments. Primarily due to the quarterly timing of our adjustments to operating income, the tax rate applicable to each individual adjustment to operating income is different than the implied rate presented herein.

(c)

Loss on foreign currency contract to hedge foreign currency exposure associated with a contemplated acquisition opportunity that was withdrawn. Included in other expense, net in the Condensed Consolidated Statements of Operations.

(d)

Interest expense for the nine months ended March 31, 2012 associated with the obligations related to the purchase of TJoy. For the nine months ended March 31, 2011, interest expense associated with the obligations related to the purchase of TJoy and a one-time expense to secure availability of funds under a $700 90-day credit facility for the 2011 Acquisitions. Included in interest expense, net in the Condensed Consolidated Statements of Operations.

(e)

Effective fiscal 2012, the Company implemented certain changes to its organization structure, including manufacturing and product development processes. As a result of such structural changes, going forward tax expense associated with our foreign-based income will be reduced. Included in provision for income taxes in the Condensed Consolidated Statements of Operations.

FISCAL 2011 AS COMPARED TO FISCAL 2010 AND FISCAL 2010 AS COMPARED TO FISCAL 2009

NET REVENUES

(in millions)	Year Ended June 30,			Change %
	2011	2010	2009	2011/2010	2010/2009
Net revenues (excluding revenues related to 2011 Acquisitions)	$3,746.4	$3,482.9	$3,379.3	8%	3%
Revenues generated from 2011 Acquisitions	339.7	—	—	N/A	N/A

Net revenues	$4,086.1	$3,482.9	$3,379.3	17%	3%

In fiscal 2011, net revenues increased 17%, or $603.2, to $4,086.1 from $3,482.9 in fiscal 2010, approximately 1% of which was the result of foreign exchange rate translation. The acquisitions of OPI, Philosophy, Dr. Scheller and TJoy contributed 9%, or $339.7, to the increase. Excluding incremental net revenues from the acquisitions, net revenues increased 8% to $3,746.4 in fiscal 2011. Fragrances drove organic growth among segments followed by Color Cosmetics reflecting new product launches in both segments. The increase also reflects growth across all three geographic regions, with the largest increase in EMEA.

In fiscal 2010, net revenues increased 3%, or $103.6, to $3,482.9, from $3,379.3 in fiscal 2009, approximately 1% of which was the result of foreign exchange rate translation. The increase was primarily the result of general improvement in the global economy, success of new product launches in Fragrances and Color Cosmetics, and our expansion in Russia.

Net Revenues by Segment

(in millions)	Year Ended June 30,			Change %
	2011	2010	2009	2011/2010	2010/2009
NET REVENUES
Fragrances	$2,325.3	$2,113.3	$2,041.2	10%	4%

Color Cosmetics (excluding revenues related to 2011 Acquisitions)	$948.0	$891.0	$830.0	6%	7%
Revenues generated from 2011 Acquisitions	195.2	—	—	N/A	N/A

Color Cosmetics	$1,143.2	$891.0	$830.0	28%	7%

Skin & Body Care (excluding revenues related to 2011 Acquisitions)	$473.1	$478.6	$508.1	(1%)	(6%)
Revenues generated from 2011 Acquisitions	144.5	—	—	N/A	N/A

Skin & Body Care	$617.6	$478.6	$508.1	29%	(6%)

Total	$4,086.1	$3,482.9	$3,379.3	17%	3%

Fragrances

In fiscal 2011, net revenues of Fragrances increased 10%, or $212.0, to $2,325.3 from $2,113.3 in fiscal 2010. Increased net revenues from Calvin Klein, Chloé, Davidoff and Marc Jacobs in the prestige market contributed to the total increase in the segment, in part due to the launches of Calvin Klein Beauty, Love, Chloé, Davidoff Champion, Marc Jacobs Bang and Daisy Marc Jacobs Eau So Fresh. Products in the mass market also contributed to segment growth with higher net revenues from the Playboy, Guess? and Beyoncé brands, including recent launches of Playboy Female, Playboy New York, Guess? Seductive and Beyoncé Heat Rush. The segment also benefitted from the global roll-out of Beyoncé Heat and a full year of sales of that product whose effect was only partially observed in fiscal 2010 as a result of a mid-year launch. These increased net revenues were partially offset by lower net revenues from existing brands that are later in their life cycles.

In fiscal 2010, net revenues of Fragrances increased 4%, or $72.1, to $2,113.3 from $2,041.2 in fiscal 2009, approximately 2% of which reflects the positive foreign currency translation impact and growth through the launch of new products. Higher net revenues from the Marc Jacobs, Calvin Klein and Balenciaga brands in the prestige market were primarily driven by the launches of Marc Jacobs Lola, ck Free by Calvin Klein and Balenciaga. Products in the mass market contributed to segment growth with increased net revenues from Playboy brand launches Hollywood, Vegas, Miami, Malibu and Ibiza along with the launches of Beyoncé, Guess? and Faith Hill. The segment also benefitted from continued success of the Chloé Signature and Halle Berry fragrances. These increases were partially offset by lower net revenues from existing brands.

Color Cosmetics

In fiscal 2011, net revenues of Color Cosmetics increased 28%, or $252.2, to $1,143.2 from $891.0 in fiscal 2010, approximately 1% of which was the result of foreign currency translations. The increase was primarily due to net revenues earned from the acquisitions of OPI and Dr. Scheller of $195.2 in fiscal 2011. Excluding these incremental net revenues, the Color Cosmetics segment grew 6%. Rimmel drove growth for the segment with increased net revenues reflecting the success of the Rimmel Lash Accelerator mascara launch and higher net revenues from existing Rimmel products. Strong net revenues in the U.S. made up half of the Rimmel brand’s increase in fiscal 2011 driven by successful product launches. Also contributing to segment growth were higher net revenues of Sally Hansen, reflecting new launches and expansion into international markets, primarily Russia and Australia. N.Y.C. New York Color, Astor, Miss Sporty and Cutex brands also contributed to the segment growth.

In fiscal 2010, net revenues of Color Cosmetics increased 7%, or $61.0, to $891.0 from $830.0 in fiscal 2009, primarily reflecting growth due to new product launches. Sally Hansen drove growth for the segment with increased net revenues, reflecting the strong product launches of Insta Dri Fast Dry Nail Color, Complete Salon Manicure, Special Effects and Diamond Strength Nail Color. Increased net revenues of Rimmel, due to the brand’s launch in Russia, and increased net revenues of New York Color also contributed to segment growth. These increases were partially offset by lower net revenues of Astor, particularly in Spain and Germany.

Skin & Body Care

In fiscal 2011, net revenues of Skin & Body Care increased 29%, or $139.0, to $617.6 from $478.6 in fiscal 2010. The acquisitions of Philosophy and TJoy contributed incremental net revenues to the segment of $144.5 in fiscal 2011. Excluding the impact of the acquisitions, the Skin & Body Care segment experienced a decline of 1% in net revenues driven primarily by lower net revenues from the adidas brand. However, this decline was partially offset by growth of the Lancaster brand. Unfavorable trends in net revenues for adidas reflected the impact of market pressures in developed markets. In fiscal 2010, we initiated a strategically focused re-launch program in developed markets aimed at increased investment spending for the adidas brand. While the program had some success, it was not sufficient to reverse the negative trends affecting the adidas brand in fiscal 2011 in those markets. The adidas brand continued to benefit from expansion in Russia, and we have further expansion plans for this brand in emerging markets, particularly in China. Net revenues attributable to the Lancaster brand increased 5% reflecting solid performance of sun care products.

In fiscal 2010, net revenues of Skin & Body Care decreased 6%, or $29.5 to $478.6 from $508.1 in fiscal 2009. This decline was primarily due to lower net revenues of adidas. The adidas brand experienced a decline in most established markets due to competitive market pressures arising from the launch of new male skin and body care brands. As discussed above, the Company initiated a strategically focused re-launch program aimed at increasing investment spending for the brand in fiscal 2010. Also contributing to the decline in the segment was a decrease in net revenues from Lancaster. While the brand benefitted from higher net revenues of Lancaster Retinology and incremental net revenues from the launch of Lancaster Skin Therapy, this improvement only partially offset the net revenues decline in other existing Lancaster skin care lines.

Net Revenues by Geographic Regions

In addition to our reporting segments, management also analyzes our revenues by geographic region. We define our geographic regions as Americas (comprising North, Central and South America), EMEA (comprising Europe, the Middle East and Africa) and Asia Pacific (comprising Asia and Australia).

(in millions)	Year Ended June 30,			Change %
	2011	2010	2009	2011/2010	2010/2009
NET REVENUES
Americas (excluding revenues related to 2011 Acquisitions)	$1,288.9	$1,244.3	$1,241.5	4%	0%
Revenues generated from 2011 Acquisitions	233.0	—	—	N/A	N/A

Americas	$1,521.9	$1,244.3	$1,241.5	22%	0%

EMEA (excluding revenues related to 2011 Acquisitions)	$2,069.1	$1,917.3	$1,871.7	8%	2%
Revenues generated from 2011 Acquisitions	59.9	—	—	N/A	N/A

EMEA	$2,129.0	$1,917.3	$1,871.7	11%	2%

Asia Pacific (excluding revenues related to 2011 Acquisitions)	$388.4	$321.3	$266.1	21%	21%
Revenues generated from 2011 Acquisitions	46.8	—	—	N/A	N/A

Asia Pacific	$435.2	$321.3	$266.1	35%	21%

Total	$4,086.1	$3,482.9	$3,379.3	17%	3%

Americas

In fiscal 2011, net revenues in the Americas increased 22%, or $277.6, to $1,521.9 from $1,244.3 in fiscal 2010. OPI and Philosophy contributed $233.0 to this increase compared to fiscal 2010. Excluding incremental net revenues from OPI and Philosophy, growth in the region of 4% was driven by higher net revenues in our travel retail and export business in the region and our U.S. operating subsidiaries, reflecting an improved retail environment and successful launches in the Fragrances and Color Cosmetics segments. Net revenues in travel retail and export in the Americas grew approximately 24% compared to the prior fiscal year, as the business benefitted from increased airport passenger traffic and strong growth from Calvin Klein. Higher net revenues of recent fragrance launches in the prestige market also contributed to the growth in travel retail and export in the Americas. In the U.S., net revenues were up 2%, or $23.2, to $957.3 from $934.1 in fiscal 2010, driven primarily by growth of our mass market products. Full-year sales of Guess? and Beyoncé brand products whose effect was only partially observed in fiscal 2010 as a result of a mid-year launch, combined with new launches for these brands in fiscal 2011, contributed to growth in the U.S., along with incremental net revenues of Rimmel driven by new product launches. These increases were partially offset by lower net revenues of existing brands Beckham, Stetson, Jovan and adidas. Higher fragrances net revenues in the prestige market reflected an improved retail environment in U.S. department stores compared to prior year. Contributing to the increase were incremental net revenues from the launches of Calvin Klein Beauty and Love, Chloé along with higher net revenues from existing brands Vera Wang and Davidoff Cool Water. These increased net revenues in the U.S. were partially offset by declining net revenues of Harajuku Lovers by Gwen Stefani.

In fiscal 2010, net revenues in the Americas of $1,244.3 were flat compared to fiscal 2009 as growth in travel retail and export in the region and Canada along with a positive impact of foreign currency exchange fluctuation of 1% were offset by a decline in the U.S. market. Net revenues in travel retail and export in the Americas increased 27% from fiscal 2009 as the business benefitted from an increase in global airline passenger traffic and new product launches. Canada contributed to regional growth, driven by new product launches and the favorable impact of foreign currency translation. In the U.S., net revenues declined 3%, or $31.5, to $934.1 from $965.6 in fiscal 2009 due to general economic conditions that had a negative impact on net revenues. This negative impact was primarily in the prestige market where certain of our department store customers faced ongoing challenges. The decline in net revenues for our existing fragrances in the prestige market was partially offset by incremental net revenues from the recent launches of Marc Jacobs Lola and SJP NYC, the launch of Balenciaga, and higher net revenues from existing brand Chloé. Performance of our products in U.S. mass retail was less affected by the economic crisis than those in prestige retail, resulting in a slight increase in our net revenues in the U.S. mass market compared to the prior fiscal year. Strong growth for Sally Hansen, along with the launch of Faith Hill and Beyoncé fragrances, contributed to growth in the U.S. These increases were almost entirely offset by declines in net revenues of our existing fragrances in the mass market, decline in net revenues in the adidas brand and a decrease in distribution and service fee income.

EMEA

In fiscal 2011, net revenues in EMEA increased 11%, or $211.7, to $2,129.0 from $1,917.3 in fiscal 2010, which includes the negative impact of foreign currency exchange translation of 1%. Excluding incremental net revenues from the acquisition of Dr. Scheller of $59.9, net revenues increased 8%, driven by travel retail and export in the region and Russia. Higher net revenues in our travel retail and export business in EMEA reflected continued net revenues growth in upscale designer fragrances and increased airport travel. The opening of our Russian subsidiary in fiscal 2010 contributed to our results driven by the launch of the Sally Hansen brand and net revenues growth in adidas, Rimmel, Calvin Klein and Chloé. Strong growth in the U.K., the Middle East, Spain, Italy and the Netherlands also generated incremental net revenues for the region. These increases were partially offset by declines in Greece and Portugal where the economic conditions remained difficult, as well as lower net revenues in Romania and Hungary. Despite the unfavorable impact of foreign currency translation resulting from the decline of the euro exchange rate, eurozone countries still contributed strong growth to the region.

In fiscal 2010, net revenues in EMEA increased 2%, or $45.6, to $1,917.3 from $1,871.7 in fiscal 2009. Reflecting our strategy to strengthen our geographical presence in emerging markets, the opening of our new Russian subsidiary drove growth in the region. Increased net revenues in Germany, France, the Middle East and Italy reflected an improved retail environment, the impact of the global roll-out of the Playboy brand and the success of new launches. Partially offsetting these increases were lower net revenues in Spain, Greece and Eastern Europe, reflecting the economic situation in those markets. In addition, results for Eastern Europe were impacted by currency devaluations in the Czech Republic and Hungary.

Asia Pacific

In fiscal 2011, net revenues in Asia Pacific increased 35%, or $113.9, to $435.2 from $321.3 in fiscal 2010, approximately 6% of which was the result of foreign currency translations. The increase reflects our strategy to strengthen and expand our geographical presence in Asia. TJoy and OPI contributed $46.8 to the increase. Excluding incremental net revenues related to acquisitions, growth in the region was driven by strong performance in travel retail and export in the region and in Australia. Our travel retail and export business in Asia Pacific contributed to the increase, driven by continued demand for upscale designer fragrances. Strong performance in travel retail and export in Korea, Taiwan and China outpaced declining net revenues in Japan after the March 2011 earthquake. Net revenues growth in Australia reflects strong performance of Rimmel, Sally Hansen, Calvin Klein and Marc Jacobs as well as a significant benefit from foreign currency translation.

In fiscal 2010, net revenues in Asia Pacific increased 21%, or $55.2, to $321.3 from $266.1 in fiscal 2009 approximately 8% of which was the result of foreign exchange rate translation. The increase reflects higher net revenues in Australia, travel retail and export in the region and Hong Kong, as well as the positive impact of the strengthening Australian dollar. Net revenues growth in Australia resulted in equal measure from the strong performance of Marc Jacobs, Calvin Klein, Playboy, Sally Hansen and Rimmel and from foreign currency translation. Our travel retail and export business in Asia Pacific contributed to the net revenues increase driven by continued demand for Calvin Klein, Sally Hansen, Nautica and Playboy. Net revenues in Hong Kong increased behind strong performance of Calvin Klein. Partially offsetting these increases were lower net revenues in China as the country was impacted by destocking in the mass retail market.

COST OF SALES

(in millions)	Year Ended June 30,			Change %
	2011	2010	2009	2011/2010	2010/2009
Cost of sales (excluding 2011 Acquisitions)	$1,480.1	$1,473.2	$1,521.4	0%	(3%)
% of Net revenues	39.5%	42.3%	45.0%
2011 Acquisitions	159.9	—	—	N/A	N/A

Reported Cost of sales	$1,640.0	1,473.2	1,521.4	11%	(3%)

% of Net revenues	40.1%	42.3%	45.0%

In fiscal 2011, cost of sales as a percentage of total net revenues decreased to 40.1% from 42.3% in fiscal 2010, resulting in a gross profit improvement of 2.2 points as a percentage of net revenues. Excluding acquisitions, cost of sales remained flat despite an 8% increase in net revenues which resulted in gross margin improving by 2.8 percentage points. This improvement reflected continued success of our supply chain savings. The supply chain savings program contributed to significant improvements in manufacturing costs resulting from more streamlined manufacturing processes, procurement savings programs with suppliers, and supply chain redesign, including improved management of third-party contractors.

In fiscal 2010, cost of sales as a percentage of total net revenues decreased to 42.3% from 45.0% in fiscal 2009, resulting in a gross profit improvement of 2.7 points as a percentage of net revenues. The gross margin improvement reflects improved gross to net revenues ratio and implementation of the supply chain savings program that contributed 1.6 percentage points to gross margin improvement. The improvement in gross to net revenues ratio was primarily due to lower returns as a percentage of net revenues in fiscal 2010 reflecting improved economic conditions compared to fiscal 2009. Also contributing to the improvement in cost of sales margin was a decrease in excess and obsolete inventory charges of approximately 1.1 points as a percentage of net revenues.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(in millions)	Year Ended June 30,			Change %
	2011	2010	2009	2011/2010	2010/2009
Selling, general and administrative expenses (excluding 2011 Acquisitions)	$1,928.6	$1,723.0	$1,493.9	12%	15%
% of Net revenues	51.5%	49.5%	44.2%
2011 Acquisitions	105.6	—	—	N/A	N/A

Reported Selling, general and administrative expenses	$2,034.2	$1,723.0	$1,493.9	18%	15%

% of Net revenues	49.8%	49.5%	44.2%

In fiscal 2011, selling, general and administrative expenses as a percentage of net revenues increased to 49.8% as compared with 49.5% in fiscal 2010. Excluding acquisitions, selling, general and administrative expenses increased 2.0 points as a percentage of net revenues principally reflecting higher advertising and consumer promotion spending and share-based compensation expense. The increase in advertising and consumer promotion spending of 1.6 percentage points reflects our strategy to support our brands by investing in media spending as well as other advertising and promotional activities. Share-based compensation expense increased 0.5 points as a percentage of net revenues compared to fiscal 2010 reflecting the impact of a higher value of common stock primarily resulting from strong operating results. See “Critical Accounting Policies and Estimates—Common Stock Valuations” for a description of the factors that impact the valuation of our common stock. Fixed costs and other operating expenses did not have a material impact on the increase in selling, general and administrative expenses in fiscal 2011.

In fiscal 2010, selling, general and administrative expenses as a percentage of net revenues increased to 49.5% compared with 44.2% in fiscal 2009. This change primarily reflects higher share-based compensation expense of 5.7 points as a percentage of net revenues. This was the result of a significant drop in the estimated fair value of our common shares in 2009, followed by a significant recovery of the estimated fair value of our common shares in fiscal 2010. See “Critical Accounting Policies and Estimates—Common Stock Valuations” for a description of the factors that impact the valuation of our common stock. Higher fixed costs as a percentage of net revenues, driven by higher accruals related to the management incentive programs, also contributed to the increase in selling, general and administrative expenses as a percentage of net revenues. Partially offsetting these increases was a reduction in advertising and consumer promotion as a percentage of net revenues, reflecting a more efficient use of the advertising budget, and net gains from foreign exchange transactions.

OPERATING INCOME

In fiscal 2011, operating income increased 52%, or $96.4, to $280.9, from $184.5 in fiscal 2010. Operating margin, or operating income as a percentage of net revenues, increased to 6.9% compared to 5.3% in fiscal 2010, reflecting strong savings in cost of sales, partially offset by an increase in selling, general and administrative expenses discussed above.

In fiscal 2010, operating income decreased 24%, or $56.9, to $184.5, from $241.4 in fiscal 2010. Operating margin decreased to 5.3% of net revenues as compared with 7.1% in fiscal 2009, reflecting the increase in selling, general and administrative expenses margin as previously discussed.

Operating Income by Segments

(in millions)	Year Ended June 30,			Change %
	2011	2010	2009	2011/2010	2010/2009
OPERATING (LOSS)/INCOME
Fragrances	$286.9	$192.8	$136.4	49%	41%

Color Cosmetics (excluding 2011 Acquisitions)	$58.7	$68.9	20.1	(15%)	>100%
2011 Acquisitions	57.0	—	—	N/A	N/A

Color Cosmetics	$115.7	$68.9	20.1	68%	>100%

Skin & Body Care (excluding 2011 Acquisitions)	$9.0	$17.7	(5.2)	(49%)	>100%
2011 Acquisitions	21.2	—	—	N/A	N/A

Skin & Body Care	$30.2	$17.7	(5.2)	71%	>100%

Corporate	$(151.9)	$(94.9)	90.1	60%	<(100%)

Total	$280.9	$184.5	$241.4	52%	(24%)

Fragrances

In fiscal 2011, operating income for Fragrances increased 49%, or $94.1, to $286.9, from $192.8 in fiscal 2010. Improved results primarily reflect recently launched prestige fragrances with higher margins. Significant improvements in cost of sales as a percentage of net revenues also contributed to the increase.

In fiscal 2010, operating income for Fragrances increased 41%, or $56.4 to $192.8, from $136.4 in fiscal 2009. Improved results reflect increased net revenues, primarily from recently launched prestige fragrances with higher margins. Improvements in cost of sales also contributed to the increase. Selling, general and administrative expenses increased 2% driven by higher investment in advertising and consumer promotion. However, selling, general and administrative expenses decreased as a percentage of net revenues, contributing to operating income margin improvement.
Color Cosmetics

In fiscal 2011, Color Cosmetics’ operating income increased 68%, or $46.8, to $115.7 from $68.9 in fiscal 2010. Excluding results from OPI and Dr. Scheller of $57.0, operating income for the segment decreased 15% compared to fiscal 2010. Despite higher net revenues and improvement in cost of sales as a percentage of net revenues, there was a decrease in operating income driven by higher selling, general and administrative expenses, primarily due to increased investment in Sally Hansen and Rimmel through advertising and consumer promotion spending.

In fiscal 2010, Color Cosmetics’ operating income more than doubled, increasing $48.8 over prior year, to $68.9, from $20.1 in fiscal 2009. Improved results reflect higher net revenues driven by new products and significant savings in cost of sales as a percentage of net revenues, as well as lower asset impairment charges. Selling, general and administrative expenses increased 3% from fiscal 2009 driven by higher investment in advertising and consumer promotion. However, selling, general and administrative expenses decreased as a percentage of net revenues, contributing to the improvement in operating margin. Operating income also benefited from lower amortization expense in fiscal 2010 compared to fiscal 2009 as we fully amortized product formulations resulting from our acquisition of Del Laboratories on December 31, 2007.

Skin & Body Care

In fiscal 2011, operating income for Skin & Body Care increased 71%, or $12.5, to $30.2 from $17.7 in fiscal 2010. Excluding results from Philosophy and TJoy of $21.2, operating income for the segment decreased 49% compared to fiscal 2010. Despite improvement in cost of sales and lower asset impairment charges, operating income for the segment was lower compared to fiscal 2010 driven by a decline in net revenues for the segment and higher selling, general and administrative expenses.

In fiscal 2010, operating income for Skin & Body Care increased $22.9, to $17.7, from ($5.2) in fiscal 2009. The increase primarily reflects a reduction in selling, general and administrative expenses, driven by lower advertising and consumer promotion spending on Lancaster, adidas and the discontinued brand Home Skin Labs, as well as lower asset impairment charges. Improvement in cost of sales also contributed to favorable results compared to fiscal 2009.

Corporate

Corporate primarily includes share-based compensation expense/(income) adjustment, restructuring charges and other corporate expenses not directly relating to our operating activities. These items are included in Corporate since we consider them to be Corporate responsibilities, and these items are not used by our management to measure the underlying performance of the segments.

Corporate includes share-based compensation expense/(income) adjustment included in the calculation of Adjusted Operating Income of $64.9, $47.3, and ($133.6) in fiscal 2011, 2010 and 2009, respectively, relating to (i) the difference between share-based compensation expense/(income) accounted for under equity plan accounting, and under liability plan accounting for the recurring nonqualified stock option awards and director-owned and employee-owned shares, restricted shares, and restricted stock units and (ii) all costs associated with the special incentive award granted in fiscal 2011, vesting of which is contingent upon completion of our initial public offering.

Adjusted Operating Income

We believe that Adjusted Operating Income further enhances the investor’s understanding of our performance. See “Summary Consolidated Financial Data—Non-GAAP Financial Measures.”

Reconciliation of reported operating income to Adjusted Operating Income:

(in millions)	Year Ended June 30,			Change %
	2011	2010	2009	2011/2010	2010/2009
Reported Operating Income	$280.9	$184.5	$241.4	52%	(24%)
% of Net revenues	6.9%	5.3%	7.1%
Share-based compensation expense/(income) adjustment	64.9	47.3	(133.6)	37%	>100%
Reported Operating Income adjusted for share-based compensation adjustment	$345.8	$231.8	$107.8	49%	>100%
% of Net revenues	8.5%	6.7%	3.2%
Other adjustments:
Acquisition-related costs(a)	46.8	5.2	0.2	>100%	>100%
Restructuring costs	30.5	30.6	39.1	0%	(22%)
Business structure realignment programs	9.3	11.5	4.1	(19%)	>100%
Asset impairment charges	—	5.3	20.5	N/A	(74%)

Total other adjustments to Reported Operating Income	86.6	52.6	63.9	65%	(18%)

Adjusted Operating Income	$432.4	$284.4	$171.7	52%	66%

% of Net revenues	10.6%	8.2%	5.1%

(a)

Acquisition-related costs include items in addition to what is recorded in acquisition-related costs in the Consolidated Statements of Operations. Additional items include internal integration costs and acquisition accounting adjustments. See “Acquisition-Related Costs.”

In fiscal 2011, Adjusted Operating Income increased 52%, or $148.0, to $432.4, from $284.4 in fiscal 2010. Adjusted operating margin improved 2.4 points as a percentage of net revenues to 10.6% of net revenues as compared with 8.2% in fiscal 2010. Excluding the $78.2 of operating income attributable to acquisitions, Adjusted Operating Income increased 25%, or $69.8, to $354.2. This increase reflects strong net revenues growth and 1.3 points as a percentage of net revenues of operating margin improvement. Savings in cost of sales as a percentage of net revenues partially offset by higher advertising and consumer promotions as discussed above, contributed to the improvement.

In fiscal 2010, Adjusted Operating Income increased $112.7, or 66%, to $284.4, from $171.7 in fiscal 2009 primarily reflecting growth in net revenues and improvement in gross margin of 2.7 points as a percentage of net revenues. Growth in Adjusted Operating Income also reflects contribution from gains on foreign exchange transactions and a reduction in advertising and consumer promotion spend, partially offset by higher fixed costs as discussed above and an increase in share-based compensation expense calculated under equity plan accounting. Adjusted operating margin improved 3.1 points as a percentage of net revenues, primarily reflecting gross margin improvement.

Share-Based Compensation Adjustment

Share-based compensation expense/(income) as currently calculated under liability plan accounting was $88.5, $65.9 and ($128.6) in fiscal 2011, 2010 and 2009, respectively, included in selling, general and administrative expenses in the Consolidated Statements of Operations. The increase in the share- based compensation expense/(income) adjustment is due to a significant increase in the Company’s share price in fiscal 2010 compared to fiscal 2009 and a further increase in fiscal 2011 compared to fiscal 2010. See “Critical Accounting Policies and Estimates—Common Stock Valuations” for a description of the factors that impact the valuation of our common stock.

Share-based compensation expense/(income) adjustment included in the calculation of the Adjusted Operating Income was $64.9, $47.3 and ($133.6) in fiscal 2011, 2010 and 2009, respectively. Share-based compensation expense/(income) adjustment consists of (i) the difference between share-based compensation expense/(income) accounted for under equity plan accounting and under liability plan accounting for the recurring nonqualified stock option awards and director-owned and employee-owned shares, restricted shares, and restricted stock units and (ii) all costs associated with the special incentive award granted in fiscal 2011, vesting of which is contingent upon completion of our initial public offering. See “Critical Accounting Policies and Estimates—Share-Based Compensation.” Senior management evaluates operating performance of our segments based on the share-based expense calculated under equity plan accounting for the recurring stock option awards, share-based awards, and director-owned and employee-owned shares, and we follow the same treatment of the share-based compensation for the financial covenant compliance calculations under our debt agreements. See “Summary Consolidated Financial Data—Non-GAAP Financial Measures.” Share-based compensation expense calculated under equity plan accounting for the recurring nonqualified stock option awards and director-owned and employee-owned shares, restricted shares, and restricted stock units is reflected in the operating results of the segments. Share-based compensation adjustment is included in Corporate. See Note 3 “Segment Reporting” in our notes to Condensed Consolidated Financial Statements.

Upon completion of the initial public offering, we will account for share-based compensation under equity plan accounting. See “Critical Accounting Policies and Estimates—Share-Based Compensation.” To improve consistency of results before and after the initial public offering, as well as to improve comparability with other publicly traded companies, we only include share-based compensation under equity plan accounting on the recurring awards in Adjusted Operating Income.

Acquisition-Related Costs

During fiscal 2011, the Company incurred acquisition related costs of $46.8 in connection with the acquisitions of OPI, Philosophy, Dr. Scheller and TJoy. These costs include acquisition accounting adjustments of $20.3, transaction-related costs of $18.4 and integration costs of $8.1. In connection with the acquisitions, the Company recorded acquired net assets at fair value, including a fair value increase of inventories acquired of $20.3. This fair value increase of inventory resulted in an increase in cost of sales in the Consolidated Statements of Operations as the inventory was sold following the acquisition. Transaction-related costs represent external costs directly related to the acquisitions and primarily include expenditures for banking, legal, accounting and other similar services which are included in acquisition-related costs in the Consolidated Statements of Operations. The integration costs include $2.5 of external costs related to consulting, system integrations, and other professional services that are included in acquisition-related costs in the Consolidated Statements of Operations, $2.2 of costs related to travel and consulting included in selling, general and administrative expenses in the Consolidated Statements of Operations, and $3.4 of expense related to amortization of a deferred brand growth charge in connection with the TJoy acquisition which is included in amortization expense in the Consolidated Statements of Operations.

In fiscal 2010, the Company incurred professional fees and expenses associated with the acquisitions of TJoy and the Russian distribution business of $4.9 and $0.3, respectively which were recorded in acquisition-related costs in the Consolidated Statements of Operations. In fiscal 2009, the Company incurred professional fees and expenses in connection with the acquisition of the Russian distribution of $0.2 also recorded in acquisition-related costs in the Consolidated Statements of Operations.

In all reported periods, all acquisition-related costs are reported in Corporate.

Restructuring Costs

Restructuring costs for fiscal 2011, 2010 and 2009 consist of the following:

	2011	2010	2009
Acquisition Integration Programs	$18.5	$—	$—
2009 Cost Savings Program	12.0	30.6	39.1

	$30.5	$30.6	$39.1

Acquisition Integration Program

In fiscal 2011, in connection with the acquisition of Dr. Scheller, we initiated an Acquisition Integration Program. Actions and cash payments associated with the program were initiated after the acquisition of Dr. Scheller and are expected to be completed by fiscal 2012. Total charges expected for the term of the program are $12.0, of which $8.2 relates to the elimination of approximately 90 positions, and $3.8 relates to the termination of third party contracts and other exit costs.

Also, in connection with the TJoy, OPI and Philosophy acquisitions, we terminated manufacturing and distribution agreements with several third parties. These terminations resulted $6.5 of termination fees which are also included in restructuring costs and acquisition-related costs in the fiscal 2011 Consolidated Statements of Operations.

A total of $18.5 is recorded as restructuring costs in the fiscal 2011 Consolidated Statements of Operations and is included in Corporate.

2009 Cost Savings Program

During 2009, our Board of Directors approved the 2009 Cost Savings Program, designed to reduce ongoing costs and improve our operating profit margins. The program is expected to result in aggregate restructuring charges of approximately $85.0 before taxes. The program includes organizational headcount reductions, workforce realignments and the outsourcing of certain North American manufacturing and distribution operations. The program, which commenced in fiscal 2009 and is substantially completed, reflects a workforce reduction of approximately 1,000 employees.

Total expenses of $12.0, $30.6 and $39.1 were recorded as Restructuring costs in fiscal 2011, 2010, and 2009, respectively, and are included in Corporate. The following table presents aggregate restructuring costs for the program:

	Severance and Employee Benefits	Third-Party Contract Terminations	Other Exit Costs	Total
2009	$35.3	$2.4	$1.4	$39.1
2010	26.5	1.6	2.5	30.6
2011	5.8	0.6	5.6	12.0

Charges recorded through June 30, 2011	$67.6	$4.6	$9.5	$81.7

Business Structure Realignment Programs

In fiscal 2011, business structure realignment program costs of $9.3 consisted of accelerated asset depreciation resulting from a change in the estimated useful life of a manufacturing facility of $5.6 and costs related to preparation for public entity reporting and structural reorganization in Geneva of $3.7.

In fiscal 2010, business structure realignment program costs of $11.5 consisted of accelerated asset depreciation resulting from a change in the estimated useful life of a manufacturing facility of $10.5 and costs related to a structural reorganization in Geneva of $1.0.

In fiscal 2009, business structure realignment program costs of $4.1 consisted of accelerated asset depreciation resulting from a change in the estimated useful life of a manufacturing facility.

In all reported periods, all business structure realignment program costs are recorded in selling, general and administrative expenses in the Consolidated Statements of Operations and were included in Corporate.

Asset Impairment Charges

In fiscal 2010, asset impairment charges of $5.3 were reported in the Consolidated Statements of Operations and were included in the Skin & Body Care and Color Cosmetics segments of $5.0 and $0.3, respectively. The impairment charges were recorded as a result of management’s decision to discontinue the use of certain machinery based on economic conditions.

In fiscal 2009, asset impairment charges of $20.5 were reported in the Consolidated Statements of Operations and were included in the Skin & Body Care and Color Cosmetics segments of $6.6 and $13.9, respectively. The impairments represent a reduction in the carrying value of certain trademarks of $13.5 and certain property and equipment of $7.0. The impairment of trademarks was primarily attributable to reductions in both actual and projected revenues, reflecting weaker volumes of selected Skin & Body Care and Color Cosmetics products as a result of the worldwide economic recession. The impairment of certain property and equipment were recorded as a result of management’s decision to discontinue the use of certain machinery based on economic conditions and write off other property during acquisition integration.

INTEREST EXPENSE

Interest expense includes interest expense-related party and interest expense, net.

In fiscal 2011, net interest expense was $91.5 as compared with $73.6 in fiscal 2010. Interest expense increased primarily due to the increase of debt balances related to the funding of acquisitions and nonrecurring acquisition-related activities, including $3.6 related to securing the availability of funds and $5.5 primarily related to the accretion of the obligations related to the purchase of TJoy.

In fiscal 2010, net interest expense was $73.6 as compared with $58.1 in fiscal 2009. This change was due to the revaluation of euro denominated related party debt partially offset by foreign currency hedges associated with this debt.

OTHER EXPENSE, NET

In fiscal 2011, other expense/(income), net was $4.4 as compared with ($8.8) in fiscal 2010. The change primarily reflects foreign exchange transaction losses in fiscal 2011 compared to foreign exchange transaction gains in fiscal 2010.

In fiscal 2010, other expense/(income), net was ($8.8) as compared with $1.2 in fiscal 2009. The change primarily reflects foreign exchange transaction gains in fiscal 2010 compared to foreign exchange transaction losses in fiscal 2009.

INCOME TAXES

The following table presents our provision for income taxes, and effective tax rates for the periods presented:

	2011	2010	2009
Provision for income taxes	$95.1	$32.4	$56.3
Effective income tax rate	51.4%	27.1%	30.9%

The effective rate for income taxes for the fiscal year ended June 30, 2011 was 51.4% as compared with 27.1% in the prior year period. The effective tax rate in fiscal 2011 reflects tax expense of $14.0 associated with the movement of cash from certain international subsidiaries, and $41.9 associated with U.S. income inclusion related to the activities of certain foreign subsidiaries. The effective tax rate in fiscal 2010 reflects benefits of $24.5 related to the reversal of tax expense recorded in the prior period associated with the movement of cash from certain international subsidiaries, and tax expense of $45.3 associated with U.S. income inclusion related to the activities of certain foreign subsidiaries.

The effective rate for income taxes for the fiscal year ended June 30, 2010 was 27.1% as compared with 30.9% in the prior year period. The effective tax rate in fiscal 2010 reflects benefits of $24.5 related to the reversal of tax expense recorded in the prior period associated with the movement of cash from certain international subsidiaries, and tax expense of $45.3 associated with U.S. income inclusion related to the activities of certain foreign subsidiaries. The effective tax rates recorded in fiscal 2009 reflect the tax expense of $35.2 associated with the movement of cash from certain international subsidiaries.

The effective rates vary from the U.S. federal statutory rate of 35% due to the effect of (1) jurisdictions with different statutory rates, (2) adjustments to our unrecognized tax benefits and accrued interest, (3) non-deductible expenses, and (4) valuation allowance changes. Our effective tax rate could fluctuate significantly and could be adversely affected to the extent earnings are lower than anticipated in countries that have lower statutory rates and higher than anticipated in countries that have higher statutory rates.

NET INCOME ATTRIBUTABLE TO COTY INC.

In fiscal 2011, net income attributable to Coty Inc. remained flat compared to fiscal 2010, primarily reflecting increased interest expense, other expense, net, and tax expense (as discussed above), offset by the improvement in operating income.

In fiscal 2010, net income attributable to Coty Inc. decreased 39% as compared to fiscal 2009 primarily driven by lower operating income as discussed above.

We believe that Adjusted Net Income Attributable to Coty Inc. provides an enhanced understanding of our performance. See “Summary Consolidated Financial Data—Non-GAAP Financial Measures.”

(in millions)	Year Ended June 30,			Change %
	2011	2010	2009	2011/2010	2010/2009
Reported Net Income Attributable to Coty Inc.	$61.7	$61.7	$101.7	$0%	(39%)
% of Net revenues	1.5%	1.8%	3.0%
Share-based compensation expense/(income) adjustment(a)	64.9	47.3	(133.6)	37%	>100%
Change in tax provision due to share-based compensation expense/(income) adjustment	(14.4)	(10.2)	20.7	(41%)	<(100%)
Reported Net Income adjusted for share-based compensation adjustment	112.2	98.8	(11.2)	14%	>100%
% of Net revenues	2.7%	2.8%	(0.3%)
Other adjustments to Reported Net Income Attributable to Coty Inc.:
Other adjustments to Operating Income(a)	86.6	52.6	63.9	65%	(18%)
Acquisition-related interest expense(b)	9.1	—	—	N/A	N/A

Total other adjustments to Reported Net Income Attributable to Coty Inc.	95.7	52.6	63.9	82%	(18%)
Change in tax provision due to other adjustments to Reported Net Income Attributable to Coty Inc.	(28.8)	(18.8)	(21.9)	(54%)	14%
Tax impact on foreign income inclusion(c)	41.9	45.3	—	(8%)	N/A
Tax impact on intercompany borrowing(d)	14.0	(24.5)	35.2	>100%	<(100%)
Adjusted Net Income Attributable to Coty Inc.	$235.0	$153.4	$66.0	53%	>100%

% of Net revenues	5.8%	4.4%	2.0%

(a)	See “Reconciliation of Operating Income to Adjusted Operating Income.”

(b)

Interest expense associated with the obligations related to the purchase of TJoy and a one-time expense to secure availability of funds under a $700 90-day credit facility for the 2011 Acquisitions. Included in interest expense, net in the Consolidated Statements of Operations.

(c)

Effective fiscal 2012, the Company implemented certain changes to its organization structure, including manufacturing and product development processes. As a result of such structural changes, going forward tax expense associated with our foreign-based income will be reduced. Included in provision for income taxes in the Consolidated Statements of Operations.

(d)

Tax impact related to an intercompany loan. Transaction was treated as deemed dividend out of current year earnings for tax purposes. Included in provision for income taxes in the Consolidated Statements of Operations.

FINANCIAL CONDITION

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our primary sources of funds are cash generated from operations, borrowings from issuance of debt and committed and uncommitted lines of credit provided by banks and lenders in the U.S. and abroad. As of March 31, 2012, we had cash and cash equivalents of $520.4 compared with $510.8 and $387.5 at June 30, 2011 and 2010, respectively. It is our intention to permanently reinvest undistributed earnings and profits from our foreign operations outside the U.S. and future plans do not demonstrate a need to repatriate the foreign amounts to fund U.S. operations. Our cash and cash equivalents balance at March 31, 2012 includes approximately $512.1 of cash in foreign operations compared with $505.0 and $382.6 as of June 30, 2011 and 2010, respectively, associated with our permanent reinvestment strategy. We do not believe the reinvestment of these funds impairs our ability to meet our domestic debt or working capital obligations. All foreign cash is readily convertible into other foreign currencies, including U.S. dollars. If the foreign cash is needed for the Company’s operations in the U.S., the Company would be required to accrue and pay U.S. taxes to repatriate these funds.

Our cash flows are subject to seasonal variation throughout the year, including demands on cash made during our first fiscal quarter in anticipation of higher global sales during the second quarter and strong cash generation in the second fiscal quarter as a result of increased demand by retailers during the holiday season. Our principal uses of cash are to fund planned operating expenditures, capital expenditures, interest payments, acquisitions and any principal payments on debt. The working capital movements are based on the sourcing of materials related to the production of our Fragrances, Color Cosmetics, and Skin & Body Care products.

As a result of the cash on our Consolidated Balance Sheet, our ability to generate cash from operations and through access to our revolving credit facility and other lending sources, we believe we have sufficient liquidity to meet our ongoing needs on both a near term and long-term basis. Our principal stockholders have also been available as an additional source of capital in support of the Company’s liquidity needs, but they are under no obligation to provide any additional capital.

Debt

	March 31, 2012	June 30,
		2011	2010
Short-term debt	$58.0	$32.2	$15.3
Credit Facility
Term Loan Facility	1,250.0	1,150.0	350.0
Revolving Loan Facility	669.0	940.0	95.0
Senior Secured Notes
5.12% Series A notes due June 2017	100.0	100.0	100.0
5.67% Series B notes due June 2020	225.0	225.0	225.0
5.82% Series C notes due June 2022	175.0	175.0	175.0
Notes payable—Related Party JAB BV	—	—	455.5
Capital lease obligations	0.1	0.2	0.2

Total debt	2,477.1	2,622.4	1,416.0
Less: Short-term debt and current portion of long-term debt	(175.8)	(47.3)	(211.0)

Total Long-term debt	$2,301.3	$2,575.1	$1,205.0

Short-Term Debt

As of March 31, 2012, we had $58.0 of short-term debt outstanding. Included in this balance is a short-term loan of RMB 20.0 ($3.2) associated with our Chinese subsidiary which requires cash collateral of 50% of the loan balance which is classified as restricted cash included in other current assets on our Condensed Consolidated Balance Sheet as of March 31, 2012. As of March 31, 2012, the Company had short-term lines of credit available of $204.3, of which $58.0 was outstanding. As of June 30, 2011, the Company had short-term lines of credit available of $235.9 of which $32.2 was outstanding. Interest rates on amounts borrowed under these short-term lines varied between 0.8% and 9.5% during the first three quarters of fiscal 2012 and between 1.0% and 7.1% for fiscal 2011. In addition we had undrawn letters of credit of $3.1 as of March 31, 2012 and $2.8 as of June 30, 2011.

Long-Term Debt

As disclosed in Note 25, “Subsequent Events”, to our Consolidated Financial Statements, on August 22, 2011, we refinanced our existing credit agreement (which we refer to as the “Credit Agreement”), which supersedes all prior credit agreements. The Credit Agreement expires on August 22, 2015. JP Morgan Chase Bank, N.A. serves as administrative agent and Bank of America, N.A. and Wells Fargo Securities, LLC serve as co-syndication agents. The Credit Agreement provides a term loan facility of $1,250.0 (the “Term Loan”) and a revolving loan facility of $1,250.0. Interest is variable based on (i) in the case of an adjusted base rate loan, the prime rate, federal funds rate plus 0.5% or LIBOR plus 1.0% or (ii) in the case of a eurocurrency rate loan, LIBOR, plus, in either case, a margin based on our consolidated leverage ratio, or, if applicable, our credit rating by Moody’s or S&P. The weighted average effective interest rate for our borrowings under the Credit Agreement was 1.9% as of March 31, 2012. Under the terms of the Credit Agreement, we must repay the Term Loan in quarterly installments beginning on September 30, 2012. These quarterly installments are equivalent to 10% of the Term Loan in fiscal 2013, 20% in the fiscal year ending June 30, 2014 (“fiscal 2014”) and 70% in the fiscal year ending June 30, 2015 (“fiscal 2015”). As of March 31, 2012, we had $1,250.0 outstanding on the Term Loan and $669.0 outstanding on the Revolving Loan from this Credit Agreement. The proceeds from the Credit Agreement were used to repay existing debt and for general corporate purposes. In August 2011, we wrote off $1.4 of unamortized financing costs associated with the refinancing, which is included in interest expense, net on the Condensed Consolidated Statement of Operations for the period ended March 31, 2012.

On June 16, 2010, we issued $500.0 of Senior Secured Notes through a private placement transaction in three series under a Note Purchase Agreement (the “NPA”): (i) $100.0 in aggregate principal amount of 5.12% Series A Senior Secured Notes due June 16, 2017, (ii) $225.0 in aggregate principal amount of 5.67% Series B Senior Secured Notes due June 16, 2020 and (iii) $175.0 in aggregate principal amount of 5.82% Series C Senior Secured Notes due June 16, 2022. Interest payments are payable semi-annually in December and June. On March 28, 2011, we obtained an amendment to the NPA for the next four quarterly filing periods through December 31, 2011. The amendment allows us to exclude certain transaction and integration related costs associated with specified acquisitions from certain covenant calculations.

The financial covenants in the Credit Agreement and the NPA require us to maintain, at the end of each fiscal quarter, a consolidated leverage ratio of consolidated total debt to consolidated EBITDA of the previous 12-month period, as all such terms are defined in the Credit Agreement and NPA, equal to or less than 3.5 to 1.0 and a consolidated interest coverage ratio equal to or greater than 3.0 to 1.0. For a more detailed description of the covenants contained in our debt agreements, see Note 12, “Debt” in our notes to Consolidated Financial Statements. We were in compliance with all Credit Agreement and NPA financial covenants, as amended, as of March 31, 2012 and June 30, 2011.

Failure to comply with the financial and other covenants under the Credit Agreement and NPA may constitute a default and may allow the lenders to accelerate the maturity of all indebtedness under these agreements, in certain instances after an applicable cure period. If such acceleration were to occur, we may not have sufficient liquidity available to repay the indebtedness. We would likely have to seek amendments under these agreements for relief from the financial covenants or repay the debt with proceeds from the issuance of new debt or equity, and/or asset sales, if necessary.

We do not believe that our current debt covenants will have an impact on our ability to undertake additional debt or equity financing.

For additional details, see “Description of Indebtedness.”

Notes Payable—Related Party JAB Holdings B.V. (“JAB BV”)

As of June 30, 2010, the Company had $455.5 in notes outstanding from JAB BV, a related party, comprising €160.0 ($195.5) and $260.0. In July and September 2010, the Company repaid €160.0 in the amounts of $100.5 and $104.5, respectively. Additionally, in September 2010, the Company repaid the remaining balance of $260.0 of JAB BV notes outstanding. There were no JAB BV notes outstanding as of March 31, 2012 or June 30, 2011. The notes payable had variable interest rates ranging from 4.64% to 6.50%, during fiscal 2011. See Note 2, “Summary of Significant Accounting Policies” for related party disclosure.

Cash Flows

Consolidated Statements of Cash Flows Data:	Nine Months Ended March 31,
	2012	2011
(in millions)
Net cash provided by operating activities	$406.7	$373.5
Net cash used in investing activities	(293.5)	(2,239.3)
Net cash (used in) provided by financing activities	(69.2)	1,819.4

Net cash provided by operating activities

Net cash provided by operating activities was $406.7 and $373.5 for the nine months ended March 31, 2012 and 2011, respectively. Cash flows from operating activities increased in the nine months ended March 31, 2012 due primarily to an increase in net income adjusted for noncash items (primarily depreciation and amortization, deferred income taxes, share-based compensation and foreign exchange mark to market changes) partially offset by an increase in working capital. The main driver of the increase in working capital was higher trade receivables reflecting net revenue growth of 17% which more than offset the year over year improvement in days sales outstanding.

Net cash used in investing activities

Net cash used in investing activities was $293.5 and $2,239.3 for the nine months ended March 31, 2012 and 2011, respectively. The decrease in cash used in investing activities is due to payments for the 2011 Acquisitions offset by an increase in cash used for capital expenditures during the nine months ended March 31, 2012. In addition, pursuant to the terms of the 2011 Acquisition of TJoy, on January 19, 2012, the Company paid $129.1 (RMB 816 million) to purchase 32% of TJoy’s shares that it did not already own.

Net cash (used in) provided by financing activities

Net cash (used in) provided by financing activities was ($69.2) and $1,819.4 for the nine months ended March 31, 2012 and 2011, respectively. The increase in cash used in financing activities was primarily due to current year increase in net repayments of the global and domestic revolvers and term loans, payment of deferred financing fees, acquisition of noncontrolling interest, and the equity infusion from the parent company received in fiscal 2011. Cash outflows were partially offset by cash received from the issuance of common stock in the current year and debt repayment to JAB BV in the prior year.

Consolidated Statements of Cash Flows Data:	Year Ended June 30,
	2011	2010	2009
(in millions)
Net cash provided by operating activities	$417.5	$494.0	$177.2
Net cash (used in) provided by investing activities	(2,252.5)	(149.9)	200.8
Net cash provided by (used in) financing activities	1,903.8	(7.0)	(376.0)

Net cash provided by operating activities

Net cash provided by operating activities was $417.5, $494.0 and $177.2 for fiscal 2011, 2010 and 2009, respectively. The decrease in operating cash inflows in fiscal 2011 compared with fiscal 2010 was a result of an increase in net revenue and net income adjusted for non cash items (primarily depreciation and amortization, deferred income taxes, share-based compensation and foreign exchange mark to market changes), which were more than offset by an increase in working capital. The increase in working capital was mainly driven by an increase in inventories reflecting 2011 Acquisitions and the buildup of safety stock in preparation for the transition of the logistics management from our facilities in North Carolina to a third-party provider. Working capital deterioration compared to prior period also reflected an increase in prepaid expenses due to higher prepaid advertising and marketing expenses.

The increase in operating cash inflows in fiscal 2010 as compared with fiscal 2009 was a result of our growth in sales and gross profit in addition to a significant improvement in working capital, with an increase in accrued expenses and accounts payable reflecting an increase in advertising and consumer promotion spending and a decrease in inventories. Despite improved days sales outstanding, trade receivables increased in fiscal 2010, reflecting net sales growth.

Net cash (used in) provided by investing activities

Net cash (used in) provided by investing activities was ($2,252.5), ($149.9) and $200.8 for fiscal 2011, 2010 and 2009, respectively. The increase in investing cash outflows in fiscal 2011 compared to the prior year period was primarily due to the acquisitions of Philosophy, OPI, Dr. Scheller and TJoy. The increase in investing cash outflows in fiscal 2010 as compared with fiscal 2009 was primarily due to the net proceeds from the sale of certain assets of a discontinued business, mainly consisting of the Orajel trade name, for $376.9 in fiscal 2009.

Net cash provided by (used in) financing activities

Net cash provided by (used in) financing activities was $1,903.8, ($7.0), and ($376.0) for fiscal 2011, 2010 and 2009, respectively. The increase in financing cash inflows in fiscal 2011 as compared with fiscal 2010 was primarily due to the increase in debt and equity financing for the acquisitions of Philosophy, OPI, Dr. Scheller and TJoy partially offset by repayments of debt to JAB BV. Cash used in financing activities in fiscal 2010 primarily reflected the scheduled debt repayments to JAB BV, repayments of the loans under the credit facility offset by the issuance of senior secured notes. Cash used in financing activities in fiscal 2009 was to repay loans under the credit facility, and scheduled debt repayments to JAB BV and Donata Holding SE (“Donata”) offset by proceeds from the issuance of debt to JAB BV.

Pension and Post-retirement Plan Funding

Our investment policies and strategies for plan assets are to achieve the greatest return consistent with the fiduciary character of the plan and to maintain a level of liquidity that is sufficient to meet the need for timely payment of benefits. The goals of the investment managers include minimizing risk and achieving growth in principal value so that the purchasing power of such value is maintained with respect to the rate of inflation.

The pension plan’s return on assets is based on management’s expectations of long-term average rates of return to be achieved by the underlying investment portfolios. In establishing this assumption, management considers historical and expected returns for the assets in which the plan is invested, as well as current economic and market conditions.

The asset allocation decision includes consideration of future retirements, lump-sum elections, growth in the number of participants, company contributions, and cash flow. These actual characteristics of the plan place certain demands upon the level, risk, and required growth of trust assets. Actual asset allocation is regularly reviewed and periodically rebalanced to the strategic allocation when considered appropriate.

We expect to contribute approximately $4.5 and $8.9 to our U.S. and international pension plans, respectively and $1.6 to its other post-retirement benefit plans in 2012. As of March 31, 2012, the Company expects to contribute approximately $1.5 and $0.9 to its U.S. and international pension plans, respectively, and $0.6 to its other post-retirement benefit plans during the remainder of the fiscal year.

Dividends

On June 14, 2011, the Board of Directors declared a cash dividend of €25.0, or approximately $35.7 in aggregate or 10 cents per share. The $35.3 of the dividend was paid on outstanding common stock on June 28, 2011. The remaining $0.4 of the dividend was accumulated on unvested shares of restricted stock and restricted stock units (“RSUs”) and will be paid upon vesting. There were no dividends for the nine month period ending March 31, 2012.

Contractual Obligations and Commitments

The following table summarizes the Company’s principal contractual obligations and commitments as of June 30, 2011:

(in millions)	Total	Payments Due in Fiscal					Thereafter
		2012	2013	2014	2015	2016
Long-term debt obligations(1)	$2,590.0	$—	$2,090.0	$—	$—	$—	$500.0
Interest on long-term debt obligations(1)	487.0	108.0	97.0	81.0	52.0	32.0	117.0
Operating lease obligations(2)	405.6	63.9	54.5	47.9	41.9	22.9	174.5
License agreements:(3)
Royalty payments	332.4	31.9	31.9	28.6	26.4	20.2	193.4
Advertising and promotional spend obligations	248.5	48.4	45.7	38.5	29.8	11.1	75.0
Other contractual obligations(4)	174.5	33.2	29.8	20.9	14.1	12.1	64.4
TJoy acquisition-related obligations(5)	170.5	—	—	170.5	—	—	—
Other long-term obligations:
Pension obligations (mandated)(6)	10.9	5.7	5.2	—	—	—	—
Restructuring costs	27.3	25.1	2.2	—	—	—	—

Total	$4,446.7	$316.2	$2,356.3	$387.4	$164.2	$98.3	$1,124.3

(1)

Refer to “Long-Term Debt” within “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the first quarter fiscal 2012 refinancing of our Credit Agreement, which impacted our long-term debt obligations and timing of principal and interest payments.

(2)

During the first three quarters of fiscal 2012, the Company entered into two new lease agreements. Such lease agreements pertain to office leases in New York, NY scheduled to end in fiscal 2030 and Geneva, Switzerland scheduled to end in fiscal 2021. The total future lease payments to be made under these agreements are expected to equal $20.0 through fiscal 2016 and $86.2 thereafter. The Company incurred $6.8 of lease related losses during the nine months ended March 31, 2012 in connection with the consolidation of real estate in New York.

(3)

Obligations under license agreements relate to royalty payments and required advertising and promotional spending levels for Company products bearing the licensed trademark. Royalty payments are typically made based on contractually defined net sales. However, certain licenses require minimum guaranteed royalty payments regardless of sales levels. Minimum guaranteed royalty payments and required minimums for advertising and promotional spending have been included in the table above. Actual royalty payments and advertising and promotional spending could be higher. Furthermore, early termination of any of these license agreements could result in potential cash outflows that have not been reflected above.

(4)

Other contractual obligations primarily represents advertising/marketing, logistics, and capital improvements commitments. The Company also maintains several distribution agreements for which early termination could result in potential future cash outflows that have not been reflected above.

(5)

In January 2012, the Company paid RMB 816.0 ($129.1) representing payment for 32% of TJoy’s shares as described in Note 4, “Acquisitions” in our notes to Consolidated Financial Statements, pursuant to the terms of the TJoy acquisition. As of March 31, 2012, the Company is required to make a payment for the remaining 8% for RMB 204.0.

(6)

Represents future contributions to the Company’s pension plans mandated by local regulations or statutes. See Note 17, “Employee Benefit Plans” in our notes to Consolidated Financial Statements for additional information on the Company’s benefit plans’ investment strategies and expected contributions and for information regarding the Company’s total underfunded pension and post-retirement benefit plans of $216.0 at June 30, 2011.

The table above excludes obligations for uncertain tax benefits as the Company is unable to predict when, or if, any payments would be made.

Under the agreement relating to the Company’s fiscal 2006 acquisition of Unilever Cosmetics International, the Company is subject to contingent purchase price consideration payments of up to $30.0 per year through 2014, depending on contractually agreed upon sales targets, and currently expects to pay the full $30.0 for each calendar year through 2014.

The Company has a 40% and 45% redeemable noncontrolling interest in its consolidated subsidiaries in the United Arab Emirates (“UAE”) and Hong Kong, respectively. The Company has the right to purchase the noncontrolling interests in these subsidiaries from the noncontrolling interest holders (“call right”) and the noncontrolling interest holders have the right to sell their noncontrolling interests (“put right”) to the Company at certain points in time. Given the provisions of the put and call rights, the entire noncontrolling interests are redeemable outside of the Company’s control and is recorded in temporary equity at the estimated redemption value of $94.7 and $86.6 as of March 31, 2012 and June 30, 2011, respectively. See Note 20, “Redeemable Noncontrolling Interests” in our notes to Consolidated Financial Statements for further discussion related to the calculation of the redemption value for each of these noncontrolling interests.

Prior to the completion of our initial public offering, the Company will have certain share-based compensation plans that allow participants to sell their nonqualified stock options, restricted shares, special incentive awards and restricted stock units to the Company at any time. The total value of these awards at June 30, 2011 was $151.9. The timing and amount of the exercises is outside of the Company’s control. See “Critical Accounting Policies and Estimates” for further discussion of the Company’s share-based compensation.

Pursuant to the terms of the Company’s acquisition of TJoy, the Company will make a payment in connection with the growth of certain of the Company’s existing brands. The Company estimated the payment amount at $8.5 as of June 30, 2011, which was subsequently adjusted based on new information to $5.3 as of March 31, 2012.

Derivative Financial Instruments and Hedging Activities

We are exposed to foreign currency exchange fluctuations and interest rate volatility through our global operations. We utilize natural offsets to the fullest extent possible in order to identify net exposures. In the normal course of business, established policies and procedures are employed to manage these net exposures using a variety of financial instruments. We do not enter into derivative financial instruments for trading or speculative purposes.

Foreign Exchange Risk Management

We operate in multiple functional currencies and are exposed to the impact of foreign currency fluctuations. For foreign currency exposures, primarily relating to receivables, inventories, payables and intercompany loans, derivatives are used to better manage the earnings and cash flow volatility arising from foreign exchange rate fluctuations. We recorded foreign currency (losses)/gains of ($2.4) and $13.6 for the nine months ended March 31, 2012 and 2011, and $15.9, $17.8 and ($27.8) in fiscal 2011, 2010, and 2009, respectively, resulting from non-financing foreign exchange currency transactions which are included in their associated expense type and reflected within operating income. In addition, we recorded foreign currency (losses)/gains of ($37.5) and ($8.8) for the nine months ended March 31, 2012 and 2011 and ($12.4), ($4.1) and $4.1 in fiscal 2011, 2010, and 2009, respectively, resulting from financing foreign exchange currency transactions have been included within interest expense, net and other expense/(income), net.

We may also enter into foreign currency option contracts to hedge anticipated transactions where there is a high probability that anticipated exposures will materialize. We do not use hedge accounting for these contracts. As of March 31, 2012, we had foreign currency forward contracts of $115.5, which mature at various dates through June 2012. As of June 30, 2011, we had foreign currency forward contracts of $140.5, which included contracts with notional amounts of €83.1 million ($120.6) and other forward contracts for lesser amounts relating to other currencies. These contracts mature at various dates through June 2012. As of June 30, 2010, we had foreign currency forward contracts of $181.3, which matured at various dates through June 2011.

We also utilize derivative contracts to hedge exposures relating to foreign currency denominated debt to align with the functional currency of the borrowing entity. As of June 30, 2010, we had a foreign currency forward contract for €109.0 ($133.2), which matured on July 9, 2010, to hedge the net exposure related to the principal repayment of the JAB BV loan of €160.0 ($195.5).

We have experienced and will continue to experience fluctuations in our net income as a result of transaction gains or losses related to revaluing certain current asset and current liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded.

Interest Rate Risk Management

We are exposed to interest rate risk that relates primarily to our indebtedness, which is affected by changes in the general level of the interest rates in the United States. We periodically enter into interest rate swap agreements to facilitate our interest rate management activities. In some instances, we have designated some of these agreements as cash flow hedges and, accordingly, applied hedge accounting. The effective changes in fair value of these agreements are recorded in accumulated other comprehensive income (loss) (“AOCI/(L)”), net of tax, and ineffective portions are recorded in current- period earnings. Amounts in AOCI/(L) are subsequently reclassified to earnings as interest expense when the hedged transactions are settled. For interest rate swap agreements not designated as hedge accounting instruments, the changes in fair value from period to period are recorded in current-period earnings in the Consolidated Statement of Operations.

On June 16, 2010, we entered into a pay-floating interest rate swap agreement for the notional amount of $250.0 which matured on October 16, 2011. The swap agreement required us to pay the floating rate interest of three month USD LIBOR and receive the fixed rate of 0.95%. The Company does not use hedge accounting for this interest rate swap agreement. The amount of gain or loss is recorded in current-period earnings in the Consolidated Statement of Operations.

On October 16, 2008, we entered into pay-fixed interest rate swap agreements having total notional amounts of $283.3, which matured on October 16, 2011. The swap agreements effectively fixed the interest rate exposure on a portion of our outstanding borrowings under the Credit Agreement at approximately 3.7% plus applicable borrowing margins. We use hedge accounting for this pay-fixed interest rate swap. The hedged instrument is designated as a cash flow hedge. The agreements were not held for trading purposes.

We expect that both at the inception and on an ongoing basis, the hedging relationship between any designated interest rate hedges and underlying variable rate debt will be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge. If it is determined that a derivative is not highly effective, or that it has ceased to be a highly effective hedge, we will be required to discontinue hedge accounting with respect to that derivative prospectively. The corresponding gain or loss position of the ineffective hedge recorded to AOCI/(L) will be reclassified to current-period earnings.

If interest rates had been 10% higher/lower and all other variables were held constant, gross profit for the nine months ended March 31, 2012 and the year ended June 30, 2011 would decrease/increase by $3.0 and $3.8, respectively.

Credit Risk Management

We attempt to minimize credit exposure to counterparties by generally entering into derivative contracts with counterparties that have at least an “A” (or equivalent) credit rating. The counterparties to these contracts are major financial institutions. Exposure to credit risk in the event of nonperformance by any of the counterparties is limited to the gross fair value of contracts in asset positions, which totaled $0.7 as of March 31, 2012, $2.8 as of June 30, 2011 and $0.7 as of June 30, 2010. Accordingly, management believes risk of loss under these hedging contracts is remote.

Inflation Risk

To date, we do not believe inflation has had a material effect on our business, financial condition or results of operations. However, if our costs were to become subject to significant inflationary pressures in the future, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Off-Balance Sheet Arrangements

The Company had undrawn letters of credit of $3.1, $2.8 and $3.3 as of March 31, 2012 and June 30, 2011 and 2010, respectively.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our Consolidated Financial Statements in conformity with U.S. generally accepted accounting principles. The preparation of these Consolidated Financial Statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses related disclosures. These estimates and assumptions can be subjective and complex and, consequently, actual results may differ from those estimates that would result in material changes to our operating results and financial condition. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our most critical accounting policies relate to revenue recognition, goodwill, other intangible and long-lived assets, pension and other post-retirement benefit costs, share-based compensation expense, common stock valuation and income taxes.

Management of the Company has discussed the selection of significant accounting policies and the effect of estimates with the Audit and Finance Committee of our Board of Directors.

Revenue Recognition

Revenue is recognized when realized or realizable and earned. The Company’s policy is to recognize revenue when risk of loss and title to the product transfers to the customer, which occurs upon delivery. Net revenues comprise gross revenues less customer discounts and allowances, actual and expected returns (estimated based on returns history and position in product life cycle) and various trade spending activities. Trade spending activities relate to advertising, product promotions and demonstrations, some of which involve cooperative relationships with customers. Reflected in net revenues are returns and trade spending activities of $554.3 and $436.9 for the nine months ended March 31, 2012 and March 31, 2011 respectively, and $590.4, $521.0 and $596.8 for fiscal 2011, 2010 and 2009, respectively. Returns represent 3.6%, 4.0% and 5.8% of gross revenue after customer discounts and allowances for fiscal 2011, 2010, and 2009, and 3.6% and 3.8% for the nine months ended March 31, 2012 and 2011 respectively. Trade spending activities recorded as a reduction to gross revenue after customer discounts and allowances represent 9.0%, 9.0%, and 9.3% for fiscal 2011, 2010 and 2009, and 9.8% and 8.7% for the nine months ended March 31, 2012 and 2011 respectively.

Our sales return accrual, which primarily relates to our Fragrances and Skin & Body Care segments, reflects seasonal fluctuations, including those related to the holiday season in our second quarter. This accrual is a subjective critical estimate that has a direct impact on reported net revenues, and is calculated based on history of actual returns, estimated future returns and information provided by retailers regarding their inventory levels. In addition, as necessary, specific accruals may be established for significant future known or anticipated events. The types of known or anticipated events that we have considered, and will continue to consider, include, but are not limited to, the financial condition of our customers, store closings by retailers, changes in the retail environment, and our decision to continue to support new and existing brands.

Goodwill, Other Intangible Assets and Long-Lived Assets

Goodwill is calculated as the excess of the cost of purchased businesses over the fair value of their underlying net assets. Other indefinite-lived intangible assets consist of trademarks. Goodwill and other indefinite-lived intangible assets are not amortized. We have identified five reporting units. Color Cosmetics is considered an operating segment and a reporting unit and our Fragrance and Skin & Body Care operating segments each include two reporting units.

Goodwill

We assess goodwill at least annually for impairment on January 1, or more frequently if certain events or circumstances warrant. We test goodwill for impairment at the reporting unit level, which is one level below our reportable segments. We identify our reporting units by assessing whether the components of our reportable segments constitute businesses for which discrete financial information is available and management of each reporting unit regularly reviews the operating results of those components.

Impairment testing for goodwill is performed in two steps: (i) the determination of possible impairment, based upon the fair value of a reporting unit as compared to its carrying value; and (ii) if there is a possible impairment indicated, this step measures the amount of impairment loss, if any, by comparing the implied fair value of goodwill with the carrying amount of that goodwill. We make certain judgments and assumptions in allocating assets and liabilities to determine carrying values for our reporting units.

Testing goodwill for impairment requires us to estimate fair values of reporting units using significant estimates and assumptions. The assumptions made will impact the outcome and ultimate results of the testing. We use industry accepted valuation models and set criteria that are reviewed and approved by various levels of management and, in certain instances, we engage independent third-party valuation specialists for advice. To determine fair value of the reporting unit, we use the income approach.

Under the income approach, we determine fair value using a discounted cash flow method, projecting future cash flows of each reporting unit, as well as a terminal value, and discounting such cash flows at a rate of return that reflects the relative risk of the cash flows.

The key estimates and factors used in this approach include, but are not limited to, revenue growth rates and profit margins based on internal Company forecasts, a Company specific weighted-average cost of capital used to discount future cash flows, and a review with comparable market multiples for the industry segment as well as historical operating trends for the Company.

Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, a decline in the consumer consumption and demands, could result in changes to these assumptions and judgments. A downward revision of these assumptions could cause the fair values of the reporting units to fall below their respective carrying values. The Company would then perform the second step of the goodwill impairment test to determine the amount of any non-cash impairment charge. Such a charge could have a material effect on the Consolidated Statements of Operations and Balance Sheets.

Based on the January 1, 2012 annual impairment test, the fair value of each of the Company’s reporting units significantly exceeded their respective carrying values, except for the Prestige—Skin & Body Care reporting unit. The fair value of the Prestige—Skin & Body Care reporting unit exceeded its fair value by 6.0%. In estimating the fair value of Prestige—Skin & Body Care reporting unit, the Company estimated the following:

Annual growth rate	3.0–13.7%
Perpetual nominal growth rate	3.0%
Profitability rate	22.6–27.7%
Discount rate	10.5%

At January 1, 2012, the carrying value of goodwill for the Prestige—Skin & Body Care reporting unit was $437.1. Assuming no changes to other factors, the fair value of this reporting unit would fall below its carrying value if any of the following occurred:

(1)	a decrease of the annual growth rate of 10.5%,

(2)	a decrease in the perpetual nominal growth rate of 80 basis points or,

(3)	a decrease in profitability of 130 basis points.

If any of the above occurred, the Company would then perform the second step of the goodwill impairment test to determine the amount of any non-cash impairment charge.

None of the reporting units were impaired or at high risk of failing the Step 1 of the impairment test during fiscal 2011, 2010 and 2009.

Effective for fiscal 2012, the Company changed its impairment testing date for goodwill to May 1.

Other Intangible Assets

We assess other indefinite-lived intangibles (primarily trademarks) at least annually for impairment on January 1, or more frequently if certain events occur or circumstances change that would more likely than not reduce the fair value of an indefinite-lived intangible asset below its carrying value. Trademarks are tested for impairment on a brand level basis.

The trademarks’ fair values are based upon the income approach, utilizing the relief from royalty method. This method assumes that, in lieu of ownership, a third party would be willing to pay a royalty in order to obtain the rights to use the comparable asset. An impairment loss is recognized when the estimated fair value of the intangible asset is less than the carrying value. Fair value calculation requires significant judgments in determining both the assets’ estimated cash flows as well as the appropriate discount and royalty rates applied to those cash flows to determine fair value. Variations in the economic conditions or a change in general consumer demands, operating results estimates or the application of alternative assumptions could produce significantly different results.

Based on the January 1, 2012 annual impairment test, except for certain trademarks in our Skin & Body Care segment, fair values of the Company’s other trademarks significantly exceeded their respective carrying values. Due to an ongoing assessment of business performance during the quarter, we updated our impairment test as of March 31, 2012 for trademarks in our Skin & Body Care segment. During the nine months ended March 31, 2012, the Company recorded a pre-tax impairment charge of $99.5 within the Skin & Body Care segment to reduce the carrying value of certain trademarks with indefinite lives. This impairment was primarily attributable to reductions in both actual and projected revenues, reflecting weaker volumes of selected Skin & Body Care products for the TJoy and Philosophy businesses. The fair values of these trademarks are based on the Company’s revenue expectations, including long-range growth rates for the projection period plus the residual value of the business at the end of the projection period. The residual value is estimated based on a perpetual nominal growth rate of up to 5.0%. The present value of future cash flows during the projection period and the estimated residual value is discounted using the average of the weighted average cost of capital of comparable entities. These discount rates range from 11.5% to 14.0%.

For TJoy, where the trademarks impairment charge was $58.0, our business performance was impacted by unanticipated leadership changes and less favorable trade conditions than anticipated in the projections at the time of the acquisition. These trademarks are recorded in the Beauty—Skin & Body Care reporting unit. Despite the impairment of these trademarks, the reporting unit fair value significantly exceeded its carrying value, since the reporting unit also generates sales from certain other trademarks that have significantly exceeded expectations.

For Philosophy, where the trademarks impairment charge was $41.5, reductions in our projections were caused by lower sales growth during the first nine months of fiscal 2012, relative to the projections used at the time of the acquisition, primarily due to lower than expected levels of new product introductions, and delays in the timing for distribution expansion into certain international markets. These trademarks are recorded in the Prestige—Skin & Body Care reporting unit. The impairment of these trademarks did not result in an impairment of goodwill of that reporting unit, since the fair value of the reporting unit is based on projected profitability, which was less affected by the lower than expected growth than the revenue-based valuation of the trademarks. The fair value of the reporting unit exceeded the carrying value by 6.0%. See “Goodwill.”

In fiscal 2011 and 2010, the Company performed its annual impairment testing of indefinite-lived intangibles and no adjustments to carrying values were needed. In fiscal 2009, an impairment charge of $9.2 was recorded on a trademark related to the Color Cosmetics segment and was a result of the current and revised projected business conditions.

For trademarks adjusted to their fair value, any negative change to discount rates and growth rates would result in an additional impairment charge.

Effective for fiscal 2012, the Company changed its impairment testing date for other indefinite-lived intangible assets to May 1.

Long-Lived Assets

Long-lived assets, including tangible and intangible assets with finite lives, are amortized over their respective lives to their estimated residual values and are also reviewed for impairment whenever certain triggering events may indicate impairment. When such events or changes in circumstances occur, a recoverability test is performed comparing projected undiscounted cash flows from the use and eventual disposition of an asset or asset group to its carrying value. If the projected undiscounted cash flows are less than the carrying value, an impairment would be recorded for the excess of the carrying value over the fair value, which is determined by discounting future cash flows.

During the nine months ended March 31, 2012, the Company recorded an impairment charge of $2.5 related to a manufacturing facility, included in Corporate. There were no impairments of long-lived assets in fiscal 2011. In fiscal 2010 and 2009, the Company recorded impairment charges of $5.3 and $7.0, respectively, related to certain property and equipment. Also, in fiscal 2009, an impairment charge of $4.3 was recorded on a trademark related to the Skin & Body Care segment. Furthermore, the Company concluded that due to declines in net revenues and profit margins, this trademark, previously classified as indefinite-lived, had a remaining useful life of 10 years. Amortization expense related to this trademark commenced on January 1, 2009 and is estimated to be approximately $0.8 each year through 2018.

Pension and Other Post-retirement Benefit Costs

We sponsor both funded and unfunded pension and other retirement plans in various forms covering employees who meet the applicable eligibility requirements. We use several statistical and other factors in an attempt to estimate future events in calculating the liability and expense related to these plans. Certain significant variables require us to make assumptions that are within our control such as anticipated discount rate, expected rate of return on plan assets and future compensation levels. We evaluate these assumptions with our actuarial advisors and select assumptions that we believe reflect the economics underlying our pension and post-retirement obligations. While we believe these assumptions are within accepted industry ranges, an increase or decrease in the assumptions or economic events outside our control could have a direct impact on reported net income.

The discount rates used to measure the benefit obligations at the measurement date and the net periodic benefit cost for the subsequent fiscal year and are reset annually using data available at the measurement date.

The pension plan’s return on assets is based on management’s expectations of long-term average rates of return to be achieved by the underlying investment portfolios. In establishing this assumption, management considers historical and expected returns for the assets in which the plan is invested, as well as current economic and market conditions. The difference between actual and expected return on plan assets is reported as a component of accumulated other comprehensive income. Those gains/losses that are subject to amortization over future periods will be recognized as a component of the net periodic benefit cost in such future periods. For fiscal 2011, our pension plans had actual returns on assets of $4.3 as compared with expected return on assets of $2.8, which resulted in a net deferred gain of $1.5, substantially all of which is currently subject to be amortized over periods ranging from approximately 8 to 36 years. The actual return on assets was primarily related to the performance of equity markets during the past fiscal year.

The rate of future compensation increases is another assumption used by our third party actuarial consultants for pension accounting.

The weighted-average assumptions used to determine our projected benefit obligation above were as follows:

	Pension Plans				Other Post- Retirement Benefits
	U.S.		International
	2011	2010	2011	2010	2011	2010
Discount rates	4.3%–5.6%	4.4%–5.4%	2.7%–6.1%	1.8%–5.2%	5.9%	5.6%
Future compensation growth rates	N/A	N/A	2.0%–3.0%	2.0%–3.0%	N/A	N/A

The weighted-average assumptions used to determine our net periodic benefit cost during the fiscal year were as follows:

	Pension Plans				Other Post- Retirement Benefits
	U.S.		International
	2011	2010	2011	2010	2011	2010
Discount rates	4.4%–5.4%	6.0%–6.5%	1.8%–5.2%	2.9%–5.7%	5.6%	6.5%
Future compensation growth rates	N/A	4.5%	2.0%–3.0%	2.0%–3.0%	N/A	N/A
Expected long-term rates of return on plan assets	6.5%	7.0%	3.2%–4.5%	3.7%–5.7%	N/A	N/A

Our post-retirement plans comprise health care plans that could be impacted by health care cost trend rates, which may have a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$1.4	$(1.0)
Effect on postretirement benefit obligation	13.5	(10.7)

In addition, our actuarial consultants use other factors such as withdrawal and mortality rates. The actuarial assumptions used by us may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants, among other things. Differences from these assumptions could significantly impact the actual amount of net periodic benefit cost and liability recorded by us.

Share-based Compensation

The Company’s share-based compensation plans are accounted for as liability plans because the plans have cash settlement options or put features to sell shares back to the Company. Accordingly, share-based compensation expense is measured at the end of each reporting period based on the fair value of the award on each reporting date and is recognized as an expense to the extent the award has vested during the period.

The fair value of stock options and special incentive awards is determined using the Black-Scholes or Monte Carlo pricing model and using the following weighted-average assumptions, in addition to the estimated value of our common stock at each reporting date, as discussed in “Common Stock Valuations”:

	March 31,		Year Ended June 30,
	2012	2011	2011	2010	2009
Expected life of option	4.54 yrs	6.44 yrs	6.38 yrs	5.89 yrs	5.88 yrs
Expected life of awards	5.00 yrs	5.00 yrs	5.00 yrs	n/a	n/a
Risk-free interest rate	0.97%	2.83%	2.26%	2.00%	2.93%
Expected volatility	32.59%	30.13%	29.98%	30.30%	32.79%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%

Share-based compensation expense/(income) totaled $132.9 and $87.9 for the nine months ended March 31, 2012 and 2011, respectively, and $88.5, $65.9, and ($128.6) in fiscal 2011, 2010, and 2009, respectively. Share-based compensation expense/(income) is recorded in selling, general and administrative expenses in the Consolidated Statement of Operations.

Management evaluates the impact of share-based compensation on operating income by comparing the expense that is recorded under liability plan accounting to the expense that would have been recorded if the plans had been accounted for as equity plans. This evaluation is relevant to management for the following reasons:

•	Several of the Company’s main competitors account for their share-based compensation plans as equity plans, and

•

The Company’s share-based compensation plans will be accounted for as equity plans upon the completion of this initial public offering, because the participants will no longer be able to settle the awards under the plan in cash or sell the shares back to the Company for cash. See the table below for additional disclosures, and

•	Certain financial covenant calculations for our debt agreements are derived from calculations including share-based compensation expenses based on the equity method of accounting.

If the share-based compensation plans are accounted for as equity plans, the share based payments to employees are measured based on the grant-date fair value of the awards and amortized over the requisite service periods for the individual awards, which generally equal the vesting periods. The share-based compensation expense is recorded net of estimated forfeitures and as such is recorded for only those share-based awards that are expected to vest.

The following table compares the impact on share-based compensation expense/(income) between liability and equity plan accounting:

	Nine Months Ended March 31,		Year Ended June 30,
	2012	2011	2011	2010	2009
Share-based compensation expense/(income):
Expense/(income) under liability plan accounting currently applied by the Company(1)	$132.9	$87.9	$88.5	$65.9	$(128.6)
Expense under equity plan accounting(2)	$24.3	$17.5	$23.6	$18.6	$5.0
Share-based compensation expense/(income) adjustment(3)	$108.6	$70.4	$64.9	$47.3	$(133.6)

(1)	Refer to Note 22, “Share-Based Compensation Plans,” in our notes to the Consolidated Financial Statements.

(2)

Share-based compensation expense calculated as if the Company had applied equity accounting since the grant date of the award for our recurring nonqualified stock option awards and director-owned and employee-owned shares, restricted shares, and restricted stock units.

(3)

Share-based compensation expense/(income) adjustment consists of (i) the difference between share-based compensation expense/(income) accounted for under the equity plan accounting and under liability plan accounting for the recurring nonqualified stock option awards and director-owned and employee-owned shares, restricted shares, and restricted stock units and (ii) all costs associated with the special incentive award granted in fiscal 2011, vesting of which is contingent upon completion of our initial public offering. The liability plan accounting is currently used by the Company to measure share-based compensation expense/(income) in the Condensed Consolidated Statements of Operations and Consolidated Statements of Operations. The equity plan accounting is currently used by the Company to measure the performance of the segments and will be used by the Company to measure share-based compensation expense/(income) following completion of our initial public offering.

The Company’s share-based compensation plans are accounted for as liability plans because they have cash settlement options or put features to sell shares back to the Company for cash. The terms of the plans provide that upon completion of an initial public offering the ability to settle the awards for cash and the put features to sell the shares back to the Company for cash will no longer be available. The share-based compensation plans will provide only a share settlement option, as such the plans will be accounted for as equity plans.

As a result of the transition from liability accounting to equity accounting for our share-based awards, a final “mark to market” of the liability related to such awards will be required, which will based on our initial public offering price. Assuming an initial public offering price equal to the midpoint of the price range on the cover page of this prospectus, the Company would record a charge of approximately $   for increase in the fair value of the liability awards prior to the completion of our initial public offering. This charge will be recorded as an increase in compensation cost and included in selling, general and administrative expenses in the Consolidated Statement of Operations. Upon completion of the initial public offering, the liability recorded for share based payments in an amount of $   will be reclassified to equity. The tabular disclosure included in the section “Capitalization” elsewhere herein illustrates the pro forma impacts of this expense and subsequent reclassification of the liability to equity.

Common Stock Valuations

We have performed a valuation of our common stock at the each quarter. As of March 31, 2012, December 31, 2011 and September 30, 2011 we estimate that the value of our common stock was $14.00, $11.25, and $10.50, respectively. As of June 30, 2011, 2010 and 2009, we estimated the fair value to be $11.60, $9.20 and $6.50, respectively.

The valuation methodology that we utilized were based on a number of assumptions, including expectations of our future performance and industry, general economic, market and other conditions that could be reasonably evaluated at the time of the valuations. Our Board of Directors has historically determined an estimated fair value range for the outstanding shares of our common stock using a selected public companies market trading valuation prepared with the assistance of a third-party investment bank on a quarterly basis. The estimated fair value range intended all common stock issued and options granted to be issued or exercisable at a price per share not less than the per share fair value of our common stock. This method is known as the Guideline Public Company Method (“GPCM”) in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The GPCM or market approach is based on the average of certain trading multiple benchmarks for a specified group of selected public companies whose primary business activities are similar in certain material respects to those ours, which is then applied to our financial forecasts. The assumptions we used in the market valuation model were based on future expectations combined with management judgment. As there has been no public market for our common stock, our Board of Directors with input from management exercised significant judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock as of the date of each option grant, including, but not limited to, the following factors:

•	the prices of our common stock sold to outside investors in arms’ length transactions;

•	our operating and financial performance;

•	current business conditions and projections;

•	the history of the Company and the introduction of new products and services;

•	the likelihood of achieving a liquidity event for the common stock underlying these stock options, such as an initial public offering, given prevailing market conditions;

•	any adjustments necessary to recognize a lack of marketability and liquidity for our common stock;

•	the average of certain benchmarks for a specified group of selected public companies whose primary business activities are similar in certain material respects to ours;

•	the U.S. and global capital market conditions;

•	the economic and competitive environment, including the industry in which we operate;

•	independent third-party valuations completed as of the end of each quarter; and

•	discussions with underwriters relating to our contemplated initial public offering.

Management and the Board of Directors have assumed that the fair value of our common stock remained stable during a quarter, unless significant events during such quarter occurred that would have caused a material change in fair value.

No single event caused the fair value of our common stock to increase or decrease. A combination of the following changes in our business and external market environment have contributed to the changes in the fair values of our common stock during the last 12 months:

Fiscal 2011 year-end valuation

We determined the fair value of our common stock to be $11.60 per share. The valuation was based on our performance projections for calendar years ending December 31, 2011 and 2012 using the market approach as described above. Our projections reflected the increase in our operating results due to our four strategic acquisitions of TJoy, Dr. Scheller, OPI and Philosophy during fiscal 2011.

First quarter—fiscal 2012 valuation

We determined the fair value of our common stock to be $10.50 per share. Our performance projections used in the valuation were relatively consistent with those used in the fiscal 2011 year-end valuation. However, due to the contraction in the market, the valuation multiples of our select group of peer companies used in the valuation model decreased relative to those used in fiscal 2011 year-end valuation.

Second quarter—fiscal 2012 valuation

We determined the fair value of our common stock to be $11.25 per share. A significant factor influencing the increase in the fair value of our common stock relative to the prior quarter included an increase in the market multiples of our select group of peer companies used in the valuation model. In addition, based on our performance in first and second quarters of fiscal 2012, we slightly increased our performance projections.

Third quarter—fiscal 2012 valuation

We determined the fair value of our common stock to be $14.00 per share. We used a combination of the market and income approaches, and given prevailing market conditions and the nature and history of our business we believed a heavier weighting to the market approach was appropriate. The income approach or discounted cash flow approach involves applying appropriate risk-adjusted discount rates to estimated debt-free cash flows, based on our forecasted revenues and costs. Significant factors influencing the increase in the fair value of our common stock relative to the prior quarter include the consideration of the income approach in our valuation, the strong performance our select group of peer companies leading to an increase in the market multiples used in our valuation model and updating the valuation with our performance projections for calendar years ending December 31, 2012 and 2013 as compared to calendar years ending December 31, 2011 and 2012 used in the previous valuation. These improvements in the share value were partially offset by a reduction in performance projections due to the weaker than anticipated performance of TJoy and Philosophy.

We have granted the following share-based payment awards during the twelve-month period preceding the most recent balance sheet date of March 31, 2012:

Grant Date	Shares underlying awards	Exercise price per Share of Common Stock	Fair Value of Underlying Share of Common Stock	Grant Date Fair Value per Award
06/14/2011	10,000	$11.60	$11.60	$4.52
06/27/2011	50,000	$11.60	$11.60	$4.52
09/22/2011	9,561,000	$10.50	$10.50	$3.93
11/15/2011	95,000	$10.50	$10.50	$10.50	(a)
1/10/2012	3,584,258	$10.50	$11.25	$4.60
1/10/2012	1,123,320	$10.50	$11.25	$11.25	(a)

(a)	The awards granted on 11/15/2011 and 1/10/2012 of $10.50 and $11.25 above were restricted share and restricted stock unit awards which the grant date fair value of the awards are equivalent to the fair value of the Common Stock on the grant date.

There have been no issuances of Coty Inc. share-based awards subsequent to January 10, 2012.

Income Taxes

We are subject to income taxes in the United States and various foreign jurisdictions. We account for income taxes under the asset and liability method. Therefore, income tax expense is based on reported income before income taxes, and deferred income taxes reflect the effect of temporary differences between the amounts of assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. Deferred taxes are recorded at currently enacted statutory tax rates and are adjusted as enacted tax rates change.

Classification of deferred tax assets and liabilities corresponds with the classification of the underlying assets and liabilities, giving rise to the temporary differences or the period of expected reversal, as applicable. A valuation allowance is established, when necessary, to reduce deferred tax assets to the amount that is more likely than not to be realized based on currently available evidence. We consider how to recognize, measure, present and disclose in financial statements uncertain tax positions taken or expected to be taken on a tax return.

We are subject to tax audits in various jurisdictions. We regularly assess the likely outcomes of such audits in order to determine the appropriateness of liabilities for unrecognized tax benefits. We classify interest and penalties related to unrecognized tax benefits as a component of the provision for income taxes.

For unrecognized tax benefits, we first determine whether it is more-likely-than-not (defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority. As the determination of liabilities related to unrecognized tax benefits, associated interest and penalties requires significant estimates to be made by us, there can be no assurance that we will accurately predict the outcomes of these audits, and thus the eventual outcomes could have a material impact on our operating results or financial condition.

Unrecognized tax benefits are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of examinations by tax authorities, developments in case law and closing of statute of limitations. Such adjustments are reflected in the provision for income taxes as appropriate. In addition, we are present in over 35 tax jurisdictions and we are subject to the continuous examination of our income tax returns by the Internal Revenue Service (IRS) and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes.

It is our intention to permanently reinvest undistributed earnings and profits from our foreign operations, which have been generated through March 31, 2012. Accordingly, no provision has been made for U.S. income taxes on the remaining undistributed earnings of foreign subsidiaries as of March 31, 2012. Earnings and profits of $30.5 and $40.0 were repatriated from current year earnings for the periods ending June 30, 2009 and June 30, 2011, respectively. However, these distributions were from current earnings and were not determined to be essentially permanent in duration. The balance of the cumulative undistributed earnings of non-U.S. subsidiaries was $1,474.7 and $1,266.6 as of March 31, 2012 and 2011, respectively, compared with $1,296.1, $1,037.0 and $746.0 as of June 30, 2011, 2010 and 2009, respectively. It is our intention to permanently reinvest undistributed earnings and profits from our foreign operations outside the U.S. and future plans do not demonstrate a need to repatriate the foreign amounts to fund U.S. operations. Our cash and cash equivalents balance at March 31, 2012 includes approximately $512.1 of cash in foreign operations compared with $505.0 and $382.6 as of June 30, 2011 and 2010, respectively, associated with our permanent reinvestment strategy. It is not practical for us to determine the amount of additional income and withholding taxes that may be payable in the event the remaining undistributed earnings are repatriated.

Recently Adopted and Recently Issued Accounting Standards

See Note 2, “Summary of Significant Accounting Policies” in our notes to Consolidated Financial Statements for discussion regarding the impact of recently adopted accounting standards, as well as the impact of accounting standards that were recently issued but not yet effective, on our Consolidated Financial Statements.

Quantitative and Qualitative Disclosures About Market Risk

We have operations both within the United States and internationally, and we are exposed to market risks in the ordinary course of our business, including the effect of foreign currency fluctuations, interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth in under the captions “Foreign Exchange Risk Management,” “Interest Rate Risk Management” and “Credit Risk” within “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included elsewhere in this prospectus.

BUSINESS

Our Company

We are the new emerging leader in beauty. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known brands that compete in the three segments in which we operate: Fragrances, Color Cosmetics and Skin & Body Care. We hold the #2 global position in fragrances, the #6 global position in color cosmetics and have a strong regional presence in skin & body care. Our top 10 brands, which we refer to as our “power brands”, are expected to generate approximately 70% of our net revenues in fiscal 2012 and comprise the following globally recognized brands: adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen. Our brands compete in all key distribution channels across both prestige and mass markets, and in over 130 countries and territories.

Under the direction of our current management team, Coty has transformed itself from primarily a fragrance company into a multi-segment beauty company with market leading positions in both North America and Europe. Our entrepreneurial culture, driven by our “Faster. Further. Freer.” credo, has enabled us to gain market share in the beauty industry and provided us with the agility to deliver superior innovation, brand building and execution. Our strong organic growth has been complemented by strategic acquisitions, which most recently include OPI, Philosophy, TJoy and Dr. Scheller. Today, our business has a diversified revenue base that is expected to generate net revenues for fiscal 2012 of 53%, 30% and 17% from fragrances, color cosmetics and skin & body care, respectively.

In fiscal 2012, we expect to achieve net revenues in excess of $4.5 billion, which would represent an average annual growth rate of 14% from our fiscal 2010 net revenues of $3.5 billion, or 7% excluding the effects of recent acquisitions and foreign exchange translations. Over the twelve months ended March 31, 2012, we generated $304 million of operating income and $566 million of Adjusted Operating Income. Adjusted Operating Income and our average annual growth rate excluding the effects of recent acquisitions and foreign exchange translations are non-GAAP financial measures. See “Prospectus Summary—Summary Consolidated Financial Data—Non-GAAP Financial Measures” for a discussion of such measures.

Our Market Opportunity

According to Euromonitor, the three segments of the beauty industry in which Coty competes generated worldwide retail sales of approximately $259 billion in calendar year 2011. In calendar 2011, Coty generated 77% of its net sales in developed markets and 23% of its net sales in emerging markets, which are faster-growing. The industry growth rates of the fragrances, color cosmetics and skin & body care segments in the geographic markets where Coty competes was 4.8% from 2010 to 2011, based on Euromonitor data.

The growth rate in the areas in which Coty competes is expected to be 3.9% between 2011 and 2016, based on Euromonitor data. On a segment basis, the growth rate is expected to be 3.7%, 3.9% and 4.8% in fragrances, color cosmetics and skin & body care, respectively, over the same period, based on data from the same source. We believe this growth will be driven primarily by innovation, changes in consumer preferences and fashion trends in developed markets, and by a larger middle class and increased accessibility of beauty products in emerging markets.

Products in the beauty industry are sold through multiple and diverse distribution channels. These channels complement the images and goodwill associated with any given brand. Brands in the prestige market have traditionally been sold through upscale department stores, specialty retailers, upscale perfumeries, pharmacies, beauty salons and duty-free shops. Brands in the mass market have traditionally been sold through mass retail stores, independent or chain grocery stores, drug stores and supermarkets. The direct sales distribution channel consists of house-to-house, catalog, direct response television sales, social media and the internet, including e-commerce. Consumer preferences are driving the trend towards multi-channel distribution for beauty products, and we intend to continue to develop and expand our multi-channel distribution strategies in response to and in anticipation of consumer demand trends.

Fragrances, color cosmetics and skin & body care are complementary product segments. Quality, performance and price have a significant influence on consumers’ choices between competing brands. Advertising, promotion, merchandising, the timing of new product introductions and the quality of in- store sales staff also have a significant impact on consumer buying decisions.

Our History

We were founded in 1904 by François Coty. He revolutionized the fragrance market with new ingredients and mass appeal. Over the years, we experienced a number of ownership changes. In 1992, we were purchased by Benckiser, a former affiliate of our controlling stockholder, who had entered the beauty industry two years earlier with its acquisition of the European cosmetics interests of Beecham Plc. These interests included the adidas and Davidoff brands and included fragrances, color cosmetics and skin treatment products in both the mass and prestige markets. Benckiser combined these interests with the Coty assets it purchased from Pfizer to form the core of our current business. In 1996, we were spun off from Benckiser as a stand-alone company and entered into the mass color market with our acquisition of the Rimmel brand.

In fiscal 2001, we hired our Chief Executive Officer Bernd Beetz and began implementing his strategic vision to transform the Company through implementation of a global-branding strategy and product segment diversification. We have tripled our net revenues from approximately $1.5 billion in fiscal 2002 to over $4.5 billion expected in fiscal 2012. We have grown through a combination of organic growth, acquisitions and development of new brands.

In fiscal 2003, we launched our first celebrity fragrance, Glow by JLo, which generated $87 million in net revenues in its first year and helped to establish us as a leader in celebrity beauty products. We built on that success over the years to launch fragrances linked to other celebrities, such as Sarah Jessica Parker, Beyoncé Knowles, Jennifer Lopez, Halle Berry, David and Victoria Beckham and Celine Dion. We acquired the Kenneth Cole and Marc Jacobs fragrance licenses from a division of LVMH Moët Hennessy Louis Vuitton in fiscal 2003, enabling us to become a key competitor in the prestige fragrance market in U.S. department stores. In fiscal 2006, we acquired Unilever Cosmetics International (“UCI”), whose prestige fragrance portfolio included the Calvin Klein and Chloé fragrance licenses. The acquisition transformed us into one of the largest fragrance companies in the world. We extended our presence in the color cosmetics segment in fiscal 2008 with our acquisition of Sally Hansen and N.Y.C. New York Color. We have launched the following eleven new fragrance brands since 2008: Balenciaga, Beyoncé, Bottega Veneta, Elite Models, Guess?, Halle Berry, Heidi Klum, Playboy, Roberto Cavalli, Tonino Lamborghini and Truth or Dare by Madonna. In fiscal 2009 and fiscal 2010, we extended our fragrance sales through the launch of our Playboy and Beyoncé fragrance brands.

We made four strategic acquisitions in fiscal 2011. We strengthened our position in color cosmetics through our acquisitions of Dr. Scheller, the owner of the Manhattan brand, and OPI. As measured by unit volume of sales, Manhattan is one of the leading brands in the German and Eastern European mass color cosmetics markets. OPI is a leader in professional nail care. We increased our presence in skin & body care through our acquisitions of the fast-growing philosophy brand and Chinese skin care company TJoy. Through Philosophy, we have increased scale in skin & body care and entered new channels of distribution like QVC and e-commerce. Our acquisition of TJoy provided us with a broad distribution platform for our existing portfolio of brands in China.

Our Competitive Strengths

A portfolio of strong, well recognized beauty brands anchored by our “power brands” across three key beauty segments. The strength of our brand portfolio provides the foundation of our success in the segments in which we compete. We believe our brands are valued by consumers across geographies and distribution channels. We believe consumers appreciate the quality and innovation of our products across various price points and our ability to quickly and cost-effectively innovate and draw excitement to our products. Our “power brands”, adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen, are at the core of our accomplishments. We invest aggressively behind our current and prospective power brands, which are our largest brands and those that we believe to have the greatest potential, to enhance our scale in the three beauty segments in which we compete. We have grown our power brands from three brands in 2002 to 10 brands in 2012, with the net revenue contribution from these brands increasing from 40% of $1.5 billion to approximately 70% of $4.5 billion during the same time period.

Global powerhouse in fragrances. Our #2 global position in fragrances is a result of the strength, scale and balance of our brands across all three key categories in the fragrances segment: Designer (Calvin Klein, Marc Jacobs, Chloé, Roberto Cavalli, Balenciaga, Bottega Veneta, Guess?), Lifestyle (Playboy, Davidoff) and Celebrity (Jennifer Lopez, Beyoncé Knowles). We have been a key innovator in fragrances across prestige and mass markets. Our recent successful launches include Roberto Cavalli and launches within the Chloé, Marc Jacobs and Playboy brands. With the launch of Glow by JLo in 2002, we reinvigorated the modern celebrity fragrances segment and built on that success to launch many other celebrity fragrances, including the recent Beyoncé Pulse launch and the upcoming launch of Lady Gaga Fame.

One of the fastest growing innovators in color cosmetics. We have achieved our #6 ranking globally in color cosmetics, as well as a #2 position in Europe, by transforming Rimmel from a regional player into a global power brand and by identifying and investing in the high growth potential of the nail care category. We continue to build on these foundations organically through new product innovations and strategically through acquisitions such as OPI. In nail care, we maintain a #1 market share in the combined North American and European markets and a #2 market share position globally with Sally Hansen and OPI. We have also held the #1 spot for new initiatives in nail and color in the U.S. mass market for the last three years.

Licensee of choice. We believe our success in partnering with Designer, Lifestyle, and Celebrity brands is due to our track record as brand architects who capture and translate each brand’s essence into successful products while respecting and preserving each licensor’s brand identity. In addition, our global scale allows us to offer licensor products in multiple points of distribution and in multiple geographies. Marc Jacobs and Chloé are examples of designer brands that have organically grown from low revenue bases to be two of our most highly valued and fastest growing licenses. Similarly, we grew Playboy from a low revenue base and expanded it globally. We will seek to replicate this success with high potential brands such as Roberto Cavalli. We also launched Glow by JLo, one of the first modern celebrity fragrances, and built on that success to launch many other fragrances linked to celebrities. We believe our success and scale make us a preferred licensee for potential partners and creates even greater opportunities for us to further develop existing brand licenses.

Entrepreneurial culture drives superior innovation. Our entrepreneurial culture is driven by our “Faster. Further. Freer.” credo that allows us to act faster and push marketing and creative boundaries further. Our past success demonstrates that we are poised to turn innovative ideas into realities with agility, decisiveness and calculated risk taking, all at a high level of execution. Over the last three years, sales from our new products accounted for approximately 20% of our total net revenues, on average. Historically, our strong track record with new products has been a key driver of our organic net revenue growth in excess of industry growth.

Product, channel and geographic diversity. We have breadth across beauty segments with product offerings in fragrances, color cosmetics and skin & body care. We have a balanced multi-channel distribution strategy and market products across price points in prestige and mass channels of distribution, including department stores, specialty retailers, traditional food, drug and mass retailers, salons, e-commerce and television sales, among others. We believe our commercial expertise enhances our capabilities when we enter new markets where products must suit local consumer preferences, incomes and demographics. Our beauty products are marketed, sold and distributed to consumers in over 130 countries and territories worldwide. We believe our diverse, globally recognized product portfolio positions us well to expand our leadership broadly into new geographies, in both developed and emerging markets.

Compelling financial profile. Our portfolio and superior execution have enabled us to achieve superior growth, profitability and cash flow generation. We have an exceptional track record of delivering strong and consistent net revenue growth ahead of average industry rates for the geographies in which we compete. From fiscal 2010 through fiscal 2012 we expect to grow our net revenues by an average annual growth rate of 14%, or approximately 7% excluding the effects of acquisitions and foreign exchange translations. Due to our sales growth as well as optimization of our logistics infrastructure and global procurement systems our gross profit is expected to have grown from fiscal 2010 through fiscal 2012 by an average annual growth rate of 16%, while gross margin is expected to improve by 2.5 percentage points in the same period. For the three years ending fiscal 2012, our adjusted operating income margin as a percentage of net revenue is expected to have expanded by 3.6 percentage points, from 8.2% to 11.8%. During the same period, our operating income margin is expected to improve by 0.7 percentage points, from 5.3% to 6.0%. See “Prospectus Summary—Summary Consolidated Financial Data—Non-GAAP Financial Measures” for a discussion of the differences between operating income and Adjusted Operating Income.

Our ability to generate organic revenue growth, deliver continued margin expansion and manage working capital effectively has resulted in a strong cash flow profile that allows us to invest in marketing, research & development and other growth opportunities while also successfully reducing debt levels incurred to finance acquisitions. In fiscal 2012, we expect to generate cash flow from operating activities in excess of $550 million and from fiscal 2010 through fiscal 2012 we expect to have maintained an average operating income cash conversion ratio of over 100% of both operating income and Adjusted Operating Income.

Skilled acquirer. Since 2001, we have successfully completed a number of acquisitions to drive segment, geographic and distribution platform growth. Acquisitions of the Calvin Klein fragrance business and the Sally Hansen brand have enabled us to expand our global reach. The OPI acquisition provided us with a leading professional nail care brand, a brand that is also viewed as a bridge between nail color, fashion houses, celebrities and entertainment franchises. The Philosophy acquisition enabled us to increase scale in skin & body care and enter new channels of distribution, like QVC and e-commerce. Additionally, we have selectively acquired brands that bring us new platforms, such as TJoy, which provided us with a broad distribution platform for our existing portfolio of brands in China.

We believe we are adept at identifying brands to complement our portfolio strategies. We rely on our entrepreneurial culture in order to attract and retain top management talent and drive innovative marketing approaches and operational efficiencies. Our strong track record of successful acquisitions is also based on our integration strategy that draws on our past experience. In each acquisition we make, we seek to employ best practices and talent from both our organization and the acquired business.

Experienced management team with proven industry track record. The majority of our management team has worked together for over a decade, and has an average of 20 years of industry experience. This team has been pivotal in institutionalizing our entrepreneurial culture and global strategic vision.

Our Strategy

Coty targets net revenue growth that outperforms the industry average, while at the same time striving to expand margins and improve cash flow generation. Our continued net revenue growth is centered on further developing power brands, strengthening our product segments and diversifying our geographic presence and distribution channels.

Continue to develop our global power brands portfolio. We will seek to capitalize on our existing power brands through continued excellence in branding, innovation and execution. We expect net revenues from our power brands to grow 17% in fiscal year 2012 compared to the prior year, or 9% assuming the acquisitions of Philosophy and OPI had occurred on July 1, 2010 in accordance with the presentation of the unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2011 contained elsewhere in this prospectus.

Additionally, we seek to identify and incubate new and existing brands that we believe have the potential to develop into power brands. For example, we launched Playboy in fiscal 2009 and have since built it into a power brand by identifying a unique brand positioning and leveraging our strengths. Playboy is now the #3 brand in the combined North American and European mass markets.

Broaden our segments through innovation, brand extension and new licenses. Innovation and new product development is essential to extending our global leadership position in fragrances, and to strengthening our global position in color cosmetics and skin & body care. Over the past three years, new product innovations represented approximately 20% of our annual net revenues, on average. We intend to continue to develop and bring to market unique and innovative products that we believe will be modern, appealing and accessible to the consumer. Further, we will continue to develop new brands, leveraging our track record of successful licensing relationships.

Expand and strengthen our position in skin & body care. Our skin & body care presence has been anchored by adidas, a brand we have grown organically, and Lancaster, a brand with technically advanced products that reflect our strong research and development capabilities. We continue to expand our presence in skin & body care through our recent acquisitions of TJoy and Philosophy. Through Philosophy, we have increased scale in skin & body care and entered new channels of distribution like direct television sales through QVC and e-commerce. TJoy contributed a manufacturing and distribution platform to leverage our existing brands in China.

Diversify our geographic presence. We seek to accelerate our sales growth by expanding and further diversifying our geographic footprint. We are focused on the development of branding and market execution strategies with our top global customers that enable us to enter and gain share in new markets. We also intend to leverage our current distribution to build our business in existing geographies with our full product line. For example, we will seek to, among other initiatives, expand distribution of Rimmel and adidas in China by leveraging TJoy’s distribution network, increase the presence of adidas body care products in other new international markets and expand our philosophy skin care business in international markets.

Extend product distribution. We will seek to continue to extend our distribution channels within existing geographies to increase market presence, brand recognition and net revenues. For example, we are expanding the OPI brand into global retail by offering Nicole by OPI through mass distribution channels and Sephora by OPI through Sephora’s U.S. and Canadian stores, while simultaneously maintaining the brand’s leadership in salons. We have also recently appointed Sephora as privileged retail partner for OPI in certain European and Middle Eastern countries and Russia. The development of branding and market execution strategies with our top global customers, such as Sephora, is an important component of our strategy to ensure our brands receive appropriate pricing and placement as we expand our distribution.

In addition, we are seeking to expand our presence through alternative distribution channels, including by leveraging the expertise of our philosophy brand (which sells products through its U.S. and U.K. websites, among other channels) in e-commerce, and direct television sales by expanding the distribution of appropriate brands into these channels.

Increase margins and continue to improve cash flow generation. We will remain focused on converting earnings into cash flow through effective working capital management, and seek continued margin expansion through strong net revenue growth, development of higher margin products, and supply chain integration and efficiency initiatives, such as optimization of our manufacturing footprint. In fiscal 2012, we expect our adjusted operating margin to have improved as discussed above, and we expect to generate cash flow from operating activities in excess of $550 million, compared to $417.5 million in the prior year.

While acquisitions are not essential to achieve our growth objectives, we will continue to evaluate targets that fit with our strategy and add shareholder value. Our approach to acquisitions has resulted in a successful track record of identifying targets aligned with our strategic objectives, executing acquisitions quickly and efficiently, and integrating the businesses successfully to both accelerate top line growth and improve the financial performance of the overall business.

Our Brands

The following chart displays some of our key brands by segment.

Fragrances			Color Cosmetics	Skin & Body Care
Designer	Celebrity	Lifestyle

We grow organically through our focus on supporting and expanding global brands while consistently developing and seeking to acquire new brands and licenses. Brand innovation and new product development are critical components of our success.

Our “power brands”, each of which we describe in further detail below, are at the core of our accomplishments. We invest aggressively behind our current and prospective power brands, which are our largest brands and those that we believe to have the greatest global potential, to enhance our scale in the three beauty segments in which we compete. We have grown our power brands from three brands in fiscal 2002 to 10 brands in fiscal 2012, with the net revenue contribution from these brands increasing from 40% of $1.5 billion to approximately 70% of $4.5 billion during the same time period.

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adidas. Since we entered into our license agreement with adidas in 1984, adidas has become the biggest licensed brand by retail value market share in the global mass skin & body care market, including its significant presence in deodorants and shower gels, and also enjoys leading positions by retail value market share in the mass fragrances market. The brand has grown approximately 59% as measured by net revenues since fiscal 2002. Our adidas products for both men and women blend distinctive brand identity (through the fragrance and product design) and aspirations of performance (epitomized by the “developed with athletes” signature) to appeal to a broad range of consumers. The brand is present and has enjoyed years of successful revenue generation in developed markets, such as Western Europe and North America, and emerging markets, such as Brazil, China, India and Russia.

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Calvin Klein. We acquired the Calvin Klein fragrance business as part of the acquisition of UCI in fiscal 2006 and we have grown the brand approximately 50%, as measured by net revenues, since then. Calvin Klein is our largest brand by net revenues and one of the largest fragrance brands by net revenues in the world. It has strong positions in most developed markets, including the United States, the United Kingdom, Germany and Spain, and in emerging markets, such as China, the Middle East and Russia. The brand also sells in travel retail, including duty-free shops. The brand reaches a diverse consumer base through several strong product lines, including CK One, Eternity and Euphoria. In fiscal 2012, we launched a color cosmetics line under the CK One product line. We intend to increase the consumer reach and market share of our Calvin Klein brand, particularly in Asian markets.

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Chloé. We also acquired our Chloé license in the fiscal 2006 acquisition of UCI. After a storied past in fragrances, Chloé had almost disappeared from the prestige market at the time of our acquisition. In fiscal 2008, we successfully relaunched the brand, growing it approximately 1,150%, as measured by net revenues and converting Chloé into one of the fastest growing prestige fragrance brands for women over the past four years. Chloé’s sales results are particularly strong in the United States, China, France, Germany, Italy, Japan and Spain.

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Davidoff. We launched Cool Water, our first product line under the Davidoff brand, in 1988, and it has proven to be Davidoff’s most successful line. Eight years later, we launched our Cool Water women’s fragrance, which enjoyed similar success. The #2 men’s fragrance brand in the German prestige market, Cool Water remains one of the leading men’s prestige fragrances worldwide. Our more recent launches under the Davidoff brand were Adventure in fiscal 2008 and Davidoff Champion in fiscal 2011.

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Marc Jacobs. We acquired our Marc Jacobs license from a division of LVMH Moët Hennessy Louis Vuitton in fiscal 2003. From fiscal 2004 through the end of fiscal 2011, we have grown the brand approximately 825% as measured by net revenues. Since our acquisition, we have grown Marc Jacobs into an iconic fragrance brand through our launch of Daisy Marc Jacobs in fiscal 2008 and Marc Jacobs Lola in fiscal 2009. In calendar year 2011, Marc Jacobs was the #6 women’s fragrance brand by retail value market share in the U.S. prestige market and the #5 women’s fragrance brand by retail value market share in the U.K. prestige market. The brand has been particularly successful in certain Asian markets, including China, and has sold well in duty free shops.

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OPI. We acquired OPI in fiscal 2011. Founded in 1981, OPI is a leader in professional nail care. With its portfolio of over 400 creatively named unique shades, OPI has been a bridge between nail color and fashion houses, celebrities and entertainment franchises. Our OPI brand has three separate product lines: OPI, Nicole by OPI (which is sold through mass retailers) and Sephora by OPI (which is sold exclusively in Sephora’s U.S. and Canadian stores). OPI also markets nail gels, nail care products and nail accessories through salons. OPI is sold in over 100 countries and territories.

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philosophy. We acquired Philosophy in fiscal 2011. The brand enjoys strong market position in skin & body care in the U.S. prestige market and leverages multiple distribution channels, including direct television sales, such as QVC, and e-commerce. philosophy’s miracle worker line, launched in calendar year 2010, was reported to be one of the most successful skin care launches in the U.S. prestige market in the past few years. In fiscal 2012, we began distributing philosophy in certain international markets, including Canada, the Netherlands and the United Kingdom. We intend to begin distributing the brand in Singapore in the fourth quarter of fiscal 2012 and in South Korea in the first quarter of fiscal 2013.

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Playboy. We entered into our license with Playboy in fiscal 2007. In fiscal 2009, we launched a line of men’s fragrances and body sprays under the Playboy brand. The line quickly became one of the top-ranked brands by retail value market share in the European mass market, and Playboy is now the #3 fragrance brand in the combined North American and European markets. Since fiscal 2009, Playboy has grown approximately 442%, as measured by net revenues. In fiscal 2011, we launched a women’s Playboy fragrance line. The line enjoyed similarly strong success as our men’s line. As of January 2012, Playboy was one of the top fragrance brands by retail value market share in the global mass market.

•	Rimmel. We acquired Rimmel in 1996. The Rimmel brand comprises a broad line of color cosmetics products covering the entire range of women’s color cosmetics needs, including eye,

face, lip and nail products. Rimmel is sold in drugstores and other mass distribution channels. Rimmel is the #3 color cosmetics brand by retail value market share in the European mass market and is rapidly increasing net sales in the Americas and Asia. The brand has grown approximately 142%, as measured by net revenues, since fiscal 2002. Rimmel has been represented for more than ten years by Kate Moss, who has also developed and promoted her own signature line of Rimmel lipsticks.

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Sally Hansen. We acquired Sally Hansen in fiscal 2008 as part of our acquisition of Del Laboratories. Sally Hansen is the #1 nail care product brand in North America by retail value market share. We believe that Sally Hansen has the most diversified and successful line of nail products in the U.S. Products in our Sally Hansen line include nail care products, nail color lacquers and nail and beauty implements. We also sell lip plumping glosses and a broad range of depilatory and wax products through our Sally Hansen brand. Sally Hansen is sold in drugstores and other mass retailers. Although Sally Hansen is currently primarily a North American brand, we have begun successfully expanding its presence in Europe, Asia and South America by focusing on nail care and color.

In addition to our power brands, we have a broad and deep portfolio of over 50 other brands, which accounted for approximately 30% of our net revenues in fiscal 2011. These include regional brands such as Joop! and Jil Sander, celebrity brands such as Beyoncé and Jennifer Lopez and emerging brands such as Roberto Cavalli.

Fragrances

Our Fragrances segment net revenues represented 55% of our net revenues for the first nine months of fiscal 2012 and 57%, 61% and 60% of our net revenues in fiscal 2011, 2010 and 2009, respectively.

We hold the #2 global position in fragrances by retail value market share. We believe that our success in fragrances results from a combination of strong executive leadership, global expansion, innovation, organic internal growth, acquisitions, product line extensions and new licenses.

Our fragrance products include a variety of men’s and women’s products. The brands in our Fragrances segment include Lifestyle brands and brands associated with fashion designers and entertainment personalities. We sell our fragrance products in all distribution channels, from mass to prestige, including travel and retail, to target consumers across all incomes, ages and geographies that we consider important to our business, though the distribution of certain of our prestige brands is limited to a select number of distribution outlets.

We own certain of the trademarks associated with our fragrance products and license other trademarks from celebrities, fashion houses and other Lifestyle brands. We manufacture 71% of our fragrance products at our manufacturing facilities, and we market and distribute our fragrance products globally through local affiliates and third-party distributors. In the first nine months of fiscal 2012, the Americas, EMEA and Asia Pacific represented 32%, 54% and 14% of our net revenues from our Fragrances segment. In fiscal 2011, 2010 and 2009, the Americas represented 32%, 34% and 36%, respectively, EMEA represented 55%, 54% and 54%, respectively, and Asia Pacific represented 13%, 12% and 10%, respectively, of our net revenues from our Fragrances segment.

Our top fragrance brands by percentage of net revenues are Calvin Klein, Davidoff, Marc Jacobs, Chloé and Playboy. We have launched the following eleven new fragrance brands since 2008: Balenciaga, Beyoncé, Bottega Veneta, Elite Models, Guess?, Halle Berry, Heidi Klum, Playboy, Roberto Cavalli, Tonino Lamborghini and Truth or Dare by Madonna. Our JLo fragrance brand revitalized celebrity fragrances. Our Beyoncé fragrance launch set new mass sales records in the U.S., and our Playboy fragrance launch was among the most successful recent launches in Europe.

Additionally, we launched several new fragrances in fiscal 2011 and 2012 for existing brands such as Beyoncé Pulse, ck One Shock, Eau de Chloé, David Beckham Homme, Guess? Homme, Daisy Marc Jacobs Eau So Fresh and Davidoff Champion. We have also signed a license agreement with respect to the upcoming launch of Lady Gaga Fame.

Color Cosmetics

Net revenues from our Color Cosmetics segment represented 29% of our net revenues for the first nine months of fiscal 2012 and 28%, 25% and 25% of our net revenues in fiscal 2011, 2010 and 2009, respectively.

We are an emerging leader in color cosmetics. We are ranked sixth globally by retail market share and #2 by market share in Europe, and we are growing our presence in North America. Our color cosmetics products include lip, eye, nail and facial color products. We demonstrated our commitment to expanding our color cosmetics offerings with our acquisition of Sally Hansen and N.Y.C. New York Color in fiscal 2008. In fiscal 2011, we acquired OPI, a world leader in professional nail care, and also acquired the owner of the Manhattan brand, which is the #5 color cosmetics brand by retail market share in the German mass market. As a result, we maintain a #1 retail market share in the combined North American and European markets and a #2 position globally in nail care products.

Our strength in color cosmetics is driven by the success and expansion of our OPI, Rimmel and Sally Hansen brands. In fiscal 2012, we launched CK One Color, a new line of color cosmetics under our Calvin Klein brand. We also launched a collection of lipstick designed by Kate Moss under our Rimmel brand. Our OPI, Rimmel and Sally Hansen brands have also launched several new products. These include products such as Complete Salon Manicure and the recently launched Salon Effects, each of which was among the most successful new product launches in the U.S. color market in the year each was launched.

Our top color cosmetics brands by percentage of net revenues are Rimmel, Sally Hansen and OPI. Most of our color cosmetics products are sold within mass distribution channels, with OPI being mostly sold in nail salon. We sell CK One Color products in prestige distribution channels.

We own our color cosmetics brands and their associated trademarks, except for trademarks associated with our CK One Color products. We associate celebrities’ images in the advertising of some of our color cosmetics brands such as Kate Moss for Rimmel, Heidi Klum for Astor and Katy Perry, Nicki Minaj and others for OPI color collections. We manufacture 61% of our color cosmetics products at our manufacturing facilities. We market and distribute our color cosmetics products globally through our subsidiaries and our third-party distributors. In the first nine months of fiscal 2012, the Americas, EMEA and Asia Pacific represented 57%, 38% and 5% of our net revenues from our Color Cosmetics segment. In fiscal 2011, 2010 and 2009, the Americas represented 53%, 51% and 51%, respectively, EMEA represented 43%, 46% and 47%, respectively, and Asia Pacific represented 4%, 3% and 2%, respectively, of our net revenues from our Color Cosmetics segment.

Skin & Body Care

Our Skin & Body Care segment net revenues represented 16% of our net revenues for the first nine months of fiscal 2012 and 15%, 14% and 15% of our net revenues in fiscal 2011, 2010 and 2009, respectively.

In our Skin & Body Care segment, we are continuing to develop our brands and product lines, and expanding our product offerings. Our skin & body care products include shower gels, deodorants, skin care and sun treatment products. Our skin & body care brands are adidas, Lancaster, philosophy and TJoy. Lancaster and philosophy are sold in prestige distribution channels, and adidas and TJoy mass distribution channels.

We acquired Philosophy in December 2010 to further develop our Skin & Body Care segment and to access nontraditional sales channels like QVC televised home shopping and e-commerce. We believe our recent acquisition of TJoy will provide us with the necessary distribution infrastructure to become a competitor in the mass beauty market in China.

We own Lancaster, Philosophy and TJoy and their trademarks, and we license the trademarks associated with adidas. We manufacture 74% of our skin & body care products at our manufacturing facilities. We market and distribute our skin & body care products globally through our subsidiaries and our third-party distributors. In the first nine months of fiscal 2012, the Americas, EMEA and

Asia Pacific represented 37%, 48% and 15% of our net revenues from our Skin & Body Care segment. In fiscal 2011, 2010 and 2009, the Americas represented 28%, 16% and 18%, respectively, EMEA represented 61%, 76% and 75%, respectively, and Asia Pacific represented 11%, 8% and 7%, respectively, of our net revenues from our Skin & Body Care segment.

Research and Development

Research and development is a pillar of our innovation. It combines cutting-edge research and technology, new ingredients and precise market testing, enabling us to develop and support the development of new products while continuing to improve our existing products. Past innovations have included the first use of vanilla as a stand-alone fragrance, development of Lancaster Retinology, a breakthrough anti-aging product, the first ever deodorant with a patented moisture absorbing complex and the first oxygen-based product with a patented system for molecular oxygen delivery to the skin. Our key new product developments with significant product innovation components in fiscal 2011 included the introduction of Sally Hansen Salon Effects, which are self-adhesive nail polish strips, and Salon Manicure, a set of salon-style manicure tools and products designed for in-home use, as well as Rimmel Lash Accelerator Mascara, containing an ingredient that helps support natural lash growth, and Lancaster 365 Cellular Elixir, containing patented technology that helps support cellular DNA repair. The Consumer Goods Technology Group recently recognized our excellence in innovation with its 2011 “Most Innovative Company” award. In addition, our products have received seven FiFi® Awards from The Fragrance Foundation in the past three years: three in 2010, three in 2011 and one in 2012.

We continuously seek to improve our products through research and development, and strive to provide the consumer with the best possible products. Our research and development teams work with our marketing and operations teams to identify recent trends and consumer needs and to bring products quickly to market. Additionally, our basic and applied research groups, which conduct longer-term research such as “blue sky” research, seek to develop proprietary new technologies for first-to-market products and for improving existing products. This research and development is done both internally and through affiliations with various universities, technical centers, supply partners, industry associations and technical associations. As of June 2012, we owned approximately 750 U.S. and foreign patents and patent applications.

We perform extensive testing on our products, including testing for safety, packaging, toxicology, in vitro eye irritation, microbiology, quality and stability. We also have a robust internal and external testing program that includes sensory, consumer and clinical testing. We do not conduct animal testing on our products or ingredients, nor do we engage others to undertake such testing on our behalf, except when required by local country laws.

As of June 2012, we had approximately 250 employees engaged in research and development. Research and development expenditures totaled 0.9%, 0.9% and 1.0% of net revenues in fiscal 2011, 2010 and 2009, respectively. We maintain six research and development centers, which are located in the United States, Monaco, Switzerland and China.

Suppliers, Manufacturing and Related Operations

We manufacture approximately 68% of our fragrance, color cosmetics and skin & body care products in ten facilities around the world. These facilities are located in the United States, Spain, France, Monaco, the United Kingdom and China. Several of these locations provide multi-segment manufacturing. Approximately 32% of our finished products are manufactured to our specifications by third parties.

We continue to streamline our manufacturing processes and identify sourcing opportunities to improve innovation, increase efficiencies and reduce costs. We have a dedicated worldwide procurement team that we believe follows industry best practices and that is making a concentrated effort to reduce costs associated with our third-party suppliers. While we believe that our manufacturing facilities are sufficient to meet current and reasonably anticipated manufacturing requirements, we continue to identify opportunities to make improvements in capacity and productivity. For example, we are streamlining our manufacturing facilities to make distribution more efficient. To capitalize on supply chain benefits, we will continue to utilize third parties on a global basis for finished goods production.

The principal raw materials used in the manufacture of our products are essential oils, alcohol and specialty chemicals. The essential oils in our fragrance products are sourced from fragrance houses. We source approximately 90% of our essential oils requirements under multi-year agreements with four preferred fragrance houses. As a result, we realize material cost savings and benefits from the technology, innovation and resources provided by these fragrance houses.

We purchase the raw materials for all our products from various third parties. We also purchase packaging components that are manufactured to our design specifications. We work in collaboration with our suppliers to meet our stringent design and creative criteria. In fiscal 2011, no single supplier accounted for more than 7% of the materials used in the manufacture of our products.

We regularly benchmark the performance of our supply chain and change suppliers and adjust our distribution networks and manufacturing footprint based upon the changing needs of our business. We are always considering new ways to improve our overall supply chain performance through better use of our production and sourcing capabilities. We believe that we currently have adequate sources of supply for all our products. We have not experienced disruptions in our supply chain in the past, and we believe we have robust practices in place to respond to any potential disruptions in our supply chain.

We have established a global distribution network designed to meet the changing demands of our customers while maintaining service levels. In the last two fiscal years, we received recognition from two of our largest retail customers for our superior performance, including a Wal-Mart Supplier of the Year Award. We are continuing to evaluate and restructure our physical distribution network to increase efficiency and reduce our order lead times.

We also recognize the importance of our employees and have programs in place designed to ensure operating safety. We also have in place programs designed to ensure that our manufacturing and distribution facilities comply with applicable environmental rules and regulations.

Marketing and Sales

We have dedicated marketing and sales forces (including ancillary support services) in most of our significant markets. We believe that local teams dedicated to the commercialization of our brands give us the greatest opportunity to execute our business strategy. Within each significant market, we have separate commercial teams serving prestige and mass customers in order to effectively fulfill the needs of each.

Our marketing strategy creates a distinct image and personality for each brand. Many of our products are linked to recognized designers and design houses such as Bottega Veneta, Calvin Klein, Chloé, Guess? and Marc Jacobs, celebrities, such as Beyoncé Knowles, David and Victoria Beckham, Heidi Klum, Jennifer Lopez and Madonna, and Lifestyle brands, such as adidas, Davidoff and Playboy. Each of our brands is promoted with consistent logos, packaging and advertising designed to enhance its image and the uniqueness of each brand. Our strategy is to promote these brands mostly in television, print, outdoor ads, in-store displays and online on brand sites and social networks. We also leverage our relationships with celebrities to endorse certain of our products. Recent campaigns include Heidi Klum for Astor, Kate Moss and Georgia May Jagger for Rimmel, Katy Perry and Nicki Minaj for OPI, Charlotte Gainsbourg for Balenciaga and Diane Kruger for Calvin Klein.

Our marketing efforts also benefit from cooperative advertising programs with retailers, often in connection with in-store marketing activities. Such activities are designed to attract consumers to our counters, displays and walls and make them try, or purchase, our products. We also engage in sampling and “gift-with-purchase” programs designed to stimulate product trials. We have more recently been expanding our digital marketing efforts, including through websites we do not control or operate, with a multi-pronged strategy that ranges from brand sites, social networking campaigns and blogs, to e- commerce. Forty-five of our brands currently have marketing sites, 46 have social networking activities and the philosophy brand website, which we own and operate, has e-commerce capabilities. We also partner with key “brick and mortar” retailers in their expansion into e-commerce.

Our in-house creative teams perform and oversee most of our creative marketing work. Together with our brand partners and renowned advertising agencies, our creative staff designs packaging and develops advertising and in-store displays for all our brands.

Our consolidated expenses for advertising and promotional costs were $796.7 million in the first nine months of fiscal 2012 and $974.7 million, $806.4 million and $795.2 million in fiscal 2011, 2010 and 2009, respectively.

Distribution Channels and Retail Sales

We currently have offices in more than 30 countries and market, sell and distribute our products in over 130 countries and territories.

We sell products in each of our segments through retailers, including hypermarkets, supermarkets, independent and chain drug stores and pharmacies, upscale perfumeries, upscale and mid-tier department stores, nail salons, specialty retailers and duty-free shops. Our principal retailers in the mass distribution channel include CVS, Kmart, Target, Walgreens and Wal-Mart in the United States and Boots, DM, Carrefour and Watson’s in Europe. Our principal retailers in the prestige distribution channel include Macy’s, Neiman Marcus, Nordstrom and Saks Fifth Avenue in the United States, AS Watson and Douglas in Europe and Sephora in multiple geographic regions. In fiscal 2011, no retailer accounted for more than 10% of our global net revenues; however, certain retailers accounted for more than 10% of net revenues within certain geographic markets. We are pursuing our strategy of geographic expansion in growth markets by selling through retailers, our subsidiaries or third-party distributors and our strategy of increasing our presence in e-commerce by selling through websites that support an e-commerce-only product distribution business, including our own branded websites.

We also sell a broad range of our products through travel retail sales channels, including duty-free shops, airlines, sea lines and other tax-free zones. In addition, we sell our products through the internet over our retail partners’ e-commerce sites and through online retailers, and we sell our philosophy products through philosophy-branded websites and through direct marketing via television, such as QVC. We intend to grow our volume of sales through direct sales distribution channels by expanding our e-commerce-based platforms and selling more products through other forms of direct marketing, such as television.

In countries in which we sell our products but where we do not have a subsidiary, our products are sold through third-party distributors. In some cases, we also outsource functions or parts of functions that can be performed more effectively by external service providers. For example, we have outsourced significant portions of our logistics management for our European prestige and mass distribution and our U.S. mass distribution, as well as certain technology-related functions, to third-party service providers. We direct our third-party service providers and distributors in the marketing, advertising and promotion of our products. Our third-party distributors contribute knowledge of the local market and dedicated sales personnel.

In accordance with GAAP, we report revenues on a net basis, which reflects the amount of actual returns received and the amount established for anticipated returns. As a percentage of gross sales, returns accounted for approximately 3.6% in the first nine months of fiscal 2012 and 3.6%, 4.0% and 5.8% in fiscal 2011, 2010 and 2009, respectively.

Competition

We compete against a number of manufacturers and marketers of fragrances, color cosmetics and personal care products. Our principal global competitors include L’Oréal S.A., Avon Products, Inc., Beiersdorf AG, The Estée Lauder Companies Inc., Elizabeth Arden, Inc., Kosé Corporation, Revlon Consumer Products Corporation and Shiseido Co., Ltd. and the beauty divisions of Unilever, LVMH Moët Hennessy Louis Vuitton and The Procter & Gamble Company. In addition to the established multinational brands against which we compete, small targeted niche brands continue to enter the market. Competition is also increasing from private label products sold by apparel retailers and mass distribution channel discounters.

We believe that we compete primarily on the basis of perceived value, including pricing and innovation, service to the consumer, promotional activities, advertising, special events, new product introductions, e-commerce and mobile-commerce initiatives, direct sales and other activities. It is difficult for us to predict the timing and scale of our competitors’ actions in these areas. In particular, the fragrances segment in the United States has in the past been influenced by the high volume of new product introductions by diverse companies across several different distribution channels.

Refining product portfolios with more enhanced, newer and redesigned products has become a priority as competitors have emerged from the most recent economic decline looking to respond to changing consumer needs. Increased focus on research and development has led to several product enhancements, especially those related to the anti-aging products targeted at the baby boomers. Additionally, the industry’s introduction of organic and eco-friendly products has resonated with its increasingly environmentally aware customer base.

Intellectual Property

Our success depends, at least in part, on our ability to protect our proprietary technology and intellectual property, and to operate without infringing the proprietary rights of others. We rely on a combination of trademarks, patents, copyrights, trade secrets and know-how, intellectual property licenses and other contractual rights (including confidentiality and invention assignment agreements) to establish and protect our proprietary rights.

We own the trademark rights in key sales countries in international Class 3 trademark class (cosmetics and cleaning preparations) for use in connection with the distribution of the following brands: Astor, Coty, Jovan, Joop!, Lancaster, Manhattan, N.Y.C. New York Color, OPI, philosophy, Rimmel, Sally Hansen and TJoy. We license the trademarks for the balance of our material products, and we are generally the exclusive trademark licensee for all Class 3 trademarks used in connection with our products in certain fields. We or our licensors, as the case may be, actively protect the trademarks used in our principal products in the United States and significant markets worldwide. We consider the protection of our trademarks to be essential to our business.

A number of our products also incorporate patented, patent-pending or proprietary technology in their respective formulations and/or packaging, and in some cases our product packaging is subject to copyright, trade dress or community design protection. While we consider our patents and copyrights, and the protection thereof, to be important, no single patent or copyright, or group of patents or copyrights, is material to the conduct of our business. As of June 2012, we owned approximately 750 U.S. and foreign patents and patent applications.

Products representing a significant portion of our net revenues are manufactured and marketed under exclusive license agreements granted to us for use on a worldwide and/or regional basis. In the first three quarters of fiscal 2012, 61% of our net revenues were generated from licensed brands, with the top six licenses representing between 3% and 18% each of total net revenues. In fiscal 2011, 2010 and 2009, 62%, 67% and 67%, respectively, of our net revenues were generated from licensed brands.

These license agreements run for various periods with varying renewal options. Annual royalties are paid on net sales as defined in the respective agreements. Certain of these and other license agreements require us to spend certain minimum amounts on advertising and promotion of our products bearing the trademark, provide for minimum royalty payments regardless of sales levels, or place other restrictions or conditions on the use of the trademark. We are in compliance with all minimum royalty payments under our current license agreements. As of June 30, 2011, the Company maintained 53 licenses, six of which were entered into during fiscal 2011. During the first three quarters of fiscal 2012, we have entered into one new license agreement.

Most licenses have renewal options, which range from two- to 20-year terms. Certain licenses provide for automatic extensions, provided minimum annual royalty payments are made. Renewal of certain other agreements is contingent upon the attainment of specified sales levels. Certain licenses have renewal options for one or more renewal terms, and others have renewal options which are triggered if certain sales levels are achieved. Based on the current sales levels and the time until renewal, management cannot determine at this time whether the sales levels required to permit extensions will be attained. Seven of the 53 licenses we maintain are due to expire before the end of fiscal 2013. We expect to renew three of these licenses, but cannot guarantee that we will be able to do so. For additional risks associated with our licensing arrangements, see “Risk Factors—Our business is dependent upon certain licenses.”

We may be unable to obtain, maintain and protect the intellectual property rights necessary to conduct our business, and may be subject to claims that we infringe or otherwise violate the intellectual property rights of others, which could materially harm our business. For more information, see “Risk Factors—Our business is dependent upon certain licenses,” “Risk Factors—If we are unable to obtain, maintain and protect our intellectual property rights, in particular trademarks, patents and copyrights, or if our brand partners and licensors are unable to maintain and protect their intellectual property rights that we use in connection with our products, our ability to compete could be negatively impacted”, “Risk Factors—Our success depends on our ability to operate our business without infringing, misappropriating or otherwise violating the trademarks, patents, copyrights and proprietary rights of other parties” and “Risk Factors—The illegal distribution and sale by third parties of counterfeit versions of our products could have a negative impact on our reputation and business.”

Employees

As of June, 2012, we had approximately 12,000 full-time employees in over 30 countries. In addition, we employ a large number of seasonal contractors during our peak manufacturing and promotional season primarily at our manufacturing facility in Sanford, North Carolina. We recognize the importance of our employees to our business and believe our relationship with our employees is satisfactory.

Our employees in the United States are not covered by collective bargaining agreements. Our employees in certain countries in Europe are subject to works council arrangements. We have not experienced a material strike or work stoppage in the United States or any other country where we have a significant number of employees.

Government Regulation

We and our products are subject to regulation by various U.S. federal regulatory agencies as well as by various state and local regulatory authorities and by the applicable regulatory authorities in the countries in which our products are produced or sold. Such regulations principally relate to the ingredients, labeling, packaging, advertising and marketing of our products. Because we have commercial operations overseas, we are subject to the FCPA and other countries’ anti-corruption and anti-bribery regimes, such as the U.K. Bribery Act.

Environmental, Health and Safety

We are subject to numerous foreign, federal, provincial, state, municipal and local environmental, health and safety laws and regulations relating to, among other matters, safe working conditions, product stewardship and environmental protection, including those relating to emissions to the air, discharges to land and surface waters, generation, handling, storage, transportation, treatment and disposal of waste materials, and the registration and evaluation of chemicals. We maintain policies and procedures to monitor and control environmental, health and safety risks, and to monitor compliance with applicable environmental, health and safety requirements. Compliance with such laws and regulations pertaining to the discharge of materials into the environment, or otherwise relating to the protection of the environment, has not had a material effect upon our capital expenditures, earnings or competitive position. However, environmental laws and regulations have tended to become increasingly stringent and, to the extent regulatory changes occur in the future, they could result in, among other things, increased costs to the Company. For example, certain states such as California and the U.S. Congress have proposed legislation relating to chemical disclosure and other requirements related to the content of our products. For more information, see “Risk Factors—We are subject to environmental, health and safety laws and regulations that could affect our business or financial results.”

Seasonality

Our sales generally increase during our second fiscal quarter as a result of increased demand by retailers associated with the holiday season. Accordingly, our financial performance, working capital requirements, cash flow and borrowings generally experience variability during the three to six months preceding this holiday period. To a lesser extent, our third and fourth fiscal quarters have also reflected seasonal promotional sales, relating to Mother’s Day and Father’s Day and for sun care products. While we continue to attempt to reduce this seasonality, sales volume of holiday gift items is, by its nature, difficult to forecast.

Description of Property

We occupy numerous offices, manufacturing and distribution facilities in the United States and abroad. Our principal executive office in the United States is located in New York, New York and our principal non-U.S. executive offices are located in Paris, France and Geneva, Switzerland. We have six research and development facilities worldwide, located in the United States, Europe and China. We also operate manufacturing facilities in the United States, England, France, Spain and China.

We consider our properties to be generally in good condition and believe that our facilities are adequate for our operations and provide sufficient capacity to meet anticipated requirements. The following table sets forth our principal owned and leased corporate, manufacturing and research and development facilities as of June 28, 2012. The leases expire at various times subject to certain renewal options at our option.

Location/Facility	Owned/Leased	Use
New York, New York (3 locations)	Leased	Corporate/Commercial
Phoenix, Arizona (multiple locations)	Leased	Manufacturing/Commercial/R&D
North Hollywood, California (multiple locations)	Leased	Manufacturing/Commercial/R&D
Morris Plains, New Jersey (2 locations)	Leased	R&D
Sanford, North Carolina	Owned	Manufacturing
Ashford, England	Land Leased, Building Owned	Manufacturing
Chartres, France	Owned	Manufacturing
Paris, France (2 locations)	Leased	Corporate/Commercial
Versoix, Switzerland	Leased	Corporate/Commercial/R&D
Monaco (2 locations)	Leased	Manufacturing/R&D
Granollers, Spain	Owned	Manufacturing
Jiangsu Province, China (multiple locations)	Land Leased, Building Owned	Manufacturing/Commercial/R&D

We are consolidating our New York operations into one location. We are also in the process of combining our two facilities in Morris Plains, New Jersey.

Legal Proceedings

We are involved, from time to time, in litigation, regulatory actions and other legal proceedings incidental to our business. Management believes that the outcome of current litigation, regulatory actions and legal proceedings will not have a material effect upon our business, results of operations or financial condition. However, management’s assessment of our current litigation, regulatory actions and other legal proceedings could change in light of the discovery of facts with respect to litigation, regulatory actions or other proceedings pending against us not presently known to us or determinations by judges, juries or other finders of fact which are not in accord with management’s evaluation of the possible liability or outcome of such litigation, regulatory actions and legal proceedings.

MANAGEMENT

Set forth below are the names, ages as of the date of this prospectus and positions with the Company of the persons who will serve as our directors and executive officers upon the consummation of the offering.

Our Executive Officers

The following table sets forth certain information concerning our executive officers.

Name	Age	Position(s) Held
Bernd Beetz	61	Chief Executive Officer
Sérgio Pedreiro	46	Chief Financial Officer
Darryl McCall	57	Executive Vice President, Global Operations
Michele Scannavini	53	President of Coty Prestige
Renato Semerari	50	President of Coty Beauty
Jules Kaufman	54	Senior Vice President, General Counsel and Secretary
Géraud-Marie Lacassagne	48	Senior Vice President of Human Resources
Ralph Macchio	55	Senior Vice President of Global Research and Development, Chief Scientific Officer
Peter Shaefer	50	Senior Vice President, Strategic Business Development
James E. Shiah	52	Senior Vice President, Chief Accounting and Compliance Officer
Kevin Monaco	48	Senior Vice President, Treasurer and Investor Relations

Bernd Beetz is our Chief Executive Officer and a member of the Executive Committee of Coty Inc. Since Mr. Beetz joined Coty in 2001 as CEO, net revenues have grown from $1.5 billion in fiscal 2002 to over $4.5 billion expected in fiscal 2012 and cash flow from operating activities has grown from $79 million to more than $550 million during the same period. Under Mr. Beetz’s leadership, Coty has developed itself into a leading fragrance company and into a multi-segment beauty company with market leading positions in both North America and Europe. Coty has also successfully partnered with well-known celebrity, designer and lifestyle brands, successfully completed a number of acquisitions to drive segment, geographic and distribution platform growth and reinvigorated the modern celebrity fragrance segment. Mr. Beetz has led our entrepreneurial culture, driven by our “Faster. Further. Freer.” credo, to enable Coty to gain market share and deliver superior innovation, brand building and execution.

Coty’s status as an emerging leader in beauty has been the subject of a Harvard University case study entitled, “Bernd Beetz: Creating the New Coty.”

As President and Chief Executive Officer of Parfums Christian Dior, a division at LVMH Moët Hennessy Louis Vuitton, Mr. Beetz created the blockbuster fragrance, J’adore. Prior to that, he held several senior management positions at The Procter & Gamble Company, including European President of the Health & Beauty businesses.

During his career, Mr. Beetz has received numerous honors, including the Marco Polo Award (2002), the highest honor given by the Chinese government to a foreign business leader, the Beautiful Apple Award (2006) by the March of Dimes for his dedication and contributions to the beauty industry, the Man of the Year Award (2006) given by Cosmetique Magazine and the Mechtild Harf Award (2007) from DKMS in recognition of his contributions to fight against leukemia, and was a Gabrielle’s Angel Foundation honoree (2010) for Cancer Research for his leadership in the fight against leukemia.

Mr. Beetz graduated from the University of Mannheim in Germany, with a degree in Economics and Marketing, where he appears as a regular speaker.

Sérgio Pedreiro is Chief Financial Officer and a member of the Executive Committee of Coty Inc. Mr. Pedreiro oversees strategic leadership for corporate finance, planning and budgeting, treasury, tax and fiscal management and information technologies. He has more than 15 years of comprehensive global financial experience. Prior to joining Coty Inc. as Chief Financial Officer in 2009, Mr. Pedreiro served as Chief Financial Officer and Investor Relations Officer at ALL—

América Latina Logística S.A. from 2002 to 2008. Mr. Pedreiro has served as a board member of ALL since September 2007. Prior to working at ALL, Mr. Pedreiro was an Investment Officer with GP Investment, the leading private equity firm in Brazil. Mr. Pedreiro graduated with honors in Aeronautical Engineering from Instituto Tecnológico de Aeronáutica – ITA and has a Master of Business Administration degree from Stanford University Graduate School of Business.

Darryl McCall is Executive Vice President, Global Supply Chain and a member of the Executive Committee of Coty Inc. In this position, Mr. McCall oversees Coty Inc.’s supply chain operations worldwide. Among his responsibilities, Mr. McCall ensures optimal service, maintains inventory levels and is responsible for cooperation between our operations and commercial functions. Mr. McCall brings comprehensive and global expertise to the Company with over 25 years of experience in the beauty industry. Prior to joining the Company as Executive Vice President, Global Operations in 2008, Mr. McCall held numerous positions at The Procter & Gamble Company in Engineering, Manufacturing, Supply Chain and General Manager Global Personal Cleansing Care, including Product Supply Vice President – Global Fabric Care from April 2007 to March 2008. Mr. McCall is a graduate of the University of California, Santa Barbara where he earned a Bachelor of Science degree in Chemical Engineering.

Michele Scannavini is President of Coty Prestige and a member of the Executive Committee of Coty Inc. As part of his role, he oversees the continued development and expansion of our worldwide selective distribution portfolio. Prior to joining Coty Inc. as President of Coty Prestige in 2002, he served as the Chief Executive Officer of Fila Holding S.p.A., the sports apparel and footwear company. Prior to joining Fila, he served as the Head of Sales and Marketing for Ferrari S.p.A. and Maserati. He began his career at The Procter & Gamble Company, where he developed his knowledge of the cosmetics industry and the consumer products marketplace. Mr. Scannavini holds a degree in Economics from Bocconi University in Milan.

Renato Semerari is President of Coty Beauty and a member of the Executive Committee of Coty Inc. As part of his role, he oversees the continued development and expansion of our worldwide mass distribution portfolio, and also seeks new business ventures and collaborations. From October 2007 until he joined the Company as President of Coty Beauty in 2009, Mr. Semerari was President and Chief Executive Officer of Sephora Europe. From 2002 to 2007, he was President and Chief Executive Officer of Guerlain. Prior to that, Mr. Semerari held the position of International Marketing Director of Parfums Christian Dior and held a series of positions at The Procter & Gamble Company. Mr. Semerari holds a degree in Business Administration from the University of Rome.

Jules Kaufman is Senior Vice President, General Counsel and Secretary of Coty Inc. and is a member of the Executive Committee of Coty Inc. In his role as General Counsel, he is responsible for overseeing Coty’s legal affairs worldwide, including, among other things, acquisitions and divestitures, governance, compliance, licenses and patents and regulatory issues. Mr. Kaufman has more than 28 years of legal experience. Prior to joining Coty Inc. as General Counsel in 2008, he served in Paris and Geneva as Vice President and Division General Counsel for Colgate-Palmolive Company’s Europe/South Pacific division. Prior to that, Mr. Kaufman held positions of increasing responsibility with the Colgate legal function. Mr. Kaufman began his career in private practice in New York City. He received his Bachelor of Arts degree from Harvard University and his Juris Doctor from the University of Virginia School of Law.

Géraud-Marie Lacassagne is Senior Vice President of Human Resources at Coty Inc. and is a member of the Executive Committee of Coty Inc. Mr. Lacassagne leads Coty’s worldwide human resources department and oversees all global employee communication initiatives. Prior to becoming Senior Vice President of Human Resources in 2005, Mr. Lacassagne joined the company as an International Human Resources Manager in 1998. Prior to joining Coty Inc., Mr. Lacassagne was the Director of Human Resources at Nestlé Coffee Specialties France S.A. and also spent eight years at The Dow Chemical Company in various roles. Mr. Lacassagne holds a Master of Science degree in business management from École des Haute Études Commerciales in Paris.

Ralph Macchio is Chief Scientific Officer and Senior Vice President of Global Research & Development at Coty Inc. and is a member of Coty Inc.’s Executive Committee. He is responsible for all Scientific Affairs and Global Regulatory Affairs at the Company and the Global Consumer Affairs Team. Mr. Macchio has 30 years of cosmetic research and development experience. Since joining the Company in 1992, Mr. Macchio has held various positions of increasing responsibility at Coty Inc. Prior to becoming Chief Scientific Officer and Senior Vice President of Global Research and Development in 2007, Mr. Macchio served as Vice President of Global Research and Development. Prior to joining Coty Inc., Mr. Macchio held several positions at Revlon Inc., including Departmental Manager, Color Cosmetics. He received a Bachelor of Science degree in Biochemistry and a Master of Science degree in Chemistry from the State University of New York at Albany.

Peter Shaefer is Senior Vice President, Strategic Business Development and a member of the Executive Committee of Coty Inc. In this position, Mr. Shaefer identifies and executes new business strategies and opportunities for the Company and leads acquisitions of new entities and the integration thereof. Since joining the Company in 2000, Mr. Shaefer has held various positions at Coty Inc., including Chief Financial Officer for Europe and Asia from 2000 to 2005, and has served as Senior Vice President, Strategic Business Development since 2005. Prior to joining Coty Inc., Mr. Shaefer was the general auditor at RJRI/Japan Tobacco, International. Prior to that, he spent eight years in the oil industry in various financial and audit positions. Mr. Shaefer graduated with combined honors in Industrial Management and Geology from the University of Liverpool and is a graduate of The Chartered Institute of Public Finance and Accountancy in London, England.

James E. Shiah is Senior Vice President, Chief Accounting and Compliance Officer of Coty Inc. In this position, Mr. Shiah is the Company’s principal accounting officer responsible for overseeing various activities including financial reporting, systems of internal control and other compliance programs. He has 30 years of diversified global financial experience, including public accounting, operating finance and various corporate staff positions. Prior to becoming Senior Vice President, Chief Accounting and Compliance Officer, Mr. Shiah was Senior Vice President Finance and Global Controller from 2006 to 2011 and Vice President and Corporate Controller from 2001 to 2006. Prior to joining the Company in 2001, Mr. Shiah has held financial leadership positions at various multinational companies, including, Nabisco, where he was the CFO for Northern Latin American region subsequent to being Chief Internal Auditor; and Bristol-Myers Squibb, in that company’s internal audit department. Mr. Shiah began his career at Deloitte & Touche in 1982. Mr. Shiah graduated with honors from the State University of New York at Buffalo (Jacobs School of Management), where he received a MBA in accounting and finance. He received a Bachelor of Science degree from the State University of New York at Buffalo, and is a Certified Public Accountant in New York State.

Kevin Monaco is Senior Vice President, Treasurer and Investor Relations of Coty Inc. In this position, Mr. Monaco oversees the Company’s global treasury and tax functions and represents the Company to the investment community. His responsibilities include capital structure management, liquidity, risk management, the global tax function, and communication of the Company’s business strategy to investors and analysts. From 2006 until joining the Company as Senior Vice President, Treasurer and Investor Relations in 2009, Mr. Monaco was Senior Vice President, Treasurer at Travelport Limited. Mr. Monaco has more than 20 years of global finance experience, including positions at Cendant Corporation, Avon Products, Inc. and at JPMorgan Chase and Co. Mr. Monaco holds an MBA with Honors from the University of Notre Dame Mendoza School of Business and a Bachelor of Science degree in Business Administration from the University of Delaware.

Our Board of Directors

The following table sets forth information with respect to our Board of Directors (the “Board”):

Name	Age	Director Since
Lambertus J.H. Becht	55	2011
Bernd Beetz	61	2001
Bradley M. Bloom	59	2011
Joachim Faber	62	2010
Peter Harf	66	1996
M. Steven Langman	50	2011
Erhard Schoewel	63	2006
Robert Singer	60	2010
Jack Stahl	59	2011

Lambertus J.H. Becht joined the Board of Directors of Coty Inc. as Chairman in October 2011. From 1999 to 2011, Mr. Becht was Chief Executive Officer of Reckitt Benckiser plc, a leading global consumer goods company in the field of Household Cleaning and Health & Personal Care. Prior to that, Mr. Becht was Chief Executive Officer of privately held Benckiser Detergents, which in 1997 became Benckiser N.V. and listed on the Amsterdam and New York Stock Exchanges, and in 1999 merged with Reckitt Coleman plc and listed on the London Stock Exchange with Mr. Becht as chief Executive Officer. Under Mr. Becht’s leadership, Reckitt Benckiser’s market capitalization increased from $7 billion at the time of the merger in 1999 to $41 billion when he retired. Before becoming CEO of Benckiser Detergents in 1995, Mr. Becht held a variety of marketing, sales and finance positions at The Procter & Gamble Company in the USA and Germany and served within Benckiser Detergents as General Manager in Canada, the U.K., France and Italy. Mr. Becht holds an MBA from the University of Chicago Booth School of Business (1982) and a BA in Economics from the University of Groningen in the Netherlands.

We believe Mr. Becht is well qualified to serve as a member of our Board. Mr. Becht has many years of experience in our industry, including executive, operating and international business experience, and we believe these experiences will be critical to his ability to identify, understand and address challenges and opportunities that we will face. Further, we believe that Mr. Becht’s experiences as Chief Executive Officer of Reckitt Benckiser will be advantageous as we become a newly public company.

Peter Harf joined the Board of Coty Inc. in 1996 and serves as Chair of Remuneration and Compensation Committee. Mr. Harf was Chairman of the Board of Coty Inc. from 2001 until 2011 and Chief Executive Officer of Coty Inc. from 1993 to 2001. He is Chief Executive Officer of Donata S.E. and Parentes S.E., which indirectly share voting and investment control over the shares held by JAB. Mr. Harf joined Joh. A. Benckiser SE in 1981, serving the company in a variety of capacities, including Chairman and Chief Executive Officer since 1988. Prior to joining Benckiser, Mr. Harf was Senior Vice President of Corporate Planning at AEG – Telefunken, Frankfurt, Germany. He began his career at the Boston Consulting Group. Mr. Harf is Deputy Chairman of the board of directors of Reckitt Benckiser Group plc and Vice Chairman of the Supervisory Board of DKMS German Bone Marrow Donor Center. He is co-founder of DKMS and he is on the board of directors of DKMS Americas. Mr. Harf holds a Master of Business Administration degree from Harvard Business School and a diploma and a Doctorate in economics from the University of Cologne in Germany.

We believe Mr. Harf is well qualified to serve as a member of our Board. As our former Chief Executive Officer, Mr. Harf has intimate knowledge of our business and operations, and will bring a valuable perspective to the Board. Mr. Harf’s more than 30 years of experience in our industry, including executive, operating and international business experience, will be critical to his ability to identify, understand and address challenges and opportunities that we will face.

Bradley M. Bloom joined the Board of Directors of Coty Inc. in January 2011. Mr. Bloom is a Managing Director of Berkshire Partners LLC, a private equity firm that he co-founded in 1986. Prior to Berkshire Partners LLC, Mr. Bloom was a partner at Thomas H. Lee Company. Mr. Bloom received a Bachelor of Arts degree from Harvard College with a Masters of Business Administration from Harvard Business School. Mr. Bloom is or has been a director of several of Berkshire Partners LLC’s consumer and retailing companies including Bare Escentuals, Inc., Carters, Inc., Grocery Outlet, Inc., Citizens of Humanity, Inc., and Gordon Brothers Group, LLC.

We believe Mr. Bloom is well qualified to serve as a member of our Board. Mr. Bloom’s more than 35 years of experience in the investment and finance industries will be critical to his ability to identify, understand and address challenges and opportunities that we will face as a newly public company.

Joachim Faber joined the Board of Directors of Coty Inc. in December 2010. Mr. Faber is also the Chairman of the Supervisory Board of Deutsche Börse AG, Frankfurt, a member of the board of HSBC Holdings Plc, London, Chairman of the Shareholder Committee of Joh. A. Benckiser S.à r.l., Luxembourg and a member of the board of Allianz S.A., Paris. Until 2010, Mr. Faber served as the Chief Executive Officer of Allianz Global Investors, a global asset management company, and a member of the management board of Allianz SE in Munich. Prior to joining Allianz in 1997, he worked for 14 years in various positions for Citicorp in Frankfurt and London. He serves on the board of German Cancer Aid in Bonn, the European School for Management and Technology in Berlin and is Chairman of the Investment Board of the Stifterverband für die Deutsche Wissenschaft. Mr. Faber graduated from the University of Bonn with a law degree. He received his PhD degree from the Postgraduate National School of Public Administration Speyer, Germany after completing his research at the Sorbonne University in Paris, France.

We believe Mr. Faber is well qualified to serve as a member of our Board. As Chief Executive Officer of Allianz, Mr. Faber’s experience in running a large corporation with multinational operations will be critical to his ability to assess and address operational challenges and opportunities we face. Additionally, Mr. Faber’s more than 25 years of experience in the banking and finance industries, will be critical to his ability to identify, understand and address challenges and opportunities that we will face as a newly public company.

M. Steven Langman joined the Board of Directors of Coty Inc. in January 2011. He co-founded the Rhône Group L.L.C. in 1996, a private equity firm, where he currently serves as Managing Director. Prior to that, he was Managing Director at Lazard Freres & Co. LLC, which he joined in 1987. Before that he was with Goldman, Sachs & Co. in New York and London. Mr. Langman is also a director of Quiksilver, Inc., which is listed on the New York Stock Exchange, as well as several private companies in which investment funds affiliated with Rhône have a controlling interest. He received a Bachelor of Arts degree from the University of North Carolina and a Master of Science from the London School of Economics.

We believe Mr. Langman is well qualified to serve as a member of our Board. Mr. Langman’s professional experience and his tenure as a director of other public companies, will be critical to his ability to identify, understand and address challenges and opportunities that we will face as a newly public company.

Erhard Schoewel joined the Board of Directors of Coty Inc. in 2006. From 1999 to 2006 he was Executive Vice President responsible for Europe at Reckitt Benckiser plc. From 1979 to 1999 he held positions of increasing responsibilities at Benckiser. Prior to that, he worked for PWA Waldhof. He is a director of Birdseye Iglo Ltd London and Phorms SE Berlin. Mr. Schoewel received a Diplom-Kaufmann from University of Pforzheim.

We believe Mr. Schoewel is well qualified to serve as a member of our Board. Mr. Schoewel has many years of experience in our industry, including executive, operating and international business experience, and we believe these experiences will be critical to his ability to identify, understand and address challenges and opportunities that we will face. Further, we believe that Mr. Schoewel’s experience as a member of the board of directors of other companies will be advantageous as we become a newly public company.

Robert Singer joined the Board of Directors of Coty Inc. in 2010, and serves as Chair of the Audit and Finance Committee. From 2006 to 2009 he served as Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and before that he served as the President and Chief Operating Officer of Abercrombie and Fitch from May 2004 until August 2005. He worked as Chief

Financial Officer and Executive Vice President for Gucci Group N.V. from 1995 to 2004. Mr. Singer started his career at Coopers & Lybrand in 1977. Mr. Singer also serves as a director of Gianni Versace S.p.A., Mead Johnson Nutrition, Cris Conf SpA and Tiffany & Co., for which he serves as chair of the Audit Committee, and serves as a senior advisor to CCMP Capital Advisors, LLC since 2011. He received a Bachelor of Arts Humanities degree from John Hopkins University, a Master of Arts in Comparative Literature from University of California, Irvine and graduated from New York University with a Master of Science in Accounting.

We believe Mr. Singer is well qualified to serve as a member of our Board. Mr. Singer has many years of operating, financial and executive experience, and we believe these experiences will be critical to his ability to identify, understand and address challenges and opportunities that we will face. Mr. Singer has significant public company board experience and extensive risk management experience from his time at Gucci Group and Coopers & Lybrand. Mr. Singer’s experience as Chief Executive Officer of Barilla and President and Chief Operating Officer of Abercrombie & Fitch will be advantageous as we become a newly public company.

Jack Stahl joined the Board of Directors of Coty Inc. in July 2011. From 2002 to 2006 he served as President and Chief Executive Officer of Revlon Inc. Prior to joining Revlon, Mr. Stahl worked for 22 years with The Coca-Cola Company, culminating in the role of President and Chief Operating Officer. He started his career as an auditor at Arthur Andersen & Co. He serves on the board of directors of Dr. Pepper Snapple Group, Delhaize Group, Saks Incorporated and the U.S. Board of Advisors of CVC Capital. Mr. Stahl is a member of the board of the non-profit organization The United Negro College Fund and is a member of the board of governors of The Boys and Girls Club of America. Mr. Stahl received a Bachelor of Arts degree in Economics from Emory University and a Master of Business Administration from the Wharton Business School of the University of Pennsylvania. His book “Lessons on Leadership: The 7 Fundamental Management Skills for Leaders at All Levels” was published in 2007.

We believe Mr. Stahl is well qualified to serve as a member of our Board. Mr. Stahl has significant public company experience, including many years of operating, financial and executive experience, and we believe these experiences will be critical to his ability to identify, understand and address challenges and opportunities that we will face. Mr. Stahl’s experience as President and Chief Executive Officer of Revlon and President and Chief Operating Officer of The Coca-Cola Company will be advantageous as we become a newly public company.

Controlled Company Exemption

After completion of this offering, JAB will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the NASDAQ Global Select Market or New York Stock Exchange corporate governance standards. Under the NASDAQ Global Select Market or New York Stock Exchange rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NASDAQ Global Select Market or New York Stock Exchange corporate governance standards, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We intend to utilize certain of these exemptions following the offering, and may utilize any of these exemptions for so long as we are a “controlled company”. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ Global Select Market or the New York Stock Exchange corporate governance requirements.

Structure of our Board of Directors

Our Certificate of Incorporation provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board of Directors, but must not consist of less than five or more than 13 directors. Our Board of Directors is presently composed of nine directors. Directors are elected by the stockholders at the annual meeting of stockholders by a plurality of the shares present and entitled to vote. Unless his or her office is earlier vacated in accordance with our By-laws, each director holds office until his or her successor is duly elected and qualified.

Pursuant to a stockholders agreement entered into among the Company, JAB, Berkshire and Rhône, Berkshire and Rhône each has the right to nominate a director and each of the parties has agreed to vote for Berkshire and Rhône’s nominees. Berkshire and Rhône each hold this right so long as they continue to own at least 13,586,957 shares of either class of our common stock in the aggregate, respectively, adjusted for any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization. Mr. Bloom is the nominee of Berkshire, and Mr. Langman is the nominee of Rhône.

Director Independence

Since we are a “controlled company” within the meaning of the NASDAQ Global Select Market and New York Stock Exchange corporate governance standards, we are not required to, and have chosen not to, comply with certain independence requirements for directors on our Board of Directors.

Following the effectiveness of this registration statement, the members of our audit committee must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or Rule 10A-3. In order to be considered independent for purposes of Rule 10A-3, no member of the audit committee may, other than in his capacity as a member of the audit committee, the Board of Directors, or any other committee of the Board of Directors: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries; or (2) directly, or indirectly through one or more intermediaries, control, or be controlled by, or be under common control with, the Company or any of its subsidiaries.

Committees of the Board of Directors

The standing committees of our Board of Directors are the Audit and Finance Committee and the Remuneration and Nomination Committee. Both of the committees are independent of management and, with the exception of Mr. Harf, the members of the committees satisfy the independence standards of the NASDAQ Global Select Market and the New York Stock Exchange, and report directly to our Board of Directors. In addition, we believe that the members of our Audit and Finance Committee meet the additional independence requirements for audit committee members under Rule 10A-3 of the Exchange Act. From time to time, when appropriate, ad hoc committees may be formed by our Board of Directors.

Our Audit and Finance Committee’s members are Mr. Singer, Mr. Bloom and Mr. Stahl. Mr. Singer is the Chairman of our Audit and Finance Committee and our audit committee financial expert, as that term is defined under SEC rules. Prior to our initial public offering, we plan to revise the committee’s charter to provide the following primary duties and responsibilities:

(1)

to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and compliance with the Company’s Code of Conduct and laws and regulations;

(2)	to monitor the independence and performance of the Company’s independent auditors and internal audit department; and

(3)	to provide an objective, direct communication between the Board of Directors, independent auditors, management and the internal audit department.

The Remuneration and Nomination Committee’s members are Mr. Harf (Chair), Mr. Faber, Mr. Langman and Mr. Schoewel. The committee’s primary duties and responsibilities include:

(1)	to assist the Board of Directors in positioning the Company as a sustainable high performance organization through a very robust director succession and qualification process;

(2)	to recommend to the Board of Directors nominees for each board committee;

(3)	to review and make recommendations to the Board of Directors concerning board committee structure, operations and Board reporting;

(4)	to discharge the Board of Directors’ responsibilities relating to the remuneration of the Company’s senior executives;

(5)

to approve and evaluate the executive remuneration plans, policies and programs of the Company and ensure that these plans, policies and programs enable the Company to attract and retain exceptional talents and incentivize them to achieve exceptional performance;

(6)

to provide overall governance and review of the corporate succession plan and conduct succession planning for the Chief Executive Officer, and to guide the Board in appointing and retaining key talents that will nurture the Company’s values and culture and strive for constantly improving results;

(7)	to recommend to the Board of Directors the corporate governance principles applicable to the operation of the Remuneration and Nominating Committee; and

(8)	to oversee the evaluation of the performance of the Board of Directors and management.

Communications with our Board of Directors

Stockholders, employees and other interested parties may communicate with any of our directors by writing to such director(s) at c/o Board of Directors, Coty Inc., 2 Park Avenue, New York, NY 10016, Attention: Corporate Secretary. All communications with stockholders, employees and other interested parties addressed in this manner will be forwarded to the appropriate director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation earned by the executive officers identified as named executive officers (“NEOs”) in the 2011 Summary Compensation Table and the key principals of our compensation framework. Our NEOs for fiscal 2011 are:

•	Bernd Beetz, Chief Executive Officer (“CEO”),

•	Sérgio Pedreiro, Chief Financial Officer (“CFO”),

•	Michele Scannavini, President of Coty Prestige,

•	Renato Semerari, President of Coty Beauty, and

•	Darryl McCall, Executive Vice President, Global Operations.

Overview of Compensation Philosophy & Objectives

Our executive compensation programs are rooted in the philosophy that the majority of the compensation paid to our NEOs should be tied to performance, be competitive with other global organizations of similar size and complexity and support the business strategies of focusing on long-term growth and stockholder value creation. We therefore utilize a balanced approach consisting of both fixed and variable compensation.

The Remuneration and Nomination Committee of our Board of Directors, with input from a compensation consultant, the Remuneration and Nomination Committee’s independent compensation consultant, and our Senior Vice President of Human Resources, considers the compensation of our NEOs in order to ensure that our compensation policies and programs are aligned with our strategic objectives, dynamic business, innovative environment and stockholder interests. The Remuneration and Nomination Committee ensures that our compensation programs and policies reflect the following key objectives:

•

Attract and Retain Exceptional Talent. The programs allow us to attract and retain the best talent available in a highly competitive global market. We seek to attract and retain talent who understand and embrace our cultural principles of innovation, act quickly to capture trends sooner than our competitors and embrace creativity from our teams around the world.

•	Motivate Executives. The programs allow us to inspire our executives to achieve the company’s financial and strategic/operational goals and sustainable long-term performance.

•

Align with Stockholder Interests. The programs directly tie executives’ compensation to the Company’s performance and share value by offering a balanced approach of cash- and equity-based compensation.

Executive Summary

Compensation Program Highlights

As highlighted below and described in greater detail throughout this Compensation Discussion and Analysis, we believe our compensation programs provide appropriate incentives to our NEOs without encouraging excessive risk taking and align the interests of our NEOs with our stockholders.

•	Pay for performance. Base salary did not account for more than 12% of any NEO’s annual compensation.

•

No tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites provided to executives, other than international assignment benefits, are the responsibility of the NEOs. We do not provide tax gross-ups for golden parachute excise taxes.

•	Incentives do not encourage excessive risk taking. Our incentive programs do not contain features that may encourage excessive risk taking, such as multi-year guaranteed bonuses, high pay opportunities relative to peer companies or mega annual equity grants. In addition, we utilize multiple performance metrics for performance-based compensation.

•	Stock ownership guidelines. In February 2012, our Board of Directors established minimum stock ownership guidelines that apply to our NEOs.

•

No backdating or repricing of stock options. We generally make annual equity awards at the same predetermined times each year. Equity awards, including stock options, are never backdated or issued at below-market prices. Repricing of stock options is expressly prohibited.

The Remuneration and Nomination Committee

The Remuneration and Nomination Committee has the following responsibilities related to our compensation programs:

•

Conducts an annual review of our overall remuneration philosophy and all executive remuneration policies and programs to ensure coordination and achievement of intended objectives, including ensuring that the remuneration philosophy, policies and programs reflect pay-for-performance principles, align interests of our employees and stockholders, and enable us to attract and retain exceptional talent, nurture our culture and values and encourage the quest for constantly improving results.

•	Recommends executive remuneration structure for the Executive Committee to our Board of Directors.

•	Reviews and approves annual corporate goals and objectives relevant to remuneration of our Executive Committee and sets remuneration levels based on this assessment.

•	Reviews and approves the criteria and sources for benchmarking, assessing performance and determining remuneration levels for all Executive Committee members.

•

Reviews and amends executive benefit plans, short- and long-term incentive and other remuneration arrangements as required by law or as necessary or advisable by the Remuneration and Nomination Committee or its delegate from tax, administrative or regulatory perspectives.

•	Reviews, considers and approves management’s proposals for all grants of equity-based incentives to executives, employees and directors.

•	Considers and discusses with management risks, if any, inherent to the design of our remuneration plans, policies and practices.

•	Reviews and recommends director compensation to our Board of Directors.

The Remuneration and Nomination Committee generally seeks input from our CEO, our Senior Vice President of Human Resources and an external compensation consultant when discussing the performance and compensation of other executive officers, as well as during the process of negotiating compensation packages of new executives. No NEO participates in deliberations of the Remuneration and Nomination Committee related to his own compensation.

Compensation Consultant

The Remuneration and Nomination Committee has engaged a consultant with respect to our executive compensation each year since fiscal 2010. The consultant reports directly to the Remuneration and Nomination Committee, with input from certain members of senior management. The consultant, among other things, provides advice regarding peer group identification, our annual incentive plans, competitive practices and trends, pay governance, and compensation program design and has reviewed for the Remuneration and Nomination Committee information prepared by management with respect to these topics. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the Remuneration and Nomination Committee and may reflect factors and considerations other than the information and advice provided by the compensation consultant. The Remuneration and Nomination Committee engaged Towers Watson as its executive compensation consultant for fiscal 2011 and fiscal 2012.

In fiscal 2011, Towers Watson performed a thorough review of the Company’s Annual Performance Plan (“APP”). As part of this assessment, market practices were reviewed with regard to incentive plan design, a quantitative analysis was performed with respect to goals and the pay for performance relationship, a qualitative assessment was performed with respect to key design features and the overall cost of the program was reviewed. The plan was compared against market practices within the general industry, comparable peers and the broader comparable industry group. Both the qualitative and quantitative assessments demonstrated that the Company’s APP supports and drives the performance-oriented culture while being aligned with competitive market practices and cost efficiency. After this review, the Remuneration and Nomination Committee decided to maintain the current plan design and endorse the plan as a strong component of the employees’ value proposition.

Use of Peer Data

In establishing compensation for our NEOs, we consider the compensation practices of a peer group of companies to determine the competitiveness of the various elements of compensation and total compensation of our NEOs. The Remuneration and Nomination Committee periodically reviews the companies included in our peer group used to compare compensation. For fiscal 2011, the Remuneration and Nomination Committee used the same peer group as in the prior year, which included the following companies:

The Estée Lauder Companies, Inc.	Avon Products, Inc.
Colgate-Palmolive Company	L’Oréal S.A.
LVMH Moët Hennessy Louis Vuitton	Beiersdorf AG
Reckitt Benckiser Group PLC	Revlon, Inc.
The Procter & Gamble Company

The following criteria are used to determine the peer group of companies:

•	Compete with us in the marketplace for business and investment opportunities;

•	Similar compensation programs and mix of pay elements;

•	Directly compete for executive talent; and

•	Similar revenue within our competitive set.

Our peer group of companies had annual revenues of $1.38 billion to $82.5 billion in their respective 2011 fiscal years. In fiscal 2011, our annual net revenues were approximately $4.1 billion.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code (Section 162(m)) limits the Company’s deductions for compensation paid to the chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) to $1,000,000 per year, but contains an exception for certain performance-based compensation. However, there is transitional relief from Section 162(m) for compensation paid pursuant to certain plans or agreements of corporations which are privately held and which become publicly held in an initial public offering.

While the Remuneration and Nomination Committee is mindful of the benefit to the Company of the full deductibility of compensation, the committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our NEOs in a manner that can best promote the Company’s objectives. Therefore, the Remuneration and Nomination Committee has not adopted a policy that requires that all compensation be deductible. The Remuneration and Nomination Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders.

Our compensation programs are intended to maximize the deductibility of the compensation paid to our NEOs to the extent that we determine it is in our best interests and to further advance organizational growth while providing base compensation levels that are competitive as compared to those of the NEOs of the selected peer company group.

Share Ownership Guidelines

In February 2012, we adopted share ownership guidelines that apply to our NEOs. Each NEO has seven years to meet his or her target. Our CEO’s target is five times his annual base salary. Targets for all other NEOs are three times the NEO’s annual base salary.

Employment Agreements

We have also entered into employment agreements with each of our NEOs. The employment agreements are described in the section titled “Employment Agreements.”

Elements of Compensation

Our executive compensation programs consist of three key elements: base pay, annual cash incentive awards under the APP, and equity-based compensation under the Long-Term Incentive Plan (“LTIP”). We also provide competitive benefits and limited perquisites to assist executives in the performance of their duties. We generally believe that a greater percentage of the compensation of NEOs should be based on specific performance metrics and/or stock price appreciation in the form of short-term cash incentives and longer-term equity incentives. Our NEO compensation, including annual cash incentives under the APP and long-term equity-based incentives under our equity plans, are designed to reward executives for achieving specific company and individual goals and to align each NEO’s short-term and long-term interests with the financial interests of the Company and its stockholders.

Base Salary

We pay annual base salaries to provide executives with a secure, fixed base of cash compensation in recognition of individual responsibilities and job performance. Salary levels are typically set by the Remuneration and Nomination Committee and are subject to annual review by our Board of Directors. Any salary increases are approved by the Remuneration and Nomination Committee and our Board of Directors after a comparative analysis of compensation of similar positions among our group of peer companies developed by the Remuneration and Nomination Committee and compensation advisor (as described in “—Use of Peer Data”). The Remuneration and Nomination Committee and our Board of Directors also consider overall financial and operational performance results for the given fiscal year, overall salary budgets, and external market conditions.

Annual Incentive Compensation Awards

We pay incentive, non-equity compensation awards annually under the APP. The APP is a key component of our compensation program for NEOs and is designed to promote profitability by paying NEOs cash awards based on the achievement of annual financial, strategic/operational and individual goals.

Awards under the APP are based 50% on collective financial performance of Coty Inc. and, as applicable, of the commercial operations for which they are directly responsible, and 50% on performance in achieving individual performance targets. Target APP awards for each NEO in fiscal 2011 ranged from 50% to 120%. An NEO’s target APP award may be multiplied a factor between zero to 3.6. The factor by which the target APP award is multiplied is based on achievement of collective and individual performance targets.

APP awards are calculated after the end of the fiscal year and paid in a single payment (adjusted for taxes as applicable) around the end of the first quarter of the following fiscal year. Awards under the APP for fiscal 2011 were paid to executives in October 2011.

The APP is designed to meet the following objectives:

•	Provide annual performance-based incentive awards to effectively drive value creation;

•	Advance profitable growth and cash flow management with focused plan design weighting on these elements;

•	Continue to solidify our market leader position and attract and retain the best performers in the industry;

•	Focus participants on achieving key objectives; and

•	Ensure highly competitive annual incentive opportunities.

Collective Factor

Fifty percent of an NEO’s APP award is based on achievement of collective financial performance targets for Coty Inc. and, in the case of Mr. Scannavini and Mr. Semerari, the commercial operations for which each is directly responsible.

In determining collective factors for APP awards in fiscal 2011, the Remuneration and Nomination Committee considered collective performance for adjusted EBITDA, Net Sales and Free Cash Flow. For purposes of calculating target levels, adjusted EBITDA is defined as adjusted operating profit before depreciation and amortization.

Performance target levels set and approved by the Remuneration and Nomination Committee are based on our internal planning and forecasting processes and benchmarked against selected peer companies. The Company’s fiscal 2011 performance goals for adjusted EBITDA and Net Sales growth targets were set at more challenging levels relative to peer performance. While these target levels are considered achievable, a superior level of performance must be achieved to receive an award above the target level. In the past few fiscal years other than fiscal 2011, the collective factor ranged from zero to 2.6 due to achievements against challenging company performance goals and the economic environment impacting some of those fiscal years.

No awards will be paid under the APP if the “minimum” target level for adjusted EBITDA is not met. Once the adjusted EBITDA threshold is met, the actual achievement levels and payout factor for each of the collective metrics are determined. If actual performance is between the levels described in the table below as “target” and “exceeds”, “exceeds” and the “maximum”, “minimum” and “threshold”, or the “threshold” and the “target”, the payout factor is calculated mathematically using the target level of performance as a base. For fiscal 2011, Coty Inc. and the commercial operations for which Mr. Scannavini and Mr. Semerari are directly responsible each exceeded each maximum performance target set for incentive payment purposes, resulting in the maximum payout level for each metric. The table below sets forth each of the collective targets and actual performance of Coty Inc. for purposes of incentive payout under this APP component:

Coty Inc. Fiscal 2011 Targets

	Target	Minimum		Threshold		Target		Exceeds		Maximum
	(thousands of $)	% of Target	Payout (Factor)	% of Target	Payout (Factor)	% of Target	Payout (Factor)	% of Target	Payout (Factor)	% of Target	Payout (Factor)
EBITDA		91.3	0	94.7	.20	100	.40	103.9	.80	109.5	1.44
Net Sales		95.9	0	97.6	.15	100	.30	101.7	.60	103.3	1.08
Free Cash Flow		89.5	0	94.2	.15	100	.30	105.5	.60	113.1	1.08
TOTAL	—	—	0		.50	—	1.00	—	2.00	—	3.60

In June 2012, the Remuneration and Nomination Committee adopted new collective performance metrics for purposes of determining fiscal 2013 APP awards. Coty Inc.’s collective performance will be based on achievement of targets for adjusted EBT (defined as adjusted earnings before taxes), net revenues and net working capital measured as a percentage of net revenues. The collective performance of the commercial operations for which Mr. Scannavini and Mr. Semerari are responsible will be measured on the same collective performance metrics as Coty Inc., except that adjusted EBIT (defined as adjusted earnings before interest and taxes) will be used instead of adjusted EBT.

Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, impairment of intangibles, the impact of discontinued operations and nonrecurring income/expenses and the impact on net revenues of unplanned changes in foreign currency rates. Such adjustments are intended to be used only in extraordinary circumstances, and infrequently, and should any take place in a given fiscal year the basis for its use would be detailed in the Company’s proxy statement. In fiscal 2011, adjustments were made to take into account corporate acquisitions completed during the fiscal year.

Individual Factor

The remaining 50% of each NEO’s award is based on his achievement of individual goals set by the Remuneration and Nomination Committee. The individual factor for APP awards consists of specific individual objectives and goals that link individual contributions to the implementation of our business strategy and major financial/operating goals. These goals are developed at the beginning of the fiscal year and are tied to our long-term strategic financial and operational roadmap. The portion of an NEO’s target APP award that is based on his individual performance may be multiplied by an individual performance factor between zero and 3.6, based on the achievement of these individual objectives. See “—Evaluation Process for Individual Objectives” below for a discussion of each NEO’s individual goals for fiscal 2011.

The Remuneration and Nomination Committee reviews and approves all NEOs’ individual objectives. In fiscal 2011, the Remuneration and Nomination Committee reviewed and approved target awards for each NEO, calculated as a percentage of the NEO’s base salary.

While target levels for individual goals are considered achievable, a superior level of performance must be achieved to receive an award above the target level. As part of Towers Watson’s fiscal 2011 assessment of the APP, the target awards of our executives, including our NEOs, were reviewed against the practices of our peer group. See the discussion above titled “Compensation Consultant.”

The following table shows the minimum, target and maximum amounts each NEO could have been awarded under the APP for fiscal 2011 and the actual amount paid for fiscal 2011.

Name	Salary ($)(1)	Award Target Relative to Salary (%)	Award Minimum ($)	Award Threshold .5 Factor ($)	Award Maximum 3.6 Factor ($)	Award Target ($)	Actual Award FY2011 ($)
Bernd Beetz	1,632,600
Sérgio Pedreiro	500,000
Michele Scannavini	1,168,039
Renato Semerari	955,774
Darryl McCall	522,689

(1)	Mr. Scannavini, Mr. Semerari and Mr. McCall were paid in euros. Exchange rates are calculated as of June 30, 2011 as reported in Financial Times.

Evaluation Process for Individual Objectives

At the end of each fiscal year, a formal performance review is conducted by the Remuneration and Nomination Committee and the CEO, for all NEOs other than the CEO, to evaluate how each NEO performed against each of his respective individual goals. For each of the other NEOs, the CEO reviews the NEO’s actual performance against his goals and with the assistance of our Senior Vice President, Human Resources, recommends an individual factor to the Remuneration and Nomination Committee for approval. The Remuneration and Nomination Committee then determines an individual factor based on the weighted average rating of such NEO’s performance of his individual goals. This weighted rating is directly aligned to an individual factor payout range in a manner determined annually by the Remuneration and Nomination Committee for that rating based on the overall size of the bonus pool approved by the Remuneration and Nomination Committee. The Remuneration and Nomination Committee also considers financial and operational metrics in its determination of the size of the overall bonus pool. The individual goals of each NEO for fiscal 2011 and each NEO’s total APP factor for fiscal 2011 is described below.

Bernd Beetz. Mr. Beetz’s total APP factor, reflecting both collective and individual factors, was 3.55. His individual goals were to improve our gross margin, increase market share of our products, pursue new business opportunities, improve financial oversight and effectiveness and implement new talent management and culture programs.

Sérgio Pedreiro. Mr. Pedreiro’s total APP factor, reflecting both collective and individual factors, was 3.38. His individual goals were to support gross margin improvements, effectively manage fixed costs and gross margin to meet corporate growth goals, ensure sufficient funding and support for new business opportunities, increase Free Cash Flow and improve talent and performance in our finance and information management organizations.

Michele Scannavini. Mr. Scannavini’s total APP factor, reflecting both collective and individual factors, was 3.43. His individual goals, all of which relate to the commercial operations for which he is directly responsible, were to improve gross margin, identify new business opportunities, increase market share, improve talent and performance, increase market share growth in certain market segments, grow our global brands at a faster rate than competitors and reduce Excess and Obsolete (E&O) inventory and improve accuracy of forecasting.

Renato Semerari. Mr. Semerari’s total APP factor, reflecting both collective and individual factors, was 3.45. His individual goals, all of which relate to the commercial operations for which he is directly responsible, were to improve gross margin, increase market share, identify new business opportunities, increase EBITDA and market share in certain geographic regions and improve talent and performance.

Darryl McCall. Mr. McCall’s total APP factor, reflecting both collective and individual factors, was 3.30. His individual goals were to improve the gross margin of the departments for which he is responsible, contribute to improvement of financial oversight and effectiveness, improve talent and performance management in the departments for which he is responsible, improve forecast accuracy, strengthen the departments for which he is responsible, improve service in a sustainable way and reduce the number of days of product inventory which is in our possession.

Long-Term Incentive Compensation Awards

General

Our equity compensation program encourages retention and long-term focus of our NEOs by giving them a stake in our future growth and financial success. Our equity program also provides a direct link between the interests of our stockholders and our NEOs and eligible leadership employees.

Long-Term Incentive Plan

Awards under the LTIP are intended to recognize strong financial and individual performance achievement and to align each NEO’s interests with our organizational goals and our stockholders’ long-term financial interests. The Remuneration and Nomination Committee considers several factors when determining long-term incentive awards for the NEO, including overall company performance, achievement of minimum profit level as provided in the APP for NEOs and the NEO’s individual performance. The Remuneration and Nomination Committee also takes into consideration our overall compensation strategy and competitive market positioning when determining long-term incentive awards. Equity-based award determinations are typically made in September of each year. There is no relationship between the timing of the granting of equity-based awards and our release of material non- public information.

The Remuneration and Nomination Committee has established an annual target for total long term compensation awards for each NEO that is consistent with the target median of comparable executive positions at our peer group of companies. These awards have historically, including in fiscal 2011, been granted in the form of stock options.

Stock Options. Generally, all stock options awarded under the LTIP vest five years after the grant date, subject to certain conditions.

The Remuneration and Nomination Committee sets a target number of stock option awards to be granted under the LTIP each year to each NEO. The target award number is subject to a “pool multiplier” determined based upon company-wide performance with respect to the collective financial performance metrics for APP awards during the fiscal year.

At the end of each fiscal year, the Remuneration and Nomination Committee assesses the overall performance and leadership of the NEO to determine and approves the NEO’s equity award for that fiscal year based on that assessment. In September 2010, Mr. Beetz received stock options under the LTIP equal to 132% of his target award, Mr. Pedreiro received 132% of his target award, Mr. Scannavini received 130% of his target award, Mr. Semerari received 130% of his target award and Mr. McCall received 125% of his target award.

IPO Units. NEOs may receive additional equity awards as the Remuneration and Nomination Committee deems appropriate. In fiscal 2011, the NEOs received IPO Units in a special incentive grant under our Long-Term Incentive Plan designed to motivate, retain and engage key executives to prepare the Company for a successful initial public offering. The grant amount and participants were determined with input by the Remuneration and Nomination Committee’s independent compensation consultant, based on grants made by companies deemed to be comparable to us prior to such companies’ initial public offerings. Each IPO Unit grants the holder the right to receive one share of our Class A common stock upon vesting of the IPO Unit. Assuming our capital stock is publicly traded by September 14, 2015, the IPO Units will vest in two tranches: 50% on the first day our Class A common stock is publicly traded as a result of an initial public offering (the “IPO Date”) and 50% on the first anniversary of the IPO Date.

Executive Ownership Plan (“EOP”).

Each fiscal year, the CEO invites selective, key senior executives to purchase restricted shares of common stock of the Company. If an invited senior executive purchases restricted stock, he will receive an award of matching stock options (“Matching Options”). In fiscal 2011, each of the NEOs participated in and purchased restricted stock under the EOP.

Other Benefits and Perquisites

General

Our NEOs are eligible to participate in the benefits plans generally available to all employees, which include medical, dental and vision insurance coverage, life insurance, 401k plans and short-term and long-term disability coverage. Our NEOs receive the same coverage as the rest of our employees.

Perquisites

We provide limited perquisites to our executive officers on an individual basis. The perquisites include housing allowance and car allowances to the extent deemed necessary for business purposes. Pursuant to disclosure regulations, all perquisites valued at least $25,000, or at least 10% of the total amount of perquisites and personal benefits, to an NEO are reported in the Summary Compensation Table.

Retirement Plans

We provide retirement benefits to our NEOs and certain other employees in the United States under our Coty Inc. Retirement Savings Plan.

Potential Payments upon Termination of Employment

As discussed in more detail under “Potential Payments upon Termination or Change-in-Control” below, our compensation plans and certain of the NEO’s employment agreements provide for certain payments and other benefits if an NEO’s employment is terminated under certain circumstances. There are no tax gross-ups provided in connection with such severance benefits (or acceleration of benefits).

Summary Compensation Table (fiscal 2011)

The following table sets forth information regarding fiscal 2011 compensation for our NEOs. Columns otherwise required by SEC rules are omitted where there is no amount to report.

Name & Title	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All other Compensation ($)(5)	Total Compensation ($)(1)
Bernd Beetz CEO	2011	1,632,600				(6)
Sérgio Pedreiro CFO	2011	500,000
Michele Scannavini	2011	1,168,039				(7)
President, Coty Prestige
Renato Semerari	2011	955,774
President, Coty Beauty
Darryl McCall EVP,	2011	522,689
Global Operations

(1)

Mr. Scannavini and Mr. Semerari are paid in euros. Mr. McCall’s salary was paid in euros, but his bonus was paid in Swiss Francs. Exchange rates are calculated as of June 30, 2011 in accordance with the Financial Times exchange rate listings.

(2)	Amounts represent the grant date fair value of restricted stock units granted on September 14, 2010 of IPO Units calculated in accordance with FASB ASC Topic 718.

(3)

Amounts represent the grant date fair value of stock options granted to each NEO for fiscal 2010 performance and are calculated in accordance with FASB ASC Topic 718. See note 22 to our consolidated financial statements for information concerning the calculation of the value of stock option awards.

(4)	Amounts represent cash awards paid under the APP in October 2011 with respect to Coty’s fiscal 2011 performance.

(5)

The NEOs’ perquisites represent housing and car allowances. Offering car allowances to NEOs is a competitive practice in each of the country of residences and countries where a good portion of business is conducted for top executives in our selected group of peer companies.

(6)	Mr. Beetz’s housing allowance was $ , and we provided him with a lease valued at $ annually for a dual-purpose company car. Mr. Beetz also received payments in lieu of pension payments equal to $ .

(7)

Mr. Scannavini received $  as a housing allowance, and we provided him with a lease valued at $  annually for a dual-purpose company car. Mr. Scannavini also received a cash payment of $  in lieu of his participation in a social retirement program in Italy for his own retirement investment plans. In February 2012, Mr. Scannavini received a one-time grant of 70,000 IPO Units and 30,000 shares of Restricted Stock as consideration for foregoing his right to any future cash payments in lieu of his participation in a social retirement program from the Company.

Employment Agreements

The material terms of each Named Executive Officer’s employment agreement are described below:

Bernd Beetz. Under his employment agreement, Mr. Beetz is an employee-at-will and our CEO. The agreement provides that his base salary and other compensation is to be determined by our Board of Directors, that he will receive an annual housing allowance of $  and that he will be eligible to participate in the EOP, the LTIP and benefit plans generally available to our executives. Mr. Beetz also has the exclusive option to defer his base salary and awards under the

APP, subject to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). To date, Mr. Beetz has only deferred an APP incentive payment from 2001. In addition to this base salary, Mr. Beetz is also entitled to an additional payment in lieu of life pension of $550,000 gross per year payable at age 60. This payment is included in Mr. Beetz’s original employment agreement due to the absence of a company-sponsored pension plan and the absence of a U.S.-based retirement plan, unlike other European countries that offer retirement benefits.

Sérgio Pedreiro. Under this employment agreement, Mr. Pedreiro is an at-will employee and our CFO. The agreement provides that Mr. Pedreiro is eligible to participate in our benefit plans and retirement plan generally available to local executives and in the LTIP.

Michele Scannavini. Under this employment agreement, Mr. Scannavini is an at-will employee and President of Coty Prestige. The agreement provides that Mr. Scannavini is entitled to receive an annual housing allowance of $  and to use of a company car or a car allowance in accordance with our local policy and to participate in our benefit plans and retirement plans generally available to our local executives.

Renato Semerari. Under this employment agreement, Mr. Semerari is an at-will employee and President of Coty Beauty. The agreement provides that Mr. Semerari is entitled to use of a company car or a car allowance in accordance with our local policy and to participate in our benefit plans and retirement plans generally available to our local executives.

Darryl McCall. Under his employment agreement, Mr. McCall is an at-will-employee and our Executive Vice President, Global Operations. The agreement provides that Mr. McCall is entitled to use of a company car or a car allowance in accordance with our local policy, a cost of living allowance through July 2014 equal to  CHF and to participate in our benefit plans and retirement plan generally available to our local executives.

Grants of Plan-Based Awards

The following table and footnotes provide information on all grants of plan-based compensation under Coty’s plans made to NEOs during fiscal 2011.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts under Equity Incentive Plan Awards (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum	Target
Bernd Beetz	9/14/2010				1,500,000
	9/14/2010					1,650,000
	12/3/2010					1,839,080
Sérgio Pedreiro	9/14/2010				400,000
	9/14/2010					330,000
	12/3/2010					34,990
Michele Scannavini	9/14/2010				400,000
	9/14/2010					520,000
	12/3/2010					291,660
Renato Semerari	9/14/2010				400,000
	9/14/2010					520,000
	12/3/2010					30,000
Darryl McCall	9/14/2010				200,000
	9/14/2010					250,000
	12/3/2010					10,900

(1)	Represents the range of possible payments under the APP.

(2)

Represents IPO Units granted to each NEO in a special grant as described in “Long-Term Incentive Plan.” Assuming our capital stock is publicly traded by September 14, 2015, 50% of the grant vests on the IPO Date and the remaining 50% vests one year following the IPO Date, assuming continued employment.

(3)

Awards issued on September 14, 2010 represent the number of stock options granted under the LTIP based on the Company’s financial performance and individual achievement of predetermined goals in fiscal 2010. Awards issued on December 3, 2010 represent the Matching Options granted under the EOP pursuant to the NEO’s purchase of shares of restricted stock under the EOP.

Outstanding Equity Awards at June 30, 2011

The following table shows outstanding equity awards held by the NEOs on June 30, 2011. The market value of the shares of unvested restricted stock is determined by multiplying the number of outstanding awards by $11.60, which was the value of our common stock on June 30, 2011. The market value does not reflect, nor in any way assures, that the amounts will correspond to the actual value that will be recognized by the NEOs.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Bernd Beetz	1,000,000			9/30/2014
	1,250,000			9/30/2015
	2,500,000			10/18/2015
		1,265,000		9/10/2017
		4,435,500		11/1/2017
		1,250,000		1/7/2019
		1,381,080		3/2/2019
		625,000		9/8/2019
		1,650,000		9/14/2020
1,500,000
		1,839,080		12/3/2020
Sérgio Pedreiro		35,250		3/2/2019
		250,000		3/9/2019
		100,000		9/8/2019
		330,000		9/14/2020
400,000
		34,990		12/3/2020
Michele Scannavini	142,580			10/18/2015
		300,000		9/10/2017
		404,700		11/1/2017
		300,000		1/7/2019
		200,000		9/8/2019
		520,000		9/14/2020
400,000
		291,660		12/3/2020

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Renato Semerari		250,000		4/29/2019
		60,000		6/12/2019
		125,000		9/8/2019
		520,000		9/14/2020
400,000
		30,000		12/3/2020
Darryl McCall	100,000			6/6/2018
		200,000		1/7/2019
		15,750		3/2/2019
		100,000		9/8/2019
		250,000		9/14/2020
200,000
		10,900		12/3/2020

(1)

Each of the stock options described in this table expires ten years after the grant date. Except for the stock options granted to Mr. McCall on June 6, 2008 and to Mr. Semerari on April 29, 2009, stock options become exercisable or vest on the fifth anniversary of the grant date, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in “Potential Payments upon Termination of Employment of Change of Control.” The stock options granted to Mr. McCall on June 6, 2008 became exercisable on June 6, 2011. The stock options granted to Mr. Semerari on April 29, 2009 became exercisable on April 29, 2012.

(2)

Represents IPO Units granted on September 14, 2010. Assuming our capital stock is publicly traded by September 14, 2015, the IPO Units will vest in two tranches: 50% on the IPO Date and 50% on the first anniversary of the IPO Date.

Option Exercises and Stock Vested

No NEOs exercised options during fiscal 2011. No shares of restricted stock or RSUs beneficially owned by NEOs vested in fiscal 2011.

Pension Benefits

We do not administer any pension programs in the United States that cover our NEOs.

Non-Qualified Deferred Compensation

We allow our CEO to defer all or part of his base salary and APP award, subject to the requirements of Section 409A. To date, Mr. Beetz has only deferred his APP award for the fiscal year ended June 30, 2001. The following table reflects his aggregate earnings during fiscal 2011 on such deferred amount and the aggregate balance of his deferred amounts as of June 30, 2011.

Name	Aggregate Earnings during Fiscal 2011	Aggregate Balance as of June 30, 2011
Bernd Beetz	$	$

Potential Payments upon Termination or Change-in-Control

As described in the preceding sections of this Compensation Discussion and Analysis, we have entered into employment agreements with each of our NEOs and maintain certain incentive, equity and benefit plans in which our NEOs participate. These employment agreements and plans provide for certain payments and other benefits if employment is terminated under certain circumstances specified in the employment agreements and plans.

Bernd Beetz

Mr. Beetz will be entitled to receive the payments and benefits outlined below if his employment terminates. In addition to these payments and benefits, Mr. Beetz will be entitled to receive the payments described in “Equity Awards under our Plans.”

Termination for cause or voluntary resignation. If we terminate Mr. Beetz’s employment for cause (as defined in the EOP and LTIP) or he voluntarily resigns, Mr. Beetz will be entitled to receive (1) his base salary through the date of termination, (2) any awards under the APP earned, but not yet paid, for the prior fiscal year and (3) any unreimbursed business expenses. If Mr. Beetz voluntarily resigns, he will also be entitled to receive a pro-rated award under the APP for the fiscal year in which his employment was terminated.

Termination due to death, disability, termination without cause or resignation for Good Reason. If Mr. Beetz’s employment is terminated without cause or due to death or disability or he resigns for Good Reason (as defined below), he will be entitled to receive his base salary through the second anniversary of the date his employment was terminated and any unreimbursed business expenses. Mr. Beetz will also be entitled to receive any APP payment earned, but not yet paid, for the prior fiscal year and an amount in cash equal to the sum of his annual APP payments for the two most recently completed fiscal years prior to the date of termination of his employment. Mr. Beetz will also be entitled to continued coverage under our benefit plans until the earlier of (1) the second anniversary of the date his employment was terminated or (2) he is eligible to receive comparable welfare benefits from a subsequent employer.

“Good Reason” prior to a “Change in Control” is defined in Mr. Beetz’s employment agreement as (i) his removal from, or the Company’s failure to reappoint him as, CEO, (ii) relocation of his principle work place without his consent to a location more than 25 miles from our current headquarters, (iii) a material breach by the Company of any of its obligations under the employment agreement or (iv) notice by the Company that it will not extend his employment agreement another year.

Retirement. Mr. Beetz is not entitled under his employment agreement to receive any payments or benefits for termination of his employment due to retirement, and his payments under the APP will be determined by the terms of the APP.

Termination after a change in control. If Mr. Beetz’s employment is terminated without cause or due to resignation with Good Reason (as defined below) within two years of a Change in Control (as defined below) that would be considered a change in control under Section 409A, he will be entitled to receive his base salary through the third anniversary of the date his employment was terminated and any unreimbursed business expenses. Mr. Beetz will also be entitled to receive any APP payment earned, but not yet paid, for the prior fiscal year and an amount in cash equal to three times his average annual APP payment for the two most recently completed fiscal years prior to the date of termination of his employment. Mr. Beetz will also be entitled to continued coverage under our welfare benefit plans until the earlier of (1) the third anniversary of the date of termination of his employment or (2) he is eligible to receive comparable welfare benefits from a subsequent employer.

If the transaction considered a Change in Control under Mr. Beetz’s employment agreement would not be considered a change in control under Section 409A, Mr. Beetz will only be entitled to receive the payments outlined in “Termination due to death, disability, termination without cause or resignation for Good Reason.”

“Good Reason” after a Change in Control is defined in Mr. Beetz’s employment agreement as (i) any reason that would be considered “Good Reason” prior to a Change in Control, (ii) a material diminution in his title, position, duties or responsibilities, or the assignment to him of duties that are materially inconsistent with the scope of duties and responsibilities associated with a CEO, (iii) the failure of the Company to continue his participation in the APP, LTIP or EOP on a basis commensurate with his position as CEO or (iv) any reason during the tenth, eleventh or twelve calendar month after the Change in Control.

“Change in Control” is defined in Mr. Beetz’s employment agreement as (i) any person or group (as defined by Section 13(d) and 14(d) of the Exchange Act) other than JAB or its Permitted Transferees (as defined in the LTIP) becoming the beneficial owner of shares representing at least 20% of the outstanding voting power in Coty and JAB and its Permitted Transferees owning less than 30% of the outstanding voting power in Coty, (ii) the directors on our board of Directors ceasing for any reason to constitute at least a majority thereof if the new directors who are not approved by at least three-quarters of the incumbent directors, (iii) if JAB enters into a joint venture, joint operating agreement, partnership, standstill agreement or other similar agreement with any person or group pursuant to which such person or group assumes effective operational or managerial control of the Company or (iv) approval by the stockholders of the Company of a plan or agreement for (A) the merger or consolidation of the Company other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

Sérgio Pedreiro

If Mr. Pedreiro’s employment is terminated without cause (as defined in his employment agreement which definition is the same as that found in Mr. Beetz’s employment agreement), he will be entitled to receive an amount equal to six months of his base salary, which will be paid prior to the date his employment is terminated. If Mr. Pedreiro’s employment is terminated due to death, his base salary will be paid for one month after the date of termination of his employment. In addition to these payments and benefits, Mr. Pedreiro will be entitled to receive the payments described in “Equity awards under our plans” and “Payments under the Annual Performance Plan.”

Other than the payments discussed in “Equity awards under our Executive Ownership Plan” and “Payments under the Annual Performance Plan,” Mr. Pedreiro is not entitled to receive payments or benefits upon termination of his employment for cause, due to disability or constructive termination or upon a change in control.

Michele Scannavini

If we terminate Mr. Scannavini’s employment without cause (as determined by the Company), Mr. Scannavini will be entitled to receive an amount equal to fifteen months of his base salary plus his average APP payment for the two most recently completed fiscal years. In addition to these payments and benefits, Mr. Scannavini will be entitled to receive the payments described in “Equity awards under our plans” and “Payments under the Annual Performance Plan.”

Other than payments discussed in “Equity awards under our plans” and “Payments under the Annual Performance Plan,” Mr. Scannavini is not entitled to receive any payments or benefits upon his voluntary resignation or termination of his employment with cause or due to death, disability, retirement or constructive termination or upon a change in control.

Renato Semerari

If we terminate Mr. Semerari’s employment without cause (as determined by the Company), he will be entitled to payment of an amount equal to twelve months of his base salary. In addition to these payments and benefits, Mr. Semerari will be entitled to receive the payments described in “Equity awards under our plans” and “Payments under the Annual Performance Plan.”

Other than payments discussed in “Equity awards under our plans” and “Payments under the Annual Performance Plan, Mr. Semerari is not entitled to receive any payments or benefits upon his voluntary resignation or termination of his employment with cause or due to death, disability, retirement or constructive termination or upon a change in control.

Darryl McCall

Under Mr. McCall’s employment agreement in effect during fiscal 2011, he is not entitled to receive any payments or benefits upon termination of his employment except for payments disclosed in “Equity awards under our plans” and “Payments under the Annual Performance Plan.” Under his employment agreement effective July 1, 2011, he is entitled to such benefits and, if his employment is terminated for any reason other than for cause (as determined by the Company), nine months of his then current base salary.

Equity awards under our plans

Executive Ownership Plan

Each NEO has received Matching Options upon purchasing shares of restricted stock or RSUs under the EOP.

Treatment upon termination due to death, disability or retirement. A pro rata amount of any unvested Matching Options awarded to the NEO that are not vested on the date of termination of his employment will automatically vest. The pro rata amount is calculated by multiplying the unvested options by a fraction equal to the number of full months since the grant date of the Matching Options divided by 60. The Matching Options awarded to the NEO will only be exercisable until the second anniversary of the date of termination of his employment.

Treatment upon termination for any reason other than retirement, death or disability. Any Matching Options awarded to the NEO that are not vested on the date of termination of his employment will be automatically forfeited and cancelled. Vested Matching Options awarded to the NEO will remain exercisable for 90 days following the date of termination of his employment and, after such date, will be cancelled without consideration.

Treatment upon a change in control. All Matching Options granted to an NEO after March 15, 2011 will automatically vest and become exercisable if his employment is terminated without cause or he resigns for Good Reason within twelve months following a Change in Control (as defined below). The Matching Options will be exercisable until the second anniversary date of termination of his employment. All Matching Options granted to a NEO prior to March 15, 2011 will automatically vest and become exercisable upon a Change in Control.

“Change in Control” is defined in the EOP is the same as manner as in Mr. Beetz’s employment agreement.

“Good Reason” after a Change in Control is defined in the EOP as (i) any reason that would be considered “Good Reason” prior to a Change in Control, (ii) a material diminution in the participant’s title, position, duties or responsibilities, or the assignment to the participant of duties that are materially inconsistent with the scope of duties and responsibilities associated with his position and (iii) the failure of the Company to continue the participant’s participation in the APP and the plan on a basis commensurate with his position.

Long-Term Incentive Plan

The NEOs have received grants of IPO Units and LTIP Options under the LTIP. Unvested IPO Units are forfeited automatically if the participant’s employment is terminated for any reason.

Treatment upon termination due to death, disability or retirement. A pro rata amount of any unvested Stock Options awarded to the NEO that are not vested on the date of termination of his employment will automatically vest. The pro rata amount is calculated by multiplying the unvested Stock Options by a fraction equal to the number of full months since the grant date of the Stock Options divided by 60. The Stock Options awarded to the NEO will only be exercisable until the second anniversary of the date of termination of his employment.

Treatment upon termination due to a reason other than death, disability or retirement. All unvested Stock Options awarded to a NEO will be automatically forfeited upon termination of his employment due to a reason other than death, disability or retirement. All vested Stock Options will be exercisable for 90 days after termination of the NEO’s employment.

Treatment upon a change in control. All LTIP Options awarded on or after March 15, 2011 will automatically vest if the participant’s employment is terminated without cause or he resigns for Good Reason within twelve months after a Change in Control of the Company. All LTIP Options awarded prior to March 15, 2011 will automatically vest upon a Change in Control of the Company.

“Change in Control” is defined in the LTIP in the same manner as in the EOP and Mr. Beetz’s employment agreement.

“Good Reason” is defined in the LTIP in the same manner as in the EOP.

In addition, the Remuneration and Nomination Committee may accelerate the vesting of options awarded under the LTIP at any time.

Payments under the Annual Performance Plan

All of our NEOs are entitled to receive certain payments under the APP upon termination of their employment in certain circumstances. Mr. Beetz’s employment agreement will govern his APP payments upon termination of his employment. Mr. Scannavini’s employment agreement will govern his APP payments upon termination of his employment without cause.

Under the APP, no payments will be paid to a NEO whose employment has been terminated for any reason other than retirement, disability or death. If the NEO’s employment is terminated due to retirement, disability or death, the Remuneration and Nomination Committee may pay the NEO a prorated payment for the fiscal year in which his employment was terminated.

The APP also provides for certain payments upon a change in control. If a change in control occurs, our NEOs shall be deemed to have achieved a performance level of “exceeds expectations” during the fiscal year in which the change in control occurred and the NEOs will be entitled to receive the payments they would have received for fiscal year in which the change in control occurred.

Effect of Section 409A on Timing of Payments and Equity Awards

Any amounts that are not exempt from Section 409A will be subject to the required six-month delay in payment after termination of service provided that the NEO is a “specified employee” for purposes of Section 409A at the time of termination of employment. Amounts that otherwise would have been paid during the six-month delay will be paid in a lump sum on the first day after such period expires.

Potential Payments upon Termination or Change in Control Table

The following table sets forth the estimated incremental payments and benefits that would be payable upon termination of employment or a change in control, assuming that the triggering event occurred on June 30, 2011, for each of the NEOs. All amounts were calculated using exchange rates as of June 30, 2011. Amounts received due to accelerated vesting of equity were calculated using the value of our common stock as of June 30, 2011, which was $11.60. The value of accelerated vesting of non-qualified stock options (“NQSOs”) was calculated by subtracting the exercise price of the NQSO from $11.60. This table does not include the value of accelerated vesting of restricted stock or restricted stock units purchased under the EOP.

Name	Resignation with Good Reason	Termination without cause	Termination with cause	Resignation without Good Reason	Disability, Retirement or death	Change in Control	Resignation with Good Reason or Termination without Cause after a Change in Control
Bernd Beetz					(1)
Sérgio Pedreiro					(2)
Michele Scannavini							(3)
Renato Semerari							(4)
Darryl McCall

(1)	Mr. Beetz would have received $ if he had retired.

(2)	Mr. Pedreiro would have received $ if his employment had been terminated due to death.

(3)	Mr. Scannavini would have received $ if he had been terminated without cause after a change in control.

(4)	Mr. Semerari would have received $ if he had been terminated for without cause after a change in control.

Assessment of Risks Arising from Compensation Policies and Practices

The Remuneration and Nomination Committee, with the support of the compensation consultant and our Senior Vice President of Human Resources, has considered whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us. In its assessment, the Remuneration and Nomination Committee reviews the risk and reward structure of our executive compensations policies and practices and considers the attributes in the program deemed to mitigate risk, including:

•	The use of multiple performance measures, balanced between short- and long-term objectives and qualitative and quantitative measures of performance;

•	The Remuneration and Nomination Committee’s application of judgment when determining individual payouts;

•	Significant payment in equity awards that align the interests of our officers with the interests of our stockholders; and

•

The equity awards vest over a period of 5 years cliff vesting for each grant so they do not encourage unnecessary or excessive short-term risk taking but are instead tied to the long-term performance of our stock.

In light of these factors, we do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on us.

Director Compensation

The following summary describes compensation paid to directors in fiscal 2011. At the beginning of fiscal 2012, our Board of Directors made certain changes to the compensation of non-employee directors.

Annual Cash Compensation for Board Service

Each non-employee director except the Chairman of our Board of Directors (“Chairman”) receives $100,000, payable annually in November. Mr. Harf, as Executive Chairman, received $300,000 in fiscal 2011. No director except the chair of the Audit and Finance Committee (“AFC Chair”) receives additional compensation for committee service. Mr. Pohle received an additional $20,000 in fiscal 2011 for his service as AFC Chair. Mr. Singer was also paid an additional $20,000 in fiscal 2011 because we anticipated he would commence service as AFC Chair.

Annual Restricted Stock Unit Grant

Each non-employee director receives an annual grant of 10,000 RSUs under the 2007 Stock Plan for Directors. Each RSU expires on the tenth anniversary of the grant date and vests on the fifth anniversary of the grant date, subject to acceleration upon termination of service due to retirement, death or disability or upon a change in control. In fiscal 2011, Mr. Harf received an additional 10,000 RSUs as compensation for his service as Chairman.

Management Directors

Directors who are employees of the Company receive no additional compensation for service on our Board of Directors. The only director who is currently also an employee of the Company is our CEO Mr. Beetz. During fiscal 2011, Mr. Harf was also the Company’s Executive Chairman.

Reimbursement of Expenses

Directors are reimbursed for their reasonable expenses (including costs of travel, food and lodging) incurred when attending meetings of our Board of Directors, the committees of our Board of Directors and our stockholders. Directors are also reimbursed for any other reasonable expenses relating to their service on our Board of Directors, including visits to our offices and facilities.

Non-Employee Directors

The following table sets forth compensation information for our non-employee directors in fiscal 2011. Neither Mr. Stahl nor Mr. Becht is listed in this table because neither was a director during fiscal 2011. Mr. Bufe, Mr. Le Goff and Mr. Pohle are no longer directors on our Board of Directors.

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (#)
Bradley M. Bloom	41,670	4,167
Uwe-Ernst Bufe	100,000	—
Joachim Faber	41,670	4,167
Peter Harf	300,000	20,000
M. Steven Langman	41,670	4,167
Alain Le Goff	100,000	10,000
Klaus Pohle	120,000	10,000
Erhard Schoewel	100,000	10,000
Robert Singer	120,000	18,335

(1)	The amount represents annual cash compensation for service as a director, Chairman or AFC Chair, as applicable.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table shows the amount of our common stock beneficially owned as of June 28, 2012, and as adjusted to reflect conversion of Class B common stock held by the selling stockholders and offered hereby into shares of our Class A common in connection with this offering (assuming the underwriters do not exercise their option to purchase additional shares), by (i) each person who is known by us to own beneficially more than 5% of such interests, (ii) each selling stockholder, (iii) each member of our Board of Directors, (iv) each NEO and (v) all current members of our Board of Directors and the executive officers, as a group. A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to our knowledge, have sole voting and investment power over the shares listed.

Applicable percentage ownership is based on 381,929,346 shares of common stock as of June 28, 2012 and assumes that   shares of Class B common stock will be converted into   shares of Class A common stock upon their sale in this offering and   shares of Class B common stock will not be converted and will remain outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 28, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*”.

Name of beneficial owner	Common Stock Beneficially Owned Prior to Offering			% of Total Voting Power Prior to Offering	Number of Shares Being Offered	Common Stock Beneficially Owned After Offering(1)				% of Total Voting power After Offering
						Class A		Class B
	Shares		%			Shares	%	Shares	%
JAB Holdings II B.V.	307,377,463	(2)	80.5%
Entities Affiliated with Berkshire	27,173,913	(3)	7.5%
Entities Affiliated with Rhône	27,173,913		7.5%
Lambertus J.H. Becht	4,668,810		1.2%
Bernd Beetz	6,235,715	(4)	1.6%
Bradley M. Bloom	—	(5)	—
Joachim Faber	*		*
Peter Harf	8,522,800		2.2%
M. Steven Langman	—	(6)	—
Darryl McCall	*		*
Sérgio Pedreiro	*		*
Michele Scannavini	*		*
Erhard Schoewel	*	(7)	*
Renato Semerari	*	(8)	*
Robert Singer	*		*
Jack Stahl	*		*
All Directors and Management as a Group	21,672,005		5.6%

(1)	Figures include common stock underlying IPO Units that will vest upon completion of our initial public offering.

(2)

Donata Holding SE (“Donata”) and Parentes Holding SE (“Parentes”), each of which is a company with its registered seat in Austria, indirectly share voting and investment control over the shares held by JAB Holdings II B.V., a Netherlands corporation. Donata and Parentes are each controlled by Renate Reimann-Haas, Wolfgang Reimann, Matthias Reimann Andersen and Stefan Reimann Andersen, who with Joachim Faber, Peter Harf, Bart Becht and Olivier Goudet exercise voting and investment authority over the shares held by JAB Holdings II B.V. Each of the foregoing individuals disclaims the existence of a “group” with respect to and beneficial ownership of these securities for purposes of Section 13D of the Exchange Act. Each of the foregoing individuals disclaims beneficial ownership of these securities for purposes of Section 16 of the Exchange Act except to the extent of their pecuniary interest therein. The address of

Donata and Parentes is Rooseveltplatz 4-5/Top 10, 1090 Vienna and the address of JAB Holdings II B.V. is Oudeweg 147, 2031 CC Haarlem, The Netherlands.

(3)

Represents (i) 22,323,076 shares of common stock owned by Berkshire Fund VII, L.P. (“Berkshire Fund VII”), (ii) 4,173,364 shares of common stock owned by Berkshire Fund VII-A, L.P. (“Berkshire Fund VII-A”), (iii) 203,342 shares of common stock owned by Berkshire Investors III LLC (“Berkshire Investors III”), and (iv) 474,131 shares of common stock owned by Berkshire Investors IV LLC (“Berkshire Investors IV”). Seventh Berkshire Associates LLC, a Massachusetts limited liability company (“7BA”), is the general partner of Berkshire Fund VII and Berkshire Fund VII-A. The managing members of 7BA are Michael C. Ascione, Bradley M. Bloom, Jane Brock-Wilson, Kevin T. Callaghan, Christopher J. Hadley, Lawrence S. Hamelsky, Sharlyn C. Heslam, Elizabeth L. Hoffman, Ross M. Jones, Richard K. Lubin, Joshua A. Lutzker, David R. Peeler, Robert J. Small and Edward J. Whelan, Jr. (the “Berkshire Principals”). Mr. Bloom is a director of the Company. The Berkshire Principals are also the managing members of Berkshire Investors III and Berkshire Investors IV. Berkshire Fund VII, Berkshire Fund VII-A, Berkshire Investors III and Berkshire Investors IV often make acquisitions in, and dispose of, securities of an issuer on the same terms and conditions and at the same time. Berkshire Partners LLC, a Massachusetts limited liability company (“Berkshire Partners”), is the investment advisor to Berkshire Fund VII and Berkshire Fund VII-A (collectively, the “Funds”). Berkshire Partners, the Funds, Berkshire Investors III, Berkshire Investors IV and 7BA may be deemed to constitute a “group” for purposes of Section 13(d) of the Exchange Act, although they do not admit to being part of a group, nor have they agreed to act as part of a group. The address of all the entities and the managing members mentioned above is 200 Clarendon Street, 35th Floor, Boston, Massachusetts 02116-5021.

(4)	Includes 4,750,000 shares of common stock issuable upon exercise of vested options.

(5)

Mr. Bloom is a managing member of Berkshire Investors III, Berkshire Investors IV and 7BA. Mr. Bloom disclaims beneficial ownership of the shares held by these entities, except to the extent of any pecuniary interest therein. Mr. Bloom’s address is 200 Clarendon Street, 35th Floor, Boston, Massachusetts 02116-5021.

(6)

Mr. Langman disclaims beneficial ownership of the shares held by certain entities affiliated with Rhône for purposes of Section 16 and Section 13D of the Exchange Act. Mr. Langman, as a Managing Director of Rhône Group L.L.C., has an understanding with certain entities that are affiliated with Rhône pursuant to which he holds certain securities subject to vesting conditions not expected to occur within 60 days of June 28, 2012 for the benefit of such entities.

(7)	Includes 45,000 shares of common stock issuable upon exercise of vested options.

(8)	Represents 250,000 shares of common stock issuable upon exercise of vested options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There were no transactions with related persons since the beginning of fiscal 2009 other than transactions that are described below.

Stockholders Agreement

This summary does not purport to be complete and is qualified in its entirety by the provisions of the stockholders agreement, a copy of which has been or will be filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

We are party to a stockholders agreement with JAB, Berkshire and Rhône. Pursuant to the stockholders agreement:

•

Berkshire and Rhône each has the right to nominate a director and each of the parties has agreed to vote for the other parties’ nominees as described in “Management—Structure of our Board of Directors”;

•

until we engage in a primary public offering of our common stock with net proceeds to us of at least $100 million, the stockholders agreement provides Berkshire and Rhône with tag-along rights in connection with sales by JAB to non-affiliates, provides JAB with drag-along rights with respect to Berkshire and Rhône and provides JAB, Berkshire and Rhône each with preemptive rights as to new equity issuances other than equity issuances as incentive compensation, or in connection with compensation;

•

in the event that Berkshire or Rhône propose to sell our common stock prior to such a primary public offering, the stockholders agreement provides us with a right of first offer, and, if we do not exercise the right, provides JAB, Berkshire and Rhône with a right to purchase the stock prior to other purchasers;

•

until such a primary public offering occurs, the stockholders agreement also requires the consent of both Berkshire and Rhône prior to certain material board decisions, such as material changes to the company’s business, certain stock repurchases or certain charter or bylaw amendments;

•

Berkshire and Rhône are generally prohibited from seeking to change or influence our management or board of directors, or to acquire more than 3% of our then-outstanding voting securities, for four years after we engage in a primary public offering of our common stock with net proceeds to us of at least $100 million; and

•

until we engage in a primary public offering of our common stock with net proceeds to us of at least $100 million, each of JAB, Berkshire and Rhône and their respective affiliates is required to present to us certain corporate opportunities offered to any of them before pursuing the opportunity.

Registration Rights Agreement

We are party to a registration rights agreement that grants certain registration rights to JAB, Berkshire and Rhône, as described in “Description of Capital Stock—Registration Rights.”

Notes Payable

We had a number of notes outstanding from JAB BV throughout fiscal 2009 and 2010 and paid variable interest rates on these notes, as more fully described in Note 12, “Debt,” in our Notes to Consolidated Financial Statements.

Financing Commitment

We were party to an October 29, 2010 agreement whereby JAB BV had committed itself to providing to us up to $700 million in a facility to support certain acquisitions. We have paid JAB BV a non-refundable commitment fee of $3.6 million as compensation for its or its affiliates’ costs to finance the commitment of the facility. This agreement was terminated on February 7, 2011.

Third Party Expenses

We have also agreed to reimburse approximately $2 million in third party expenses charged to Donata Holdings BV in connection with our nonbinding offer to purchase 100% of Avon Products, Inc.

Review, Approval or Ratification of Transactions with Related Persons

In connection with our initital public offering, our Board of Directors intends to adopt written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant.

DESCRIPTION OF INDEBTEDNESS

The following is a summary of the material provisions of the instruments evidencing our indebtedness.

Short-term Debt

We maintain short-term lines of credit, of which $204.3 million were outstanding as of March 31, 2012. The amounts available under these unsecured lines of credit were $146.3 million as of March 31, 2012. Interest rates on amounts borrowed under these short-term lines varied between 0.8% and 9.5% during fiscal 2011.

In addition, we had undrawn letters of credit of $3.1 million as of March 31, 2012.

Credit Agreement

On August 22, 2011, we entered into an amended and restated credit agreement with JP Morgan Chase Bank, N.A. as administrative agent and Bank of America, N.A. and Wells Fargo Securities, LLC as co-syndication agents (the “Credit Agreement”). The Credit Agreement expires on August 22, 2015. The Credit Agreement superseded prior credit agreements and provides a term loan facility of $1.25 billion (the “Term Loan”) and a revolving loan facility of $1.25 billion. Rates of interest on amounts borrowed under the Credit Agreement are based on either the USD London Interbank Offer Rate (LIBOR), a qualified Eurocurrency LIBOR, an alternate base rate, or a qualified local currency rate, as applicable to the borrowing, plus a margin based on our consolidated leverage ratio, or, if applicable, our credit rating by Moody’s or S&P. Interest is payable quarterly or on the last day of the interest period applicable to the borrowing under the credit facility. The weighted average effective interest rate for our borrowings under the Credit Agreement was 1.9% as of March 31, 2012. Under the terms of the Credit Agreement, the Term Loan matures in 16 consecutive quarterly installments, beginning on September 30, 2012 and ending on August 22, 2015.

On March 31, 2012, we had $581.0 million available for borrowings under the Credit Agreement. The Credit Agreement contains restrictive covenants, which require us to maintain specific financial ratios, and contains certain restrictions on us with respect to guarantees, liens, sales of certain assets, acquisitions, consolidations and mergers, loans and advances, affiliate transactions, indebtedness, dividends and other distributions and changes of control. The financial covenants in the Credit Agreement require us to maintain, at the end of each fiscal quarter, a consolidated leverage ratio of consolidated total debt to consolidated EBITDA for the previous 12-month period, as each such term is defined by the Credit Agreement, equal to or less than 3.5 to 1.0 and a consolidated interest coverage ratio equal to or greater than 3.0 to 1.0.

We were in compliance with all Credit Agreement financial covenants as of March 31, 2012.

All borrowings are supported by a pledge of a percentage of our ownership interest in certain material subsidiaries, as defined by the Credit Agreement.

Our payment obligations under the Credit Agreement are guaranteed by five of our subsidiaries, Coty US LLC, Calvin Klein Cosmetic Corporation, Philosophy Acquisition Company, Inc., Philosophy, Inc. and OPI Products Inc.

Senior Secured Notes

On June 16, 2010, we issued $500.0 million of Senior Secured Notes through a private placement transaction in three series under the NPA: (i) $100.0 million in aggregate principal amount of 5.12% Series A Senior Secured Notes due June 16, 2017, (ii) $225.0 million in aggregate principal amount of 5.67% Series B Senior Secured Notes due June 16, 2020 and (iii) $175.0 million in aggregate principal amount of 5.82% Series C Senior Secured Notes due June 16, 2022. Interest payments are payable semi-annually in December and June. Proceeds of the offering were primarily used to pay down amounts outstanding on the $700 million 90-day credit facility for the 2011 Acquisitions and Domestic Revolving Loan under the Credit Agreement.

The NPA contains restrictive covenants, which require us to maintain specific financial ratios, and contains certain restrictions on us with respect to guarantees, sales of certain assets, consolidations and mergers, loans and advances, indebtedness, dividends and other distributions and changes of control. The financial covenants in the NPA require us to maintain, at the end of each fiscal quarter, a consolidated leverage ratio (as such term is defined in the NPA) equal to or less than 3.5 to 1.0 and a consolidated interest coverage ratio equal to or greater than 3.0 to 1.0. Under the NPA, all note holders are supported by a pledge of a percentage of our ownership interest in certain material subsidiaries, as defined in the NPA, as equally and ratably secured with our existing bank credit facility lenders.

We were in compliance with all of the NPA financial covenants as of March 31, 2012.

DESCRIPTION OF CAPITAL STOCK

We plan to amend and restate our Certificate of Incorporation and our By-laws in connection with the completion of our initial public offering. Below is a description of the material terms and provisions of our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) and our Amended and Restated By-laws (our “By-laws”) as expected to be in effect and affecting the rights of our stockholders upon the completion of our initial public offering, as well as relevant terms and provisions of the registration rights agreement, the stockholders agreement, our indemnification agreements with directors and officers and Delaware law affecting the rights of our stockholders. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation, By-laws, registration rights agreement and stockholders agreement, such indemnification agreements and the Delaware General Corporation Law (“DGCL”). Copies of our Certificate of Incorporation, By-laws, registration rights agreement and stockholders agreement have been or will be filed with the SEC as exhibits to the registration statement of which this prospectus forms a part. References in this section to the “Company,” “we,” “us” and “our” refer to Coty Inc. and not to any of its subsidiaries.

Authorized Capital

Upon the completion of our initial public offering, our authorized capital stock will consist of:

•	shares of Class A common stock, par value $0.01 per share;

•	shares of Class B common stock, par value $0.01 per share; and

•	20,000,000 shares of preferred stock, par value $0.01 per share.

As of  , 2012, there were   shares of Class A common stock outstanding, held by approximately   stockholders, and   shares of Class B common stock outstanding, held by approximately   stockholders. At that date, there were no shares of preferred stock outstanding. Assuming that shares of Class B common stock were converted into   shares of Class A common stock as is contemplated in connection with this offering, there would have been   shares of Class A common stock outstanding, held by approximately   stockholders, and   shares of Class B common stock outstanding, held by approximately   stockholders.

Common Stock

The shares of Class A common stock and Class B common stock will be identical in all respects, except for voting rights, certain conversion rights and transfer restrictions in respect of the shares of Class B common stock, as described below.

Voting Rights. The holders of our Class A common stock will be entitled to one vote per share, and the holders of our Class B common stock will be entitled to ten votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law could require holders of either our Class A common stock or Class B common stock, as the case may be, to vote separately as a single class if we were to seek to amend our Certificate of Incorporation:

•	to increase the authorized number of shares of that class, or to increase or decrease the par value of that class; or

•	in a manner that alters or changes the powers, preferences or special rights of that class of stock in a manner that would affect its holders adversely.

Holders of our common stock will not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the combined voting power of our common stock could, if they so choose, elect all the directors. Pursuant to the stockholders agreement, Berkshire and Rhône each has the right to nominate a director and each of JAB, Berkshire and Rhône has agreed to vote for Berkshire’s and Rhône’s nominees as described in “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

Stockholder Action by Written Consent. Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of the Class B common stock to take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to make nominations or raise other matters at a meeting. The right to take action by less than unanimous written consent will expire when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock. At that time our stockholders will no longer be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders.

Dividend Rights. Holders of Class A common stock and Class B common stock will be entitled to receive dividends at the same rate if, as and when declared by our Board of Directors, out of our legally available assets, in cash, property, shares of our common stock or other securities, after payments of dividends required to be paid on outstanding preferred stock, if any.

If we pay a dividend or distribution on the Class A common stock, payable in shares of Class A common stock, we also will be required to pay a pro rata and simultaneous dividend or distribution on the Class B common stock, payable in shares of Class B common stock. Similarly, if we pay a dividend or distribution on the Class B common stock, payable in shares of Class B common stock, we also will be required to make a pro rata and simultaneous dividend or distribution on the Class A common stock, payable in shares of Class A common stock.

Our credit facilities and the indentures governing our notes impose restrictions on our ability to declare dividends on our common stock. See “Description of Indebtedness.”

Distributions in Connection with Mergers or Other Business Combinations. Upon a merger or consolidation, holders of each class of common stock will be entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent that the voting rights of the Class A common stock and Class B common stock differ at that time.

Liquidation Rights. Upon our liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of the Class A common stock and Class B common stock treated as a single class, subject to prior satisfaction of all outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding preferred stock.

Conversion and Restrictions on Transfer. The Class A common stock will not be convertible into any other shares of our capital stock. The outstanding shares of Class B common stock will be convertible at any time as follows: (1) at the option of the holder, a share of Class B common stock may be converted into one share of Class A common stock or (2) upon the election of the holders of a majority of the then-outstanding shares of Class B common stock, all outstanding shares of Class B common stock may be converted into shares of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our Certificate of Incorporation to JAB, Berkshire, Rhône and the affiliates of each of them. Each share of Class B common stock will also automatically convert into one share of Class A common stock if, on the record date for any meeting of the stockholders, the number of shares of Class B common stock then outstanding is less than 10% of the aggregate number of shares of Class A common stock and Class B common stock then outstanding. Once converted into Class A common stock, Class B common stock will not be reissued.

Stockholders Agreement. The stockholders agreement among the Company, JAB, Berkshire and Rhône provides JAB, Berkshire and Rhône with certain rights until we engage in a primary public offering of our common stock with net proceeds to us of at least $100 million. Until we engage in such a primary offering, the stockholders agreement provides Berkshire and Rhône with tag-along rights in connection with sales by JAB to non-affiliates, provides JAB with a drag-along right over

Berkshire and Rhône and provides JAB, Berkshire and Rhône each with preemptive rights as to certain new equity issuances. In the event that Berkshire or Rhône propose to sell our common stock prior to such a primary offering, the stockholders agreement provides us with a right of first offer, and, if we do not exercise the right, provides JAB, Berkshire and Rhône with a right to purchase the stock prior to other purchasers. Until such a primary offering occurs, the stockholders agreement also requires the consent of both Berkshire and Rhône prior to certain material board decisions (such as material changes to the company’s business, certain stock repurchases or certain charter or bylaw amendments).

Other Matters. Our Certificate of Incorporation will not entitle holders of our common stock to preemptive rights. No redemption or sinking fund provisions will be applicable to our common stock. Neither the Class A common stock nor the Class B common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion. All outstanding shares of our common stock are, and the shares of common stock offered in this offering will be, fully paid and non-assessable.

Authorized but Unissued Capital Stock; Preferred Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Global Select Market or the New York Stock Exchange, which would apply as long as our Class A common stock is listed on the NASDAQ Global Select Market or the New York Stock Exchange, as applicable, require stockholder approval of certain issuances equal to or exceeding 20% of the combined voting power of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.

Unless required by law or by any stock exchange on which our common stock may be listed, the authorized shares of preferred stock will be available for issuance without further action by you. Our Certificate of Incorporation authorizes our Board of Directors to determine the preferences, limitations and relative rights of any shares of preferred stock that we choose to issue.

The existence of unissued and unreserved common stock or preferred stock may enable our Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Registration Rights

Pursuant to the terms of the registration rights agreement between us, JAB, Berkshire and Rhône, each of JAB, Berkshire and Rhône is entitled to demand and piggyback registration rights. The stockholders who are parties to the registration rights agreement will hold an aggregate of  shares of our Class B common stock and no shares of our Class A common stock, or approximately  % of the combined voting power of our common stock outstanding upon the completion of this offering (assuming no exercise of the underwriters’ option to purchase additional shares). The registration rights described below will expire on the earlier of the tenth anniversary of the IPO or the date on which the securities subject to the registration rights agreement may be sold by the holder in a single transaction pursuant to Rule 144 promulgated under the Securities Act.

Demand Registration Rights. At any time beginning 180 days after the effective date of the registration statement of which this prospectus forms a part, JAB, Berkshire or Rhône may request that we register all or a portion of their shares. Any such request must cover a quantity of shares with an anticipated aggregate offering price of at least $100 million. Berkshire and Rhône may request up to two such demands each. Depending on certain conditions, we may defer a demand registration for up to 90 days. The stockholders will agree pursuant to contractual lock-ups not to exercise any of their rights under the registration rights agreement during the 180-day restricted period described above.

Piggyback Registration Rights. In the event that we propose to register any of our securities under the Securities Act, either for our account or for the account of our other security holders, any of JAB, Berkshire or Rhône will be entitled to certain piggyback registration rights allowing each to include its shares in the registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, the holders of these shares are entitled to notice of the registration.

Form S-3 Registration Rights. Any of JAB, Berkshire or Rhône may make a request that we register their shares on Form S-3 if we are then qualified to file a registration statement on Form S-3 and the anticipated aggregate price to the public is equal to or would exceed $25.0 million.

Indemnification and Limitations on Directors’ Liability

Section 145 of the DGCL grants each Delaware corporation the power to indemnify any person who is or was a director, officer, employee or agent of a corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of serving or having served in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may similarly indemnify any such person in actions by or in the right of the corporation if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite adjudication of liability, but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for director liability with respect to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Our By-laws indemnify our directors and officers to the full extent permitted by the DGCL and also allow our Board of Directors to indemnify other employees. This indemnification extends to the payment of judgments in actions against officers and directors and to reimbursement of amounts paid in settlement of such claims or actions and may apply to judgments in favor of the corporation or amounts paid in settlement to the corporation. This indemnification also extends to the payment of attorneys’ fees and expenses of officers and directors in suits against them where the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. This right of indemnification is not exclusive of any right to which the officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

In January 2011, we entered into indemnification agreements with our directors and certain of our officers providing for certain advancement and indemnification rights. In each indemnification agreement, we agreed, subject to certain exceptions, to indemnify and hold harmless the director or officer to the maximum extent then authorized or permitted by the DGCL or by any amendment(s) thereto. In addition, in January 2011, we entered into subrogation agreements with each of Berkshire and Rhône to clarify the priority of advancement and indemnification obligations among us and each of Berkshire or Rhône with respect to advancement and indemnification of the directors nominated by Berkshire and Rhône.

We believe that the limitation of liability and indemnification provisions in our Certificate of Incorporation, By-laws, indemnification agreements and insurance policies are necessary to attract and retain qualified directors and officers. However, these provisions may discourage derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these limitation of liability and indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents as to which indemnification is sought from us, nor are we aware of any threatened litigation or proceeding that may result in an indemnification claim.

Venue

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company is deemed to have received notice of and consented to the foregoing provision. The enforceability of similar choice of forum provisions in other companies’ charters has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our By-laws

Dual Class Structure. As described above in “—Common Stock—Voting Rights”, our Certificate of Incorporation will provide for a dual class common stock structure, under which each share of our Class A common stock will have one vote per share while each share of our Class B common stock will have ten votes per share. Because of this dual class structure, certain of our stockholders will be able to control all matters submitted to our stockholders for approval, even if they own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating a potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our Board of Directors may authorize, without stockholder approval, undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our Board of Directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors. Our By-laws will require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder’s notice will need to be sent to and received at our principal executive offices no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary of the immediately preceding annual meeting of stockholders, such notice will be timely only if received no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the tenth day following the date on which a public announcement of the date of the annual meeting was made. Our By-laws also will specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of the Company.

Special Meetings of Stockholders. Our By-laws will provide that special meetings of our stockholders may be called only by our Chairman, our Chief Executive Officer, our Board of Directors or our Secretary at the request of holders of not less than a majority of the combined voting power of our common stock.

Amendments; Vote Requirements. Our By-laws will provide that the affirmative vote of a majority of the combined voting power of the shares present in person or represented by proxy and entitled to vote on any matter is required for stockholders to amend our By-laws, including those provisions relating to the ability of stockholders to call special meetings. Under the DGCL, the affirmative vote of a majority of the combined voting power of the outstanding stock entitled to vote on the matter is required for stockholders to amend our Certificate of Incorporation, including those provisions relating to the ability of stockholders to act by written consent.

Cumulative Voting. Our Certificate of Incorporation will provide that stockholders are not permitted to cumulate votes in the election of directors.

Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the DGCL, which provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person. JAB is not an “interested stockholder” as defined in Section 203 of the DGCL.

Stockholders Agreement. Pursuant to a stockholders agreement, Berkshire and Rhône each has the right to nominate a director, and each of JAB, Berkshire and Rhône has agreed to vote for Berkshire’s and Rhône’s nominees. JAB, Berkshire and Rhône currently hold Class B common stock which carries the majority of the combined voting power of our common shares.

These provisions may make a change in control of our business more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our Board of Directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be  .

Listing

We propose to list our Class A common stock on the NASDAQ Global Select Market or the New York Stock Exchange under the symbol “COTY.” Our Class B common stock is not anticipated to be listed on any stock market or exchange.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our Class A common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options and vesting of restricted stock units, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our common stock from time to time or impair our ability to raise equity capital in the future.

Based on the number of shares outstanding as of June 28, 2012, upon the completion of this offering,   shares of our Class A common stock and  shares of our Class B common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares, no exercise of outstanding options and no vesting of outstanding restricted stock units. Of the outstanding shares,  shares sold in this offering will be freely tradable, except that any shares acquired by our affiliates, as that term is defined in Rule 144 under the Securities Act, in this offering may only be sold in compliance with the limitations described below.

The remaining  shares of common stock outstanding after this offering will be restricted as a result of securities laws, lock-up agreements or substantially similar contractual agreements, as described below. Following the expiration of the lock-up period, all shares will be eligible for resale in compliance with Rule 144 or Rule 701. “Restricted securities” as defined under Rule 144 were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Lock-Up Agreements

In connection with this offering, officers, directors, employees and stockholders, who together hold substantially all of our outstanding shares of common stock, stock options and restricted stock units other than the shares offered hereby, have agreed, subject to limited exceptions, not to directly or indirectly sell or dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 180 days after the date of this prospectus, and in specific circumstances, up to an additional 18 days, in each case without the prior written consent of the representatives of the underwriters, or are otherwise subject to substantially similar contractual restrictions with us. For additional information, see “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares of common stock proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares of common stock proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144. In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of common stock on behalf of our affiliates (who will collectively hold  shares of our common stock upon completion of the offering) are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares of common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased or received shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of the Company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Registration Rights

Upon completion of this offering, the holders of  shares, or approximately  %, of our Class A common stock (including holders of such shares of Class A common stock issuable upon conversion of our Class B common stock), or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. These shares would become fully tradable without restriction under the Securities Act immediately after they are sold under an effective registration statement, except for shares held by affiliates of the Company which may be subject to resale under Rule 144. See “Description of Capital Stock—Registration Rights” for additional information. Shares covered by a registration statement will be eligible for sales in the public market upon the expiration or release from the terms of the investor rights agreement or the lock-up agreements, as applicable.

Form S-8 Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act in connection with this offering to register all of the shares of common stock issued or reserved for issuance following this offering under our Long-Term Incentive Plan, Executive Ownership Plan, Stock Plan for Non- Employee Directors, 2007 Stock Plan for Directors and Director Stock Purchase Plan. We expect to file this registration statement as soon as practicable after this offering. Shares covered by this registration statement will be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements or other substantially similar contractual restrictions, as applicable, and subject to vesting of such shares, as applicable.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations with respect to your purchase, ownership and disposition of shares of our common stock issued pursuant to this offering and applies if you are a non-U.S. holder that purchases our common stock in this offering. You should consult your own tax advisors with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the purchase, ownership and disposition of our common stock.

In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences described in this prospectus.

We assume in this discussion that you hold shares of our common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not address the special tax rules applicable to particular non-U.S. holders, such as tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, persons that hold our common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, and certain U.S. expatriates.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner or partnership holding our common stock, you should consult your own tax advisor regarding the tax consequences of the purchase, ownership and disposition of our common stock.

There can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an opinion of counsel with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our common stock.

Distributions on Our Common Stock

Distributions, if any, on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of common stock, and, to the extent it exceeds such adjusted basis, as capital gain from the sale or exchange of such common stock.

Dividends paid to you will generally be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence.

Dividends that are treated as effectively connected with your conduct of a trade or business within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by you within the United States, are generally exempt from the 30% withholding tax if you satisfy applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. If you are a corporation, U.S. effectively connected income may also be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence.

If you claim the benefit of an applicable income tax treaty between the United States and your country of residence, you will generally be required to provide a properly executed IRS Form W-8BEN (or successor form). You are urged to consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty.

If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

You will generally not be subject to U.S. federal income tax or withholding tax on any gain realized upon your sale, exchange or other taxable disposition of shares of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by you, in which case, you will generally be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to U.S. persons and, if you are a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” may also apply;

•

you are an individual that is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case, you will generally be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S. source capital losses realized during the same taxable year, if any; or

•

we are, or have been, at any time during the five-year period preceding such disposition (or your holding period, if shorter) a “U.S. real property holding corporation” for U.S. federal income tax purposes, unless (1) our common stock is regularly traded on an established securities market and (2) you hold no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively. Although there can be no assurance, we do not believe that we currently are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future.

New Legislation Relating to Foreign Accounts

Legislation enacted in 2010 imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under certain circumstances, you may be eligible for refunds or credits of such taxes. The legislation applies to payments of dividends made after December 31, 2013 (or, in the case of gross proceeds from a sale or other disposition of property, December 31, 2014). You should consult your tax advisor regarding this legislation.

Backup Withholding and Information Reporting

We must report annually to the IRS and to you the gross amount of the dividends on our common stock paid to you and the tax withheld, if any, with respect to such dividends. You will have to comply with specific certification procedures to establish that you are not a U.S. person, as defined for U.S. federal income tax purposes, in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock and certain other types of payments. The certification procedure required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well.

Information reporting and backup withholding will generally apply to the proceeds of your disposition of our common stock effected by or through the U.S. office of any broker, U.S. or foreign, unless you certify your status as a non-U.S. holder and satisfy certain other requirements, or otherwise establish an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to you where the transaction is effected outside the United States through a non-U.S. office of a broker. However, dispositions effected through a non-U.S. office of a broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States will generally be subject to information reporting, unless you certify your status as a non-U.S. holder and satisfy certain other requirements, or otherwise establish an exemption. You should consult your own tax advisors regarding the application of the information reporting and backup withholding rules to you.

Copies of information returns may be made available to the tax authorities of the country in which you reside or are incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you may be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions of an underwriting agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC

Total

Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $  per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $   and are payable by us and the selling stockholders.

Option to Purchase Additional Shares

The selling stockholders have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to  additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and the selling stockholders, our executive officers and directors and our other existing security holders, if any, have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, subject to customary exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event unless the Company becomes aware that the potential material news or material event referenced in clause (y) will not occur during such 16-day period, in which case the lock-up provision shall terminate on the earliest of (A) the later of (i) the date that the Company becomes so aware and (ii) the expiration of the 180-day lock-up period, and (B) the expiration of the 18-day period beginning on the last day of the 180-day lock-up period.

NASDAQ Global Select Market or New York Stock Exchange Listing

We expect the shares to be approved for listing on the NASDAQ Global Select Market or the New York Stock Exchange under the symbol “COTY.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the selling stockholders and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, the Company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market or the New York Stock Exchange, as applicable, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and/or their affiliates are lenders under our existing Credit Agreement. In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York, is acting as counsel to the underwriters. Davis Polk & Wardwell LLP has in the past provided, and may continue to provide, legal services to the Company.

EXPERTS

The consolidated financial statements of Coty Inc. and its subsidiaries as of June 30, 2011 and June 30, 2010 and for each of the three years ended in the period ended June 30, 2011 and the related financial statement schedule, included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and financial statement schedule are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Philosophy Acquisition Company, Inc. as of and for the year ended December 31, 2009, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of OPI as of and for the year ended September 30, 2010, included in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Following this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information, including the registration statement, the related exhibits and other material we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. You may also request a copy of any of the materials mentioned above, at no cost, by writing us at 2 Park Avenue, New York, NY 10016 or telephoning us at (212) 479-4300.

Coty Inc. & Subsidiaries
Consolidated Financial Statements
As of June 30, 2011 and 2010 and for Years Ended June 30, 2011, 2010 and 2009

Coty Inc. & Subsidiaries
Condensed Consolidated Financial Statements (Unaudited)
As of March 31, 2012 and for Nine Months Ended March 31, 2012 and 2011

Philosophy Acquisition Company, Inc. & Subsidiaries
Consolidated Financial Statements
For the year ended December 31, 2009

Philosophy Acquisition Company, Inc. & Subsidiaries
Condensed Consolidated Financial Statements (Unaudited)
For the Nine Months Ended September 30, 2010 and 2009

OPI Products Inc.
Financial Statements
For the Year Ended September 30, 2010

Coty Inc. & Subsidiaries
Pro Forma Condensed Consolidated Financial Statements (Unaudited)
Year Ended June 30, 2011

Pro Forma Condensed Consolidated Statement of Operations (unaudited)	F-113
Note to Pro Forma Condensed Consolidated Financial Statements (unaudited)	F-115

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Coty Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Coty Inc. and subsidiaries (the “Company”) as of June 30, 2011 and 2010, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended June 30, 2011. Our audits also included the financial statement schedule listed in Part II, Item 16. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Coty Inc. and subsidiaries as of June 30, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 2011 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

New York, New York
June 28, 2012

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	YEARS ENDED JUNE 30
	2011	2010	2009
	(in millions, except per share data)
Net revenues	$4,086.1	$3,482.9	$3,379.3
Cost of sales	1,640.0	1,473.2	1,521.4

Gross profit	2,446.1	2,009.7	1,857.9
Selling, general and administrative expenses	2,034.2	1,723.0	1,493.9
Amortization expense	79.6	61.1	62.8
Restructuring costs	30.5	30.6	39.1
Acquisition-related costs	20.9	5.2	0.2
Asset impairment charges	—	5.3	20.5

Operating income	280.9	184.5	241.4
Interest expense-related party	5.9	31.9	22.7
Interest expense, net	85.6	41.7	35.4
Other expense/(income), net	4.4	(8.8)	1.2

Income before income taxes	185.0	119.7	182.1
Provision for income taxes	95.1	32.4	56.3

Net income	89.9	87.3	125.8
Net income attributable to noncontrolling interests	12.5	11.9	9.4
Net income attributable to redeemable noncontrolling interests	15.7	13.7	14.7

Net income attributable to Coty Inc.	$61.7	$61.7	$101.7

Net income attributable to Coty Inc. per common share:
Basic	$0.19	$0.22	$0.36
Diluted	0.18	0.22	0.36
Weighted average common shares outstanding:
Basic	329.4	280.2	280.2
Diluted	339.1	280.2	280.2

See notes to Consolidated Financial Statements.

COTY INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	AS OF JUNE 30
	2011	2010
	(in millions, except per share data)
ASSETS
Current Assets:
Cash and cash equivalents	$510.8	$387.5
Trade receivables—less allowance of $19.2 and $23.8, respectively	597.9	481.4
Inventories	677.3	451.8
Prepaid expenses and other current assets	219.1	133.6
Deferred income taxes	82.0	60.8

Total current assets	2,087.1	1,515.1
Property and equipment, net	463.0	387.3
Goodwill	1,877.1	947.6
Other intangible assets, net	2,345.7	899.7
Other noncurrent assets	30.7	16.3
Deferred income taxes	10.3	15.8

TOTAL ASSETS	$6,813.9	$3,781.8

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$676.9	$494.3
Accrued expenses and other current liabilities	1,068.6	682.6
Short-term debt related party—JAB BV	—	195.5
Short-term debt and current portion of long-term debt	47.3	15.5
Income and other taxes payable	36.9	17.6
Deferred income taxes	1.8	2.2

Total current liabilities	1,831.5	1,407.7
Long-term debt related party—JAB BV	—	260.0
Long-term debt	2,575.1	945.0
Pension and post-retirement benefits	207.1	196.5
Deferred income taxes	442.0	211.9
Other noncurrent liabilities	298.2	242.5

Total liabilities	5,353.9	3,263.6

COMMITMENTS AND CONTINGENCIES (Note 24)
REDEEMABLE NONCONTROLLING INTERESTS	86.6	85.7
EQUITY:
Class A common stock, $0.01 par value; nil and 56.5 shares authorized at June 30, 2011 and 2010; nil and 8.5 shares issued at June 30, 2011 and 2010	—	—
Common stock (2010: Class B Common stock), $0.01 par value; 800.0 and 315.0 shares authorized at June 30, 2011 and 2010; 387.5 and 297.7 shares issued at June 30, 2011 and 2010; 370.0 and 280.2 shares outstanding at June 30, 2011 and 2010	3.9	3.1
Preferred stock, $0.01 par value; 20.0 shares authorized at June 30, 2011 and 2010	—	—
Additional paid-in capital	1,529.2	814.3
Accumulated deficit	(65.9)	(87.0)
Accumulated other comprehensive income/(loss)	0.2	(164.6)
Treasury stock—at cost, shares: 17.5 and 26.0 at June 30, 2011 and June 30, 2010	(105.5)	(146.1)

Total Coty Inc. stockholders’ equity	1,361.9	419.7
Noncontrolling interests	11.5	12.8

Total equity	1,373.4	432.5

TOTAL LIABILITIES AND EQUITY	$6,813.9	$3,781.8

See notes to Consolidated Financial Statements.

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
For the Years Ended June 30, 2011, 2010 and 2009 (in millions)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Coty Inc. Stockholders’ Equity	Noncontrolling Interests	Total Equity	Redeemable Noncontrolling Interests
	Shares	Amount				Shares	Amount
BALANCE—July 1, 2008	306.2	$3.1	$826.5	$(250.4)	$24.8	26.0	$(146.1)	$457.9	$14.8	$472.7	$70.1
Comprehensive income:
Net income				101.7				101.7	9.4	111.1	14.7
Foreign currency translation adjustment					(59.0)			(59.0)	(0.7)	(59.7)	(0.3)
Change in fair value of derivative agreements—net of $4.8 tax expense					(7.4)			(7.4)		(7.4)
Pension and postretirement benefits—net of $1.8 tax benefit					(11.6)			(11.6)		(11.6)

Total comprehensive income								23.7	8.7	32.4	14.4
Distribution to noncontrolling interests									(11.9)	(11.9)	(10.2)
Adjustment of redeemable noncontrolling interests to redemption value			(8.0)					(8.0)		(8.0)	8.0

BALANCE—June 30, 2009	306.2	3.1	818.5	(148.7)	(53.2)	26.0	(146.1)	473.6	11.6	485.2	82.3

Comprehensive income:
Net income				61.7				61.7	11.9	73.6	13.7
Foreign currency translation adjustment					(95.1)			(95.1)		(95.1)	0.5
Change in fair value of derivative agreements—net of $1.1 tax expense					1.8			1.8		1.8
Pension and postretirement benefits—net of $4.8 tax benefit					(18.1)			(18.1)		(18.1)

Total comprehensive income								(49.7)	11.9	(37.8)	14.2
Distribution to noncontrolling interests									(10.7)	(10.7)	(15.0)
Adjustment of redeemable noncontrolling interests to redemption value			(4.2)					(4.2)		(4.2)	4.2

BALANCE—June 30, 2010	306.2	3.1	814.3	(87.0)	(164.6)	26.0	(146.1)	419.7	12.8	432.5	85.7

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Coty Inc. Stockholders’ Equity	Noncontrolling Interests	Total Equity	Redeemable Noncontrolling Interests
	Shares	Amount				Shares	Amount
Retirement of Class A treasury shares	(8.5)			(40.6)		(8.5)	40.6	—
Issuance of Class B shares	81.5	0.8	748.7					749.5		749.5
Issuance of Class B shares to employees	8.3		59.2					59.2		59.2
Reclassification of employee held Class B shares			(59.2)					(59.2)		(59.2)
Dividend distribution			(35.7)					(35.7)		(35.7)
Comprehensive income:
Net income				61.7				61.7	12.5	74.2	15.7
Foreign currency translation adjustment					150.3			150.3	0.9	151.2	0.7
Change in fair value of derivative agreements—net of $3.0 tax expense					4.7			4.7		4.7
Pension and postretirement benefits—net of $4.9 tax expense					9.8			9.8		9.8

Total comprehensive income								226.5	13.4	239.9	16.4
Distribution to noncontrolling interests									(14.7)	(14.7)	(13.6)
Adjustment of redeemable noncontrolling interests to redemption value			1.9					1.9		1.9	(1.9)

BALANCE—June 30, 2011	387.5	$3.9	$1,529.2	$(65.9)	$0.2	17.5	$(105.5)	$1,361.9	$11.5	$1,373.4	$86.6

See notes to Consolidated Financial Statements.

COTY INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED JUNE 30
	2011	2010	2009
	(in millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$89.9	$87.3	$125.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	213.4	199.2	185.9
Asset impairment charges	—	5.3	20.5
Deferred income taxes	(40.9)	(94.1)	(14.7)
Provision for bad debts	0.3	3.1	15.6
Provision for post-retirement benefits	13.6	12.1	11.9
Provision (benefit) for share-based compensation	88.5	65.9	(128.6)
Other	16.3	(3.5)	4.4
Changes in operating assets and liabilities net of effects from purchase of acquired companies:
Decrease (increase) in trade receivables	15.7	(10.4)	65.5
(Increase) decrease in inventories	(60.9)	59.0	54.5
(Increase) decrease in prepaid expenses and other assets	(46.1)	8.4	36.2
Increase (decrease) in accounts payable	54.7	53.6	(86.9)
(Decrease) increase in accrued expenses and other liabilities	(16.6)	63.1	(130.9)
Increase in tax accruals	89.6	45.0	18.0

Net cash provided by operating activities	417.5	494.0	177.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of acquired companies, net of cash acquired	(2,140.5)	(34.4)	—
Proceeds from disposal of assets held for sale	—	—	376.9
Capital expenditures	(82.9)	(87.5)	(147.4)
Additions of goodwill and other intangible assets	(30.0)	(28.8)	(30.0)
Proceeds from disposals of property and equipment	0.9	0.8	1.3

Net cash (used in) provided by investing activities	(2,252.5)	(149.9)	200.8

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (repayments) of short-term debt	16.9	5.3	(25.0)
Proceeds of global and domestic revolving loan facilities	1,314.9	360.0	1,131.8
Repayments of global and domestic revolving loan facilities	(469.9)	(610.0)	(1,634.9)
Proceeds (repayment) of term loans	800.0	(48.3)	—
Proceeds from issuance of Senior Secured Notes	—	500.0	—
Repayment of related party debt—JAB BV	(465.0)	(165.2)	(250.0)
Proceeds from issuance of related party debt—JAB BV	—	—	529.2
Repayment of related party debt—DH SE	—	—	(120.0)
Proceeds from issuance of related party debt—DH BV	100.0	—	—
Repayment of related party debt—DH BV	(100.0)	—	—
Proceeds from sale of common stock	750.0	—	—
Dividend payment	(35.3)	—	—
Net proceeds from issuance of common stock to employees	28.5	—	—
Net proceeds (payments) from foreign currency contracts	1.0	(0.9)	16.7
Distributions to noncontrolling interests	(14.7)	(10.7)	(11.9)
Distributions to redeemable noncontrolling interests	(13.6)	(15.0)	(10.2)
Repayment of capital lease obligations	—	(0.2)	(1.4)
Payment of deferred financing fees	(9.0)	(22.0)	(0.3)

Net cash provided by (used in) financing activities	1,903.8	(7.0)	(376.0)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	54.5	(40.7)	(4.0)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	123.3	296.4	(2.0)
CASH AND CASH EQUIVALENTS—Beginning of year	387.5	91.1	93.1

CASH AND CASH EQUIVALENTS—End of year	$510.8	$387.5	$91.1

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid during the period for:
Interest	$76.9	$58.4	$66.3
Income taxes	60.3	55.3	33.6
Non-cash transactions:
Accrued capital expenditure additions	$39.9	$26.3	$17.1

See notes to Consolidated Financial Statements.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

1. DESCRIPTION OF BUSINESS

Coty Inc. and subsidiaries (collectively, the “Company” or “Coty”) engage in the manufacturing, marketing and distribution of women and men’s fragrances, color cosmetics and skin & body care related products in numerous countries throughout the world.

The Company operates on a fiscal year basis with a year-end of June 30. The Company’s revenues are increased by seasonal factors during the second fiscal quarter as a result of increased demand associated with the holiday season. Accordingly, the Company’s financial performance, working capital requirements, cash flow and borrowings experience variability during the three to six months preceding this holiday season.

During the fiscal year ended June 30, 2011 (“fiscal 2011”), the Company completed a series of acquisitions as follows:

Company acquired	Date acquired	Purchase price	Segment
TJoy Holdings, Ltd. (“TJoy”)	January 14, 2011	$346.2	Skin & Body Care
Dr. Scheller Cosmetics AG and its subsidiaries (“Dr. Scheller”)	January 3, 2011	$53.9	Color Cosmetics
OPI Products, Inc. (“OPI”)	December 20, 2010	$948.8	Color Cosmetics
Philosophy Acquisition Company, Inc. & Subsidiaries (“Philosophy”)	December 17, 2010	$929.7	Skin & Body Care

The results of operations of these acquisitions are included in the accompanying Consolidated Financial Statements commencing from the respective dates of acquisition, as discussed in Note 4.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying financial statements of the Company are presented on a consolidated basis. All intercompany accounts and transactions have been eliminated in consolidation. In the opinion of management, this information contains all adjustments necessary for a fair presentation of the results for the periods presented.

The Company also consolidates majority owned entities in Greece, the United Arab Emirates, Malaysia, Singapore, Hong Kong, China and Japan, where the Company has the ability to exercise controlling influence. Ownership interests of noncontrolling parties are recorded as noncontrolling interests or redeemable noncontrolling interests, as applicable.

Related Parties

As of June 30, 2011, the Company is a majority-owned subsidiary of Donata Holdings B.V. (“DH BV”), which is wholly owned by Donata Holdings SE (“DH SE”). DH SE, DH BV and the Company are under common control of Joh. A. Benckiser SE (“JAB SE”). JAB SE is also the parent of JAB Holdings B.V. (“JAB BV”).

During the periods presented, the Company has received interest bearing notes from JAB BV as disclosed in the Company’s Consolidated Balance Sheets, Statements of Operations, Statements of Cash Flows and Note 12.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Certain significant accounting policies that contain subjective management estimates and assumptions include those related to revenue recognition, inventory, acquisitions, share-based compensation, pension and other post-retirement benefit costs, goodwill, other intangible assets and long-lived assets, income taxes and derivatives. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates and assumptions. Significant changes, if any, in those estimates and assumptions resulting from continuing changes in the economic environment will be reflected in the Consolidated Financial Statements in future periods.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less at the time of purchase are considered to be cash equivalents.

Restricted Cash

The Company has RMB 18.8 million ($2.9) and nil of notes payable outstanding as of June 30, 2011 and June 30, 2010, respectively. Notes are payable to China Merchants Bank, China Citic Bank, and Industrial and Commercial Bank of China (“the banks”) who issue bank notes to creditors of the Company’s Chinese subsidiary. Notes payable are interest free and usually mature after a three to six month period. In order to issue notes payable on behalf of the Company, the banks require collateral, such as cash deposits which are approximately 50%–100% of notes issued. Restricted cash pledged as collateral for the balance of notes payable as of June 30, 2011 and June 30, 2010, amounted to RMB 18.8 million ($2.9) and nil, respectively. These notes require a lump sum payment at maturity.

Total restricted cash balances of $2.9 and nil as of June 30, 2011 and 2010, respectively, are included in Prepaid expenses and other current assets on the Consolidated Balance Sheets. Changes in restricted cash balances are recorded in Cash Flows from Operating Activities in the Consolidated Statements of Cash Flows.

Trade Receivables

Trade receivables are stated net of the allowance for doubtful accounts, which is based on the evaluation of the accounts receivable aging, specific exposures, and historical trends.

Inventories

Inventories include items which are considered salable or usable in future periods, and are stated at the lower of cost or market value, with cost being based on standard cost which approximates actual cost on a first-in, first-out basis. Costs include direct materials, direct labor and overhead (e.g., indirect labor, rent and utilities, depreciation, purchasing, receiving, inspection and quality control) and in-bound freight costs. The Company classifies inventories into various categories based upon their stage in the product life cycle, future marketing sales plans and the disposition process.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

The Company also records an inventory obsolescence reserve, which represents the excess of the cost of the inventory over its estimated realizable value, based on various product sales projections. This reserve is calculated using an estimated obsolescence percentage applied to the inventory based on age, historical trends, and requirements to support forecasted sales. In addition, and as necessary, the Company may establish specific reserves for future known or anticipated events.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation or amortization. The cost of renewals and betterments is capitalized and depreciated; expenditures for maintenance and repairs are expensed as incurred. Depreciation and amortization are computed principally using the straight- line method over the following estimated useful lives:

Description	Useful Lives
Buildings	20–40 years
Marketing furniture and fixtures	2–4 years
Machinery and equipment	2–15 years
Computer equipment and software	2–5 years
Property and equipment under capital leases and leasehold improvements	Lesser of lease term or economic life

Goodwill and Other Intangible Assets

Goodwill is calculated as the excess of the cost of purchased businesses over the fair value of their underlying net assets. Other indefinite-lived intangible assets principally consist of trademarks. Goodwill is allocated and evaluated at the reporting unit level which is at, or one level below, the Company’s operating segments. We identify our reporting units by assessing whether the components of our reportable segments constitute businesses for which discrete financial information is available and management of each reporting unit regularly reviews the operating results of those components. We have identified five reporting units. Color Cosmetics is considered an operating segment and a reporting unit and our Fragrance and Skin & Body Care operating segments each include two reporting units. The Company assigns goodwill to the reporting unit in which the acquired company operates at the time of acquisition.

Goodwill and other intangible assets with indefinite lives are not amortized, but rather are evaluated for impairment annually as of January 1 or whenever the Company identifies certain triggering events that may indicate impairment. Impairment testing for goodwill is performed in two steps: (i) the determination of possible impairment, based upon the fair value of a reporting unit as compared to its carrying value; and (ii) if there is a possible impairment indicated, this step measures the amount of impairment loss, if any, by comparing the implied fair value of goodwill with the carrying amount of that goodwill.

The fair values of indefinite-lived intangible assets, primarily trademarks, are estimated and compared to their respective carrying values. The trademarks’ fair values are based upon the income approach, utilizing the relief from royalty or excess profit methodology. An impairment loss is recognized when the estimated fair value of the intangible asset is less than the carrying value.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Intangible assets with finite lives are amortized principally using the straight-line method over the following estimated useful lives:

Description	Useful Lives
License agreements	Lesser of lease term or economic life
Customer relationships	5–20 years
Trademarks	5–20 years
Product formulations	3–7 years

Impairment of Long-Lived Assets

Long-lived assets, including tangible and intangible assets with finite lives, are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. When such events or changes in circumstances occur, a recoverability test is performed comparing projected undiscounted cash flows from the use and eventual disposition of an asset or asset group to its carrying value. The Company estimates fair value based on the best information available, brand profitability, other factors such as image, market share and business plans, making necessary estimates, judgments and projections. If the projected undiscounted cash flows are less than the carrying value, an impairment charge would be recorded for the excess of the carrying value over the fair value, which is determined by discounting future cash flows.

Deferred Financing Fees

The Company capitalizes costs related to the issuance of debt instruments, as applicable. Such costs are amortized over the contractual term of the related debt instrument. The deferred financing costs paid in fiscal 2011, 2010 and 2009 amounted to $9.0, $22.0 and $0.3, respectively.

Redeemable Noncontrolling Interests

The redeemable noncontrolling interests consist of a 40.0% interest in a consolidated subsidiary in the United Arab Emirates and a 45.0% interest in a consolidated subsidiary in Hong Kong.

The Company is required to adjust the redeemable noncontrolling interests to the redemption values on each balance sheet date. The changes in redemption values are recognized as an adjustment to retained earnings, or in the absence of retained earnings, as an adjustment to additional paid-in capital.

Revenue Recognition

Revenue is recognized when realized or realizable and earned. The Company’s policy is to recognize revenue when risk of loss and title to the product transfers to the customer, which occurs upon delivery. Net revenues comprise gross revenues less customer discounts and allowances, actual and expected returns (estimated based on returns history and position in product life cycle) and various trade spending activities. Trade spending activities primarily relate to advertising, product promotions and demonstrations, some of which involve cooperative relationships with customers. Reflected in Net revenues are returns and trade spending activities of $590.4, $521.0 and $596.8 for fiscal 2011, 2010 and 2009, respectively. Returns represent 3.6%, 4.0% and 5.8% of gross revenue after customer discounts and allowances for fiscal 2011, 2010, and 2009, respectively. Trade spending activities recorded as a reduction to gross revenue after customer discounts and allowances represent 9.0%, 9.0%, and 9.3% for fiscal 2011, 2010 and 2009, respectively.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Cost of Sales

Cost of sales includes all of the costs to manufacture the Company’s products. For products manufactured in the Company’s own facilities, such costs include raw materials and supplies, direct labor and factory overhead. For products manufactured for the Company by third-party contractors, such costs represent the amounts invoiced by the contractors. Cost of sales also includes royalty expense associated with license agreements as discussed in Note 10. Additionally, shipping costs and depreciation expense related to manufacturing equipment and facilities are included in Cost of sales in the Consolidated Statements of Operations.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses includes advertising costs, promotional costs, and research and development costs. Advertising and promotional costs are expensed as incurred and totaled $974.7, $806.4, and $795.2 in fiscal 2011, 2010, and 2009, respectively. Included in advertising and promotional costs is $49.3, $46.1, and $44.9 of depreciation of marketing furniture and fixtures, such as product displays, in fiscal 2011, 2010, and 2009, respectively. Marketing furniture and fixtures are capitalized and depreciated over their estimated useful lives. Research and development costs are expensed as incurred and totaled $36.7, $32.4, and $35.9 in fiscal 2011, 2010, and 2009, respectively. Selling, general, and administrative expenses also includes share-based compensation, certain warehousing fees, non-manufacturing overhead, personnel and related expenses, rent on operating leases, and professional fees.

Share-Based Compensation

The Company’s share-based compensation plans are accounted for as liability plans since they have cash settlement options or put features to sell shares back to the Company for cash. Accordingly, share-based compensation is measured at the end of each reporting period based on the fair value of the award on the reporting date and is recognized as an expense, subject to vesting conditions. Shares are available to be awarded for nonqualified stock options, restricted shares and restricted stock units and special incentive awards. The fair value of nonqualified stock options and special incentive awards is determined using the Black-Scholes and Monte Carlo pricing models, respectively, and using the weighted-average assumptions as discussed in Note 22. The fair value of restricted shares and restricted stock units and common shares outstanding under liability plan accounting is based on the current share value on the reporting date.

Share-based compensation expense (income) totaled $88.5, $65.9, and ($128.6) in fiscal 2011, 2010, and 2009, respectively, and is recorded in Selling, general, and administrative expenses in the Consolidated Statements of Operations.

In accordance with the share-based compensation plans, the participants will no longer have the ability to sell their vested awards to the Company for cash upon the completion of an initial public offering.

Income Taxes

The Company is subject to income taxes in the U.S. and various foreign jurisdictions. The Company accounts for income taxes under the asset and liability method. Therefore, income tax expense is based on reported income before income taxes, and deferred income taxes reflect the effect of temporary differences between the amounts of assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes.

Coty is subject to tax audits in various jurisdictions. The Company regularly assesses the likely outcomes of such audits in order to determine the appropriateness of liabilities for unrecognized tax

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

benefits (“UTBs”). The Company classifies interest and penalties related to UTBs as a component of the provision for income taxes.

For UTBs, the Company first determines whether it is more-likely-than-not (defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more-likely-than-not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority. As the determination of liabilities related to UTBs and associated interest and penalties requires significant estimates to be made by the Company, there can be no assurance that the Company will accurately predict the outcomes of these audits, and thus the eventual outcomes could have a material impact on the Company’s operating results or financial condition and cash flows.

It is the Company’s intention to permanently reinvest undistributed earnings and profits from the Company’s foreign operations, which have been generated through June 30, 2011. Accordingly, no provision has been made for U.S. income taxes on the remaining undistributed earnings of foreign subsidiaries as of June 30, 2011. The balance of the cumulative undistributed earnings of non-U.S. subsidiaries was $1,296.1 as of June 30, 2011. It is not practical for the Company to determine the amount of additional income and withholding taxes that may be payable in the event the remaining undistributed earnings are repatriated.

Restructuring Costs

The Company may incur restructuring charges in connection with plans to restructure and integrate acquired businesses or in connection with cost-reduction initiatives that are initiated from time to time. Included in restructuring costs are all restructuring charges directly associated with the exit or disposal activity and certain costs associated with integrating an acquired business.

Business Combinations

The Company records business combinations under the acquisition method of accounting. All acquired assets, liabilities assumed, and any noncontrolling interest in the acquiree are recorded at the acquisition date fair value. Acquisition-related costs, such as banking, legal, accounting and other costs incurred in connection with an acquisition are expensed as incurred.

Fair Value Measurements

The following fair value hierarchy is used in selecting inputs for those assets and liabilities measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s assumptions (unobservable inputs). The Company evaluates these inputs at the end of each reporting period. The hierarchy consists of three levels:

Level 1—Valuation based on quoted market prices in active markets for identical assets or liabilities;

Level 2—Valuation based on inputs other than Level 1 inputs that are observable for the assets or liabilities either directly or indirectly;

Level 3—Valuation based on prices or valuation techniques that require inputs that are both significant to the fair value measurement and supported by little or no observable market activity.

The Company has chosen not to elect the fair value measurement option for any instruments not required to be measured at fair value on a recurring basis except for the deferred brand growth liability (see Notes 4 and 18).

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Derivative Instruments and Hedging Activities

As described in Note 19, the Company utilizes derivative instruments to manage certain foreign currency and interest rate exposures. The Company may also utilize derivative instruments to hedge anticipated transactions where there is a high probability that anticipated exposures will materialize. Derivative financial instruments are recorded as either assets or liabilities on the balance sheet and are measured at fair value. For derivatives not designated as hedging instruments, changes in fair value are recorded in Other (income)/expense, net or Interest expense, net in the Consolidated Statements of Operations. For derivatives designated as hedging instruments, changes in the fair value are recorded in Accumulated other comprehensive income (loss) (“AOCI/(L)”). Gains and losses deferred in AOCI/(L) are then recognized in net income if it is determined that the derivatives are not highly effective or have ceased to be highly effective, and are recorded in the line item in the Consolidated Statements of Operations to which the derivative relates.

Accumulated Other Comprehensive Income/(Loss)—Components of AOCI/(L) consists of the following:

	July 1, 2008	2009 Activity	July 1, 2009	2010 Activity	June 30, 2010	2011 Activity	June 30, 2011
Foreign currency translation adjustment	$16.8	$(59.0)	$(42.2)	$(95.1)	$(137.3)	$150.3	$13.0
Fair value of derivatives—net of tax	(1.3)	(7.4)	(8.7)	1.8	(6.9)	4.7	(2.2)
Actuarial gain (loss) on post-retirement benefits—net of tax	8.3	(11.6)	(3.3)	(17.4)	(20.7)	10.0	(10.7)
Prior service credit (cost) on post-retirement benefits—net of tax	1.0	—	1.0	(0.7)	0.3	(0.2)	0.1

Accumulated other comprehensive income/(loss)	$24.8	$(78.0)	$(53.2)	$(111.4)	$(164.6)	$164.8	$0.2

Foreign Currency

Assets and liabilities of foreign operations are translated into United States dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rates prevailing during each period presented. Translation gains or losses are reported as cumulative adjustments through AOCI/(L).

Exchange gains or losses incurred on transactions conducted by one of our operations in a currency other than the operation’s functional currency are primarily reflected in cost of sales or operating expenses.

Net gains (losses) of $15.9, $17.8 and ($27.8) in fiscal 2011, 2010, and 2009, respectively resulting from non-financing foreign exchange currency transactions are included in their associated expense type and are reflected within Operating income in the Consolidated Statements of Operations.

Net (losses) gains of ($12.4), ($4.1) and $4.1 in fiscal 2011, 2010, and 2009, respectively resulting from financing foreign exchange currency transactions have been included within Interest expense, net and Other expense/(income), net in the Consolidated Statements of Operations.

Recent Accounting Pronouncements

Other than described below, no new accounting pronouncements adopted or issued by the Financial Accounting Standards Board (“FASB”) during fiscal 2011 had or are expected to have a material impact on the Company’s Consolidated Financial Statements.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

In September 2011, the FASB amended its authoritative guidance in order to simplify how entities test goodwill for impairment. Under the new amendment, an entity is permitted to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the entity must perform the second step of the goodwill impairment test to measure the amount of the impairment loss. This amendment becomes effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. This amendment will be effective for the Company’s interim and annual consolidated financial statements for the year ending June 30, 2013 (“fiscal 2013”) and the Company has not yet determined what impact, if any, the adoption will have on the Company’s Consolidated Financial Statements.

In December 2011, the FASB enhanced its disclosure requirements regarding offsetting assets and liabilities as a joint effort with the International Accounting Standards Board. This amendment increases the comparability of the balance sheet prepared under GAAP and International Financial Reporting Standards (“IFRS”). This amendment enhances disclosures and provides converged disclosures about financial instruments and derivative instruments that are either offset on the balance sheet or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the balance sheet. Entities are required to provide both net and gross information for these assets and liabilities in order to enhance comparability between GAAP financial statements and IFRS financial statements. This amendment will be effective for the Company’s interim and annual consolidated financial statements for the year ending June 30, 2014 (“fiscal 2014”) and is not expected to have a material impact on the Company’s Consolidated Financial Statements upon implementation.

In June 2011, the FASB amended its authoritative guidance related to the presentation of comprehensive income, requiring entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. Under the two-statement approach, the first statement would include components of net income, which is consistent with the current income statement format, and the second statement would include components of other comprehensive income (“OCI”). Regardless of which option an entity chooses to present comprehensive income, the entity is required to present on the face of the financial statements reclassification adjustments for items that are reclassified from OCI to net income in the statement where the components of net income and OCI are presented. In December 2011, the FASB decided to evaluate alternative presentation formats regarding the reclassification adjustments from items that are reclassified from OCI to net income and reinstated requirements regarding reclassifications out of OCI that were in place before the June 2011 amendment. All other requirements, including the requirement to report comprehensive income either in a continuous statement of comprehensive income or two separate but consecutive statements, remain in effect. This amendment will be effective for the Company’s interim and annual Consolidated Financial Statements for the year ending June 30, 2013 (“fiscal 2013”) and is not expected to have a material impact on the Company’s Consolidated Financial Statements upon implementation, other than presentation.

In December 2010, the FASB amended its authoritative guidance related to Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity must consider whether there are any adverse qualitative

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

factors indicating an impairment may exist. The guidance became effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The Company adopted the update during the fourth quarter of fiscal 2011. The adoption of the guidance did not have an impact on the Company’s Consolidated Financial Statements.

In December 2010, the FASB amended its authoritative guidance related to business combinations entered into by entities that are material on an individual or aggregate basis. These amendments clarify that, when presenting comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the current period business combinations had occurred as of the beginning of the comparable prior annual reporting period only. The update also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The guidance is effective prospectively for material (either on an individual or aggregate basis) business combinations entered into in fiscal years beginning on or after December 15, 2010, with early adoption permitted. The Company adopted the amendment during fiscal 2011.

In January 2010, the FASB amended its authoritative guidance related to fair value measurement requiring entities to make new disclosures about recurring or nonrecurring fair-value measurements of assets and liabilities, including (i) the amounts of significant transfers between Level 1 and Level 2 fair-value measurements and the reasons for the transfers, (ii) the reasons for any transfers in or out of Level 3, and (iii) information on purchases, sales, issuances and settlements on a gross basis in the reconciliation of recurring Level 3 fair value measurements. The FASB also clarified existing fair-value measurement disclosure guidance about the level of disaggregation of assets and liabilities, and information about the valuation techniques and inputs used in estimating Level 2 and Level 3 fair-value measurements. Except for certain detailed Level 3 disclosures, which are effective for fiscal years beginning after December 15, 2010 and interim periods within those years, the new guidance became effective as of July 1, 2010. The Company did not have transfers of assets and liabilities in or out of Level 1 and Level 2 fair-value measurements. The Company adopted the update during the second quarter of fiscal 2011. The adoption of the guidance did not have an impact on the Company’s Consolidated Financial Statements. See Note 18 for new disclosure requirements.

In December 2009, the FASB amended its authoritative guidance related to a variable interest entity (“VIE”). These amendments modify the approach for determining the primary beneficiary of a VIE. Under the modified approach, an enterprise is required to make a qualitative assessment whether it has (1) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. If an enterprise has both of these characteristics, the enterprise is considered the primary beneficiary and must consolidate the VIE. The modified approach for determining the primary beneficiary of a VIE was adopted by the Company in fiscal 2011 and did not have a material impact on the Consolidated Financial Statements.

3. SEGMENT REPORTING

Operating segments include components of the enterprise for which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker has been identified as its Executive Committee (the “EC”), which includes the Chief Executive Officer, Chief Financial Officer and other key members of management.

The Company has determined that its operating and reportable segments are Fragrances, Color Cosmetics and Skin & Body Care (also referred to as “segments”). In addition to reflecting the

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Company’s business model, these segments also reflect how the EC reviews operating results when making decisions about resources to be allocated to the segments and when assessing their performance. Fragrance products include a variety of men’s and women’s products, with brands associated with fashion designers, entertainment personalities and lifestyle brands. Color Cosmetics products include lip, eye, nail and facial color products. Skin & Body Care products include shower gels, deodorants, skin care and sun treatment products.

The Company evaluates segment performance based on several factors, including Operating income/(loss). The Company uses Operating income/(loss) as a measure of the segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes.

Corporate primarily includes a component of share-based compensation expense, restructuring charges and certain other expense items not attributable to ongoing operating activities of the segments. The component of share-based compensation expense represents the difference between share-based compensation expense accounted for under equity plan accounting which we use to measure the performance of our segments, and under liability plan accounting, which the Company uses to measure the share-based compensation in the Consolidated Financial Statements. The items within Corporate relate to Corporate-based responsibilities and decisions and are not used by the EC to measure the underlying performance of the segments.

With the exception of goodwill and acquired intangible assets, the Company does not identify or monitor assets by segment. We do not present assets by reportable segment since various assets are shared between reportable segments. The allocation of goodwill and acquired intangible assets by segment appears in Note 10.

SEGMENT DATA	Years Ended June 30
	2011	2010	2009
Net Revenues:
Fragrances	$2,325.3	$2,113.3	$2,041.2
Color Cosmetics	1,143.2	891.0	830.0
Skin & Body Care	617.6	478.6	508.1

Total	$4,086.1	$3,482.9	$3,379.3

Depreciation and Amortization:
Fragrances	$82.3	$97.2	$90.5
Color Cosmetics	60.8	52.6	59.6
Skin & Body Care	34.5	10.7	11.3
Corporate	35.8	38.7	24.5

Total	$213.4	$199.2	$185.9

Operating Income:
Fragrances	$286.9	$192.8	$136.4
Color Cosmetics	115.7	68.9	20.1
Skin & Body Care	30.2	17.7	(5.2)
Corporate	(151.9)	(94.9)	90.1

Total	$280.9	$184.5	$241.4

Reconciliation:
Operating Income	$280.9	$184.5	$241.4
Interest expense—related party	5.9	31.9	22.7
Interest expense, net	85.6	41.7	35.4
Other expense/(income), net	4.4	(8.8)	1.2

Income Before Income Taxes	$185.0	$119.7	$182.1

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

GEOGRAPHIC DATA	Years Ended June 30
	2011	2010	2009
Net Revenues:
Americas(a)	$1,521.9	$1,244.3	$1,241.5
EMEA(b)	2,129.0	1,917.3	1,871.7
Asia Pacific(c)	435.2	321.3	266.1

Total	$4,086.1	$3,482.9	$3,379.3

(a)	includes North & South America

(b)	includes Europe, Middle East and Africa

(c)	includes Asia and Australia

SEGMENT DATA	Years Ended June 30
	2011	2010	2009
Net Revenues:
U.S.	$1,190.3	$934.1	$965.6
Switzerland	925.2	820.7	807.4
Travel Retail & Export	446.3	369.2	337.5
UK	352.2	339.2	336.7
Netherlands	93.0	84.2	83.4
Domestic	33.7	28.1	49.8
Germany	423.8	365.2	335.3
All other	1,546.8	1,362.9	1,271.0

Total	$4,086.1	$3,482.9	$3,379.3

Long-Lived Assets:
U.S.	$3,482.5	$1,569.7	$1,619.7
All other	1,203.3	664.9	742.0

Total	$4,685.8	$2,234.6	$2,361.7

For Net revenues, a major country is defined as a group of subsidiaries in a country with combined revenues greater than 10% of consolidated net revenues or as otherwise deemed significant. The Company’s subsidiaries in Switzerland generate revenues from its Travel Retail and Export business (which sells to a large number of travel outlets, including duty free shops, airlines and other tax-free zones in several countries), sales in the U.K., and the Netherlands as well as domestic sales in Switzerland, as specified separately in the table above.

For long-lived assets, a major country is defined as a group of subsidiaries within a country with combined long-lived assets greater than 10% of consolidated long-lived assets or as otherwise deemed significant. Long-lived assets include property and equipment, goodwill and other intangible assets.

No customer or group of affiliated customers accounted for more than 10% of the Company’s Net revenues in fiscal 2011, 2010 or 2009 or are deemed significant.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

4. ACQUISITIONS

During fiscal 2011, the Company completed four acquisitions which further enhanced its Color Cosmetics and Skin & Body Care segments.

Acquired entity	Date acquired	Purchase price
TJoy	January 14, 2011	$346.2
Dr. Scheller	January 3, 2011	53.9
OPI	December 20, 2010	948.8
Philosophy	December 17, 2010	929.7

		2,278.6
Less: Obligations to seller, net		(138.1)

Total		$2,140.5

Acquisition of TJoy

On January 14, 2011, to extend its skin care business and provide a solid foothold in China, the Company acquired TJoy, via a stock purchase, for a total purchase price of RMB 2,400.0 million ($351.7 at January 14, 2011) (subject to certain post-closing adjustments estimated at $15.5 at January 14, 2011 and $15.8 as of June 30, 2011). The Company made a first payment of RMB 1,380.0 million ($208.1), representing 60.0% of TJoy shares, on January 14, 2011. The Company is obligated to make the second payment of RMB 1,020.0 million ($143.6 as of January 14, 2011 and $160.6 as of June 30, 2011), representing 40.0% of TJoy shares, no later than December 31, 2013, which is recorded in Accrued expenses and other current liabilities in the Consolidated Balance Sheets. From January 14, 2011, the Company is entitled to 100.0% of TJoy results of operations, which is consolidated into the Company’s financial results.

As part of the acquisition agreement, Coty is also required to make payments in connection with sales growth targets for certain of the Company’s existing brands that are distributed through the TJoy subsidiary and are estimated to be RMB 66.0 million ($10.0 as of January 14, 2011 and $8.5 as of June 30, 2011). See Note 25 for further information.

Transaction-related costs of $7.2 were incurred in connection with the acquisition, of which $2.3 and $4.9 were expensed during fiscal 2011 and 2010, respectively, and are included within Acquisition-related costs in the Consolidated Statements of Operations. Also, in connection with the TJoy acquisition, the Company terminated other existing manufacturing and distribution agreements and incurred $5.7 in termination fees, which are included in Restructuring costs in the fiscal 2011 Consolidated Statements of Operations. Additional acquisition related expenses of $0.8 were recorded in fiscal 2011 and are included within Acquisition-related costs in the fiscal 2011 Consolidated Statements of Operations.

The goodwill is not deductible for tax purposes and is attributable to expected synergies and assembled work force. Goodwill has been allocated to the Skin & Body Care segment.

The following table summarizes the consideration paid to the seller and the final amounts of the assets acquired and liabilities assumed in the TJoy acquisition:

Consideration:
Cash paid at acquisition	$208.1
Payable to seller	143.6
Deferred brand growth liability	10.0
Receivable from seller—post-closing adjustments	(15.5)

Purchase price	$346.2

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Recognized amounts of identifiable assets and liabilities assumed:

	Estimated fair value	Estimated useful life (in years)
Accounts receivable	$12.0
Inventories	18.9
Prepaid expenses and other assets	2.4
Property and equipment	19.1
Deferred brand growth charge	10.0
Other current assets	0.9
Goodwill	224.8
Trademarks	81.8	Indefinite
Customer relationships	45.5	9–13
Product formulations	6.9	3
Other long-term assets	3.5
Accounts payable and accrued liabilities	(44.8)
Deferred taxes, net	(34.8)

Total identifiable net assets:	$346.2

For fiscal 2011, Net revenues and Net loss included in the Company’s Consolidated Statements of Operations from the date of acquisition were $41.9 and ($8.0), respectively.

The Company recorded $1.4 to Cost of sales for fiscal 2011, for the fair value adjustment made to inventory as part of the purchase price allocation.

Acquisition of Dr. Scheller

On January 3, 2011, the Company acquired 100% of Dr. Scheller’s stock for €40.3 million ($53.9). The acquisition further enhances Coty’s color cosmetic segment through the addition of Dr. Scheller’s leading German makeup brand Manhattan and its anti-acne cosmetic brand Manhattan Clearface to its brand portfolio. With the addition of Dr. Scheller’s Manhattan products, Coty enhances its position as a significant distributor in the German color cosmetic market.

Transaction-related costs of $0.6 were incurred in connection with the acquisition and are included within Acquisition-related costs in the fiscal 2011 Consolidated Statements of Operations.

The Company initiated Acquisition Integration Program activities related to the Dr. Scheller acquisition in fiscal 2011, as further discussed in Note 5. Actions and cash payments associated with the program, expected to approximate $12.0, were initiated immediately after the purchase and are expected to be completed by fiscal 2012. Such costs were included in Restructuring costs in the fiscal 2011 Consolidated Statements of Operations. Additional integration costs of $1.2 were recorded in fiscal 2011 and included within Acquisition-related costs in the fiscal 2011 Consolidated Statements of Operations.

Goodwill is not deductible for tax purposes and is attributable to expected synergies. Goodwill has been allocated to the Color Cosmetics segment.

The following table summarizes the consideration paid to the seller and the final amounts of the assets acquired and liabilities assumed in the Dr. Scheller acquisition:

Consideration—Cash paid:	$53.9

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Recognized amounts of identifiable assets and liabilities assumed:

	Estimated fair value	Estimated useful life (in years)
Accounts receivable	$10.0
Inventories	15.1
Prepaid expenses and other assets	0.4
Property and equipment	6.6
Goodwill	33.8
Trademarks—indefinite	20.7	Indefinite
Trademarks—finite	1.5	10
Customer relationship	3.9	5
Other long-term assets	1.1
Accounts payable and accrued liabilities	(27.4)
Deferred tax liability	(7.1)
Other long-term liability	(4.7)

Total identifiable net assets:	$53.9

For fiscal 2011, Net revenues and Net income included in the Company’s Consolidated Statements of Operations from the date of acquisition were $59.9 and $3.2, respectively.

The Company recorded $0.7 to Cost of sales for fiscal 2011, for the fair value adjustment made to inventory as part of the purchase price allocation.

Acquisition of OPI

On December 20, 2010, the Company acquired 100% of the net assets of salon nail care specialist OPI for $948.8. The assets acquired included a wide spectrum of nail care products, including OPI’s nail lacquers, nail treatments, and hand care products. Adding OPI’s complete spectrum of nail care products has allowed the Company to enhance its Color Cosmetics segment.

Transaction-related costs of $8.0 and integration costs of $0.1 were expensed as incurred and are included within Acquisition-related costs in the fiscal 2011 Consolidated Statements of Operations. Also, in connection with the OPI acquisition, the Company terminated distribution agreements which resulted in $0.5 in termination fees and are included in Restructuring costs in the fiscal 2011 Consolidated Statements of Operations.

Goodwill is deductible for tax purposes and is attributable to expected synergies and assembled workforce. Goodwill has been allocated to the Color Cosmetics segment.

The following table summarizes the consideration paid to the sellers and the final amounts of the assets acquired and liabilities assumed in the OPI acquisition:

Consideration:
Cash paid	$951.1
Receivable from seller	(2.3)

Purchase price	$948.8

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Recognized amounts of identifiable assets and liabilities assumed:

	Estimated fair value	Estimated useful life (in years)
Accounts receivable	$29.0
Inventories	33.1
Prepaid expenses and other assets	1.5
Deferred tax asset	2.1
Property and equipment	10.2
Goodwill	138.2
Trademarks	660.0	Indefinite
Customer relationships	79.0	11
Intellectual property	5.0	7
Product formulations	4.0	3
Accounts payable and accrued liabilities	(11.7)
Unfavorable leases	(1.6)

Total identifiable net assets:	$948.8

For fiscal 2011, Net revenues and Net income included in the Company’s Consolidated Statements of Operations from the date of acquisition were $135.3 and $38.6, respectively.

The Company recorded $7.8 to Cost of sales for fiscal 2011, for the fair value adjustment made to inventory as part of the purchase price allocation.

Acquisition of Philosophy

On December 17, 2010, the Company acquired 100% of Philosophy stock for $929.7. The acquisition strengthens the Company’s position in the prestige skin care category. Transaction-related costs of $7.5 and integration costs of $0.4 were expensed as incurred and are included within Acquisition- related costs in the fiscal 2011 Consolidated Statements of Operations. Also, in connection with the Philosophy acquisition, the Company terminated distribution agreements which resulted in $0.3 in termination fees included within Restructuring costs in the fiscal 2011 Consolidated Statements of Operations.

The step up goodwill is not deductible for tax purposes and is attributable to expected synergies. Goodwill was allocated 95.9% and 4.1% to the Skin & Body Care and Fragrance segments, respectively.

The following table summarizes the consideration paid to the seller and the final amounts of the assets acquired and liabilities assumed in the Philosophy acquisition:

Consideration:
Cash	$934.1
Receivable from seller	(4.4)

Purchase price	$929.7

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Recognized amounts of identifiable assets and liabilities assumed:

	Estimated fair value	Estimated useful life (in years)
Accounts receivable	$33.6
Inventories	32.9
Prepaid expenses and other assets	1.3
Property and equipment	20.8
Goodwill	454.6
Trademarks—indefinite	395.9	Indefinite
Trademarks—finite	3.1	5
Customer relationship	167.1	7–10
Product formulations	3.5	3
Deferred tax liability, net	(145.7)
Accounts payable and accrued liabilities	(35.5)
Other long-term liability	(1.9)

Total identifiable net assets:	$929.7

For fiscal 2011, Net revenues and Net income included in the Company’s Consolidated Statements of Operations from the date of acquisition were $102.6 and $13.5, respectively.

The Company recorded $10.4 to Cost of sales for fiscal 2011, for the fair value adjustment made to inventory as part of the purchase price allocation.

Russian Acquisition

On July 1, 2009, the Company acquired 100% of the assets of a Russian distribution business, for €24.2 million ($34.4) in cash. The acquisition has allowed the Company to establish its own subsidiary in Russia and acquire distribution rights in Belarus, Ukraine, Central Asia and the Baltic territories. The Company recognized $0.0, $0.3 and $0.2 of transaction-related costs in fiscal 2011, 2010, and 2009, respectively, and were recorded to Acquisition-related costs in the Consolidated Statements of Operations.

The goodwill amounting to $24.2 is deductible for tax purposes and represents expected synergies associated with integrating the Company’s operating model with the existing business, and the long-term value that the Company expects to obtain from expanding the existing workforce and distribution capabilities. Goodwill has been allocated to the Fragrance, Color Cosmetics, and Skin & Body Care segments for $11.4, $4.0 and $8.8, respectively. The purchase price of the acquisition was allocated to underlying assets and liabilities and finalized at the date of acquisition based on the estimated fair value as follows:

Estimated Fair Value
Consideration—Cash paid:	$34.4

Recognized amounts of identifiable assets and liabilities assumed:
Intangible assets—customer relationships	$13.7
Goodwill	24.2
Deferred tax liabilities	(3.5)

Total identifiable net assets	$34.4

The Company has determined that the customer relationships have a finite useful life and will be amortized using the straight-line method over an estimated useful life of 10 years, which is the period over which the Company expects to derive benefits from these assets.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Unaudited Pro Forma Information

The unaudited Consolidated Statements of Operations in the table below summarizes the combined results of operations of TJoy, Dr. Scheller, OPI, Philosophy and the Company, on a pro forma basis, as though the companies had been combined on July 1, 2009. The pro forma Consolidated Statements of Operations is presented for informational purposes only and may not be indicative of the results of operations that would have been achieved if the acquisition had taken place on July 1, 2009. The pro forma Consolidated Statements of Operations for fiscal 2011 and 2010 are as follows:

	Twelve Months Ended June 30,
	2011	2010
Pro forma Net revenues	$4,342.7	$4,030.3
Pro forma Operating income	$377.9	$302.7
Pro forma Net income	$147.0	$148.8
Pro forma Net income attributable to Coty Inc.	$118.8	$123.2
Pro forma Earnings per share
Basic	$0.36	$0.44
Diluted	$0.35	$0.44

5. RESTRUCTURING COSTS

Restructuring costs for fiscal 2011, 2010 and 2009, consist of the following:

	2011	2010	2009
Acquisition Integration Programs	$18.5	$—	$—
2009 Cost Savings Program	12.0	30.6	39.1

	$30.5	$30.6	$39.1

Acquisition Integration Programs

In connection with the acquisition of Dr. Scheller, the Company initiated an Acquisition Integration Program in fiscal 2011. Actions and cash payments associated with the program were initiated after the acquisition of Dr. Scheller and are expected to be completed by fiscal 2012. Total charges expected for the term of the program are $12.0, of which $8.2 relates to the elimination of approximately 90 positions, and $3.8 relates to the termination of third party contracts and other exit costs.

Also, in connection with the TJoy, OPI and Philosophy acquisitions, the Company terminated manufacturing and distribution agreements which resulted in $6.5 in termination fees which are also included in Restructuring costs in the fiscal 2011 Consolidated Statements of Operations.

A total of $18.5 was recorded as Restructuring costs in fiscal 2011 and are included in Corporate. The table below provides the activities relating to this restructuring during fiscal 2011:

	Severance and Employee Benefits	Third-Party Contract Terminations	Other Exit Costs	Total Integration Costs
Initial Provision	$8.2	$10.0	$0.3	$18.5
Payments	(0.6)	(4.3)	(0.2)	(5.1)
Foreign currency translation	0.7	—	—	0.7

Balance—June 30, 2011	$8.3	$5.7	$0.1	$14.1

Accrued charges as of June 30, 2011 are expected to result in cash expenditures of approximately $13.1 and $1.0 in fiscal 2012 and 2013, respectively.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

2009 Cost Savings Program

During fiscal 2009, the Company’s Board of Directors approved a multi-faceted cost savings program (the “Program”) designed to reduce ongoing costs and improve the Company’s operating profit margins. The Company expects the Program to result in aggregate restructuring charges of approximately $85.0 before taxes. The Program includes organizational headcount reductions, workforce realignments and the outsourcing of certain North American manufacturing and distribution operations. The Program, which reflects a reduction of workforce by approximately 1,000 employees, commenced in fiscal 2009 and is expected to be substantially completed in fiscal 2012.

Total expenses of $12.0, $30.6 and $39.1 were recorded as Restructuring costs in fiscal 2011, 2010, and 2009, respectively, and are included in Corporate. The following table presents aggregate restructuring charges for the Program:

	Severance and Employee Benefits	Third-Party Contract Terminations	Other Exit Costs	Total Integration Costs
2009	$35.3	$2.4	$1.4	$39.1
2010	26.5	1.6	2.5	30.6
2011	5.8	0.6	5.6	12.0

Charges recorded through June 30, 2011	$67.6	$4.6	$9.5	$81.7

The related liability balance and activity for the restructuring charges are shown below:

	Severance and Employee Benefits	Third-Party Contract Terminations	Other Exit Costs	Total Integration Costs
Initial provision	$35.3	$2.4	$1.4	$39.1
Payments	(10.6)	(2.0)	(1.2)	(13.8)
Foreign currency translation	0.6	0.1	—	0.7

Balance—July 1, 2009	25.3	0.5	0.2	26.0

Restructuring charges	31.2	1.9	2.6	35.7
Changes in estimates	(4.7)	(0.3)	(0.1)	(5.1)
Payments	(27.3)	(0.2)	(2.7)	(30.2)
Foreign currency translation	(1.6)	—	—	(1.6)

Balance—June 30, 2010	22.9	1.9	—	24.8

Restructuring charges	10.6	0.9	5.7	17.2
Changes in estimates	(4.8)	(0.3)	(0.1)	(5.2)
Payments	(18.1)	(1.9)	(5.3)	(25.3)
Foreign currency translation	1.7	—	—	1.7

Balance—June 30, 2011	$12.3	$0.6	$0.3	$13.2

The estimates were revised in 2011 and 2010 by $5.2 and $5.1 respectively, mainly due to lower than expected severance expenses. Management currently estimates that the total remaining accrual of $13.2 will result in cash expenditures of approximately $12.0 and $1.2 in fiscal 2012 and 2013, respectively.

In addition to the Program charges reflected above, the Company recorded accelerated depreciation of $5.6, $10.5 and $4.1 in fiscal 2011, 2010 and 2009, respectively, resulting from a change in the estimated useful life of a manufacturing facility.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

6. ACQUISITION-RELATED COSTS

Acquisition-related costs for fiscal 2011, 2010 and 2009, consist of the following:

	2011	2010	2009
Transaction-Related Costs	$18.4	$5.2	$0.2
Integration Costs	2.5	—	—

	$20.9	$5.2	$0.2

Transaction-Related Costs

Transaction-related costs represent external costs directly related to the fiscal 2011 acquisitions and the fiscal 2009 acquisition of a Russian distribution business and primarily include expenditures for banking, legal, accounting and other similar services. The following table presents aggregate transaction costs:

	2011	2010	2009
OPI	$8.0	$—	$—
Philosophy	7.5	—	—
TJoy	2.3	4.9	—
Dr. Scheller	0.6	—	—
Russian acquisition	—	0.3	0.2

	$18.4	$5.2	$0.2

Integration Costs

Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting, system integration and other professional services. The following table presents aggregate integration costs:

2011
Dr. Scheller	$1.2
TJoy	0.8
Philosophy	0.4
OPI	0.1

$2.5

7. TRADE RECEIVABLES—FACTORING

The Company factors receivables with banks on a non-recourse basis. Receivables factored with third parties amounted to $299.6 and $188.7 in fiscal 2011 and 2010, respectively. Remaining balances due from factors amounted to $9.9 and $7.0 as of June 30, 2011 and 2010, respectively, and are included in trade receivables. Factoring fees paid under these arrangements amounted to $1.0, $0.5 and $1.5 in fiscal 2011, 2010 and 2009, respectively, which have been recorded in results of operations and are classified as Selling, general, and administrative expenses within the Consolidated Statements of Operations.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

8. INVENTORIES

Inventories as of June 30, 2011 and 2010 consist of the following:

	2011	2010
Raw materials	$173.4	$116.6
Work-in-process	61.5	56.0
Finished goods	442.4	279.2

Total inventories	$677.3	$451.8

9. PROPERTY AND EQUIPMENT, NET

Property and equipment, net as of June 30, 2011 and 2010 consist of the following:

	2011	2010
Land, buildings and leasehold improvements	$220.2	$176.4
Machinery and equipment	484.4	431.0
Marketing furniture and fixtures	218.1	168.3
Computer equipment and software	257.3	224.4
Construction in progress	50.6	34.7

	1,230.6	1,034.8
Accumulated depreciation and amortization	(767.6)	(647.5)

Property and equipment, net	$463.0	$387.3

Depreciation and amortization expense of property and equipment totaled $133.8, $138.1 and $123.1 in fiscal 2011, 2010 and 2009, respectively. Depreciation and amortization expense is recorded within Cost of sales and Selling, general, and administrative expenses on the Consolidated Statements of Operations.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. There were no asset impairments in fiscal 2011. In fiscal 2010 and 2009, the Company recorded asset impairment charges for property and equipment totaling $5.3 to the Skin & Body Care segment and $7.0 to the Color Cosmetics and Skin & Body Care segments, respectively.

10. GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill and intangible assets with indefinite lives are not amortized, but rather are evaluated for impairment annually on January 1st or whenever the Company identifies certain triggering events that may indicate impairment. The Company performed its annual impairment testing of goodwill, as of January 1, 2011, 2010 and 2009, and determined that goodwill associated with the reporting units was not impaired.

The fair value of indefinite-lived intangible assets, primarily trademarks, are estimated and compared to the carrying value. In fiscal 2011 and 2010, the Company performed its annual impairment testing of indefinite-lived intangibles and no adjustments to carrying values were needed. In fiscal 2009, an impairment charge of $9.2 was recorded on a trademark, which was included in Asset impairment charges in the Consolidated Statements of Operations. The impairment charge related to the Color Cosmetics segment and was a result of the current and revised projected business conditions.

Intangible assets with finite lives are amortized over their respective lives to their estimated residual values and are also reviewed for impairment. In fiscal 2011 and 2010, the Company determined that the carrying values of its finite-lived intangible assets were recoverable and no

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

reductions in carrying values were necessary. In fiscal 2009, an impairment charge of $4.3 was recorded on a trademark related to the Skin & Body Care segment. Due to declines in net revenues and historical profit margins, the Company concluded that this trademark, previously classified as indefinite- lived, had a remaining useful life of 10 years. Amortization expense related to this trademark commenced on January 1, 2009 and is estimated to be approximately $0.8 each year through fiscal 2018.

Goodwill and Other intangible assets, net as of June 30, 2011 and 2010, consist of the following:

	2011	2010
Goodwill	$1,877.1	$947.6

Other intangible assets, net
Indefinite-lived other intangible assets	$1,393.0	$223.7
Finite-lived other intangible assets, net	952.7	676.0

Total Other intangible assets, net	$2,345.7	$899.7

The changes in the carrying amount of goodwill are as follows:

	Fragrances	Color Cosmetics	Skin & Body Care	Total
Balance—July 1, 2009
Goodwill	$563.8	$359.3	$—	$923.1
Acquisitions(a)	11.4	4.0	8.8	24.2
Acquisition contingent payment(b)	28.3	—	—	28.3
Foreign currency translation	(18.7)	(8.3)	(1.0)	(28.0)

Balance—June 30, 2010
Goodwill	584.8	355.0	7.8	947.6
Acquisitions(a)	18.7	172.0	660.7	851.4
Acquisition contingent payment(b)	30.0	—	—	30.0
Foreign currency translation	27.3	13.1	7.7	48.1
Balance—June 30, 2011

Goodwill	$660.8	$540.1	$676.2	$1,877.1

(a)	See Note 4 for further discussion of acquisitions

(b)

Pursuant to the Company’s fiscal 2006 acquisition of Unilever Cosmetics International, the Company is contractually obligated to make future annual contingent purchase price consideration payments for a ten-year period following the acquisition to the seller. Payments are based on contractually agreed upon sales targets and can range up to $30.0 per year. During fiscal 2011 and 2010, the Company paid $30.0 and $28.3, respectively, for such contingent payments.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

The changes in the carrying amount of trademarks not subject to amortization are as follows:

	Fragrances	Color Cosmetics	Skin & Body Care	Total
Balance—July 1, 2009
Trademarks	$33.1	$205.8	—	$238.9
Accumulated impairments	—	(9.2)	—	(9.2)

	33.1	196.6	—	229.7

Fiscal 2010 activity:
Foreign currency translation	(4.1)	(1.9)	—	(6.0)

Balance—June 30, 2010
Trademarks	29.0	203.9	—	232.9
Accumulated impairments	—	(9.2)	—	(9.2)

	29.0	194.7	—	223.7

Fiscal 2011 activity:
Acquisitions(a)	—	680.7	477.7	1,158.4
Foreign currency translation	5.1	4.1	1.7	10.9

	5.1	684.8	479.4	1,169.3

Balance—June 30, 2011
Trademarks	34.1	888.7	479.4	1,402.2
Accumulated impairments	—	(9.2)	—	(9.2)

	$34.1	$879.5	$479.4	$1,393.0

(a)	See Note 4 for further discussion of acquisitions

Intangible assets subject to amortization consist of the following:

	Cost	Accumulated Amortization	Net
June 30, 2011
License agreements	$847.2	$(389.1)	$458.1
Customer relationships	552.6	(90.3)	462.3
Trademarks	120.7	(105.2)	15.5
Product formulations	31.6	(14.8)	16.8

Total	$1,552.1	$(599.4)	$952.7

June 30, 2010
License agreements	$814.0	$(333.1)	$480.9
Customer relationships	238.5	(56.1)	182.4
Trademarks	111.6	(98.9)	12.7
Product formulations	11.8	(11.8)	—

Total	$1,175.9	$(499.9)	$676.0

Intangible assets subject to amortization are amortized using the straight-line method and have the following weighted average remaining lives:

Description
License agreements	13.6 years
Customer relationships	11.1 years
Trademarks	7.1 years
Product formulations	3.6 years

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

As of June 30, 2011, the remaining weighted average life of all intangible assets subject to amortization was 12.1 years.

Amortization expense totaled $79.6, $61.1 and $62.8 in fiscal 2011, 2010 and 2009, respectively. The estimated aggregate amortization expense for each of the fiscal years ending June 30, 2012 to 2016 approximate:

2012	$118.0
2013	110.2
2014	107.6
2015	104.2
2016	104.4

License Agreements—Products covering a significant portion of the Company’s revenues are manufactured and marketed under exclusive license agreements granted to the Company for use on a worldwide and/or regional basis. License agreements run for various periods with varying renewal options. Annual royalties are paid on net sales as defined in the respective agreements. Certain license agreements require the Company to spend certain minimum amounts on advertising and promotion of Company products bearing the trademark, provide for minimum royalty payments regardless of sales levels, or place other restrictions or conditions on the use of the trademark. As of June 30, 2011, the Company maintained 53 licenses, six of which represented between 3% and 18% of net revenues each.

Most licenses have renewal options, which range from 2–20 year terms. Certain licenses provide for automatic extensions, provided minimum annual royalty payments are made. For most licenses based on historical performance and future expected sales, the Company anticipates minimum royalty sales levels will be achieved. Renewal of certain other agreements is contingent upon the attainment of specified sales levels. Based on the current sales levels and the time until renewal, management cannot determine whether specified sales levels will be attained, which will permit extensions. Seven of the 53 licenses are due to expire during fiscal 2012. The Company expects to renew two of these licenses.

During fiscal 2011, the Company obtained six new license agreements with rights to manufacture and distribute fragrance products under certain trademarks, for which royalty and advanced payments will be due on future sales.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities as of June 30, 2011 and 2010, consist of the following:

	2011	2010
Customer returns, discounts, allowances and bonuses	$208.8	$162.4
Advertising, marketing, and licensing accrual	189.9	138.8
Other compensation and related benefits	185.2	136.2
TJoy purchase price liability	160.6	—
Employee owned equity instruments	94.7	28.9
Share-based compensation	60.4	78.4
VAT, sales and other non-income taxes	33.4	18.0
Restructuring costs	26.2	22.8
Payroll and payroll related taxes	24.0	17.5
Rent	8.0	6.9
Interest	7.0	11.1
Other	70.4	61.6

Total accrued expenses and other current liabilities	$1,068.6	$682.6

12. DEBT

	2011	2010
Short-term debt	$32.2	$15.3
Coty Inc. Credit Facility due August 2012
USD Term Loan	1,150.0	350.0
Global Revolving Loan Facility	680.0	95.0
Domestic Revolving Loan Facility	260.0	—
Senior Secured Notes
5.12% Series A notes due June 2017	100.0	100.0
5.67% Series B notes due June 2020	225.0	225.0
5.82% Series C notes due June 2022	175.0	175.0
Notes payable–Related Party JAB BV	—	455.5
Capital lease obligations	0.2	0.2

Total debt	2,622.4	1,416.0
Less: Short-term debt and current portion of long-term debt	(47.3)	(211.0)

Total Long-term debt	$2,575.1	$1,205.0

Short-Term Debt

On December 28, 2010, DH BV loaned the Company $100.0 which was payable within 90 days of funding. The rate of interest on this loan was 5.0%. The Company repaid the $100.0 loan on March 28, 2011.

The Company maintains short-term lines of credit, of which $32.2 and $15.3 were outstanding as of June 30, 2011 and 2010, respectively. The amounts available under these unsecured lines of credit were $203.7 and $179.8 as of June 30, 2011 and 2010, respectively. Interest rates on amounts borrowed under these short-term lines varied between 1.0% and 7.1% for fiscal 2011, 0.8% and 10.5% for fiscal 2010. In addition, the Company had undrawn letters of credit of $2.8 and $3.3 as of June 30, 2011 and 2010, respectively.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Long-Term Debt

Coty Inc. Credit Facility—On August 10, 2007, the Company amended and restated the credit agreement with JP Morgan Chase Bank, N.A. (“JP Morgan Chase”) as administrative agent and Citibank, N.A. and Bank of America, N.A. as co-syndication agents (the “Credit Agreement”). The Credit Agreement expires on August 10, 2012. The Credit Agreement superseded prior credit agreements and provided (i) a multi-currency term loan facility of $50.0 (the “Global Term Loan”); (ii) a domestic term loan facility of $350.0 (the “USD Term Loan”); (iii) a multi-currency global revolving loan facility of up to $700.0 (the “Global Revolving Loan”); and (iv) a domestic revolving loan facility of up to $300.0 (the “Domestic Revolving Loan”). In September 2009, the Company made a prepayment of the outstanding Global Term Loan, which permanently extinguished the Global Term Loan facility. On November 3, 2010, the Company amended the Credit Agreement to add a new incremental term loan facility of $450.0 for the USD Term Loan. On March 25, 2011, the Company amended the Credit Agreement to add a second incremental term loan facility of $350.0 for the USD Term Loan. Under the terms of the Credit Agreement, the Company is not obligated to make periodic payments prior to the Credit Agreement’s expiration. As of June 30, 2011, the Company had $60.0 available for borrowings.

Participating borrowers under the Credit Agreement includes Coty US LLC or any qualified subsidiary as defined by the Credit Agreement (collectively, the “Participating Borrowers”). Borrowings by the Participating Borrowers are guaranteed by Coty Inc. and certain material subsidiaries, as defined by the Credit Agreement.

The Credit Agreement contains restrictive covenants, which require the Company to maintain specific financial ratios and contains certain restrictions on the Company with respect to guarantees, liens, sales of certain assets, acquisitions, consolidations and mergers, loans and advances, affiliate transactions, indebtedness, dividends and other distributions and changes of control. The financial covenants in the Credit Agreement require the Company to maintain, at the end of each fiscal quarter, a consolidated leverage ratio of consolidated total debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the previous 12 month period, as each such terms are defined in the credit facility agreement, equal to or less than 3.5 to 1.0 and a consolidated interest coverage ratio equal to or greater than 3.0 to 1.0. All borrowings are supported by a pledge of a percentage of the Company’s ownership interest in certain material subsidiaries, as defined by the Credit Agreement.

On July 10, 2009, the Company amended the Credit Agreement to exclude the 2009 business restructuring program charges from the calculation of consolidated EBITDA used in the calculation for covenant compliance purposes. On April 7, 2010, the Company amended the Credit Agreement to: (i) allow the issuance of secured debt on a pari passu basis with the collateral securing the credit facility, (ii) modify the definition of Consolidated Total Debt to deduct the aggregate amount of cash and permitted investments free and clear of any liens in excess of $25.0, (iii) modify the definition of Consolidated Leverage Ratio such that the threshold remains at 3.5 for the remainder of the life of the credit facility, (iv) modify the Restricted Payments negative covenant to permit Restricted Payments of up to €25.0 million in any fiscal year to the parent Company and (v) modify the Transaction with Affiliates negative covenant to permit transactions that are on terms not less favorable to the Company than could be obtained on an arm’s-length basis from unrelated third parties whether or not in the ordinary course of business. On June 14, 2010, the Company amended the Credit Agreement to modify the definition of intercompany subordinated indebtedness and the definition of subsidiary borrower. On December 30, 2010, the Company amended the Credit Agreement to exclude certain transaction and restructuring costs associated with specified acquisitions from certain covenant calculations.

The Company is in compliance with all credit agreement financial covenants, as amended, as of June 30, 2011.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Rates of interest on amounts borrowed under the Credit Agreement are based on either the USD London Interbank Offer Rate (LIBOR), a qualified Eurocurrency LIBOR, an alternative base rate, or a qualified local currency rate, as applicable to the borrowing, plus applicable spreads. Interest is payable quarterly or on the last day of the interest period applicable to the borrowings within the credit facility. The weighted average interest rate on the USD Term Loans drawn in USD for fiscal 2011, 2010 and 2009 were approximately 2.0%, 1.0% and 3.4%, respectively. The weighted average interest rate on the Global Term Loan drawn in Euros for fiscal 2010 and 2009 was approximately 0.4% and 4.6%, respectively. The weighted average interest rate on average outstanding borrowings under the Global Revolving Loan for fiscal 2011, 2010 and 2009 were approximately 1.1%, 0.9% and 2.7%, respectively. The weighted average interest rate on average daily borrowings under the Domestic Revolving Loan for fiscal 2011, 2010 and 2009 were approximately 1.2%, 0.9% and 2.7%, respectively, and average daily borrowings were $167.2, $257.5 and $263.8, respectively. During fiscal 2011, the peak borrowing needs under the Global Revolving Loan and Domestic Revolving Loan were $700.0 and $300.0, respectively. During fiscal 2010, the peak borrowing needs under the Global Revolving Loan and Domestic Revolving Loan were $310.0 and $265.7, respectively. In addition to interest on amounts borrowed under the Credit Agreement, the Company is obligated to pay a quarterly commitment fee, which can range from 0.125% to 0.30% (dependent upon certain conditions and terms as defined in the Credit Agreement) of the unused portion of the maximum amount available under the Global Revolving Loan and Domestic Revolving Loan.

Senior Secured Notes—On June 16, 2010, the Company issued $500.0 of Senior Secured Notes through a private placement transaction in three series under a Note Purchase Agreement (“NPA”): (i) $100.0 in aggregate principal amount of 5.12% Series A Senior Secured Notes due June 16, 2017, (ii) $225.0 in aggregate principal amount of 5.67% Series B Senior Secured Notes due June 16, 2020, (iii) $175.0 in aggregate principal amount of 5.82% Series C Senior Secured Notes due June 16, 2022. Interest payments are payable semi-annually in December and June. Proceeds of the offering were primarily used to pay down amounts outstanding on the Global Revolving Loan and Domestic Revolving Loan under the Credit Agreement.

The NPA contains restrictive covenants, which requires the Company to maintain specific financial ratios and contains certain restrictions on the Company with respect to guarantees, liens, sales of certain assets, consolidations and mergers, loans and advances, indebtedness, dividends and other distributions and change of control. The financial covenants in the NPA require the Company to maintain, at the end of each fiscal quarter, a consolidated leverage ratio of consolidated total debt to consolidated EBITDA of the previous 12 month period, as each such terms are defined in the NPA, equal to or less than 3.5 to 1.0 and a consolidated interest coverage ratio equal to or greater than 3.0 to 1.0. Under the NPA, all note holders are supported by a pledge of a percentage of the Company’s ownership interest in certain material subsidiaries, as equally and ratably secured with the Company’s existing bank credit facility lenders.

On March 28, 2011, the Company obtained an amendment to the NPA for the next four quarterly filing periods through December 31, 2011. The amendment allows the Company to exclude certain transaction and integration related costs associated with specified acquisitions from certain covenant calculations.

Notes Payable Related Parties—JAB BV—As of June 30, 2009, the Company had $650.8 in notes outstanding from JAB BV. This balance consisted of $100.0 from December 2008, $125.2 from November 2008, $200.0 from March 2009 and €160.0 million from March 2009. In December 2009, the Company repaid $135.2. In March, 2010, the Company repaid $30.0.

As of June 30, 2010, the Company had $455.5 in notes outstanding from JAB BV comprising €160.0 million ($195.5) and $260.0. In July and September 2010, the Company repaid €160.0 million in the amounts of $100.5 and $104.5, respectively. Additionally, in September 2010, the Company

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

repaid the remaining balance of $260.0 of JAB BV notes outstanding. There were no JAB BV notes outstanding as of June 30, 2011. The notes payable had variable interest rates ranging 4.64%–6.50%, during fiscal year 2011. The Company also had related party debt in fiscal 2009. Interest on all related party debt amounted to $5.9, $31.9, $22.7 in fiscal 2011, 2010 and 2009, respectively.

Repayment Schedule—Aggregate maturities of all long-term debt, including current portion of long-term debt and excluding capital lease obligations, as of June 30, 2011, are as follows:

Fiscal Year Ending June 30
2012	$—
2013	2,090.0
2014	—
2015	—
2016	—
Thereafter	500.0

Total	$2,590.0

As disclosed in Note 25, on August 22, 2011, the Company refinanced its existing Credit Agreement, which supersedes all prior credit agreements. The new credit agreement with JP Morgan Chase Bank, N.A. as administrative agent and Bank of America, N.A. and Wells Fargo Securities, LLC as co- syndication agents expires August 22, 2015. The new credit agreement provides a term loan facility of $1,250.0 and a revolving loan facility of $1,250.0.

13. LEASE COMMITMENTS

The Company has various buildings and equipment under leasing arrangements. The leases generally provide for payment of additional rent based upon increases in items such as real estate taxes and insurance. Certain lease agreements have renewal options for periods ranging between one and five years. Certain lease agreements have escalation clauses, which have been straight-lined over the life of the respective lease agreements. In May 2011, the Company entered into a lease agreement for a new office facility in New York, NY commencing April 2012 and ending January 2030. At the same time, the Company extended the terms of another lease agreement in New York, NY through January 2030. The minimum rental lease commitments for operating leases as of June 30, 2011, including the new and extended commitments noted above, were as follows:

Fiscal Year Ending June 30
2012	$63.9
2013	54.5
2014	47.9
2015	41.9
2016	22.9
Thereafter	174.5

405.6
Less: sublease income	(12.9)

Total minimum payments required	$392.7

Rent expense relating to operating leases for fiscal 2011, 2010, and 2009 was as follows:

	2011	2010	2009
Minimum rent expense	$78.9	$77.4	$86.0
Less: sublease income	(1.2)	(1.9)	(4.6)

Total	$77.7	$75.5	$81.4

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

As disclosed in Note 25, on July 27, 2011, the Company entered into a lease agreement for a new office facility in Geneva, Switzerland commencing July 2011 and ending June 2021 for which future lease payments will be approximately $17.4. Additionally, on April 6, 2012, the Company entered into a lease agreement for a new office facility in New York, NY commencing on or about April 1, 2013 and ending January 31, 2030. The future lease payments under this agreement will be approximately $88.8.

14. INCOME TAXES

Income from operations before income taxes consisted of the following:

Fiscal years ended June 30	2011	2010	2009
United States	$(174.8)	$(169.7)	$(151.6)
Foreign	359.8	289.4	333.7

Total	$185.0	$119.7	$182.1

The following presents the components of the Company’s total income tax provision:

Fiscal years ended June 30	2011	2010	2009
Provision (Benefit) for income taxes:
Current:
Federal	$47.1	$44.3	$3.7
State and local	2.1	(6.3)	2.9
Foreign	86.8	88.5	64.4

Total	136.0	126.5	71.0

Deferred:
Federal	(33.6)	(69.9)	(26.3)
State and local	(0.8)	4.1	(2.3)
Foreign	(6.5)	(28.3)	13.9

Total	(40.9)	(94.1)	(14.7)

Provision for income taxes	$95.1	$32.4	$56.3

The following presents a reconciliation of the U.S. Federal statutory tax rate to our effective income tax rate:

Fiscal years ended June 30	2011	2010	2009
Income before income taxes	$185.0	$119.7	$182.1

Income tax provision at statutory rate	$64.8	$41.9	$63.7
State and local taxes—net of federal benefit	0.7	(1.4)	(0.2)
Foreign tax differentials	(67.3)	(57.2)	(51.8)
Change in valuation allowances	(0.3)	(14.3)	(11.2)
Change in unrecognized tax benefit	60.8	70.1	29.6
Repatriated earnings	14.0	(24.5)	35.2
Share-based compensation	12.4	8.6	(19.0)
Permanent differences—net	6.9	6.5	9.6
Other	3.1	2.7	0.4

Provision for income taxes	$95.1	$32.4	$56.3

Effective income tax rate	51.4%	27.1%	30.9%

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting and the amounts used for income tax

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

purposes. Significant components of Deferred income tax assets and liabilities as of June 30, 2011, 2010 and 2009 are as follows:

	2011	2010
Deferred income tax assets:
Inventories	$18.1	$14.2
Accruals and allowances	61.0	55.9
Sales returns	24.2	11.1
Share-based compensation	30.9	21.6
Employee benefits	41.8	37.5
Net operating loss carryforwards and tax credits	93.3	99.1
Other	43.9	50.3
Less: valuation allowances	(45.6)	(42.7)

Net deferred income tax assets	267.6	247.0

Deferred income tax liabilities:
Intangible assets	538.9	321.0
Licensing rights	61.2	50.3
Other	19.0	13.2

Deferred income tax liabilities	619.1	384.5

Net deferred income tax liabilities	$(351.5)	$(137.5)

As of June 30, 2011, tax loss carryforwards amounting to $251.7 expire as follows:

Fiscal Year Ending June 30	United States	Western Europe	Rest of World	Total
2012	$—	$—	$10.7	$10.7
2013	—	—	5.3	5.3
2014	—	—	15.7	15.7
2015	—	—	20.1	20.1
2016 and thereafter	22.0	128.0	49.9	199.9

Total	$22.0	$128.0	$101.7	$251.7

The total valuation allowances recorded were $45.6 and $42.7 as of June 30, 2011 and 2010, respectively. In fiscal 2011, the change in the valuation allowance was due primarily to (1) a decrease in valuation allowance of $2.6, as Deferred income tax assets are now more likely than not of being recognized and (2) an increase in valuation allowance of $5.2 for net operating losses.

A reconciliation of the beginning and ending amount of UTBs is as follows:

	2011	2010	2009
Beginning Balance of UTBs—July 1	$250.1	$189.2	$147.6
Additions based on tax positions related to the current year	72.7	79.1	61.6
Additions for tax positions from acquisitions	4.7	—	—
Reductions for tax positions of prior years	—	(7.8)	(10.1)
Settlements	(23.4)	—	—
Lapses in statutes of limitations	(8.1)	(3.5)	—
Foreign currency translation	12.6	(6.9)	(9.9)

Ending Balance of UTBs—June 30	$308.6	$250.1	$189.2

As of June 30, 2011, the Company had $308.6 of UTBs of which $278.3 represents the amount that, if recognized, would impact the effective income tax rate in future periods.

The Company classifies interest and penalties related to UTBs as a component of the provision for income taxes. During fiscal 2011, 2010 and 2009, the Company accrued total interest of $3.5, $4.8

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

and $3.3 and penalty (benefit)/expense of ($0.8), ($0.4) and $1.7, respectively. The total amount of accrued interest and penalties recorded in the Company’s Consolidated Balance Sheets related to uncertain tax positions as of June 30, 2011 and 2010 were $22.5 and $19.8, respectively.

The Company is present in over 35 tax jurisdictions, and any point in time is subject to five to ten audits at various stages of completion. As a result, the Company evaluates tax positions and establishes liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite a belief that the underlying tax positions are fully supportable. UTBs are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. The Company has tax years open ranging from 2004 and forward.

The Company believes that it is reasonably possible that a decrease of up to $13.3 in UTBs related to U.S. and foreign exposures may be necessary within the coming year. It is also possible that the ongoing audits by tax authorities may result in increases or decreases to the balance of UTBs. As the Company is unable to predict the timing or conclusion of these audits, the Company is unable to estimate the amount of changes to the balance of UTBs that are reasonably possible at this time. However, the Company believes that it has adequately provided for its UTBs for all open tax years in each tax jurisdiction.

It is the Company’s intention to permanently reinvest undistributed earnings and income from the Company’s foreign operations, which have been generated through June 30, 2011. Accordingly, no provision has been made for U.S. income taxes on the remaining undistributed earnings of foreign subsidiaries as of June 30, 2011. The balance of the cumulative undistributed earnings of non-U.S. subsidiaries was $1,296.1 as of June 30, 2011. It is not practical for the Company to determine the amount of additional income and withholding taxes that may be payable in the event the remaining undistributed earnings are repatriated.

15. OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities as of June 30, 2011 and 2010, consist of the following:

	2011	2010
Noncurrent income tax liabilities	$173.1	$162.2
Share-based compensation	91.5	33.4
Rent	16.8	16.3
Unfavorable lease contracts	7.1	9.1
Interest rate swap contracts	—	12.6
Other	9.7	8.9

Total noncurrent liabilities	$298.2	$242.5

16. INTEREST EXPENSE, NET AND OTHER EXPENSE (INCOME), NET

Interest expense, net for fiscal 2011, 2010 and 2009, consist of the following:

	2011	2010	2009
Interest income	$(3.3)	$(1.0)	$(1.4)
Interest expense	71.9	20.2	43.4
Derivative (gains) losses—net	(9.9)	34.1	(5.2)
Foreign exchange losses (gains)—net	26.9	(11.6)	(1.4)

Total interest expense, net	$85.6	$41.7	$35.4

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Other expense (income), net for fiscal 2011, 2010 and 2009, consist of the following:

	2011	2010	2009
Miscellaneous expense (income)—net	$0.8	$(0.7)	$(1.1)
Derivative losses—net	3.8	6.9	2.4
Foreign exchange gains—net	(0.2)	(15.0)	(0.1)

Total other expense (income), net	$4.4	$(8.8)	$1.2

17. EMPLOYEE BENEFIT PLANS

Savings and Retirement Plans—The Company’s Savings and Retirement Plans are a defined contribution plan for employees primarily in the U.S. as well as employees in certain other countries. In the U.S., hourly and salary based employees are eligible to participate in the plan after 90 days of service and the Company matches 6.0% of employee contributions. In addition, the Company contributes an additional percentage of the employee’s annual compensation based on the age of the employee. In connection with the acquisitions of OPI and Philosophy, Coty assumed defined contribution Savings and Retirement Plans during fiscal 2011.

In fiscal 2011, 2010, and 2009, the defined contribution expense for the U.S. Savings and Retirement Plan was $11.6, $9.6 and $10.5, respectively and the defined contribution expense for the International Savings and Retirement Plan was $3.1, $2.7, and $2.9, respectively.

Pension Plans—The Company sponsors contributory and noncontributory defined benefit pension plans covering certain U.S. and international employees primarily in Germany, the Netherlands, Switzerland and Spain. The Company measures defined benefit plan assets and obligations as of the date of the Company’s fiscal year-end. Funding for the international defined benefit pension plans is provided primarily through contributions from the Company after consideration of recommendations from the pension plans’ independent actuary and are funded at levels sufficient to comply with local statutory requirements. In connection with the acquisition of Dr. Scheller, Coty assumed a defined benefit pension plan during fiscal 2011.

Other Post-retirement Benefit Plans—The Company provides certain post-retirement health and life insurance benefits for certain employees and spouses principally in the U.S. if certain age and service requirements are met. Estimated benefits to be paid by the Company are expensed over the service period of each employee based on calculations performed by an independent actuary. In addition, the Company has a supplemental retirement plan for selected salaried employees.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

The following table provides an aggregate reconciliation of the projected benefit obligations, plan assets, funded status and amounts recognized in the Company’s Consolidated Financial Statements related to the Company’s pension plans and other post-retirement benefit plans:

	Pension Plans				Other Post-Retirement Benefits
	U.S.		International
	2011	2010	2011	2010	2011	2010
Change in benefit obligation
Benefit obligation—July 1	$68.8	$59.4	$117.5	$117.2	$66.5	$60.1
Service cost	0.1	0.7	2.6	2.1	2.0	1.7
Interest cost	3.6	3.7	5.9	6.2	3.2	3.4
Plan participants’ contributions	—	—	0.6	0.4	—	—
Amendments	—	—	0.1	0.9	—	—
Curtailments and settlements	—	—	—	(0.7)	—	—
Benefits paid	(4.2)	(4.0)	(6.9)	(6.4)	(1.7)	(1.3)
Premiums paid	—	—	(0.5)	(0.3)	—	—
Acquisition	—	—	7.2	0.2	—	—
Actuarial (gain) loss	(0.8)	9.0	(14.5)	14.6	1.9	2.6
Foreign currency translation adjustment	—	—	22.8	(16.7)	—	—

Benefit obligation—June 30	$67.5	$68.8	$134.8	$117.5	$71.9	$66.5

Change in plan assets
Fair value of plan assets—July 1	$32.7	$31.9	$16.4	$17.0	$—	$—
Actual return on plan assets	4.8	3.4	(0.5)	2.1	—	—
Employer contributions	1.7	1.4	7.1	5.4	1.7	1.3
Plan participants’ contributions	—	—	0.6	0.4	—	—
Plan settlements	—	—	—	(0.4)	—	—
Benefits paid	(4.2)	(4.0)	(6.9)	(6.4)	(1.7)	(1.3)
Premiums paid	—	—	(0.5)	(0.3)	—	—
Acquisition	—	—	1.1	0.2	—	—
Foreign currency translation adjustment	—	—	5.9	(1.6)	—	—

Fair value of plan assets—June 30	35.0	32.7	23.2	16.4	—	—

Unfunded status—June 30	$(32.5)	$(36.1)	$(111.6)	$(101.1)	$(71.9)	$(66.5)

With respect to the Company’s pension plans and other post-retirement benefit plans, amount recognized in the Company’s Consolidated Balance Sheets as of June 30, 2011 and 2010, consist of the following:

	Pension Plans				Other Post-Retirement Benefits
	U.S.		International
	2011	2010	2011	2010	2011	2010
Noncurrent assets	$—	$—	$0.6	$0.1	$—	$—
Current liabilities	(1.5)	(0.9)	(6.4)	(5.1)	(1.6)	(1.3)
Noncurrent liabilities	(31.0)	(35.2)	(105.8)	(96.1)	(70.3)	(65.2)

Funded Status	(32.5)	(36.1)	(111.6)	(101.1)	(71.9)	(66.5)

AOCI/(L)	(4.9)	(10.4)	(3.7)	(15.1)	(1.7)	0.5

Net amount recognized	$(37.4)	$(46.5)	$(115.3)	$(116.2)	$(73.6)	$(66.0)

The accumulated benefit obligation for the U.S. defined benefit retirement pension plans was $67.5 and $68.8 as of June 30, 2011 and 2010, respectively. The accumulated benefit obligation for International defined benefit retirement pension plans was $130.1 and $112.0 as of June 30, 2011 and

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

2010, respectively. Pension plans with accumulated benefit obligations in excess of plan assets and plans with projected benefit obligations in excess of plan assets consist of the following:

	U.S.		International
	2011	2010	2011	2010
Projected benefit obligations	$67.5	$68.8	$132.2	$107.3
Accumulated benefit obligations	67.5	68.8	128.3	102.8
Fair value of assets	35.0	32.7	20.0	6.1

Net Periodic Benefit Cost

The components of net periodic benefit cost for pension plans and other post-retirement benefit plans are as follows:

	Pension Plans						Other Post-Retirement Benefits			Total
	U.S.			International
	2011	2010	2009	2011	2010	2009	2011	2010	2009	2011	2010	2009
Net Periodic Benefit Cost
Service cost	$0.1	$0.7	$0.8	$2.6	$2.1	$2.2	$2.0	$1.7	$1.9	$4.7	$4.5	$4.9
Interest cost	3.6	3.7	4.2	5.9	6.2	6.4	3.2	3.4	3.3	12.7	13.3	13.9
Expected return on plan assets	(2.1)	(2.0)	(2.6)	(0.7)	(0.7)	(0.8)	—	—	—	(2.8)	(2.7)	(3.4)
Amortization of prior service cost (credit)	—	—	0.1	0.1	—	—	(0.2)	(0.3)	(0.3)	(0.1)	(0.3)	(0.2)
Amortization of net loss (gain)	2.0	(0.1)	(1.1)	0.2	—	(0.1)	—	(0.2)	—	2.2	(0.3)	(1.2)
Curtailment gain	—	—	—	—	(0.3)	(0.4)	—	—	—	—	(0.3)	(0.4)
Settlement loss	—	—	—	—	—	0.2	—	—	—	—	—	0.2

Net periodic benefit cost	$3.6	$2.3	$1.4	$8.1	$7.3	$7.5	$5.0	$4.6	$4.9	$16.7	$14.2	$13.8

Pre-tax amounts recognized in AOCI/(L) which have not yet been recognized as a component of net periodic benefit cost, are as follows:

	Pension Plans				Other Post- Retirement Benefits		Total
	U.S.		International
	2011	2010	2011	2010	2011	2010	2011	2010
Net actuarial loss	$(4.9)	$(10.4)	$(2.3)	$(13.9)	$(2.6)	$(0.6)	$(9.8)	$(24.9)
Prior service (cost) credit	—	—	(1.4)	(1.2)	0.9	1.1	(0.5)	(0.1)

Total recognized in AOCI/(L)	$(4.9)	$(10.4)	$(3.7)	$(15.1)	$(1.7)	$0.5	$(10.3)	$(25.0)

Changes in plan assets and benefit obligations recognized in OCI/(L) during the fiscal year were as follows:

	Pension Plans				Other Post- Retirement Benefits		Total
	U.S.		International
	2011	2010	2011	2010	2011	2010	2011	2010
Net actuarial gain (loss)	$3.5	$(7.5)	$13.3	$(13.2)	$(2.0)	$(2.6)	$14.8	$(23.3)
Prior service cost	—	—	(0.1)	(0.8)	—	—	(0.1)	(0.8)
Amortization of prior service cost (credit)	—	—	0.1	—	(0.2)	(0.3)	(0.1)	(0.3)
Recognized net actuarial loss (gain)	2.0	(0.1)	0.2	—	—	(0.2)	2.2	(0.3)
Effect of exchange rates	—	—	(2.1)	1.8	—	—	(2.1)	1.8

Total recognized in OCI/(L)	$5.5	$(7.6)	$11.4	$(12.2)	$(2.2)	$(3.1)	$14.7	$(22.9)

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Amounts in AOCI/(L) expected to be amortized as components of net periodic benefit cost during fiscal 2012 are as follows:

	Pension Plans		Other Post-Retirement Benefits
	U.S.	International
Prior service (cost)/credit	$—	$(0.1)	$0.3
Net gain	0.1	—	—

	$0.1	$(0.1)	$0.3

Pension and Other Post-retirement Benefit Assumptions—The weighted-average assumptions used to determine the Company’s projected benefit obligation above were as follows:

	Pension Plans				Other Post-Retirement Benefits
	U.S.		International
	2011	2010	2011	2010	2011	2010
Discount rates	4.3%-5.6%	4.4%-5.4%	2.7%-6.1%	1.8%-5.2%	5.9%	5.6%
Future compensation growth rates	N/A	N/A	2.0%-3.0%	2.0%-3.0%	N/A	N/A

The weighted-average assumptions used to determine the Company’s net periodic benefit cost for fiscal 2011, 2010 and 2009 were as follows:

	Pension Plans						Other Post-Retirement Benefits
	U.S.			International
	2011	2010	2009	2011	2010	2009	2011	2010	2009
Discount rates	4.4%-5.4%	6.0%-6.5%	6.4%-6.8%	1.8%-5.2%	2.9%-5.7%	3.4%-6.5%	5.6%	6.5%	6.5%
Future compensation growth rates	N/A	4.5%	4.5%	2.0%-3.0%	2.0%-3.0%	2.8%-3.0%	N/A	N/A	N/A
Expected long-term rates of return on plan assets	6.5%	7.0%	7.0%	3.2%-4.5%	3.7%-5.7%	2.8%-6.5%	N/A	N/A	N/A

The health care cost trend rate assumptions have a significant effect on the amounts reported.

	2011	2010	2009
Health care cost trend rate assumed for next year	9.0%	8.0%	8.5%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2019	2016	2016

A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$1.4	$(1.0)
Effect on post-retirement benefit obligation	13.5	(10.7)

Pension Plan Investment Policy—The Company’s investment policies and strategies for plan assets are to achieve the greatest return consistent with the fiduciary character of the plan and to maintain a level of liquidity that is sufficient to meet the need for timely payment of benefits. The goals of the investment managers include minimizing risk and achieving growth in principal value so that the purchasing power of such value is maintained with respect to the rate of inflation.

The pension plan’s return on assets is based on management’s expectations of long-term average rates of return to be achieved by the underlying investment portfolios. In establishing this assumption, management considers historical and expected returns for the assets in which the plan is invested, as well as current economic and market conditions.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

The asset allocation decision includes consideration of future retirements, lump-sum elections, growth in the number of participants, company contributions, and cash flow. These actual characteristics of the plan place certain demands upon the level, risk, and required growth of trust assets. Actual asset allocation is regularly reviewed and periodically rebalanced to the strategic allocation when considered appropriate.

The target and weighted-average asset allocations for our U.S. pension plans as of June 30, 2011 and 2010, by asset category were as follows:

	Target	% of Plan Assets at Year Ended
		2011	2010
Asset Category:
Equity Securities	45%	42%	36%
Fixed Income Securities	55%	54%	60%
Cash and Other Investments	0%	4%	4%

The following is a description of the valuation methodologies used for plan assets measured at fair value:

Equity securities (domestic and international)—The fair values reflect the closing price reported on a major market where the individual securities are traded. These investments are classified within Level 1 of the valuation hierarchy.

U.S. government and government agencies fixed income securities—When quoted prices are available in an active market, the investments are classified as Level 1. When quoted market prices are not available in an active market, these investments are classified as Level 2.

Corporate securities—The fair values are based on a compilation of primarily observable market information or a broker quote in a non-active market. These investments are primarily classified within Level 2 of the valuation hierarchy.

Cash and cash equivalents—The carrying amount approximates fair value, primarily because of the short maturity of cash equivalent instruments. These investments are classified within Level 1 of the valuation hierarchy.

Real estate—The fair values are based on a compilation of primarily observable market information or a broker quote in a non-active market. These investments are primarily classified within Level 2 of the valuation hierarchy.

Insurance contracts—These instruments are issued by insurance companies. Insurance contracts are generally classified as Level 3 as there are neither quoted prices nor other observable inputs for pricing.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Fair Value of Plan Assets—The following table presents the U.S. and International pension plan assets the Company measures at fair value on a recurring basis, based on the fair value hierarchy as of June 30, 2011:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Asset Category:
Equity Securities:
Domestic Equity Securities	$11.7	$—	$—	$11.7
International Equity Securities	3.1	—	—	3.1
Fixed Income Securities:
U.S. Government and Government Agencies	3.9	9.8	—	13.7
Corporate securities	—	5.0	—	5.0
Other:
Cash and Cash Equivalents	1.4	—	—	1.4
Real Estate	—	0.1	—	0.1
Insurance Contracts	—	—	23.2	23.2

Total pension plan assets at fair value	$20.1	$14.9	$23.2	$58.2

The following table presents the U.S. and International pension plan assets the Company measures at fair value on a recurring basis, based on the fair value hierarchy as of June 30, 2010:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Asset Category:
Equity Securities:
Domestic Equity Securities	$9.3	$—	$—	$9.3
International Equity Securities	2.5	—	—	2.5
Fixed Income Securities:
U.S. Government and Government Agencies	3.6	10.2	—	13.8
Corporate securities	—	5.7	—	5.7
Other:
Cash and Cash Equivalents	1.3	—	—	1.3
Real Estate and Other	—	0.1	—	0.1
Insurance Contracts	—	—	16.4	16.4

Total pension plan assets at fair value	$16.7	$16.0	$16.4	$49.1

The Company has a qualified defined benefit pension plan for all eligible Swiss employees. Retirement benefits are provided based on employees’ years of service and earnings, or in accordance with applicable employee regulations. Consistent with typical Swiss practice, the pension plan is funded through a guaranteed insurance contract with an insurance company (“IC”). The IC is responsible for the investment strategy of the insurance premiums that the Company submits and does not hold individual assets per participating employer. Assets are pooled from all participating employers, including the Company, and invested in accordance with the IC’s own strategies and risk assessments. Under the term of the contract, the interest rate as well as the capital value is guaranteed for each participant, with the IC assuming any risk to the value of the underlying assets. The IC is a member of a security fund, whose purpose is to cover any shortfall in the event they are

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

not able to fulfill its contractual agreements. The plan assets of the Swiss plan are included in the Level 3 valuation.

The benefits of the pension plans in the Netherlands are fully insured with an IC which meets all the benefit payments directly to the beneficiaries as they fall due. The contracts included in the Level 3 valuation reflects the expected benefit payments, discounted using the same rate used to determine the projected benefit obligation.

In Spain, the plans’ assets represent the computed value of the insurance contracts owned by the Company. These insurance contracts represent a portion of the IC’s general investments linked to the Company. The value of these contracts is determined by the IC. However, a minimum of 4.0% rate of return is stipulated. Upon retirement, the Company calculates the annuity due to a given participant, and to the extent that the amounts linked to that specific employee are not sufficient, the Company funds the difference. In the event that a participant terminates employment prior to retirement, the value for that individual reverts back to the Company. The plan assets of the Spanish plan are included in the Level 3 valuation.

The following tables present reconciliations of Level 3 plan assets measured at fair value for fiscal 2011 and 2010:

	Fair Value at July 1, 2010	Return on plan assets	Purchases, sales & settlements	Effect of exchange rates	Fair Value at June 30, 2011
Asset Category—
Insurance Contract	$16.4	$(0.6)	$3.3	$4.1	$23.2

	Fair Value at July 1, 2009	Return on plan assets	Purchases, sales & settlements	Effect of exchange rates	Fair Value at June 30, 2010
Asset Category—
Insurance Contract	$15.8	$2.0	$(0.1)	$(1.3)	$16.4

Contributions—The Company expects to contribute approximately $4.5 and $8.9 to its U.S. and international pension plans, respectively and $1.6 to its other post-retirement benefit plans in fiscal 2012.

Estimated Future Benefit Payments—The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Fiscal Years Ending June 30	Pension Plans		Other Post-Retirement Benefits
	U.S.	International
2012	$4.1	$8.0	$1.6
2013	4.1	8.1	1.8
2014	4.1	8.3	2.1
2015	4.1	8.0	2.4
2016	4.2	8.4	2.7
2017–2021	24.6	46.3	19.6

18. FAIR VALUE MEASUREMENTS

As discussed in Note 2, the Company utilizes a three-level hierarchy that defines the assumptions used to measure certain assets and liabilities at fair value. The following table presents

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

the financial assets and liabilities the Company measures at fair value on a recurring basis, based on the fair value hierarchy as of June 30, 2011 and 2010:

	Significant Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
	2011	2010	2011	2010
Assets:
Foreign exchange contracts	$1.9	$—	$—	$—
Interest rate swap contracts	0.9	0.7	—	—

Total	$2.8	$0.7	$—	$—

Liabilities:
Foreign exchange contracts	$—	$15.9	$—	$—
Interest rate swaps contracts	4.9	12.6	—	—
Deferred brand growth liability	—	—	8.5	—

Total	$4.9	$28.5	$8.5	$—

The Company has concluded that the carrying amounts of cash and cash equivalents, restricted cash, trade receivables, accounts payable, and certain accrued expenses approximate their fair market values due to their short-term nature.

The following methods and assumptions were used to estimate the fair value of the Company’s other financial instruments for which it is practicable to estimate that value:

Foreign Exchange Contracts—The Company uses an industry standard valuation model, which is based on the income approach, to value the foreign exchange contracts. The significant observable inputs to the model, such as swap yield curves and currency spot and forward rates, were obtained from an independent pricing service.

Interest Rate Swap Contracts—The Company uses an industry standard valuation model, which is based on the income approach, to value the interest rate swap contracts. The significant observable inputs to the model, such a swap yield curves and LIBOR forward rates, were obtained from an independent pricing service.

Senior Secured Notes—The Company uses the income approach to value the senior secured notes. The Company uses the present value calculation to discount interest payments and the final maturity payment on the senior secured debt using a discounted cash flow model based on observable inputs. The Company discounts the debt based on what the current market rates would offer the Company as of the reporting date.

Credit Facility—The Company uses the income approach to value the Credit Facility. The Company uses a present value calculation to discount interest payments and the final maturity payment on the credit facility using a discounted cash flow model based on observable inputs. The Company discounts the debt based on what the current market rates would offer the Company as of the reporting date.

Short-Term Debt—The fair value of the short-term debt approximates carrying value due to the short-term maturities.

Deferred Brand Growth Liability—The fair value of the deferred brand growth liability is determined by applying a probability analysis to service and brand projection factors.

As of June 30, 2010, it was not practical for the Company to determine fair value for the outstanding notes payable to JAB BV due to their related party nature.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

The following table presents the financial assets and liabilities the Company measures at fair value on a recurring basis, based on the fair value hierarchy as of June 30, 2011 and 2010:

	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Nonderivatives
Cash and cash equivalents	$510.8	$510.8	$387.5	$387.5
Restricted cash	2.9	2.9	—	—
Short-term debt	32.2	32.2	15.3	15.3
Coty Inc. credit facility	2,090.0	2,089.2	445.0	434.2
Senior Secured Notes (series A, B and C)	500.0	517.7	500.0	500.0
Deferred brand growth liability	8.5	8.5	—	—
Derivatives
Foreign exchange contracts—assets (liabilities)	$1.9	$1.9	$(15.9)	$(15.9)
Interest rates swap contracts—assets	0.9	0.9	0.7	0.7
Interest rates swap contracts—liabilities	(4.9)	(4.9)	(12.6)	(12.6)

19. DERIVATIVE INSTRUMENTS

The Company is exposed to foreign currency exchange fluctuations and interest rate volatility through its global operations. The Company utilizes natural offsets to the fullest extent possible in order to identify net exposures. In the normal course of business, established policies and procedures are employed to manage these net exposures using a variety of financial instruments.

Foreign Currency Forward Contracts

The Company primarily enters into foreign currency forward contracts to reduce the effects of fluctuating foreign currency exchange rates on exposures relating to inventories, receivables, payables and intercompany loans. The Company may also utilize derivatives to hedge anticipated transactions where there is a high probability that anticipated expenses will materialize. The Company does not use hedge accounting for these contracts. The amount of gain or loss is recorded in current-period earnings. As of June 30, 2011, the Company had foreign currency forward contracts with a notional value of $140.5, which mature at various dates through June 2012. As of June 30, 2010, the Company had foreign currency forward contracts with a notional value of $181.3, which matured at various dates through June 2011.

The Company also utilizes derivative contracts to hedge exposures relating to foreign currency denominated debt to align with the functional currency of the borrowing entity. As of June 30, 2010, the Company had a foreign currency forward contract for a notional value of €109.0 million ($133.2), which matured on July 9, 2010, to hedge the net exposure related to the principal repayment of the JAB BV loan of €160.0 million ($195.5).

Interest Rate Swap Contracts

The Company is exposed to the impact of interest rate changes primarily through its borrowing activities. The Company has periodically entered into interest rate swap agreements to facilitate its interest rate management activities. In some instances, the Company has designated some of these agreements as cash flow hedges and, accordingly, applies hedge accounting. The effective changes in fair value of these agreements are recorded in AOCI/(L), net of tax, and ineffective portions are recorded in current-period earnings. Amounts in AOCI/(L) are subsequently reclassified to earnings as interest expense when the hedged transactions are settled. For interest rate swap agreements not

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

designated as hedge accounting instruments, the changes in fair value from period to period are recorded in current-period earnings.

On June 16, 2010, the Company entered into a pay-floating interest rate swap agreement for the notional amount of $250.0 which matures on October 16, 2011. The swap agreement requires the Company to pay the floating rate interest of three month USD LIBOR and receive the fixed rate of 0.952%. The Company does not use hedge accounting for this interest rate swap agreement. The amount of gain or loss is recorded in current-period earnings.

On October 16, 2008 the Company entered into pay-fixed interest rate swap agreements having total notional amounts of $283.3, which mature on October 16, 2011. The swap agreements effectively fix the interest rate exposure on a portion of the Company’s outstanding borrowings under the Credit Agreement at approximately 3.7% plus applicable borrowing margins. The Company uses hedge accounting for this pay-fixed interest rate swap. The hedged instrument is designated as a cash flow hedge. The agreements were not held for trading purposes and the Company has no current intention to terminate any swap agreements prior to maturity.

On June 30, 2007, the Company had entered into an interest rate collar agreement for a progressive notional amount starting at $100.0 and ending at $250.0. This collar became effective January 21, 2008 and expired July 20, 2009. The collar agreement had a fixed interest rate floor at 4.3% and a fixed interest rate cap of 6.0%. At inception, this collar was designated as a cash flow hedge.

The Company expects that both at the inception and on an ongoing basis, the hedging relationship between the designated interest rate hedges and underlying variable rate debt will be highly effective in achieving offsetting cash flows attributable to the hedged risk during the term of the hedge. If it is determined that a derivative is not highly effective, or that it has ceased to be a highly effective hedge, the Company will be required to discontinue hedge accounting with respect to that derivative prospectively. The corresponding gain or loss position of the ineffective hedge recorded to AOCI/(L) will be reclassified to current-period earnings.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Quantitative Information

The following table summarizes the fair value and presentation in the Consolidated Balance Sheets for derivative instruments as of June 30, 2011 and 2010:

	Fair Value of Derivative Instruments
	Assets			Liabilities
	Balance Sheet Classification	Fair Value		Balance Sheet Classification	Fair Value
		June 30 2011	June 30 2010		June 30 2011	June 30 2010
Derivatives designated as hedging instruments:
Interest Rate Swap				Accrued expenses and other current liabilities	$4.9	$—
				Other noncurrent liabilities	$—	$12.6

Derivatives not designated as hedging instruments:
Interest Rate Swap	Prepaid and other current assets	$0.9	$—
	Other noncurrent assets	$—	$0.7
Foreign Exchange Contracts	Prepaid and other current assets	$1.9	$—	Accrued expenses and other current liabilities	$—	$15.9

The following table summarizes the effect of derivative financial instruments on other comprehensive income (loss) for fiscal 2011 and 2010:

	Loss Recognized in AOCI/(L)		Consolidated Statements of Operations Classification of Loss Reclassified from AOCI/(L)		Loss Reclassified from AOCI/(L) into Operations		Gain/(Loss) Reclassified from AOCI/(L) into Operations
	(Effective Portion)				(Effective Portion)		(Ineffective Portion)
			(Effective and Ineffective Portion)
	2011	2010			2011	2010	2011	2010
Interest Rate Swap	$(1.9)	$(8.1)	Interest	expense, net	$(9.6)	$(9.0)	$—	$—
Interest Rate Collar	—	—	Interest	expense, net	—	(2.0)	—	—

The following table summarizes the amount of gains and losses related to the Company’s derivative financial instruments not designated as hedging instruments for fiscal 2011 and 2010:

	Gain/(Loss) Recognized in Income	Consolidated Statements of Operations Classification of Gain/(Loss) Recognized in Operations	Gain/(Loss) Recognized in Income	Consolidated Statements of Operations Classification of Gain/(Loss) Recognized in Operations
	2011		2010
Interest Rate Swap	$1.4	Interest expense, net	$0.7	Interest Expense
Foreign Exchange Contracts	18.1	Interest expense, net	(23.8)	Interest Expense
Foreign Exchange Contracts	(3.8)	Other (expense)/income, net	(6.9)	Other (expense)/income, net

Credit risk

The Company attempts to minimize credit exposure to counterparties by generally entering into derivative contracts with counterparties that have at least an “A” (or equivalent) credit rating. The counterparties to these contracts are major financial institutions. Exposure to credit risk in the event of nonperformance by any of the counterparties is limited to the gross fair value of contracts in

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

asset positions, which totaled $2.8 and $0.7 at June 30, 2011 and 2010, respectively. Accordingly, management believes risk of loss under these hedging contracts is remote.

20. REDEEMABLE NONCONTROLLING INTEREST

The redeemable noncontrolling interests consist of a 40.0% interest in a consolidated subsidiary in the United Arab Emirates and a 45.0% interest in a consolidated subsidiary in Hong Kong.

Pursuant to their respective shareholder agreements, the Company has the right to purchase the noncontrolling interests in the Company’s consolidated foreign subsidiaries in the United Arab Emirates and Hong Kong (“call right”) from the noncontrolling interest holder and the noncontrolling interest holders have the right to sell the noncontrolling interests (“put right”) to the Company at certain points in time. The amount at which the put and call right can be exercised is based on a formula prescribed by the shareholder agreements as summarized in the table below, multiplied by the noncontrolling interest holder’s percentage of shareholding in the Company. Given the provision of the put right, the entire noncontrolling interests are redeemable outside of the Company’s control and are recorded in temporary equity at the estimated redemption value. The Company is required to adjust the redeemable noncontrolling interests to the redemption values on each balance sheet date. The changes in redemption values are recognized as an adjustment to retained earnings, or in the absence of retained earnings, by an adjustment to additional paid-in capital.

	United Arab Emirates	Hong Kong
Percentage of Redeemable Noncontrolling Interest	40.0%	45.0%
Earliest Exercise Date(s)	15.0% in July 2014; remaining 25.0% or entire 40.0% in July 2029	July 2015
Formula of Redemption Value	3 year average of EBIT(1) * 6	3 year average of EBIT(1) * 8 plus retained earnings

(1)	EBIT is defined as earnings before interest and income taxes.

21. COMMON AND PREFERRED STOCK

Coty Inc.’s capital stock consisted of Class A and Class B common stocks until December 2010. Except for voting privileges, all rights, qualifications, limitations and restrictions of the Class A and Class B common stocks are identical in all respects. Holders of Class B common stock were entitled to one vote per share and holders of Class A common stock had no voting privileges.

In September 2010, the Company completed a 5-for-1 stock split of its authorized and outstanding shares of Class A common stock. As a result of the stock split, stockholders of record of Class B common stock were issued four additional shares of Class B common stock for each share owned by such stockholder. All Class B common share and per-share amounts, including stock options, restricted stock units, and treasury stock, shown in the Consolidated Financial Statements and related notes were adjusted to reflect the split. All prior periods have been retroactively adjusted to reflect the split.

In December 2010, the Company amended its certificate of incorporation to retire the Class A common stock and increased the authorized shares of the Class B common stock to 800.0 million at $0.01 par value. The Company also authorized 20.0 million of undesignated preferred stock at $0.01 par value.

During fiscal 2011, the Company issued a total of 8.3 million shares of its Class B Common Stock associated with employee share-based compensation programs. The Company issued 4.9 million shares of its Class B common stock relating to employee stock option exercises and 1.0

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

million shares of restricted Class B common stock were issued relating to the Executive Ownership Plan. The Company received a total of $28.5 in cash for these shares which had a fair value of $59.2 at the date of issuance. Additionally, 2.4 million restricted stock units purchased in fiscal 2008 were converted into restricted Class B common stock. All 8.3 million shares issued represent employee held equity instruments. The share based compensation plans governing these instruments contain a clause which permits the participants to sell their investment back to the Company without restrictions. As such, the shares are included in the number of shares of Class B Common Stock outstanding and are classified as a liability, included in Other noncurrent liabilities. No common stock was issued to option holders in fiscal 2010 or 2009.

On June 14, 2011, the Board of Directors declared a cash dividend of €25.0 million, or approximately $35.7 in aggregate or 10 cents per share. The $35.3 of the dividend was paid on outstanding common stock on June 28, 2011. The remaining $0.4 of the dividend was accumulated on unvested shares of restricted stock and RSUs and will be paid upon vesting.

In June 2011, the Company changed the name of the Class B common stock to “Common Stock”. As of June 30, 2011, the total authorized shares of Common Stock and Preferred Stock were 800.0 million, and 20.0 million, respectively, and outstanding shares of common stock were 370.0 million. No Preferred Stock was outstanding as of June 30, 2011. Unless shareholder approval is otherwise required by the exchange on which the Company is listed, the authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. The Company’s Board of Directors is authorized to determine the preferences, limitations and relative rights of any shares of authorized but unissued Preferred Stock that it chooses to issue.

22. SHARE-BASED COMPENSATION PLANS

The Company has three active share-based compensation plans as of June 30, 2011, including the Executive Ownership Plan (“EOP”), Long-Term Incentive Plan and the 2007 Stock Plan for Directors, under which shares are available to be awarded for nonqualified stock options, restricted share awards (performance and/or time vested) and other share-based awards. The Company’s share-based compensation plans are accounted for as liability plans as they allow for cash settlement or contain put features to sell shares back to the Company for cash. This option to settle in cash shall not be available upon completion of the initial public offering and will be replaced by a share settlement feature. As of June 30, 2011 and 2010, a total of 430.0 million and 56.5 million shares, respectively, are available to be utilized for stock options and awards for management.

As of June 30, 2011, total accrued share-based compensation for nonqualified stock options, restricted shares, special incentive awards and restricted stock units (“RSUs”) includes $151.9, with $91.5 representing accrued amounts for options and awards not exercisable within the next year, such amounts included in Other non-current liabilities on the Consolidated Balance Sheets. Future employer taxes of $15.5 are associated with the share-based compensation accrual of $151.9. The Company will recognize this expense upon exercise date.

As of June 30, 2011, the total unrecognized share-based compensation expense related to unvested stock options is $95.7. The unrecognized share-based compensation expense is expected to be recognized over a weighted-average period of 2.7 years.

As of June 30, 2011, the total unrecognized share-based compensation expense related to restricted share awards and other share-based awards in the aggregate is $37.4. The unrecognized share-based compensation expense is expected to be recognized over a weighted-average period of 3.2 years.

Nonqualified Stock Options—In September 2010, the Company amended its nonqualified and tandem stock option plan, allowing all option holders to exercise their vested options for cash or shares of Coty Inc. common stock with a par value of $0.01 per share (“Common Stock”). Prior to

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

the amendment, the plan required all option holders to exercise their vested options for cash. These options are granted to eligible employees as specified in the terms of the plans. For these liability awards, the fair value of the award, which determines the measurement of the liability on the balance sheet, is remeasured at each reporting period until the award is settled. Fluctuations in the fair value of this liability award are recorded as increases or decreases in compensation cost over the vesting period. These fair values are used to determine the liability as of June 30, 2011, 2010 and 2009, and are estimated using the Black-Scholes option valuation with the following assumptions:

	2011	2010	2009
Expected life of option	6.38 yrs	5.89 yrs	5.88 yrs
Risk-free interest rate	2.26%	2.00%	2.93%
Expected volatility	29.98%	30.30%	32.79%
Expected dividend yield	0.00%	0.00%	0.00%

Expected Life—The expected life of the option represents the period of time (years) that options granted are expected to be outstanding, which the Company calculates using a formula based on the vesting term and the contractual life of the respective option.

Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the implied yield available on a U.S. Treasury note with a term equal to the expected term of the underlying grants. The risk-free interest rates range from 0.06% to 2.76%.

Expected Volatility—The Company calculates expected volatility based on median volatility for peer companies using 7.5 years of daily stock price history.

Dividends—An expected dividend yield of zero is used in the option valuation model because the Company does not expect to pay dividends over the contractual term.

Forfeiture Rate—The Company uses historical data to estimate pre-vesting option forfeitures, which yields a forfeiture rate of 4.0% per vesting year until options are exercisable. Therefore, share-based compensation expense is recorded only for those options that are expected to vest. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates.

All options related to share-based compensation plans are granted at the estimated fair value of Common Stock, which is determined based in each instance through an evaluation by management with assistance from a major investment banking firm. The valuation of shares is based on (i) an aggregate value EBITDA benchmark of future earnings and (ii) a price earnings growth rate benchmark, with a comparison to peer group companies and market multiples, and a theoretical liquidity discount of 10.0% associated with the illiquidity of the Common Stock due to the absence of a public market for the stock and certain restrictions from the transfer of stock in a private entity.

Nonqualified stock options generally become exercisable after five years with a 10-year exercise period. In fiscal 2010, options related to the fiscal 2007 grant were forfeited due to the Company’s failure to achieve required performance thresholds. From fiscal 2005 to 2007, nonqualified stock options became exercisable after three years contingent on achievement of certain performance targets with a 10-year exercise period. Prior to fiscal 2005, nonqualified options became exercisable on a pro rata basis over three years with a 10-year exercise period.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

The following table summarizes the Company’s outstanding nonqualified stock options as of June 30, 2011 and activity during the fiscal year then ended:

	Shares (in millions)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term
Outstanding at July 1, 2010	39.9	$7.24
Granted	10.4	9.22
Exercised	(5.9)	4.14
Forfeited or expired	(1.2)	8.69

Outstanding at June 30, 2011	43.2	$8.10

Vested and expected to vest at June 30, 2011	40.7	$8.08	$143.7	6.86

Exercisable at June 30, 2011	8.5	$5.17	$54.9	3.93

The grant prices of the outstanding options as of June 30, 2011 ranged from $2.80 to $11.60. The grant prices for exercisable options ranged from $2.80 to $10.70. The weighted-average grant date fair value of stock options granted during fiscal 2011, 2010 and 2009 is $3.66, $3.48 and $2.63, respectively. The total intrinsic value on options exercised during fiscal 2011, 2010 and 2009 is $35.4, $23.4 and $54.6, respectively.

The following table summarizes the Company’s nonvested nonqualified stock options as of June 30, 2011 and activity during the fiscal year then ended:

	Shares (in millions)	Weighted Average Grant Date Fair Value
Nonvested at July 1, 2010	25.6	$3.86
Granted	10.4	3.66
Vested	(0.3)	4.10
Forfeited	(1.0)	3.31

Nonvested at June 30, 2011	34.7	$3.80

The share-based compensation expense/(income) recognized on the nonqualified stock options includes $70.3, $63.6 and ($125.4) in fiscal 2011, 2010 and 2009, respectively, based upon the fair value of the underlying stock for each corresponding period. Additionally, the Company recorded the change in fair value of common stock issued to option holders from the exercise date to June 30, 2011 of $6.7 to share-based compensation expense. There was no common stock issued to option holders in fiscal 2010 or 2009.

Special Incentive Awards

In September 2010, the Company granted special incentive awards to a select group of key executives. This plan grants contingent rights to key executives to receive shares upon vesting. Vesting is dependent upon the occurrence of an initial public offering or on or after the fifth anniversary from the grant date, contingent on achievement of a target fair value of the Company’s share price.

The Company records these instruments at their fair value on the reporting period date utilizing a Monte Carlo valuation model that takes into account estimated probabilities of possible outcomes. For the fiscal year ended June 30, 2011, the model used the following assumptions:

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

2011
Expected life of award	5.0 yrs
Risk-free rate	2.99%
Expected volatility	29.98%
Expected dividend yield	0.00%

Compensation expense recorded in connection with the special incentive award is $5.9 in fiscal 2011. No vesting or forfeiture activity has occurred during fiscal 2011. There were no special incentive awards granted, and no compensation expense recorded in connection with such awards, in fiscal 2010 or 2009.

Restricted Share Units and Restricted Shares

During fiscal 2008, the Company introduced the EOP program whereby certain senior executives of the Company were provided with an opportunity to purchase RSUs, at the then current share value, and receive a matching quantity of nonqualified stock options. In September 2010, the Company amended the EOP agreement, allowing the executives to purchase shares of common stock with a five-year vesting period (restricted shares), instead of the RSUs. The amended terms are effective for future investments. Additionally the amended EOP also applied to the RSUs issued in fiscal 2008 and 2009 as follows: (1) the RSUs purchased in fiscal 2008 were converted into restricted shares; (2) the RSUs purchased in fiscal 2009 remain as RSUs. The restricted shares, RSUs and matching nonqualified options vest five years from date of purchase or grant.

At the discretion of the individual executive, the RSUs can be settled in either cash or shares at the fair value five years after the grant date. As noted in the Nonqualified Stock Options section above, the matching nonqualified stock options become exercisable after five years with a 10-year exercise period. As prescribed in the EOP agreement, if employment terminates prior to the 5-year vesting period, the restricted shares and RSUs are redeemed at either the initial investment or current fair value, dependent on the cause of separation (e.g., death, disability, retirement or resignation).

During fiscal 2011, the Company granted restricted shares of 1.0 million, of which 0.9 million were purchased by executives, and received 3.0 million matching nonqualified stock options. No purchases were made during fiscal 2010. The compensation expense/(income) recorded in connection with the EOP restricted shares and RSUs includes $5.6, $2.3 and ($3.2) in fiscal 2011, 2010 and 2009, respectively.

The following table summarizes the Company’s restricted share units as of June 30, 2011 and activity during the fiscal year then ended:

	Shares (in millions)	Weighted Average Grant Date Fair Value
Nonvested at July 1, 2010	3.2	$9.53
Granted	1.0	9.21

Nonvested at June 30, 2011	4.2	$9.45

23. NET INCOME ATTRIBUTABLE TO COTY INC. PER COMMON SHARE

Net income attributable to Coty Inc. per common share (“basic EPS”) is computed by dividing net income attributable to Coty Inc. by the weighted-average number of common shares outstanding during the period, except that it does not include unvested restricted shares subject to repurchase or cancellation. Net income attributable to Coty Inc. per common share assuming dilution (“diluted EPS”) is computed by using the weighted-average number of common shares and the effect of

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of nonqualified stock options, restricted share units and restricted shares. However special incentive awards are excluded from the dilutive impact of the share-based awards as the award’s market condition has not been achieved at the end of the reporting period. The dilutive effect of outstanding non-qualified stock options, restricted shares, and restricted share units is reflected in diluted income per share by application of the treasury stock method.

Net income attributable to Coty Inc. is adjusted through the application of the two-class method of income per share to reflect a portion of the periodic adjustment of the redemption value in excess of fair value. There is no excess of redemption value over fair value of the redeemable noncontrolling interests in fiscal 2011, 2010 and 2009.

A reconciliation between the numerators and denominators of the basic and diluted EPS computations is as follows:

	Years Ended June 30
	2011	2010	2009
	(in millions, except per share data)
Numerator:
Net Income attributable to Coty Inc.	$61.7	$61.7	$101.7

Denominator:
Weighted average common shares outstanding—Basic	329.4	280.2	280.2
Effect of dilutive stock options	6.3	—	—
Effect of restricted stock and restricted stock units	3.4	—	—

Weighted average common shares outstanding—Diluted	339.1	280.2	280.2

Net Income attributable to Coty Inc. per common share:
Basic	$0.19	$0.22	$0.36
Diluted	0.18	0.22	0.36

As of June 30, 2011, outstanding options to purchase 15.6 million shares of Common Stock are excluded from the computation of diluted EPS as their inclusion would be anti-dilutive. There are no anti-dilutive restricted shares or restricted stock units that were excluded from the computation.

Prior to September 2010, the Company’s share-based compensation plans only allowed for cash settlement. As a result, stock options, restricted stock and restricted stock units did not have a dilutive effect on EPS for fiscal 2010 and 2009.

24. COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is involved, from time to time, in litigation and other legal proceedings incidental to the Company’s business. Management believes that the outcome of current litigation and legal proceedings will not have a material adverse effect upon the Company’s results of operations or financial condition. However, management’s assessment of the Company’s current litigation and other legal proceedings could change in light of the discovery of facts with respect to legal actions or other proceedings pending against the Company not presently known to the Company or determinations by judges, juries or other finders of fact which are not in accord with management’s evaluation of the possible liability or outcome of such litigation or proceedings.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

Contractual Obligations

The following table summarizes the Company’s contractual obligations as of June 30, 2011:

	Payment due by fiscal year
	Total	2012	2013	2014	2015	2016	Thereafter
License agreements:
Royalty payments	$332.4	$31.9	$31.9	$28.6	$26.4	$20.2	$193.4
Advertising and promotional spend obligations	248.5	48.4	45.7	38.5	29.8	11.1	75.0
Other contractual obligations	174.5	33.2	29.8	20.9	14.1	12.1	64.4

Total	$755.4	$113.5	$107.4	$88.0	$70.3	$43.4	$332.8

The Company’s contractual obligations primarily include estimated royalty payments, advertising and promotional spend obligations. Other contractual obligations relate to logistic service commitments, capital improvement commitments and other services. The Company maintains several license and distribution agreements. Early termination of any of the license or distribution agreements could result in potential cash outflows. In addition, certain license agreements require the Company to spend minimum amounts on advertising and promotion of Company products bearing the trademark, provide for minimum royalty payments regardless of sales levels, or place other restrictions or conditions on the use of the trademark. Based on historical performance and future expected sales, the Company anticipates achieving the minimum advertising and promotion levels as well as minimum royalty sales levels.

Acquisition Agreements

As discussed in Note 10, pursuant to the Company’s fiscal 2006 acquisition of Unilever Cosmetics International, the Company is obligated to make future annual contingent purchase price consideration payments based on contractually agreed-upon sales levels and can range up to $30.0 per year for a ten-year period following the acquisition.

As discussed in Notes 4 and 18, pursuant to the Company’s acquisition of TJoy the Company will make payments in connection with the growth of certain of the Company’s existing brands. The Company estimates an amount of $8.5.

Other Commitments

As discussed in Notes 13 and 25, the Company entered into new lease agreements in May and July 2011 for the New York and Geneva office facilities, respectively. See Note 13 for the minimum rental lease commitments. Additionally, see Note 12 for maturities of all long-term debt and Note 17 for the estimated future benefit payments related to the Company’s employee benefit plans.

25. SUBSEQUENT EVENTS

Subsequent events were considered through June 28, 2012, which was the date the Company’s Consolidated Financial Statements were available to be issued.

On July 27, 2011, the Company entered into a $17.4 lease agreement for a new office facility in Geneva, Switzerland commencing July 2011 and ending June 2021.

On August 19, 2011, the Company entered into foreign currency contracts to hedge foreign currency exposure associated with a contemplated acquisition opportunity that was withdrawn. These contracts expired on November 21, 2011 and did not qualify for hedge accounting treatment. The Company incurred a loss of $37.4 ($22.8 net of tax) on the contract.

COTY INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)

On August 22, 2011, the Company refinanced its existing credit agreement, which supersedes all prior credit agreements. The new credit agreement with JP Morgan Chase Bank, N.A. as administrative agent and Bank of America, N.A. and Wells Fargo Securities, LLC as co-syndication agents expires August 22, 2015. The new credit agreement provides a term loan facility of $1,250.0 and a revolving loan facility of $1,250.0.

On December 21, 2011, the Company purchased the remaining outstanding common stock of its majority-owned subsidiary in Greece from its non-controlling interest partner for €6.1 million ($8.0). Upon acquisition of the additional ownership interest the remaining non-controlling interest was eliminated and the difference between the purchase price paid and the carrying value of the non-controlling interest acquired was recognized as a reduction of additional paid-in capital amounting to $6.6 in the Consolidated Balance Sheets as of December 31, 2011.

On January 19, 2012, the Company paid RMB 816.0 million ($129.1) representing a payment for 32% of TJoy shares, as described in Note 4, pursuant to the terms of the TJoy acquisition. The Company is required to make a payment for the remaining 8% of the TJoy shares for RMB 204.0 million ($32.3) based on exchange rates in effect on June 28, 2012. On June 25, 2012, the Company commenced arbitration proceedings in Hong Kong under the HKIAC Administered Arbitration Rule with regard to the amount of final payment.

For the nine months ended March 31, 2012, the Company recognized an impairment charge on the indefinite lived TJoy and Philosophy trademarks purchased of $58.0 and $41.5, respectively. Additionally, the Company changed its annual impairment testing date of goodwill and indefinite-lived intangible assets to May 1.

On April 2 and May 9, 2012, the Company presented a nonbinding offer to purchase 100% of Avon Products, Inc. On May 14, 2012, the Company withdrew the nonbinding offer and ceased all activities related to the proposed transaction.

On April 6, 2012, the Company entered into a lease agreement for a new office facility in New York, NY commencing on or about April 1, 2013 and ending January 31, 2030. The future lease payments under this agreement are approximately $88.8.

On June 4, 2012, the Company entered into an agreement with an independent third party to establish a majority owned entity for the purpose of exclusively selling, distributing, marketing and promoting our products in South Korea.

On June 5, 2012, DH BV transferred its ownership percentage in Coty Inc. to JAB Holdings II B.V. JAB Holdings II B.V. is a 100% wholly owned subsidiary of DH BV.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars and Shares in Millions, Except Per Share Data
(Unaudited)

	Nine Months Ended March 31
	2012	2011
Net revenues	$3,587.9	$3,070.6
Cost of sales	1,423.6	1,216.0

Gross profit	2,164.3	1,854.6
Selling, general and administrative expenses	1,697.4	1,501.3
Amortization expense	76.7	54.3
Restructuring costs	3.9	28.0
Asset impairment charges	102.0	—
Acquisition-related costs	8.4	18.3

Operating income	275.9	252.7
Interest expense-related party	—	5.9
Interest expense, net	73.6	61.2
Other expense, net	29.8	4.8

Income before income taxes	172.5	180.8
Provision for income taxes	114.5	94.6

Net income	58.0	86.2
Net income attributable to noncontrolling interests	11.4	10.2
Net income attributable to redeemable noncontrolling interests	13.7	12.9

Net income attributable to Coty Inc.	$32.9	$63.1

Net income attributable to Coty Inc. per common share:
Basic	$0.09	$0.20
Diluted	$0.09	$0.19
Weighted average common shares outstanding:
Basic	371.5	317.0
Diluted	381.8	326.7

See notes to Condensed Consolidated Financial Statements.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Dollars and Shares in Millions, Except Per Share Data
(Unaudited)

	March 31 2012	June 30 2011
ASSETS
Current Assets:
Cash and cash equivalents	$520.4	$510.8
Trade receivables—less allowance of $24.4 and $19.2, respectively	685.1	597.9
Inventories	612.6	677.3
Prepaid expenses and other current assets	204.3	219.1
Deferred income taxes	82.3	82.0

Total current assets	2,104.7	2,087.1
Property and equipment, net	452.7	463.0
Goodwill	1,891.8	1,877.1
Other intangible assets, net	2,159.5	2,345.7
Other noncurrent assets	40.6	30.7
Deferred income taxes	85.9	10.3

TOTAL ASSETS	$6,735.2	$6,813.9

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$572.4	$676.9
Accrued expenses and other current liabilities	1,147.8	1,068.6
Short-term debt and current portion of long-term debt	175.8	47.3
Income and other taxes payable	176.2	36.9
Deferred income taxes	1.6	1.8

Total current liabilities	2,073.8	1,831.5
Long-term debt	2,301.3	2,575.1
Pension and postretirement benefits	200.4	207.1
Deferred income taxes	439.1	442.0
Other noncurrent liabilities	299.7	298.2

Total liabilities	5,314.3	5,353.9

COMMITMENTS AND CONTINGENCIES (Note 17)
REDEEMABLE NONCONTROLLING INTERESTS	94.7	86.6
EQUITY:
Common stock, $0.01 par value; 800.0 shares authorized at March 31, 2012 and June 30, 2011; 399.4 and 387.5 shares issued at March 31, 2012 and June 30, 2011; 381.9 and 370.0 shares outstanding at March 31, 2012 and June 30, 2011	4.0	3.9
Preferred stock, $0.01 par value; 20.0 shares authorized at March 31, 2012 and June 30, 2011	—	—
Additional paid-in capital	1,515.2	1,529.2
Accumulated deficit	(33.0)	(65.9)
Accumulated other comprehensive (loss) income	(67.7)	0.2
Treasury stock—at cost, shares; 17.5 at March 31, 2012 and June 30, 2011	(105.5)	(105.5)

Total Coty Inc. stockholders’ equity	1,313.0	1,361.9
Noncontrolling interests	13.2	11.5

Total equity	1,326.2	1,373.4

TOTAL LIABILITIES AND EQUITY	$6,735.2	$6,813.9

See notes to Condensed Consolidated Financial Statements.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
Dollars and Shares in Millions
(Unaudited)

	Common Stock		Additional Paid-in Capital	(Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Coty Inc. Stockholders’ Equity	Noncontrolling Interests	Total Equity	Redeemable Noncontrolling Interests
	Shares	Amount				Shares	Amount
BALANCE—July 1, 2011	387.5	$3.9	$1,529.2	$(65.9)	$0.2	17.5	$(105.5)	$1,361.9	$11.5	$1,373.4	$86.6
Issuance of common stock	11.9	0.1	127.7					127.8		127.8
Reclassification of common stock to liability			(127.7)					(127.7)		(127.7)
Acquisition of noncontrolling interest			(6.6)					(6.6)	(1.4)	(8.0)
Net income				32.9				32.9	11.4	44.3	13.7
Other comprehensive loss					(67.9)			(67.9)	(0.5)	(68.4)	(0.2)
Distribution to noncontrolling interests									(7.8)	(7.8)	(12.8)
Adjustment of redeemable noncontrolling interests to redemption value			(7.4)					(7.4)		(7.4)	7.4

BALANCE—March 31, 2012	399.4	$4.0	$1,515.2	$(33.0)	$(67.7)	17.5	$(105.5)	$1,313.0	$13.2	$1,326.2	$94.7

See notes to Condensed Consolidated Financial Statements.

COTY INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Dollars in Millions
(Unaudited)

	Nine Months Ended March 31
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$58.0	$86.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	178.7	153.8
Asset impairment	102.0	—
Deferred income taxes	(83.0)	19.8
Provision for bad debts	6.0	(0.1)
Provision for postretirement benefits	10.8	10.3
Provision for share-based compensation	132.9	87.9
Other	13.0	(1.0)
Changes in operating assets and liabilities:
Increase in trade receivables	(128.1)	(42.0)
Decrease in inventories	36.8	14.1
Increase in prepaid expenses and other assets	(1.1)	(19.6)
Decrease in accounts payable	(50.0)	(11.1)
(Decrease) increase in accrued expenses and other liabilities	(15.1)	36.1
Increase in tax accruals	145.8	39.1

Net cash provided by operating activities	406.7	373.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of acquired companies, net of cash acquired	(129.1)	(2,140.5)
Capital expenditures	(134.2)	(69.1)
Additions of goodwill	(30.0)	(30.0)
Other	(0.2)	0.3

Net cash used in investing activities	(293.5)	(2,239.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (repayments) of short-term debt	25.5	(1.7)
Proceeds from revolving loan facilities	1,367.5	1,239.9
Payments on revolving loan facilities	(1,638.5)	(489.9)
Proceeds from credit facility term loans	1,250.0	800.0
Payments on credit facility term loans	(1,150.0)	—
Repayment of related party debt—JAB BV	—	(465.0)
Proceeds from issuance of related party debt—DH BV	—	100.0
Payment of related party debt—DH BV	—	(100.0)
Proceeds from sale of common stock	—	750.0
Proceeds from issuance of common stock	127.0	23.5
Acquisition of noncontrolling interest	(8.0)	—
Net payments on foreign exchange contracts	(1.8)	(11.5)
Net payments on interest rate swaps	(4.0)	—
Distributions to noncontrolling interests	(7.8)	(8.0)
Distributions to redeemable noncontrolling interests	(12.8)	(8.9)
Payment of deferred financing fees	(16.3)	(9.0)

Net cash (used in) provided by financing activities	(69.2)	1,819.4

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(34.4)	44.0
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	9.6	(2.4)
CASH AND CASH EQUIVALENTS—Beginning of period	510.8	387.5

CASH AND CASH EQUIVALENTS—End of period	$520.4	$385.1

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:
Cash paid during the period for:
Interest	$50.2	$51.7
Income taxes	50.2	45.9
Non-cash transactions:
Accrued capital expenditure additions	$18.1	$10.1

See notes to Condensed Consolidated Financial Statements.

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

1. DESCRIPTION OF BUSINESS

Coty Inc. and subsidiaries (collectively, the “Company” or “Coty”) engage in the manufacturing, marketing and distribution of women’s and men’s fragrances, color cosmetics and skin & body care related products in numerous countries throughout the world.

The Company operates on a fiscal year basis with a year end of June 30. The Company’s revenues are increased by seasonal factors during the second fiscal quarter as a result of increased demand associated with the holiday season. Accordingly, the Company’s financial performance, working capital requirements, cash flow and borrowings experience variability during the three to six months preceding this holiday season.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited interim Condensed Consolidated Financial Statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these unaudited interim Condensed Consolidated Financial Statements and accompanying footnotes should be read in conjunction with the Company’s Annual Consolidated Financial Statements for the year ended June 30, 2011, included elsewhere in this prospectus. In the opinion of management, all adjustments, consisting of normal recurring nature, considered necessary for a fair presentation have been included in the Condensed Consolidated Financial Statements. The results of operations for the nine months ended March 31, 2012 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending June 30, 2012 (“fiscal 2012”).

Acquisition-Related Costs

Acquisition-related costs primarily include legal, banking, accounting, and other professional fees associated with completed and contemplated business combinations which are expensed as incurred. For the nine months ended March 31, 2012, the Company recorded Acquisition-related costs of $8.4, primarily related to certain due diligence and acquisition-related activities incurred in connection with acquisition opportunities. The Company ceased acquisition-related efforts for the aforementioned opportunities. In connection with the fiscal 2011 acquisitions, the Company recorded Acquisition-related costs for the nine months ended March 31, 2011 of $18.3, included within Acquisition-related costs on the Condensed Consolidated Statements of Operations.

Tax Information

The effective rate for income taxes is 66.4% and 52.3% for the nine months ended March 31, 2012 and 2011, respectively. The difference in the effective tax rates substantially reflects a decrease in the accrual for unrecognized tax benefits as a result of the completion of the restructuring of the Company’s international business in Geneva, Switzerland offset by the negative tax consequences associated with TJoy’s ongoing operating losses, its impairment of trademarks as further disclosed in Note 6, and an increase in non-deductible expenses.

The effective rates vary from the U.S. federal statutory rate of 35% due to the effect of (i) jurisdictions with different statutory rates (ii) adjustments to our unrecognized tax benefits and accrued interest, (iii) non-deductible expenses, and (iv) valuation allowance changes.

As of March 31, 2012 and June 30, 2011, the gross amount of unrecognized tax benefits, exclusive of interest and penalties, totals $324.9 and $308.6, respectively. The total amount of

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

unrecognized tax benefits that, if recognized, would affect the effective tax rate is $292.9. The total interest and penalties accrued related to unrecognized tax benefits during the nine months ended March 31, 2012 and 2011, in the accompanying Condensed Consolidated Statements of Operations is $3.8 and $3.9, respectively. The total gross accrued interest and penalties in the accompanying Condensed Consolidated Balance Sheets at March 31, 2012 and June 30, 2011 is $25.6 and $22.5, respectively. On the basis of the information available as of March 31, 2012, it is reasonably possible that a reduction of $4.9 of unrecognized tax benefits may occur within 12 months as a result of projected resolutions of global tax examinations and a potential lapse of the applicable statues of limitations.

Foreign Currency

Net (losses) gains of ($2.4) and $13.6 for the nine months ended March 31, 2012 and 2011, respectively, resulting from non-financing related foreign currency transactions are included in their associated expense type and are reflected within Operating income.

Net losses of ($37.5) and ($8.8) for the nine months ended March 31, 2012 and 2011, respectively, resulting from financing related foreign currency transactions have been included within Interest expense, net and Other expense, net on the Condensed Consolidated Statements of Operations.

Restricted Cash

The Company has RMB 14.6 million ($2.3) and RMB 18.8 million ($2.9) of notes payable outstanding as of March 31, 2012 and June 30, 2011, respectively. Notes are payable to China Merchants Bank, China Citic Bank, and Industrial and Commercial Bank of China (“the banks”) who issue bank notes to creditors of the Company’s Chinese subsidiary. Notes payable are interest free and usually mature after a three to six month period. In order to issue notes payable on behalf of the Company, the banks require collateral, such as cash deposits, which are approximately 50% - 100% of notes issued. Restricted cash pledged as collateral for the balance of notes payable as of March 31, 2012 and June 30, 2011, amounted to RMB 10.8 million ($1.7) and RMB 18.8 million ($2.9), respectively. These notes require a lump sum payment at maturity.

As of March 31, 2012, the Company’s Chinese subsidiary has restricted cash of RMB 10.0 million ($1.6) associated with a short term loan with China Merchants Bank of RMB 20.0 million ($3.2), as disclosed in Note 7.

Total restricted cash balances of $3.3 and $2.9 as of March 31, 2012 and June 30, 2011, respectively, are included in Prepaid expenses and Other current assets on the Condensed Consolidated Balance Sheets. Changes in restricted cash balances are recorded in cash flows from operating activities in the Condensed Consolidated Statement of Cash Flows.

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

3. SEGMENT REPORTING

Operating segments (also referred to as “segments”) include components of the business for which separate financial information is available and evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The Company’s chief operating decision maker has been identified as its Executive Committee.

	Nine Months Ended March 31
	2012	2011
SEGMENT DATA
Net Revenues:
Fragrances	$1,988.2	$1,875.7
Color Cosmetics	1,044.3	767.5
Skin & Body Care	555.4	427.4

Total	$3,587.9	$3,070.6

Operating Income:
Fragrances	$322.2	$273.0
Color Cosmetics	176.0	91.2
Skin & Body Care	(73.4)	26.9
Corporate	(148.9)	(138.4)

Total	$275.9	$252.7

Reconciliation:
Operating Income	$275.9	$252.7
Interest expense—related party	—	5.9
Interest expense, net	73.6	61.2
Other expense, net	29.8	4.8

Income Before Income Taxes	$172.5	$180.8

4. RESTRUCTURING COSTS

Restructuring costs consist of the following:

	Nine Months Ended March 31
	2012	2011
Acquisition Integration Programs	$2.6	$16.9
2009 Cost Savings Program	1.3	11.1

	$3.9	$28.0

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

Acquisition Integration Programs

Total expenses of $2.6 and $16.9 for the nine months ended March 31, 2012 and 2011, respectively, were recorded as restructuring costs and are included in Corporate. The following table presents aggregate restructuring charges for the Program:

	Severance and Employee Benefits	Third-Party Contract Terminations	Other Exit Costs	Total
Fiscal 2011	$8.2	$10.0	$0.3	$18.5
Nine months ended March 31, 2012	0.2	2.4	—	2.6

Charges recorded through March 31, 2012	$8.4	$12.4	$0.3	$21.1

The related liability balance and activity for the restructuring charges are shown below:

	Severance and Employee Benefits	Third-Party Contract Terminations	Other Exit Costs	Total
Balance—July 1, 2011	$8.3	$5.7	$0.1	$14.1
Restructuring charges	0.2	2.6	—	2.8
Changes in estimates	—	(0.2)	—	(0.2)
Payments	(8.2)	(3.1)	—	(11.3)
Foreign currency translation	(0.3)	(0.3)	—	(0.6)

Balance—March 31, 2012	$—	$4.7	$0.1	$4.8

Management currently estimates that the total remaining accrual of $4.8 will result in cash expenditures of approximately $3.7 and $1.1 in fiscal 2012 and fiscal 2013, respectively. Accrued restructuring charges are included in Accrued expenses and other current liabilities on the Condensed Consolidated Balance Sheets.

2009 Cost Savings Program

Total expenses of $1.3 and $11.1 for the nine months ended March 31, 2012 and 2011, respectively, were recorded as restructuring costs and are included in Corporate. The following table presents aggregate restructuring charges for the Program:

	Severance and Employee Benefits	Third-Party Contract Terminations	Other Exit Costs	Total
Fiscal 2009	$35.3	$2.4	$1.4	$39.1
Fiscal 2010	26.5	1.6	2.5	30.6
Fiscal 2011	5.8	0.6	5.6	12.0
Nine months ended March 31, 2012	0.9	0.1	0.3	1.3

Charges recorded through March 31, 2012	$68.5	$4.7	$9.8	$83.0

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

The related liability balance and activity for the restructuring charges are shown below:

	Severance and Employee Benefits	Third-Party Contract Terminations	Other Exit Costs	Total
Balance—July 1, 2011	$12.3	$0.6	$0.3	$13.2
Restructuring charges	3.7	0.1	0.5	4.3
Changes in estimates	(2.8)	—	(0.2)	(3.0)
Payments	(9.1)	(0.2)	(0.6)	(9.9)
Foreign currency translation	(0.5)	(0.1)	—	(0.6)

Balance–March 31, 2012	$3.6	$0.4	$—	$4.0

Management currently estimates that the total remaining accrual of $4.0 will result in cash expenditures of approximately $0.9 and $3.1 in fiscal 2012 and 2013, respectively. Accrued restructuring charges are included in Accrued expenses and other current liabilities on the Condensed Consolidated Balance Sheets.

In addition to the program charges reflected above, the Company recorded accelerated depreciation of $0.4 and $5.6 during the nine months ended March 31, 2012 and 2011, respectively, resulting from a change in the estimated useful life of a manufacturing facility. The accelerated depreciation expenses are included within Selling, general and administrative expenses on the Condensed Consolidated Statements of Operations.

5. INVENTORIES

Inventories as of March 31, 2012 and June 30, 2011, respectively, consist of the following:

	March 31 2012	June 30 2011
Raw materials	$166.9	$173.4
Work-in-process	28.8	61.5
Finished goods	416.9	442.4

Total inventories	$612.6	$677.3

6. GOODWILL AND OTHER INTANGIBLE ASSETS, NET

Goodwill and Other intangible assets, net as of March 31, 2012 and June 30, 2011, consist of the following:

	March 31 2012	June 30 2011
Goodwill	$1,891.8	$1,877.1

Other intangible assets, net
Indefinite-lived other intangible assets	$1,290.1	$1,393.0
Finite-lived other intangible assets, net	869.4	952.7

Total Other intangible assets, net	$2,159.5	$2,345.7

We performed annual impairment testing of goodwill as of January 1, 2012 and determined that goodwill associated with the reporting units was not impaired, as the estimated fair value of each of the Company’s reporting units was greater than its carrying value. The estimated fair value of each reporting unit is computed based upon the present value of future cash flows (“income approach”). Under the income approach, fair value is determined using a discounted cash flow method,

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

projecting future cash flows of each reporting unit, as well as a terminal value, and discounting such cash flows at a rate of return that reflects the relative risk of the cash flows. The residual value is estimated based on a perpetual nominal growth rate of 3.0%. The present value of the future cash flows during the projection period and the estimated residual value is discounted using the average of the weighted average cost of capital of comparable entities. These discount rates for the annual impairment test as of January 1, 2012 ranged from 10.5% to 11.0%.

The changes in the carrying amount of Goodwill by segment are as follows:

	Fragrances	Color Cosmetics	Skin & Body Care	Total
Balance—July 1, 2011
Goodwill	$660.8	$540.1	$676.2	$1,877.1
Acquisition contingent payment(a)	30.0	—	—	30.0
Foreign currency translation	(12.9)	(7.4)	5.0	(15.3)

Balance—March 31, 2012
Goodwill	$677.9	$532.7	$681.2	$1,891.8

(a)

Pursuant to the Company’s fiscal 2006 acquisition of Unilever Cosmetics International, the Company is contractually obligated to make future annual contingent purchase price consideration payments for a ten-year period following the acquisition to the seller. Payments are based on contractually agreed upon sales targets and can range up to $30.0 per year. During the nine months ended March 31, 2012 and 2011, the Company paid $30.0 for such contingent payments.

As a result of the Company’s impairment tests of trademarks with indefinite lives, the Company recorded a pre-tax non-cash impairment charge of $99.5 within the Skin & Body Care segment to reduce the carrying value of certain trademarks with indefinite lives. This impairment resulted from reductions in both actual and projected revenues due to weaker volumes of the Company’s selected Skin & Body Care products for the TJoy and Philosophy businesses. For TJoy, the Company’s business performance was impacted by unanticipated leadership changes and less favorable commercial trade conditions. For the Philosophy business, our projections reflect revised timing for certain international product distribution expansion. The trademarks’ fair values are based upon the income approach, utilizing the relief from royalty methodology. The fair values of the trademarks are based on the Company’s revenue expectations including long-range growth rates for the projection period plus the residual value of the business at the end of the projection period. The residual value is estimated based on a perpetual nominal growth rate of up to 5.0%. The present value of the future cash flows during the projection period and the estimated residual value is discounted using the average of the weighted average cost of capital of comparable entities. These discount rates range from 11.5% to 14.0%. The fair value of the Company’s other trademarks significantly exceeded their respective carrying values as of March 31, 2012.

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

The changes in the carrying amount of indefinite-lived other intangible assets by segment are as follows:

	Fragrances	Color Cosmetics	Skin & Body Care	Total
Balance—July 1, 2011
Trademarks	$34.1	$888.7	$479.4	$1,402.2
Accumulated impairments	—	(9.2)	—	(9.2)

	34.1	879.5	479.4	1,393.0
Activity:
Impairment charges	—	—	(99.5)	(99.5)
Foreign currency translation	(2.6)	(3.0)	2.2	(3.4)

	(2.6)	(3.0)	(97.3)	(102.9)
Balance—March 31, 2012
Trademarks	31.5	885.7	481.6	1,398.8
Accumulated impairments	—	(9.2)	(99.5)	(108.7)

	$31.5	$876.5	$382.1	$1,290.1

Intangible assets subject to amortization consist of the following:

	Cost	Accumulated Amortization	Net
March 31, 2012
License agreements	$830.5	$(411.3)	$419.2
Customer relationships	545.3	(120.2)	425.1
Trademarks	119.0	(106.6)	12.4
Product formulations	31.7	(19.0)	12.7

Total	$1,526.5	$(657.1)	$869.4

June 30, 2011
License agreements	$847.2	$(389.1)	$458.1
Customer relationships	552.6	(90.3)	462.3
Trademarks	120.7	(105.2)	15.5
Product formulations	31.6	(14.8)	16.8

Total	$1,552.1	$(599.4)	$952.7

Amortization expense totaled $69.8 and $52.7 for the nine months ended March 31, 2012 and 2011, respectively.

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

7. DEBT

	March 31 2012	June 30 2011
Short-term debt	$58.0	$32.2
Credit Facility
Term Loan Facility	1,250.0	1,150.0
Revolving Loan Facility	669.0	940.0
Senior Secured Notes
5.12% Series A notes due June 2017	100.0	100.0
5.67% Series B notes due June 2020	225.0	225.0
5.82% Series C notes due June 2022	175.0	175.0
Capital lease obligations	0.1	0.2

Total debt	2,477.1	2,622.4
Less: Short-term debt and current portion of long-term debt	(175.8)	(47.3)

Total Long-term debt	$2,301.3	$2,575.1

Short-Term Debt

As of March 31, 2012, the Company had $58.0 of short-term debt outstanding. Included in this balance is a short-term loan of RMB 20.0 million ($3.2) associated with the Company’s Chinese subsidiary which requires cash collateral of 50% of the loan balance, which is classified as restricted cash included in Prepaid expenses and Other current assets on the Company’s Condensed Consolidated Balance Sheets as of March 31, 2012. The Company had an additional $146.3 of short-term lines of credit available. Interest rates on short-term borrowings varied between 0.8% and 9.5%. In addition, as of March 31, 2012, the Company had undrawn letters of credit of $3.1.

Long-Term Debt

On August 22, 2011, the Company refinanced its credit agreement with JP Morgan Chase Bank, N.A. as administrative agent and Bank of America, N.A. and Wells Fargo Securities, LLC as co-syndication agents (the “Credit Agreement”). The Credit Agreement expires on August 22, 2015 and supersedes prior credit agreements. The Credit Agreement provides (i) a term loan facility of $1,250.0 (the “Term Loan”) and (ii) a multi-currency revolving facility of $1,250.0 (the “Revolving Loan”). Under the terms of the Credit Agreement, the Company must repay the Term Loan in quarterly installments beginning on September 30, 2012. These quarterly installments are equivalent to 10% of the Term Loan in fiscal 2013, 20% in the fiscal year ending June 30, 2014 (“fiscal 2014”) and 70% in the fiscal year ending June 30, 2015 (“fiscal 2015”). As of March 31, 2012, the Company had $1,250.0 outstanding on the Term Loan and $669.0 outstanding on the Revolving Loan from this Credit Agreement. The proceeds from the Credit Agreement were used to repay existing debt and for general corporate purposes. In August 2011, the Company wrote off $1.4 of unamortized financing costs associated with the refinancing, which is included in Interest expense, net on the Condensed Consolidated Statements of Operations for the nine month period ended March 31, 2012.

Rates of interest on amounts borrowed under the Credit Agreement are based on either the London Interbank Offer Rate (“LIBOR”), a qualified Eurocurrency LIBOR, an alternative base rate, or a qualified local currency rate, as applicable to the borrowing, plus applicable spreads determined by the Company’s consolidated leverage ratio. Interest is payable quarterly or on the last day of the interest period applicable to the borrowings under the Credit Agreement. Applicable spreads on the borrowings may range from 0.25% to 2.5%.

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

The Credit Agreement contains restrictive covenants, which require the Company to maintain specific financial ratios and contains certain restrictions on the Company with respect to guarantees, liens, sales of certain assets, consolidations and mergers, affiliate transactions, indebtedness, dividends and other distributions and changes of control.

The financial covenants in the Credit Agreement require the Company to maintain, at the end of each fiscal quarter, a consolidated leverage ratio of consolidated total debt to consolidated earnings before interest, taxes, depreciation, and amortization expense of the previous 12-month period, as each such terms are defined in the Credit Agreement, equal to or less than 3.5 to 1.0 and a consolidated interest coverage ratio equal to or greater than 3.0 to 1.0.

As of March 31, 2012, the Company was in compliance with all of its covenants.

8. EMPLOYEE BENEFIT PLANS

The following tables provide the components of net periodic benefit costs for the contributory and noncontributory defined benefit pension plans and health care and life insurance benefits for retired employees and dependents for the nine months ended March 31, 2012 and 2011:

	Nine Months Ended March 31
	Pension Plans				Other Post- retirement benefits		Total
	U.S.		International
	2012	2011	2012	2011	2012	2011	2012	2011
Net Periodic Benefit Costs
Service cost	$—	$0.1	$2.5	$1.7	$1.8	$1.5	$4.3	$3.3
Interest cost	2.7	2.7	5.3	3.8	3.1	2.7	11.1	9.2
Expected return on plan assets	(1.7)	(1.5)	(0.7)	(0.5)	—	—	(2.4)	(2.0)
Amortization of prior service credit (cost)	—	—	0.1	—	(0.2)	(0.2)	(0.1)	(0.2)
Amortization of net (gain) loss	(0.1)	1.5	—	0.2	—	—	(0.1)	1.7

Net periodic benefit costs	$0.9	$2.8	$7.2	$5.2	$4.7	$4.0	$12.8	$12.0

During the nine months ended March 31, 2012, the Company contributed approximately $3.0 and $8.0 to its U.S. and international pension plans, respectively, and $1.0 to its other post-retirement benefit plans. The Company expects to contribute approximately $1.5 and $0.9 to its U.S. and international pension plans, respectively and $0.6 to its other post-retirement benefit plans during the remainder of the fiscal year.

9. DERIVATIVE INSTRUMENTS

Foreign Exchange Contracts

The Company operates in multiple functional currencies and is exposed to the impact of foreign currency fluctuations. For foreign currency exposures, primarily relating to receivables, inventories payables and intercompany loans, the Company uses derivative contracts to better manage the income and cash flow volatility arising from foreign exchange rate fluctuations. The Company may also use derivatives to hedge anticipated transactions where there is a high probability that anticipated exposures will materialize. The Company does not use hedge accounting for these contracts. As of March 31, 2012 and June 30, 2011, the Company had foreign currency forward contracts with notional amounts of $115.5 and $140.5, respectively. These contracts mature at various dates through the end of fiscal 2012.

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

Interest Rate Swap Contracts

The Company periodically enters into interest rate swap contracts to facilitate its interest rate management activities, primarily related to its borrowing activities. In some instances, the Company designates some of these contracts as cash flow hedges, and accordingly, applies hedge accounting. As of March 31, 2012, there were no outstanding interest rate swaps.

The following table summarizes the fair value and presentation in the Condensed Consolidated Balance Sheets for derivatives as of March 31, 2012 and June 30, 2011:

	Fair Value of Derivative Instruments
	Asets			Liabilities
	Balance Sheet Classification	Fair Value		Balance Sheet Classification	Fair Value
		March 31 2012	June 30 2011		March 31 2012	June 30 2011
Derivatives designated as hedging instruments:
Interest Rate Swap Contracts				Accrued expenses and other current liabilities	$—	$4.9

Derivatives not designated as hedging instruments:
Interest Rate Swap Contracts	Prepaid expenses and other current assets	$—	$0.9
Foreign Exchange Contracts	Prepaid expenses and other current assets	$0.7	$1.9	Accrued expenses and other current liabilities	$0.3	$—

The following table summarizes the effect of derivatives designated as hedging instruments on Other comprehensive income (loss) for the nine months ended March 31, 2012 and 2011:

	Loss Recognized in AOCI/(L) (Effective Portion)		Condensed Consolidated Statements of Operations Classification of Loss Reclassified from AOCI/(L) (Effective and Ineffective Portion)	Loss Reclassified from AOCI/(L) into Operations (Effective Portion)		Loss Reclassified from AOCI/(L) into Operations (Ineffective Portion)
	Nine Months Ended March 31			Nine Months Ended March 31		Nine Months Ended March 31
	2012	2011		2012	2011	2012		2011
Interest Rate Swap Contracts	$—	$(1.8)	Interest expense, net	$(2.4)	$(7.2)	$(2.5	)(a)	$—

(a)

As a result of the refinancing of the Company’s Credit Agreement, as detailed in Note 7, the interest rate swap contract used to hedge interest rate exposure related to its outstanding borrowings under the Credit Agreement, no longer qualified for hedge accounting.

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

The following table summarizes the amount of gains and losses recognized in net income related to the Company’s derivatives not designated as hedging instruments for the nine months ended March 31, 2012 and 2011:

	Loss Recognized in Operations	Condensed Consolidated Statements of Operations Classification of Loss Recognized in Operations	Gain/(Loss) Recognized in Operations	Condensed Consolidated Statements of Operations Classification of Gain/(Loss) Recognized in Operations
	Nine Months Ended March 31		Nine Months Ended March 31
	2012		2011
Interest Rate Swap Contracts	$—		$1.3	Interest expense, net
Foreign Exchange Contracts	(3.4)	Interest expense, net	16.1	Interest expense, net
Foreign Exchange Contracts	(33.6)	Other expense, net	(2.7)	Other expense, net

On August 19, 2011, the Company entered into foreign currency option contracts to hedge foreign currency exposure associated with a potential acquisition opportunity for which efforts have since ceased. These contracts expired on November 21, 2011 and did not qualify for hedge accounting treatment. Associated with these contracts, the Company incurred $37.4 ($22.8 net of tax) of losses which are included in Other expense, net on the Condensed Consolidated Statements of Operations for the nine months ended March 31, 2012.

10. FAIR VALUE MEASUREMENTS

The Company utilizes a three-level hierarchy that defines the assumptions used to measure certain assets and liabilities at fair value. The following table presents the financial assets and liabilities the Company measures at fair value on a recurring basis, based on the fair value hierarchy as of March 31, 2012 and June 30, 2011:

	Significant Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
	March 31 2012	June 30 2011	March 31 2012	June 30 2011
Assets:
Foreign exchange contracts	$0.7	$1.9	$—	$—
Interest rate swap contracts	—	0.9	—	—

Total	$0.7	$2.8	$—	$—

Liabilities:
Foreign exchange contracts	$0.3	$—	$—	$—
Interest rate swap contracts	—	4.9	—	—
Deferred brand growth liability	—	—	5.3	8.5

Total	$0.3	$4.9	$5.3	$8.5

The Company has concluded that the carrying amounts of cash and cash equivalents, restricted cash, trade receivables, accounts payable, and certain accrued expenses approximate their fair market values due to their short-term nature.

The following methods and assumptions were used to estimate the fair value of the Company’s other financial instruments for which it is practicable to estimate that value:

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

Foreign Exchange Contracts—The Company uses an industry standard valuation model, which is based on the income approach, to value its foreign exchange contracts. The significant observable inputs to the model, such as swap yield curves and currency spot and forward rates, were obtained from an independent pricing service.

Interest Rate Swap Contracts—The Company uses an industry standard valuation model, which is based on the income approach, to value its interest rate swap contracts. The significant observable inputs to the model, such as swap yield curves and LIBOR forward rates, were obtained from an independent pricing service.

Senior Secured Notes—The Company uses the income approach to value its Senior Secured Notes. The Company uses the present value calculation to discount interest payments and the final maturity payment on the senior secured debt using a discounted cash flow model based on observable inputs. The Company discounts the debt based on what the current market rates would offer the Company as of the reporting date.

Credit Facility—The Company uses the income approach to value its Credit Facility. The Company uses a present value calculation to discount interest payments and the final maturity payment on the credit facility using a discounted cash flow model based on observable inputs. The Company discounts the debt based on what the current market rates would offer the Company as of the reporting date.

Short-Term Debt—The fair value of the short-term debt approximates carrying value due to the short-term maturities.

Deferred brand growth liability—The fair value of the deferred brand growth liability was determined by applying a probability analysis to service and brand projection factors.

The following table presents the financial assets and liabilities the Company measures at fair value on a recurring basis, based on the fair value hierarchy as of March 31, 2012 and June 30, 2011:

	March 31, 2012		June 30, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Nonderivatives
Cash and cash equivalents	$520.4	$520.4	$510.8	$510.8
Restricted cash	3.3	3.3	2.9	2.9
Short-term debt	58.0	58.0	32.2	32.2
Credit facility	1,919.0	1,930.8	2,090.0	2,089.2
Senior Secured Notes (series A, B and C)	500.0	544.5	500.0	517.7
Deferred brand growth liability	5.3	5.3	8.5	8.5
Derivatives
Foreign exchange contracts—assets	$0.7	$0.7	$1.9	$1.9
Foreign exchange contracts—liabilities	(0.3)	(0.3)	—	—
Interest rates swap contracts—assets	—	—	0.9	0.9
Interest rates swap contracts—liabilities	—	—	(4.9)	(4.9)

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

11. INTEREST EXPENSE, NET AND OTHER EXPENSE, NET

Interest expense, net for the nine months ended March 31, 2012 and 2011, consists of the following:

	Nine Months ended March 31
	2012	2011
Interest expense	$66.4	$51.9
Derivative loss—Interest rate swap contracts	4.9	5.9
Derivative loss (gain)—Foreign exchange contracts	3.4	(16.1)
Debt extinguishment	1.4	—
Foreign exchange transactions loss	1.1	21.4
Interest income	(3.6)	(1.9)

Total Interest expense, net	$73.6	$61.2

Other expense, net for the nine months ended March 31, 2012 and 2011, consists of the following:

	Nine Months ended March 31
	2012	2011
Derivative loss—Foreign exchange contracts	$33.6	$2.7
Foreign exchange transactions (gain) loss	(0.6)	0.8
Miscellaneous (income) expense	(3.2)	1.3

Total Other expense, net	$29.8	$4.8

12. COMPREHENSIVE (LOSS) INCOME

	Nine Months ended March 31
	2012	2011
Net income	$58.0	$86.2

Other comprehensive (loss) income:
Fair value of derivatives-net of tax	3.0	4.5
Foreign currency translation adjustment	(71.6)	116.8

	(68.6)	121.3

Comprehensive (loss) income	$(10.6)	$207.5

Comprehensive income attributable to redeemable noncontrolling interests:
Net income	13.7	12.9
Foreign currency translation adjustment	(0.2)	0.4

	13.5	13.3

Comprehensive income attributable to noncontrolling interests:
Net income	11.4	10.2
Foreign currency translation adjustment	(0.5)	0.9

	10.9	11.1

Comprehensive (loss) income attributable to Coty Inc.	$(35.0)	$183.1

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

13. COMMON AND PREFERRED STOCK

During fiscal 2012, the Company issued a total of 11.9 million shares of its Common Stock associated with employee and director share-based compensation programs. 10.6 million shares were issued relating to the Share Purchase Plan for Directors, 1.1 million shares of restricted stock were issued relating to the Executive Ownership Plan, and 0.2 million shares were issued associated with director and employee share-based compensation programs. All 11.9 million shares issued represent employee held equity instruments. The share-based compensation plans governing these instruments contain a clause which permits the participants to sell their investment back to the Company without restrictions. As such, the shares are included in the number of shares of Common Stock outstanding and are classified as a liability.

14. SHARE-BASED COMPENSATION PLANS

As of March 31, 2012, the Company has three active share-based compensation plans, including the Executive Ownership Plan (“EOP”), Long-Term Incentive Plan, and the 2007 Stock Plan for Directors, under which shares are available to be awarded for nonqualified stock options, restricted share awards (performance and/or time vested) and other share-based awards. Additionally, the Company has a Director Share Purchase Program under which shares are available to be purchased at fair value without restriction. As of March 31, 2012 and June 30, 2011, a total of 418.1 million and 430.0 million shares, respectively, are available to be utilized for stock options and awards for management and directors.

As of March 31, 2012, total accrued share-based compensation for nonqualified stock options, restricted shares, special incentive awards and restricted stock units (“RSUs”) includes $234.6, with $92.3 representing accrued amounts for options and awards not exercisable within the next year. Such amounts are included in Other noncurrent liabilities on the Condensed Consolidated Balance Sheets. Total share-based compensation expense for the nine months ended March 31, 2012 and 2011 of $132.9 and $87.9, respectively, is included within Selling, general and administrative expenses on the Condensed Consolidated Statements of Operations.

As of March 31, 2012, the total unrecognized share-based compensation expense related to unvested stock options and restricted and other share awards includes $151.1 and $45.0, respectively. The unrecognized share-based compensation expense is expected to be recognized over a weighted-average period of 2.6 and 2.8 years, respectively.

Nonqualified Stock Options

In September 2010, the Company amended its nonqualified and tandem stock option plan, allowing all option holders to exercise their vested options for cash or for shares of Coty Inc. common stock with a par value $0.01 per share (“Common Stock”). Participants can sell their Common Stock back to the Company, without restrictions. Prior to the amendment, the plan required all option holders to exercise their vested options for cash. Share-based compensation expense is measured at the end of each reporting period until settlement based on the fair value of the award and is recognized as an expense over the vesting period.

These values were used to determine the expense at March 31, 2012 and 2011, and were estimated using the Black-Scholes option valuation with the following assumptions:

	2012	2011
Expected life of option	4.54 yrs	6.44 yrs
Risk-free interest rate	0.97%	2.83%
Expected volatility	32.59%	30.13%
Expected dividend yield	0.00%	0.00%

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

Expected Life—The expected life of the option represents the period of time (years) that options granted are expected to be outstanding, which the Company calculates using a formula based on the vesting term and the contractual life of the respective option.

Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the implied yield available on a U.S. Treasury note with a term equal to the expected term of the underlying grants. The risk-free interest rates range from 0.00% to 1.64%.

Expected Volatility—The Company calculates expected volatility based on median volatility for peer companies using 7.5 years of daily stock price history.

Dividends—An expected dividend yield of zero is used in the option valuation model because the Company does not expect to pay dividends to shareholders over the contractual term.

Forfeiture Rate—The Company uses historical data to estimate pre-vesting option forfeitures, which yields a forfeiture rate of 4.0% per vesting year until options are exercisable. Therefore, share-based compensation expense is recorded only for those options that are expected to vest. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates.

All options related to share-based compensation plans were granted at the estimated fair value of the Common Stock, which is determined based in each instance through an evaluation by management with assistance from a major investment banking firm. The valuation of shares is based on (i) an aggregate value EBITDA benchmark of future earnings and (ii) a price earnings growth rate benchmark, with a comparison to peer group companies and market multiples, and a theoretical liquidity discount of 10.0% associated with the illiquidity of the Common Stock due to the absence of a public market for the stock and certain restrictions from the transfer of stock in a private entity.

Nonqualified stock options generally become exercisable five years from the date of grant and have a 5-year exercise period from the date the grant became fully vested for a total contractual life of 10-years.

The following table summarizes the Company’s outstanding nonqualified stock options as of March 31, 2012 and activity during the nine months then ended:

	Shares (in millions)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term
Outstanding at July 1, 2011	43.2	$8.10
Granted	13.2	10.70
Exercised	(0.5)	4.33
Forfeited or expired	(0.6)	8.80

Outstanding at March 31, 2012	55.3	$8.75

Vested and expected to vest at March 31, 2012	51.7	$8.70	$273.8	6.91

Exercisable at March 31, 2012	8.1	$5.25	$70.7	1.64

The grant prices of the outstanding options at March 31, 2012 range from $2.80 to $11.60. The grant prices for exercisable options range from $2.80 to $10.70. The weighted-average grant date fair value of stock options granted during the nine months ended March 31, 2012 and 2011 is $3.97 and $3.65, respectively. The total intrinsic value on options exercised during the nine months ended March 31, 2012 and 2011, is $3.7 and $27.7, respectively.

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

The following table summarizes the Company’s nonvested nonqualified stock options as of March 31, 2012 and activity during the nine months then ended:

	Shares (in millions)	Weighted Average Grant Date Fair Value
Nonvested at July 1, 2011	34.7	$3.80
Granted	13.2	3.97
Vested	(0.1)	3.03
Forfeited	(0.6)	3.73

Nonvested at March 31, 2012	47.2	$3.85

Share-based compensation expense recognized on the nonqualified stock options includes $67.7 and $70.6 for the nine months ended March 31, 2012 and 2011, respectively, based upon the fair value of the underlying stock for each corresponding period. The Company also recorded $12.2 and $7.7 of share-based compensation expense for the nine months ended March 31, 2012 and 2011, respectively, for the change in fair value of Common Stock issued to option holders.

Special Incentive Awards

In September 2010, the Company granted a special incentive award to a select group of executives that, upon vesting, provides 3.8 million shares of Common Stock. Vesting is dependent upon the occurrence of an initial public offering prior to September 14, 2015. If an initial public offering has not occurred by September 14, 2015, vesting will be on or after the fifth anniversary from the grant date, contingent on achievement of a target fair value of the Company’s stock price. Upon vesting and prior to an initial public offering, participants can sell their investment back to the Company without restrictions. In February 2012, an additional special incentive award of 0.1 million was granted under the same vesting terms and conditions of the September 2010 award.

The Company records these instruments at their fair value on the reporting period date utilizing a Monte Carlo valuation model that takes into account estimated probabilities of possible outcomes. For the nine months ended March 31, 2012 and 2011, the model used the following assumptions:

	2012	2011
Expected life of award	5.0 yrs	5.0 yrs
Risk-free rate	1.91%–2.33%	3.48%
Expected volatility	32.59%	30.13%
Expected dividend yield	0.00%	0.00%

Share-based compensation expense recorded in connection with the special incentive award is $8.9 and $4.2 for the nine months ended March 31, 2012 and 2011, respectively. No vesting or forfeiture activity has occurred as of March 31, 2012.

Restricted Share Units and Restricted Shares

During the fiscal year ended June 30, 2008 (“fiscal 2008”), the Company introduced the EOP program whereby certain senior executives of the Company were provided with an opportunity to purchase RSUs, at the then current share value, and receive a matching quantity of nonqualified stock options. In September 2010, the Company amended the EOP agreement, allowing the executives to purchase shares of Common Stock with a five-year vesting period (restricted shares), instead of the RSUs. The amended terms are effective for future investments. In addition, the RSUs purchased in fiscal 2008 were converted into restricted shares. Executive purchases made in the year ended June 30, 2009 (“fiscal 2009”) remain as RSUs. The restricted shares, RSUs and matching nonqualified options vest five years from date of purchase or grant.

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

The RSUs can be settled in either cash or shares at the fair value five years after the grant date or if certain other conditions are met. As noted in the Nonqualified Stock Options section above, the matching nonqualified stock options become exercisable after five years or if certain other vesting conditions are met with a 5-year exercise period.

Upon vesting and prior to an initial public offering, participants can sell their RSUs and restricted shares back to the Company without restrictions.

The EOP agreement states that, if a participant’s employment terminates prior to the end of the 5-year vesting period and prior to an initial public offering, the restricted shares and RSUs are redeemed at either the initial investment or current fair value, dependent on the cause of separation (e.g., death, disability, retirement or resignation).

During the nine months ended March 31, 2012, executives purchased 1.1 million shares and received 3.6 million matching nonqualified stock options. During the nine months ended March 31, 2011, executives purchased 0.9 million shares and received 3.0 million matching nonqualified stock options. Additionally, during the nine months ended March 31, 2012, 0.2 million RSUs vested and settled at a weighted average share price of $9.77.

Share-based compensation expense recorded in connection with the EOP restricted shares and RSUs includes $10.8 and $5.4 for the nine months ended March 31, 2012 and 2011, respectively. At March 31, 2012, there is a total of 5.2 million nonvested shares at a weighted average grant date fair value of $9.69. As of March 31, 2012, no forfeiture activity has occurred.

Share Purchase Program

In September 2011, the Company introduced the Share Purchase Program for Directors to align the interests of the Company and its shareholders by enabling Directors to acquire an increased stake in the Company through purchases of shares of Common Stock. Directors may elect to purchase shares at the fair market value on the exercise date. There are no vesting conditions as part of the program. 10.6 million shares were purchased by Directors as of March 31, 2012. Prior to an initial public offering, Directors can sell their investment back to the Company without restrictions. As such, the investment is recorded as a liability at the fair value on March 31, 2012. The Company recorded the change in fair value of Common Stock issued to Directors from the share purchase date to March 31, 2012 of $33.3 for the nine months then ended to share-based compensation expense.

15. NET INCOME ATTRIBUTABLE TO COTY INC. PER COMMON SHARE

Net income attributable to Coty Inc. per common share (“basic EPS”) is computed by dividing net income attributable to Coty Inc. by the weighted-average number of common shares outstanding. Net income attributable to Coty Inc. per common share assuming dilution (“diluted EPS”) is computed by reflecting potential dilution from share-based awards using the treasury stock method.

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

A reconciliation between the numerators and denominators of the basic and diluted EPS computations is as follows:

	Nine Months Ended March 31
	2012	2011
	(in millions, except per share data)
Numerator:
Net income attributable to Coty Inc.	$32.9	$63.1

Denominator:
Weighted average common shares outstanding—Basic	371.5	317.0
Effect of dilutive stock options	6.1	6.3
Effect of restricted stock and RSUs	4.2	3.4

Weighted average common shares outstanding—Diluted	381.8	326.7

Net income attributable to Coty Inc. per common share:
Basic	$0.09	$0.20
Diluted	0.09	0.19

As of March 31, 2012 and 2011, outstanding options to purchase 26.9 million and 29.6 million shares of Common Stock, respectively, are excluded from the computation of diluted EPS as their inclusion would be anti-dilutive. As of March 31, 2012 and 2011, restricted stock and RSUs to purchase 0.1 million shares and 0.1 million shares of Common Stock, respectively, are excluded from the computation of diluted EPS as their inclusion would be anti-dilutive.

16. NONCONTROLLING INTERESTS

On December 21, 2011, the Company purchased the remaining outstanding common stock of its majority-owned subsidiary in Greece from its noncontrolling interest partner for €6.1 million ($8.0). Upon acquisition of the additional ownership interest, the remaining noncontrolling interest was eliminated and the difference between the purchase price paid and the carrying value of the noncontrolling interest acquired was recognized as a reduction of additional paid-in capital amounting to $6.6 in the Condensed Consolidated Balance Sheet as of March 31, 2012. As part of the purchase, the Company also granted the former noncontrolling interest a call option to buy back all of the shares it sold to the Company for a purchase price that approximates its fair value. Exercise of the call option is subject to the Company’s consent following a legal and financial diligence review by an independent accountant of the former noncontrolling interest’s financial position and business viability. The call option is exercisable for a period of five years and is potentially renewable.

17. COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is involved, from time to time, in litigation, regulatory actions and other legal proceedings incidental to the business. Management believes that the outcome of current litigation, regulatory actions and legal proceedings will not have a material effect upon the Company’s business, results of operations or financial condition. However, management’s assessment of the current litigation, regulatory actions and other legal proceedings could change in light of the discovery of facts with respect to litigation, regulatory actions or other proceedings pending against the Company not presently known to the Company or determinations by judges, juries or other

COTY INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
($ in millions)
(Unaudited)

finders of fact which are not in accord with management’s evaluation of the possible liability or outcome of such litigation, regulatory actions and legal proceedings.

Purchase Commitments

The Company has purchase commitments for materials, supplies, furniture and fixtures, and machinery and equipment incidental to the ordinary course of its business. In the aggregate, such commitments are not in excess of current market prices. The Company believes the risk associated with these commitments is limited and is not expected to have a material effect on the Company’s financial position, results of operations or cash flows.

License Agreements

The Company maintains several license and distribution agreements. Early termination of any of the licenses or distribution agreements could result in potential cash outflows. In addition, certain license agreements require the Company to spend minimum amounts on advertising and promotion of Company products bearing the trademark, provide for minimum royalty payments regardless of sales levels, or place other restrictions or conditions on the use of the trademark. Based on historical performance and future expected sales, the Company anticipates achieving the minimum advertising and promotion levels as well as minimum royalty sales levels.

Acquisition Agreement

Pursuant to the terms of the fiscal 2011 acquisition of TJoy, on January 19, 2012, the Company paid RMB 816.0 million ($129.1) to acquire 32% of TJoy shares that it did not already own. The Company is required to purchase the remaining 8% of shares equivalent to RMB 204.0 million. Furthermore, associated with the acquisition of TJoy, the Company is required to make payments in connection with the growth of certain of the Company’s existing brands. As discussed in Note 10, as of March 31, 2012, such amount is estimated to be $5.3.

Leases

The Company incurred $6.8 of lease related losses during the nine months ended March 31, 2012 in connection with the consolidation of real estate in New York.

18. SUBSEQUENT EVENTS

Subsequent events were considered through June 28, 2012, the issuance date of the Company’s Condensed Consolidated Financial Statements.

On April 2 and May 9, 2012, the Company presented a nonbinding offer to purchase 100% of Avon Products, Inc. On May 14, 2012, the Company withdrew the nonbinding offer and ceased all activities related to the proposed transaction.

On April 6, 2012, the Company entered into a lease agreement for a new office facility in New York, NY commencing on or about April 1, 2013 and ending January 31, 2030. The future lease payments under this agreement are approximately $88.8.

On June 4, 2012, the Company entered into an agreement with an independent third party to establish a majority owned entity for the purpose of exclusively selling, distributing, marketing and promoting our products in South Korea.

On June 5, 2012, DH BV transferred its ownership percentage in Coty Inc. to JAB Holdings II B.V. JAB Holdings II B.V. is a 100% wholly owned subsidiary of DH BV.

The Company changed its annual impairment testing date of goodwill and indefinite-lived intangible assets to May 1.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Philosophy
Acquisition Company, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows of Philosophy Acquisition Company, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2009. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations, changes in shareholders’ equity, and cash flows of the Company for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14, the accompanying consolidated financial statements for the year ended December 31, 2009 have been restated to correct a misstatement.

/s/ Deloitte & Touche LLP

Phoenix, Arizona
April 27, 2010 (November 19, 2010 as to the effects of the restatement discussed in Note 14).

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
In ($000’s), Except Share Data

Year Ended December 31, 2009 (As Restated, Note 14)
SALES—Net	$171,397
COST OF GOODS SOLD	70,435

GROSS PROFIT	100,962

OPERATING EXPENSES:
Selling, general and administrative	57,230
Research and development	2,775

Total operating expenses	60,005

INCOME FROM OPERATIONS	40,957

OTHER (EXPENSE) INCOME:
Interest expense	(9,299)
Interest income	89
Other	(472)

Total other expense	(9,682)

NET INCOME BEFORE INCOME TAXES	31,275
PROVISION FOR INCOME TAXES	(12,436)

NET INCOME	$18,839

See notes to consolidated financial statements.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
In ($000’s), Except Share Data

	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive (Income)	Accumulated Deficit	Total
BALANCE—December 31, 2008 (As Previously Reported)(1)	$24	$243,845	$(1,656)	$(16,416)	$225,797
Restatement adjustments(1)		2,000		(17,418)	(15,418)

BALANCE—December 31, 2008 (As Restated)(1)	24	245,845	(1,656)	(33,834)	210,379
Vesting of warrants		892			892
Stock-based compensation expense		1,163			1,163
Net income				18,839	18,839
Unrealized gain on derivatives—net of tax of $52			78		78
Total comprehensive income					18,917

BALANCE—December 31, 2009 (As Restated)(1)	$24	$247,900	$(1,578)	$(14,995)	$231,351

(1)	See Note 14, Restatement of Consolidated Financial Statements.

See notes to consolidated financial statements.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
In ($000’s), Except Share Data

Year Ended December 31, 2009 (As Restated, Note 14)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,839
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for sales returns	3,452
Provision for inventory obsolescence	2,228
Depreciation	4,500
Amortization	9,355
Stock-based compensation expense	1,163
Vesting of warrants	892
Deferred income taxes	12,017
Loss on disposal of property and equipment	295
Loss on sale or abandonment of trademarks	196
Unrealized gain on derivatives	(2,393)
Changes in working capital components:
Accounts receivable	(22,929)
Inventories	5,380
Prepaid expenses	471
Accounts payable	3,091
Accrued payroll and vacation pay	2,343
Other accrued expenses	3,377
Deferred revenue	293
Income tax payable	420
Deferred lease incentives	(190)

Net cash provided by operating activities	42,800

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,644)
Purchase of trademarks	(4)

Net cash used in investing activities	(3,648)

CASH FLOWS FROM FINANCING ACTIVITIES—Payments on term loans	(6,664)

Net cash used in financing activities	(6,664)

NET INCREASE IN CASH	$32,487
CASH—Beginning of year	36,098

CASH—End of year	$68,585

SUPPLEMENTAL CASH FLOW INFORMATION—Cash
Cash paid for interest	$10,483

Cash paid for income taxes	$1,065

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures included in accounts payable	$129

See notes to consolidated financial statements.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidated Financial Statements—On March 16, 2007, Philosophy Acquisition Company, Inc. and Subsidiaries acquired Philosophy, Inc. (“Philosophy”), Philosophy Cosmetics, Inc. (a wholly owned subsidiary of Philosophy, Inc.), and certain assets of BioTech Research Laboratories, Inc. (“BioTech”) (the “Acquisitions”), all collectively referred to as the “Company”.

Nature of Business—The consolidated financial statements include the accounts of Philosophy, which sells a broad range of premium skin care, fragrance, bath and body care products, and cosmetics through retail department stores, specialty stores, television marketing, and third-party websites; Philosophy Cosmetics, Inc. (“Philosophy Cosmetics”), which provides direct-to-consumer sales through its website, stores, and television marketing; and BioTech, which produces the products sold by Philosophy and Philosophy Cosmetics. Products are sold to customers throughout the United States as well as international customers. For the year ended December 31, 2009, 4.8%, of revenues resulted from international sales.

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates include the useful lives of intangible assets and the recoverability or impairment of tangible and intangible asset values; valuations for goodwill impairment; purchase accounting allocations and related reserves; reserves established for sales returns and expired and obsolete inventory; and the expected term, forfeiture rate, risk-free interest, and volatility assumptions used in valuing stock options recognized as compensation, and the effective income tax rate and the valuation allowance, if any, applied against deferred tax assets which are based upon expectations of future taxable income.

Cash and Cash Equivalents—The Company considers all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.

Concentration of Cash—From time to time, the Company maintains amounts on deposit in financial institutions in excess of federally insured amounts. The Company has not experienced and does not expect losses on these accounts.

Accounts Receivable Provisions—Management estimates the provision for allowance for sales returns based on its historical experience of the relationship between actual sales returns and net credit sales. The Company’s provision for sales returns was $3,452 for the year ended December 31, 2009. Accounts receivable are written off when deemed uncollectible. The Company’s allowance for bad debts as of December 31, 2009 was $92. Recoveries of accounts receivable previously written off are recorded when received. The Company does not charge interest on accounts receivable.

Inventory Obsolescence—The provision for inventory obsolescence is estimated based on actual historical sales and usage experience. Additionally, as certain inventory items have shelf lives of three years, the Company also considers the age of inventory on-hand when determining the provision for inventory obsolescence. Generally, a provision is recorded for products expiring within a six-month period. Cost of goods sold is estimated based on standard cost assumptions made for department spending, material costs, and production volumes.

Impairment of Long-Lived Assets—In accordance with Accounting Standards Codification (ASC) ASC 360—Property, Plant, and Equipment, the Company records impairment losses on long-lived assets when events and circumstances indicate that the assets are impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. No impairment loss for property and equipment was recorded in 2009.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

Property and Equipment—Property and equipment is stated at historical cost. Expenditures for major renewals and betterments that extend the useful lives of equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation of property and equipment is computed using the straight-line method over management estimates of the useful lives of the assets as follows:

Leasehold improvements	Shorter of useful life or lease term (5–7 years)
Equipment	3–7 years
Computer hardware and software	3–7 years
Furniture and fixtures	5–7 years

Goodwill and Other Intangible Assets—Goodwill represents the excess of the purchase price over the fair value assigned to the net tangible and specific intangible assets acquired in business combinations. In accordance with Accounting Standards Codification (ASC or the “Codification”) 350, Intangibles—Goodwill and Other, accounting guidance for goodwill and other intangibles, goodwill is not amortized and is tested for impairment annually as of December 31, or whenever events or indicators of impairment occur between annual impairment tests. To apply ASC 350, a company is divided into separate “reporting units,” each representing groups of activities that are separately managed. For this purpose, the Company has one reporting unit given its integrated manufacturing and sales operations. In addition to the annual impairment test, the Company assesses whether events or circumstances occurred between annual assessment dates that potentially indicate that the carrying amounts of these assets may not be recoverable.

The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying amount, including goodwill. The fair value of goodwill is determined using a discounted cash flow analysis, corroborated by a comparative market approach based on recent share prices and includes a control premium based on recent transactions that have occurred in the Company’s industry. The principal factors used in the discounted cash flow analysis requiring judgment are the projected results of operations, weighted-average cost of capital (WACC) and terminal value assumptions. The WACC takes into account the relative weights of each component of the Company’s consolidated capital structure (equity and debt) and represents the expected cost of new capital adjusted as appropriate to consider lower risk profiles associated with longer term contracts and barriers to market entry. The terminal value assumptions are applied to the final year of the discounted cash flow model. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the impairment test involves preparing an allocation of the fair value of the Company’s reporting unit to the tangible and intangible assets (other than goodwill) as if the reporting unit had been acquired in a business combination. The Company performed step one of the goodwill impairment test as of December 31, 2009 and determined that the fair value of the reporting unit was in excess of the carrying amount. Based on these results, the Company determined that goodwill was not impaired, and was not required to perform the second step described above.

Other indefinite-lived intangible assets consist exclusively of trademarks. It is management’s intent to leverage the trademarks indefinitely into the future. Trademarks are tested for impairment annually as of December 31, or whenever events or indicators of impairment occur between annual impairment tests. The Company determined the fair value of the trademarks by performing a projected discounted cash flow analysis based on the relief-from-royalty approach. The Company conducted the most recent impairment test as of December 31, 2009, and determined that the value of the trademarks was not impaired.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

Other intangible assets consist primarily of customer relationships, formulas, and trademarks with finite lives. Customer relationships, formulas, and finite-lived trademarks are typically amortized over their estimated useful lives of eleven, seven, and five years, respectively. During 2009, the Company determined that there were no events or circumstances that would indicate an impairment and therefore did not perform additional testing and analysis.

Derivative Financial Instruments—ASC 815, Derivatives and Hedging, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. ASC 815 also requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments with the intention of providing users of financial statements with understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

As required by ASC 815, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in accumulated other comprehensive income (outside of earnings), net of tax, and subsequently reclassified to earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in fair value or cash flows of the derivative hedging instrument with the changes in fair value or cash flows of the designated hedged item or transaction. For derivatives not designated as hedges, changes in fair value are recognized in earnings.

The Company’s objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, the Company primarily uses interest rate swaps as part of its cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. During 2009, such derivatives were used to hedge the variable cash flows associated with existing variable- rate debt.

The interest rate swap agreements are recorded at fair value based upon valuation models which utilize relevant factors such as the contractual terms of the interest rate swap agreements, credit spreads for the contracting parties and interest rate curves.

Revenue Recognition—The Company’s revenue recognition policy is consistent with the requirements of ASC 605—Revenue Recognition, and other applicable revenue recognition guidance and interpretations. The Company records revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists, (ii) delivery of the products and/or services has occurred, (iii) the selling price is fixed or determinable, and (iv) collectability is reasonably assured.

The Company recognizes sales when merchandise is shipped from a warehouse directly to wholesale customers, infomercial fulfillment customers, or when purchased by customers at Company-owned boutiques, each net of estimated returns. Shipping terms are typically FOB shipping point, and title passes to the customer at the time and place of shipment or purchase by customers

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

at retail locations. For infomercial fulfillment sales, the Company recognizes sales, net of expected returns, upon shipment to the end customer. Revenue is recognized upon delivery for online shopping customers, as well as other retailers with standard FOB destination terms. Postage and handling charges billed to customers are also recognized as sales upon shipment of the related merchandise. State and local sales taxes are presented on a net basis as the Company considers itself a pass-through conduit for collecting and remitting state and local sales taxes. For infomercial fulfillment sales, title passes to the fulfillment house concurrent with the shipment to the end customer. The customer has no cancellation privileges after shipment or upon purchase at retail locations, other-than-customary rights of return. The Company’s standard terms for retail sales, including infomercial sales and sales at Company- owned boutiques, limit returns to approximately 30 to 60 days after the sale of the merchandise. For wholesale sales, as is customary in the cosmetics industry, the Company allows returns from wholesale customers if properly requested and approved. The Company regularly evaluates returns and accrues for expected future returns that relate to sales prior to the balance sheet date utilizing a combination of historical and current trends.

Consideration Given to Customers—The Company provides consideration to certain retail customers, which includes discounts and consideration to certain wholesale customers which includes cooperative advertising, free products, royalties, and shared employee costs. In accordance with the provisions of ASC 605, these costs are recorded as a reduction of net sales in the accompanying consolidated statements of (loss) income, unless the Company determines it has received an identifiable benefit and can reasonably estimate the fair value of that benefit, in which case, the costs would be recorded as expenses. During the year ended December 31, 2009, the Company recorded charges to selling expenses totaling $6,844 and reductions to revenue of $5,200 related to consideration given to customers.

Shipping Costs—Amounts billed to customers for shipping and handling costs of $1,010 are classified as revenues. The Company classifies shipping and handling costs for both inbound and outbound freight costs totaling $4,005 in cost of goods sold. Certain shipping and handling costs related to marketing and promotional activities of $100 are recorded as selling expenses.

Income Taxes—The Company accounts for income taxes under the asset and liability method as set forth in ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial operations. In the event the Company were to determine that it would be able to realize its deferred income tax assets in the future in excess of its net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes. The Company adopted the uncertain tax provisions of ASC 740, as of January 1, 2009, and concluded that there were no uncertain tax positions that resulted in additional provisions for such positions.

Stock-Based Compensation—In March 2007, the Company authorized the Equity Incentive Plan (EIP), which was amended on January 9, 2008. The EIP is accounted for in accordance with the provisions of ASC 718, Compensation—Stock Compensation, which establishes the accounting for stock-based equity awards exchanged for employee and director services. ASC 718 requires share-

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

based payments to employees and directors, including grants of stock options, to be measured at grant date fair value and expensed in the income statement over the service period (generally the vesting period). Employees may exercise vested options. Options generally vest over a five year period, however, full vesting accelerates immediately prior to the effective date of a liquidity event.

Deferred Lease Incentives—The Company records lease incentives for improvements provided by a lessor as leasehold improvements. The Company also records a corresponding deferred lease incentive liability. The leasehold improvement and the related deferred lease incentive are amortized on a straight-line basis over the lease term.

Research and Development—Research and development costs are expensed as incurred.

Advertising—The Company expenses advertising costs the first time the advertising occurs, except for direct-response advertising, which is amortized over its expected period of future benefits, not to exceed twelve months.

New Accounting Pronouncements—Other than described below, no new accounting pronouncements adopted or issued by the Financial Accounting Standards Board (“FASB”) as of April 27, 2010 had or are expected to have a material impact on the Company’s consolidated financial statements.

In July 2006, the FASB issued FIN No. 48 (codified primarily in ASC Topic 740) which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with Statement No. 109, Accounting for Income Taxes (codified primarily in ASC Topic 740). FIN No. 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more- likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN No. 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted the provisions of ASC 740 related to uncertain tax positions on January 1, 2009, and concluded that adoption did not have an impact on the financial position or results of operations.

In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements, which amends ASC 820 to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The ASU also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. ASU No. 2010-06 amends guidance on employers’ disclosures about postretirement benefit plan assets under ASC 715, Compensation—Retirement Benefits, to require that disclosures be provided by classes of assets instead of by major categories of assets. ASU No. 2010-06 is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company does not expect the adoption of ASU No. 2010-06 to have a material impact on the consolidated financial statements.

2. AMORTIZATION OF INTANGIBLE ASSETS

The Company recognized amortization expense of $8,643 on intangible assets for the year ended December 31, 2009. The Company also abandoned certain trademarks due to those product lines being discontinued. The net carrying value of these trademarks prior to abandonment was $192,

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

which is expensed in operations. A schedule of estimated future amortization expense as of December 31, 2009, is as follows:

	Trademarks and Formulas	Customer Relationships	Total
2010	$1,367	$5,927	$7,295
2011	1,036	5,927	6,964
2012	415	5,927	6,342
2013	240	5,927	6,167
2014	170	5,927	6,097
Thereafter	—	19,017	19,017

	$3,228	$48,653	$51,881

The Company amortizes its intangible assets using the straight-line method with the following amortization periods:

Amortization Period
Amortized intangible assets:
Customer relationships	11 years
Noncompete agreements	1 year
Formulas	7 years
Trademarks	5 years

3. DEBT OBLIGATIONS

On March 17, 2007, the Company entered into the First and Second Lien Term Loan Credit Agreements to fund a portion of the acquisition by Philosophy Acquisition Corporation, Inc. discussed in Note 1 to the consolidated financial statements. In addition to the Term Loans, the First Lien Credit Agreement provides the Company with a revolving line of credit not to exceed $35 million. The revolving line of credit terminates on March 16, 2013.The Company is obligated to pay an annual commitment fee of .25% of the debt outstanding per annum. The commitment fee paid during 2009 was $597. Borrowings under the line of credit would have a rate equal to LIBOR plus an applicable margin depending on the Company’s Consolidated Total Leverage Ratio, as defined in the credit agreement. As of December 31, 2009, the applicable margin is 1.5%.

The Term Loans mature on March 16, 2014, and are payable in 20 remaining scheduled quarterly installments of $560 with the remaining balance due at maturity.

Maturities under debt obligations for the specified years ending December 31, are as follows:

2010	$—
2011	56
2012	2,240
2013	2,240
2014	234,440

Total	$238,976

Pursuant to the Agreements, the Company made an Excess Cash Flow payment in the amount of $6,104, in 2009 which is treated as an advance payment of the Company’s quarterly required principal payments, and reduced the 2010 and 2011 obligations accordingly. The Excess Cash Flow payment was triggered based upon cash flows from operations exceeding certain thresholds defined in the Agreements. When Excess Cash Flow payments are made those amounts are applied against scheduled principle payments. The Company also made its first quarterly payment in 2009 of $560.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

As described above, the Company’s debt obligations bear a variable interest rate based on LIBOR.

4. DERIVATIVE FINANCIAL INSTRUMENTS

The Company is exposed to interest rate risk in connection with its long-term debt, which provides for quarterly principal and interest payments at LIBOR plus a margin. To manage this risk, the Company entered into an interest rate swap agreement and an interest rate collar on April 27, 2007. Both instruments are designed with declining notional amounts to match the principal payments on the debt. The combined notional amounts on these instruments are currently approximately 41% of the principal of the variable rate debt. The interest rate swap fixes LIBOR at 4.945% on a notional amount that declines over the term of the agreement. The notional amount of the interest rate swap was $46,565 at December 31, 2009. The interest rate swap agreement is effective through April 30, 2010. The interest rate collar allows the Company to pay a fixed interest rate on the notional amount if LIBOR exceeds 6% and convert to a floating rate if LIBOR falls below 3.51%. The notional amount on the interest rate collar was $50,446 at December 31, 2009, and the collar is effective through April 30, 2010. The Company did not apply hedge accounting to these instruments during 2009, accordingly changes in fair value are recorded in interest expense. For the year ended December 31, 2009, unrealized gains on these instruments recorded in interest expenses were $2,393.

The Company entered into an additional interest rate swap agreement on August 29, 2008. The notional amount of this instrument was $30,000 as of December 31, 2009, and will escalate to $80,000 on April 30, 2010. The interest rate swap fixes LIBOR at 3.875% and is effective through April 30, 2011. This instrument qualified as an effective cash flow hedge in accordance with ASC 815. Accordingly, changes in fair value are initially recorded in accumulated other comprehensive income. As of December 31, 2009, unrealized losses on these instruments recorded in accumulated other comprehensive income were $1,578.

As of December 31, 2009, derivatives with a fair value of $3,824 were recorded in the Company’s consolidated financial statements.

5. LEASES

The Company leases its primary offices, retail stores, manufacturing, and warehouse facilities from unrelated third parties under agreements classified as operating leases. The leases will expire at various dates between 2010 and 2015.

A schedule of future minimum lease payments for these leases as of December 31, 2009, is as follows:

2010	$1,948
2011	1,644
2012	1,693
2013	1,724
2014	1,774
Thereafter	900

$9,683

Some leases contain scheduled rental increases accounted for on a straight-line basis. Rent expenses relating to all operating leases, including those with lease terms of less than one year, were approximately $2,734 for the year ended December 31, 2009.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

6. INCOME TAXES

The Company provides for income taxes based on the provisions of ASC 740, which, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of the consolidated financial statements.

The Company is not subject to foreign income tax expense. The provision for taxes on income consists of:

2009
Provision for income taxes:
Current
Federal	$(333)
State and local	(87)

Total	(420)

Deferred
Federal	(10,067)
State and local	(1,949)

Total	(12,016)

Provision for income taxes	$(12,436)

A comparison of income tax expense at the federal statutory rate of 35% in 2009 to the Company’s effective tax rate is as follows:

2009
Federal statutory rate	35.0%
State and local	4.9
Other	(0.1)

Effective income tax rate	39.80%

The provision for deferred income taxes results principally from temporary differences in the timing for recognition for financial statement and income tax purposes of recognition of sales returns provisions, inventory reserves, unrealized gains or losses on interest rate swaps, share-based compensation, and depreciation and amortization.

The Company has federal net operating losses of $8,700 that will begin to expire after 2027 and $13,700 of state net operating losses that will begin to expire after 2012.

Realization of tax loss carryforwards is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

As described above, the Company adopted the uncertain tax positions provisions of ASC 740 as of January 1, 2009, and concluded that there were no uncertain tax positions. As a result, the Company did not make any additional provisions for such positions during the year ended December 31, 2009.

It is the Company’s policy to recognize interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are to be included within the related tax liability line in the consolidated balance sheet.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

The Company is subject to taxation in the United States and various states jurisdictions. As of December 31, 2009, the Company’s tax years for 2007, 2008, and 2009, are subject to examination by the tax authorities. As of December 31, 2009, the Company is not currently under examination by the Internal Revenue Service or any other income tax authority.

7. STOCK-BASED COMPENSATION

The Company granted options to purchase stock pursuant to the Equity Incentive Plan (the “Plan”) of the Company. The Plan was adopted effective March 17, 2007, and was amended on January 9, 2008. The options carry a 10-year contractual life and typically vest over a service period of five years. Option grants also have performance criteria for a portion of the total shares granted. The following table summarizes the stock option grant activity:

	Shares Available for Grant	Options Outstanding
		Shares	Weighted Average Exercise Price Per Share
Outstanding—December 31, 2008	77,560	186,190	100.68
Options granted	(106,294)	106,294	88.23
Options exercised	—	—	—
Options forfeited	84,986	(84,986)	100.66

Outstanding—December 31, 2009	56,252	207,498	$94.31

Exercisable—December 31, 2009		66,171	$99.00

The fair value of options granted during the year was $5,025. The weighted average grant-date value of options granted during 2009 was $47.28. A summary of information for options outstanding as of December 31, 2009 is as follows:

	Options Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price Per Share	Weighted- Average Aggregate Intrinsic Value	Options Exercisable	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price Per Share	Weighted- Average Aggregate Intrinsic Value
2009	207,498	8.8	$94.31	$—	66,171	8.8	$99.00	$—

The Company estimates the fair value of stock options issued using the Black-Scholes-Merton option-pricing model. Estimated volatility is based on six-year historical volatility for certain companies in the personal and beauty care space. The risk-free rate for the period within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected term of options is based on an average of certain companies in the personal and beauty care space. Option-valuation models require the input of subjective assumptions including the expected volatility and lives. Actual values of grants could vary significantly from the results of the calculations. The following assumptions were used to value stock option grants during the following periods:

Expected dividend rate	—%
Expected stock price volatility	43.03–54.10%
Risk-free interest rate	2.71–3.45%
Expected forfeiture rate	8.0%
Expected term of options	6.0 years

The Company recognized $1,163 in 2009 in compensation expense related to stock options vesting during the period. This expense is included in general and administrative expenses in the

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

income statement. As no options have exercised, no tax benefit has been recorded at this time. As of December 31, 2009, the value of nonvested awards not yet recognized is approximately $6,705 and is expected to be recognized over a four-year weighted-average term.

A summary of the status of the Company’s unvested options as of December 31, 2009, and changes during the year ended December 31, 2009, are presented below:

Shares
Unvested—December 31, 2008	140,697
Granted	106,294
Vested	(26,557)
Forfeited	(84,986)
Expired	—

Unvested—December 31, 2009	135,448

8. COMMON STOCK

The number of shares of common stock authorized, issued, and outstanding, at December 31, 2009, are as follows:

2009	Par Value	Authorized	Issued	Outstanding
Philosophy Acquisition Company, Inc.	$0.01	5,000,000	2,375,000	2,375,000

In conjunction with the Acquisitions, warrants to purchase Company common stock were issued to certain previous shareholders. A portion of the warrants issued to previous shareholders vest at the end of each year through 2017 contingent upon the majority owner achieving a set Internal Rate of Return on its investment in the Company. As the vesting of the shareholder warrants is contingent upon achieving the specified criteria in future periods, under ASC 805, the shareholder warrants represent contingent consideration and will be recorded as additional purchase price upon resolution of the contingency. The warrants have an exercise price of $25,172 per share, which approximates the fair value of Philosophy Acquisition Company, Inc. shares, at the date of grant. At the acquisition date, the fair value of contingent consideration in the form of warrants excluded from the purchase price was $17.2 million. The Company estimates the fair value of warrants issued using the Black-Scholes-Merton option-pricing model as they exhibit characteristics similar to call options. Estimated volatility is based on a five or ten year historical volatility for certain companies in the personal and beauty care space. The five-year term represented the expected time until a sale of the Company. The ten year term represents the contractual term of the warrants. The risk-free rate for the five and ten year period of the warrants is based on the U.S. Treasury yield curve for issues with a remaining term equal to the contract term of the warrant. A zero dividend rate was assumed by the Company. See Note 14 for discussion regarding the customer warrants.

9. RELATED-PARTY TRANSACTIONS

A previous stockholder provides legal services to the Company. This stockholder was paid approximately $743 in professional fees and reimbursed expenses during the year ended December 31, 2009. At December 31, 2009, the Company owed $44 to this stockholder for professional services.

10. ADVERTISING EXPENSES

The Company advertises its products primarily through the use of print media, direct mail advertising, and product seminars. Costs associated with advertising are recorded as expenses when

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

incurred. Advertising expenses incurred were approximately $4,848 for the year ended December 31, 2009. These expenses are classified as selling expenses in the consolidated financial statements.

11. PROFIT SHARING PLAN

The Company has a 401(k) profit-sharing plan (the “Plan”) covering substantially all of its employees. Employees, age 21 and older, are eligible for participation in the next quarterly enrollment period defined in the Plan. Under the Plan, the Company shall make matching contributions equal to 50% of employee deferrals up to a maximum of 6% of each employee’s compensation. Additionally, the Company may, at its discretion, elect to contribute a portion of its profits to the benefit of all participants under the provisions of the Plan. Employees who have less than one year of service as defined in the Plan are not eligible to participate in the matching contributions. Matching contributions made by the Company for the year ended December 31, 2009 were $207 and are included in selling, general, and administrative expense. The Company elected not to make discretionary profit-sharing contributions to the Plan during the year ended December 31, 2009.

12. MAJOR CUSTOMERS

Consolidated net sales to the Company’s two largest customers represented approximately 51% and 17%, respectively, of total net sales for the year ended December 31, 2009. No other customers represented over 10% of net sales for 2009. A loss of one of these customers could have a significant impact on the operations of the Company.

13. LEGAL MATTERS

During 2008, the Company established a new subsidiary, Philosophy Beauty Consulting, LLC. Prior to this, certain individuals who were employed on a part-time basis to provide “special event” support at department stores were classified as independent contractors who are not subject to federal and state payroll or withholding taxes. The Company could be liable for unpaid/unwithheld payroll taxes in an amount ranging from $0 to $108 from prior years under provisions of the tax code, although there is an exemption available to the Company under the Internal Revenue Code of 1978. There has been no assertion of this claim by the taxing authority. As the outcome of this issue is uncertain at this time, we are not able to estimate a range of liability and thus no provision for taxes, penalties, or interest has been recorded in the consolidated financial statements as of and for the years ended December 31, 2009.

The Company is subject to legal proceedings and claims that arise in the ordinary course of business primarily related to defending its registered trademarks. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, operations, or liquidity of the Company.

14. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to the issuance of the Company’s consolidated financial statements for the year ended December 31, 2009, management identified errors associated with certain payments made and consideration given to a customer in connection with and subsequent to the acquisition described in Note 1. The related footnote disclosures have been updated accordingly. As a result, the Company restated the accompanying consolidated financial statements and related footnote disclosures to correct these errors as described below (the “Restatement”):

(1)	Simultaneously with the closing of the acquisition described in Note 1, Philosophy Acquisition Company, Inc. paid a customer of the Company $25 million in connection with

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

the amendment of an agreement with the customer in 2007. This $25 million was originally recorded as goodwill, rather than a reduction to revenue in 2007 pursuant to ASC 605.

(2)

In addition to the payment described above, the amended customer agreement also required Philosophy Acquisition Company, Inc. to fund an escrow account with $20 million to be paid to the previous shareholders over a five-year period, unless the customer met certain sales thresholds as defined in the amended agreement in which case the payments would be made to the customer. The $20 million placed in escrow was recorded as goodwill in connection with the purchase accounting performed in 2007. During 2007 the customer met certain sales thresholds and $2 million was released from the escrow account and has now been recorded as a reduction to revenue pursuant to ASC 605. No such payments occurred in 2009.

Since the $2 million payment would otherwise be made to the previous shareholder, and that shareholder is still a shareholder of the Company, the corresponding entry should have been made to additional paid-in capital as an expense incurred by a shareholder on behalf of the Company.

(3)

The warrants issued to a customer were originally accounted for as contingent purchase price consideration in the amount of $622 and recorded to goodwill as they vested based on grant date fair value. Since the warrants were issued to a customer the warrants should have been accounted for under ASC 605, which requires the warrants to be recorded as an offset to revenue. The amount recorded is measured at the fair value of the warrants at the date the performance condition is met. During 2009, warrants valued at $892 vested and have been recorded as a reduction to revenue with a corresponding entry to goodwill.

(4)

As a result of the amended customer agreement, Philosophy Acquisition Company, Inc. is required to make royalty payments to a customer if certain sales thresholds are achieved. These royalty payments were originally presented within selling expenses and have been reclassified as an offset to revenue pursuant to ASC 605.

(5)

As a result of the adjustments described above the Company’s income tax benefit and associated deferred income tax assets and liabilities have been corrected. These adjustments result in a $301 income tax benefit in 2009 and a deferred tax asset of approximately $10 million established in 2007.

The following tables present the effects of the Restatement on the Company’s previously issued consolidated financial statements for the periods presented below:

	As Reported	Restatement Adjustment		As Restated
Statement of Changes in Shareholders’ Equity
	2008			2008
Additional paid-in capital	$243,845	$2,000	(2)	$245,845
Accumulated deficit	(16,416)	(17,418	)(1–2, 5)	(33,834)
Total shareholders’ equity	225,797	(15,418)		210,379
	2009			2009
Additional paid-in capital	245,630	2,269	(2–3)	247,900
Retained earnings (accumulated deficit)	3,014	(18,009	)(1–3, 5)	(14,995)
Total shareholders’ equity	247,090	(15,740)		231,351

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Year Ended December 31, 2009 (As Restated)

	As Reported	Restatement Adjustment		As Restated
Income Statement
	2009			2009
Sales—net	176,597	(5,200	)(3–4)	171,397
Gross profit	106,162	(5,200)		100,962
Selling, general and administrative	61,538	(4,308	)(4)	57,230
Income from operations	41,849	(892	)(3)	40,957
Income before income taxes	32,167	(892	)(3)	31,275
Provision for income taxes	(12,737)	301	(5)	(12,436)
Net income	19,430	(591)		18,839

	As Reported	Restatement Adjustment		As Restated
	2009			2009
Cash Flow Statement
Net income	19,430	(591)		18,839
Vesting of warrants	—	892	(3)	892
Deferred income taxes	12,317	(301	)(5)	12,017

15. SUBSEQUENT EVENTS

We evaluated subsequent events through April 27, 2010, the date these financial statements were originally available for issuance, through November 19, 2010, the date the restated financial statements were available to be issued.

In February 2010, the Company’s Board of Directors approved a $60 million cash dividend which was paid to existing shareholders.

In February 2010, the Company signed a lease agreement which will expand storage, manufacturing, and logistics capacity. The lease has a six-year term with average annual rent payments of approximately $445. The Company will not be required to make rent payments during the first year of the lease term.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) In ($000’s), Except Share Data

	Nine Months Ended
	September 30, 2010	September 30, 2009
SALES—Net	$138,901	$101,830
COST OF GOODS SOLD	48,716	42,278

GROSS PROFIT	90,185	59,552

OPERATING EXPENSES:
Selling, general and administrative	50,813	41,428
Research and development	2,204	1,977

Total operating expenses	53,017	43,405

INCOME FROM OPERATIONS	37,168	16,147

OTHER (EXPENSE) INCOME:
Interest expense	(6,277)	(6,026)
Interest income	21	81
Other	32	—

Total other expense	(6,224)	(5,945)

NET INCOME BEFORE INCOME TAXES	30,944	10,202
PROVISION FOR INCOME TAXES	(13,792)	(4,209)

NET INCOME	$17,152	$5,993

See notes to condensed consolidated financial statements.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (UNAUDITED)
In ($000’s), Except Share Data
For the Nine Months Ended September 30, 2010

	Common Stock	Additional Paid-In Capital	Other Comprehensive Loss (Income)	Retained (Deficit) Earnings	Total
BALANCE—December 31, 2009	$24	$247,900	$(1,578)	$(14,995)	$231,351
Stock-based compensation expense		1,273			1,273
Distribution to shareholders		(60,000)			(60,000)
Net income				17,152	17,152
Unrealized gain on derivatives—net of tax of $386			579		579

Total comprehensive income					17,731

BALANCE—September 30, 2010	$24	$189,173	$(999)	$2,157	$190,355

See notes to condensed consolidated financial statements

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) In ($000’s), Except Share Data

	Nine Months Ended
	September 30, 2010	September 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,152	$5,993
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for sales returns	(5,376)	(3,249)
Provision for inventory obsolescence	300	3,598
Depreciation	3,554	3,292
Amortization	6,048	7,048
Stock-based compensation expense	1,273	705
Vesting of warrants	—	459
Deferred income taxes	9,581	3,101
Unrealized gain on derivatives	(1,582)	(1,552)
Changes in working capital components:
Accounts receivable	9,817	(5,222)
Inventories	(19,696)	(5,145)
Prepaid expenses	(960)	(107)
Accounts payable	709	7,293
Accrued payroll and vacation pay	617	1,966
Other accrued expenses	(5,050)	1,023
Deferred revenue	183	202
Deferred lease incentives	(97)	(177)

Net cash provided by operating activities	16,473	19,228

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,997)	(3,276)

Net cash used in investing activities	(4,997)	(3,276)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on term loans	—	(6,664)
Distribution to shareholders	(60,000)	—

Net cash used in financing activities	(60,000)	(6,664)

NET INCREASE IN CASH	(48,524)	9,288
CASH—Beginning of year	68,585	36,098

CASH—End of year	$20,061	$45,385

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$7,367	$7,229

Cash paid for taxes	$3,825	$1,065

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures included in accounts payable	$6	$68

Vesting of warrants	$—	$459

See notes to condensed consolidated financial statements

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Nine Months Ended September 2010 And 2009 (Unaudited)

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidated Financial Statements and Change in Reporting Entity—On March 16, 2007, Philosophy Acquisition Company, Inc. and Subsidiaries acquired Philosophy, Inc. (“Philosophy”), Philosophy Cosmetics, Inc. (a wholly owned subsidiary of Philosophy, Inc.), and certain assets of BioTech Research Laboratories, Inc. (“BioTech”) (the “Acquisitions”), all collectively referred to as the “Company”.

The results of operations of any interim period are not necessarily indicative of the results of operations to be expected for the full fiscal year. These unaudited interim condensed consolidated financial statements and accompanying footnotes should be read in conjunction with the audited financial statements for the year ended December 31, 2009. Our unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments except as otherwise disclosed in the notes) that we believe are necessary for the fair presentation of our results of operations, changes in shareholders’ equity and comprehensive income, and cash flows for the periods presented.

Nature of Business—The consolidated financial statements include the accounts of Philosophy, which sells a broad range of premium skin care, fragrance, bath and body care products, and cosmetics through retail department stores, specialty stores, television marketing, and third-party websites; Philosophy Cosmetics, Inc. (“Philosophy Cosmetics”), which provides direct-to-consumer sales through its website, stores, and television marketing; and BioTech, which produces the products sold by Philosophy and Philosophy Cosmetics. Products are sold to customers throughout the United States as well as international customers. For the nine months ended September 30, 2010 and 2009, respectively, 3.4% and 1.3% of revenues, resulted from international sales.

New Accounting Pronouncements—In January 2010, the FASB issued ASU No. 2010-06, Improving Disclosures about Fair Value Measurements, which amends ASC 820 to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The ASU also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. ASU No. 2010-06 amends guidance on employers’ disclosures about postretirement benefit plan assets under ASC 715, Compensation—Retirement Benefits, to require that disclosures be provided by classes of assets instead of by major categories of assets. ASU No. 2010-06 is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company does not expect the adoption of ASU No. 2010-06 to have a material impact on the consolidated financial statements

In June 2011, the FASB amended its authoritative guidance related to the presentation of comprehensive income, requiring entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. Under the two-statement approach, the first statement would include components of net income, which is consistent with the current income statement format, and the second statement would include components of other comprehensive income (“OCI”). This guidance becomes effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The adoption of the guidance is not expected to have a material impact on the Company’s consolidated financial statements upon implementation.

In September 2011, the FASB amended its authoritative guidance in order to simplify how entities test goodwill for impairment. Under the new amendment, an entity is permitted to first assess qualitative factors to determine whether it is more likely than not that the fair value of a

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Nine Months Ended September 2010 And 2009 (Unaudited)

reporting unit is less than its carrying amount. If an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the entity must perform the second step of the goodwill impairment test to measure the amount of the impairment loss. This amendment becomes effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company does not believe the adoption of this pronouncement will have a material impact on the Company’s financial statements.

2. AMORTIZATION OF INTANGIBLE ASSETS

The Company recognized amortization expense of $6,048 and $7,048 on intangible assets for the nine months ended September 30, 2010 and 2009, respectively. A schedule of estimated future amortization expense for the amortizable intangible assets listed above as of September 30, 2010, is as follows:

	Trademarks and Formulas	Customer Relationships	Total
2010 (Remainder)	$298	$1,482	$1,780
2011	1,036	5,927	6,963
2012	415	5,927	6,342
2013	240	5,927	6,167
2014	170	5,927	6,097
2015	—	5,927	5,927
Thereafter	—	8,644	8,644

	$2,159	$39,763	$41,922

The Company amortizes its intangible assets using the straight-line method with the following amortization periods:

Amortization Period
Amortized intangible assets:
Customer relationships	11 years
Formulas	7 years
Trademarks	5 years

3. DEBT OBLIGATIONS

On March 17, 2007, the Company entered into the First and Second Lien Term Loan Credit Agreements to fund a portion of the acquisition by Philosophy Acquisition Corporation, Inc. discussed in Note 1 to the condensed consolidated financial statements. In addition to the Term Loans, the First Lien Credit Agreement provides the Company with a revolving line of credit not to exceed $35 million. The Company is obligated to pay an annual commitment fee of .25% of the debt outstanding per annum. The commitment fee paid during the nine months ended September 31, 2010 and 2009 was $448 and $ 454, respectively. Borrowings under the line of credit would have a rate equal to LIBOR plus an applicable margin depending on the Company’s Consolidated Total Leverage Ratio, as defined in the credit agreement. As of September 30, 2010, the applicable margin is 1.5%.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Nine Months Ended September 2010 And 2009 (Unaudited)

The Term Loans mature on March 16, 2014, and are payable in 17 remaining scheduled quarterly installments of $560 with the remaining balance due at maturity.

Pursuant to the Agreements, the Company made an Excess Cash Flow payment in the amount of $6,104 in 2009 which is treated as an advance payment of the Company’s quarterly required principal payments, and reduced the 2010 and 2011 obligations accordingly. The Excess Cash Flow payment was triggered during 2009 based upon cash flows from operations exceeding certain thresholds defined in the Agreements. When Excess Cash Flow payments are made those amounts are applied against scheduled principle payments. The Company also made its first quarterly payment in 2009 of $560.

As described above, the Company’s debt obligations bear a variable interest rate based on LIBOR.

4. DERIVATIVE FINANCIAL INSTRUMENTS

The Company is exposed to interest rate risk in connection with its long-term debt, which provides for quarterly principal and interest payments at LIBOR plus a margin. To manage this risk, the Company entered into an interest rate swap agreement and an interest rate collar on April 27, 2007. Both instruments are designed with declining notional amounts to match the principal payments on the debt. The combined notional amounts on these instruments are currently approximately 41% of the principal of the variable rate debt. The interest rate swap fixes LIBOR at 4.945% on a notional amount that declines over the term of the agreement. The notional amount of the interest rate swap was $46,565 at December 31, 2009. The interest rate swap agreement matured on April 30, 2010. The interest rate collar allows the Company to pay a fixed interest rate on the notional amount if LIBOR exceeds 6% and convert to a floating rate if LIBOR falls below 3.51%. The notional amount on the interest rate collar was $50,446 at December 31, 2009. The interest rate collar agreement matured on April 30, 2010. The Company did not apply hedge accounting to these instruments during 2009 or 2010, accordingly changes in fair value are recorded in interest expense. For the nine months ended September 30, 2010 and 2009, unrealized gains on these instruments recorded in interest expenses were $1,003 and $1,487, respectively.

The Company entered into an additional interest rate swap agreement on August 29, 2008. The notional amount of this instrument was $30,000 as of December 31, 2009, and increased to $80,000 on April 30, 2010. The interest rate swap fixes LIBOR at 3.875% and is effective through April 30, 2011. This instrument qualified as an effective cash flow hedge in accordance with ASC 815. Accordingly, changes in fair value are initially recorded in accumulated other comprehensive income. As of September 30, 2010 and 2009, respectively, unrealized gains on these instruments recorded in accumulated other comprehensive income were $579 and $65, respectively.

As of September 30, 2010, derivatives with a fair value of $1,664 were recorded in the Company’s unaudited condensed consolidated financial statements.

5. INCOME TAXES

Income taxes are provided by applying the estimated annual effective tax rate to pretax income for interim periods.

Federal net operating loss carryforwards of $8,700 and state net operating loss carryforwards of $13,700 begin to expire between 2011 and 2027.

As described above, the Company adopted the uncertain tax positions provisions of ASC 740 as of January 1, 2009, and concluded that there were no uncertain tax positions that resulted in additional provisions for such positions.

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Nine Months Ended September 2010 And 2009 (Unaudited)

It is the Company’s policy to recognize interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of operations. Accrued interest and penalties are to be included within the related tax liability line in the consolidated balance sheet.

The Company is subject to taxation in the United States and various states jurisdictions. The Company is not subject to foreign tax expense. As of September 30, 2010, the Company’s tax years for 2007, 2008, and 2009, are subject to examination by the tax authorities. As of September 30, 2010, the Company is not currently under examination by the Internal Revenue Service or any other income tax authority.

6. STOCK-BASED COMPENSATION

The Company granted options to purchase stock pursuant to the Equity Incentive Plan (the “Plan”) of the Company. The Plan was adopted effective March 17, 2007, and was amended on January 9, 2008. The options carry a 10 year contractual life and typically vest over a service period of five years. Option grants also have performance criteria for a portion of the total shares granted. In February 2010, the Company paid a special one-time dividend to shareholders in the amount of $60,000. The valuation of options granted subsequent to the dividend reflect the lower fair value of the Company as a result of the dividend. The following table summarizes the stock option grant activity, including the impact of the dividend on the weighted average exercise price:

	Shares Available for Grant	Options Outstanding
		Shares	Weighted Average Exercise Price Per Share
Outstanding—December 31, 2009	56,252	207,498	$94.31

Options granted	(53,905)	53,905	113.97
Options exercised
Options forfeited	6,995	(6,995)	94.31

Outstanding—September 30, 2010	9,342	254,408	$98.34

Exercisable—December 31, 2009		66,171	$99.00

Exercisable—September 30, 2010		66,171	$75.42

The fair value of options granted during the nine months ended September 30, 2010 and 2009 was $2,760 and $2,040, respectively. A summary of information for options outstanding as of September 30, 2010 and December 31, 2009, is as follows:

	Options Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price Per Share	Weighted- Average Aggregate Intrinsic Value	Options Exercisable	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price Per Share	Weighted- Average Aggregate Intrinsic Value
September 30, 2010	254,408	8.5	$78.43	$—	55,664	7.6	$75.42	$—
December 31, 2009	207,498	8.8	$94.31	$—	66,171	8.8	$99.00	$—

The Company estimates the fair value of stock options issued using the Black-Scholes-Merton option-pricing model. Estimated volatility is based on six-year historical volatility for certain companies in the personal and beauty care space. The risk-free rate for the period within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant. The expected term of options is based on an average of certain companies in the personal and beauty care space. Option-valuation models require the input of subjective assumptions including the expected volatility and lives. Actual values of grants could vary significantly from the results of the

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Nine Months Ended September 2010 And 2009 (Unaudited)

calculations. The following assumptions were used to value stock option grants during the following periods:

Expected dividend rate	—%
Expected stock price volatility	43.03–55.62%
Risk-free interest rate	1.79–3.45%
Expected forfeiture rate	8.0%
Expected term of options	6.0 years

The Company recognized $1,273 and $705 during the nine months ended September 30, 2010 and 2009, respectively, in compensation expense related to stock options vesting during the period. This expense is included in general and administrative expenses in the income statement. As no options have exercised, no tax benefit has been recorded at this time. As of September 30, 2010, the value of nonvested awards not yet recognized is approximately $6,705 and is expected to be recognized over a four-year weighted-average term.

A summary of the status of the Company’s unvested options as of September 30, 2010, and changes during the nine months ended September 30, 2010, are presented below:

Shares
Unvested—December 31, 2009	135,448
Granted	53,905
Vested	16,386
Forfeited	(6,995)
Expired	—

Unvested—September, 30, 2010	198,744

7. RELATED-PARTY TRANSACTIONS

A previous stockholder provides legal services to the Company. This stockholder was paid approximately $426 and $594 in professional fees and reimbursed expenses during the nine months ended September 30, 2010 and 2009, respectively. There were no amounts due at September 30, 2010.

8. ADVERTISING EXPENSES

The Company advertises its products primarily through the use of print media, direct mail advertising, and product seminars. Costs associated with advertising are recorded as expenses when incurred. Advertising expenses incurred were approximately $4,167 and $3,279 for the nine months ended September 30, 2010 and 2009, respectively. These expenses are classified as selling expenses in the consolidated financial statements.

9. PROFIT SHARING PLAN

The Company has a 401(k) profit-sharing plan (the “Plan”) covering substantially all of its employees. Employees, age 21 and older, are eligible for participation in the next quarterly enrollment period defined in the Plan. Under the Plan, the Company shall make matching contributions equal to 50% of employee deferrals up to a maximum of 6% of each employee’s compensation. Additionally, the Company may, at its discretion, elect to contribute a portion of its profits to the benefit of all participants under the provisions of the Plan. Employees who have less than one year of service as defined in the Plan are not eligible to participate in the matching contributions. Matching contributions made by the Company for the nine months ended September

PHILOSOPHY ACQUISITION COMPANY, INC. & SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In $000’s, Except Share Data
For the Nine Months Ended September 2010 And 2009 (Unaudited)

30, 2010 and 2009 were $186 and $187, respectively, and are included in selling, general, and administrative expense. The Company elected not to make discretionary profit-sharing contributions to the Plan during the nine months ended September 30, 2010 and 2009, respectively.

10. LEGAL MATTERS

During 2008, the Company established a new subsidiary, Philosophy Beauty Consulting, LLC. Prior to this, certain individuals who were employed on a part-time basis to provide “special event” support at department stores were classified as independent contractors who are not subject to federal and state payroll or withholding taxes. The Company could be liable for unpaid/unwithheld payroll taxes in an amount ranging from $0 to $108 from prior years under provisions of the tax code, although there is an exemption available to the Company under the Internal Revenue Code of 1978. There has been no assertion of this claim by the taxing authority. As the outcome of this issue is uncertain at this time, we are not able to estimate a range of liability and thus no provision for taxes, penalties, or interest has been recorded in the unaudited condensed consolidated financial statements for the nine months ended September 30, 2010.

The Company is subject to legal proceedings and claims that arise in the ordinary course of business primarily related to defending its registered trademarks. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, operations, or liquidity of the Company.

11. SUBSEQUENT EVENTS

We evaluated subsequent events through June 28, 2012, the date the financial statements were available to be issued.

In December 2010, the Company was acquired by Coty, Inc. who purchased 100% of the outstanding shares of the Company’s common stock for approximately $929.2 million.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and
Shareholders of OPI Products Inc.

In our opinion, the accompanying statement of income, retained earnings and cash flows present fairly, in all material respects, the results of its operations and its cash flows for the year ended September 30, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

November 24, 2010

OPI PRODUCTS INC.
STATEMENT OF INCOME AND RETAINED EARNINGS
Year Ended September 30, 2010

Revenue
Net sales	$195,413,226
Sales to a related party	3,925,365
Cost of sales	62,022,707

Gross profit	137,315,884
Operating Expenses
Selling, general and administrative expenses	102,507,980
Rent expense to a related party	1,416,364

Income from operations	33,391,540

Other income (expense)
Interest expense	(305,136)
Non operating income, net	868,574

563,438

Income before income taxes	33,954,978

Income tax expense	(315,000)

Net income	33,639,978
Retained earnings
Beginning of year	62,468,478
Dividends paid	(27,675,000)

End of year	$68,433,456

OPI PRODUCTS INC.
STATEMENT OF CASH FLOWS
Year Ended September 30, 2010

Cash flows from operating activities
Net income	$33,639,978
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,105,635
Write down of inventory	1,300,000
Changes in operating assets and liabilities
Accounts receivable	(6,699,556)
Inventories	(3,890,189)
Deposits	(228,949)
Prepaids and other assets	(52,570)
Notes Receivable and other assets	(374,282)
Accounts payable and accrued expenses	7,990,860

Net cash provided by operating activities	33,790,927

Cash flows from investing activities
Additions to property and equipment	(1,674,720)

Net cash used in investing activities	(1,674,720)

Cash flows from financing activities
Proceeds from amounts borrowed
Related parties	2,068,557
Bank	99,063
Repayments of amounts borrowed
Related parties	(3,391,747)
Bank	(99,063)
Capital lease payments	(6,053)
Dividends paid	(27,675,000)

Net cash used in financing activities	(29,004,243)

Net increase in cash and cash equivalents	3,111,964
Cash and cash equivalents
Beginning of year	3,459,897

End of year	$6,571,861

Supplemental cash flow information
Cash paid for interest	$305,202
Cash paid for taxes	315,000

OPI PRODUCTS INC.
NOTES TO FINANCIAL STATEMENTS
Year Ended September 30, 2010

1. THE COMPANY

OPI Products Inc. (the “Company”) was incorporated in the State of California on April 1, 1983, as the successor to OPI Products. The Company manufactures cosmetic products, which it sells and distributes to beauty salons and mass merchants in the United States and overseas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all short-term deposits with an original maturity of three months or less at time of purchase to be cash equivalents.

Revenue Recognition

The Company sells its products to a geographically diverse customer base in the cosmetics industry and revenue is recognized upon shipment. Credit memos are reflected as a reduction of revenue.

The Company offers a sales rebate to select International customers equal to 5% of their sales if they reach their sales goal. These rebates are reflected as a reduction of revenue.

Accounts Receivable

The Company performs ongoing credit evaluations of its customers and maintains allowances for potential losses based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Financial instruments that could potentially subject the Company to concentrations of credit risk consist of trade accounts receivable. At September 30, 2010, no customer accounted for more than 10% percent of trade accounts receivable. Bad debt expense for 2010 was $135,578.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method and includes all direct and indirect costs using full absorption costing. The Company continuously reviews the composition of its inventory, assesses potential obsolescence and provides reserves, as appropriate, based on historical sales trends and the impact of market trends and economic conditions.

Notes Receivable

Notes receivable represent amounts due from Company officers for life insurance policies. The notes are non interest bearing and are fully secured by the cash surrender value of the underlying policies.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of their useful lives or the term of the lease. Long-lived assets are tested for impairment whenever events or circumstances indicate that its carrying amount may not be recoverable. Depreciation of property and equipment charged to operations amounted to $2,100,635 for the year ended September 30, 2010.

OPI PRODUCTS INC.
NOTES TO FINANCIAL STATEMENTS
Year Ended September 30, 2010

Income Taxes

The Company elected to file its federal and state income tax returns under the S-Corporation provisions of the Internal Revenue Code and related State Franchise Tax Codes. As an S-Corporation, income or loss is attributed to the shareholders and no federal income tax is payable by the Company. State income taxes are applied at 1.5% of state taxable income and amounted to $315,000 for the year ended September 30, 2010.

The Company accounts for deferred income taxes using the asset and liability method. This method requires the recognition of deferred tax liabilities and assets for the expected future tax consequence of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Research and Development Expenses

Research and development expenditures for Company-sponsored projects are expensed when incurred. The amount of research and development expenses for the year ended September 30, 2010 was $1,170,642.

Advertising Expense

All advertising costs are expensed when incurred. Advertising expense for the year ended September 30, 2010 was $14,266,873.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

3. RELATED PARTY TRANSACTIONS

Notes payable to related parties consists of the following at September 30, 2010:

	Carrying Amount	Fair Value
7.5% note payable to Company President’s irrevocable family trust, due upon demand, uncollateralized	$858,213	$856,068

	$858,213	$856,068

The fair value of the notes payable was calculated using the one year U.S. Treasury note rate of .25% for the year ended September 30, 2010.

Interest expense paid to related parties for the year ended September 30, 2010 was $303,934.

During the year ended September 30, 2010, OPI US sold $3,925,365 of products to OPI Japan, a related party.

The Company rents the majority of its office and warehouse facilities under non-cancelable operating leases, from a corporation owned by the Company’s President and Executive Vice President. The primary office and facilities are under lease through December 31, 2015. Rent expense for these operating leases for the year ended September 30, 2010 was $1,416,364.

OPI PRODUCTS INC.
NOTES TO FINANCIAL STATEMENTS
Year Ended September 30, 2010

4. COMMITMENTS AND CONTINGENCIES

The Company leases real estate and equipment under operating and long-term capital lease agreements, respectively, which expire on various dates through 2016.

Future minimum, non-cancelable rental payments at September 30, 2010, under agreements accounted for as operating leases, consist of the following:

Years ending September 30,	Capital Leases	Operating Leases
2011	$5,434	$2,010,538
2012	7,246	1,949,881
2013	7,246	1,955,097
2014	3,623	2,002,750
2015	—	2,057,272
Thereafter	—	418,346

Total minimum lease payments	23,549	$10,393,884

Less: Amounts representing interest	(1,770)

Present value of lease payments	21,779
Less: Current portion	(6,347)

Long-term lease obligations	$15,432

Rent expense, including the related party leases (Note 3), for the year ended September 30, 2010 was $1,986,552.

During the year ended September 30, 2009, the Company executed a contract to lease equipment which met the criteria for a capital lease. The Company’s capital lease obligation was $21,779 as of September 30, 2010. The lease will be paid off in February 2013.

The Company has entered into an incentive agreement with a key officer who earns a bonus based on sales at the end of each fiscal year. Payments made against this accrued incentive totaled $780,000 during the year. Currently, the company accrued $3,094,286 representing the earned incentive as of September 30, 2010.

The Company has entered into two product license contracts that require OPI to pay 5% of Adjusted Gross Sales (Royalty) on the defined products sold. One contract has two renewal options that could extend the term of the license contract for two additional years. The Company has recorded an accrual of $400,000 as of September 30, 2010 related to these two contracts.

The Company offers a business development program to a select number of distributors during the year. The business development is accrued monthly equal to the distributor sales times the agreed upon percentage which range from 2 to 5% of sales. Advertising or promotional expenses related to these distributors are posted against this accrual and are included in the selling, general and administrative expenses in the accompanying income statement.

The Company has entered into a purchase agreement with a key vendor whereby the Company is committed to purchase $1,750,000 of soak off gel formula for the Axxium product by or before December 31, 2011. The contract allows for the Company to have an exclusive right to this product.

The Company is subject to various claims and legal actions that have arisen in the ordinary course of business. The Company believes such claims and legal actions, individually and in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

OPI PRODUCTS INC.
NOTES TO FINANCIAL STATEMENTS
Year Ended September 30, 2010

5. EMPLOYEE PROFIT SHARING AND 401K PLAN

The OPI Employee Profit Sharing and 401k Plan (the “Plan”) under section 401(a) and 403(a) offers retirement options to all employees at the Company on April 1, 1986 (the “Effective Date”). Employees hired after the Effective Date, shall be covered as of their first anniversary date if such employees meet various age and service requirements. The Plan provides that the Company’s Board of Directors determines the annual profit sharing contribution amount. The Company made no contributions under the Profit Sharing portion of the Plan for the year ended September 30, 2010.

Under the same plan, OPI offers a 401k plan to eligible employees. Employee contributions to the Plan totaled $951,294 for the year ended September 30, 2010, and the Company match totaled $432,958 for the same period. Amounts accrued under this plan are reflected in the payroll accruals line in the Company’s September 30, 2010 balance sheet.

6. SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events through November 24, 2010, the date the financial statements were issued. No events have been identified that require accrual or disclosure in the accompanying financial statements or notes thereto.

COTY INC. & SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Year Ended June 30, 2011
(in millions, except share and per share amounts)

During the year ended June 30, 2011, Coty Inc. (the “Company”) made the following acquisitions:

•	Effective December 17, 2010, the Company acquired Philosophy Acquisition Company Inc. and subsidiaries (“Philosophy”), a U.S. corporation in the skin care business;

•	Effective December 20, 2010, the Company acquired OPI Products Inc. (“OPI”), a U.S. corporation in the nail care business;

•	Effective January 3, 2011 the Company acquired Dr. Scheller, Cosmetics AG and its subsidiaries (“Dr. Scheller”), a German corporation in the color cosmetics business; and

•	Effective January 14, 2011, the Company acquired TJoy Holdings, Ltd (“TJoy”), a Cayman Islands corporation in the skin care business.

As a result of the acquisitions of Philosophy and OPI, the Company enhanced its skin care business and color cosmetic business respectively. The acquisition of Dr. Scheller enhanced the Company’s position as a color cosmetics distributor in Germany and the acquisition of TJoy it position in the Chinese skin and body care market.

The acquisition of Philosophy and OPI were deemed significant as defined in Rule 3-05 of Regulation S-X (“Rule 3-05”) and separate financial statements for these entities are included elsewhere in this prospectus. The acquisitions of Dr. Scheller and TJoy were not deemed significant under Rule 3- 05. For purposes of these Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended June 30, 2011, in accordance with Rule 11-01 of Regulation S-X, the Company assumed that the significant acquisitions of Philosophy and OPI occurred on July 1, 2010. As a result, the Unaudited Pro Forma Condensed Consolidated Statement of Operations was derived from:

•	the audited historical Consolidated Statement of Operations of the Company for the year ended June 30, 2011;

•	the unaudited historical Consolidated Statement of Operations of Philosophy for the period from July 1, 2010 to December 17, 2010;

•	the unaudited historical Statement of Operations of OPI for the period from July 1, 2010 to December 20, 2010;

The historical Consolidated Statement of Operations information has been adjusted to give pro forma effect to events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) expected to have a continuing impact on the Company’s results. The notes to the Unaudited Pro Forma Condensed Consolidated Statement of Operations describe the pro forma amounts and adjustments presented below. This is presented for illustration purposes only and does not necessarily indicate the operating results that would have been achieved if the acquisitions had occurred at the beginning of the period presented, nor is it indicative of future operating results.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations should be read in conjunction with the Company’s historical consolidated financial statements for the year ended June 30, 2011 and accompanying notes included elsewhere in this prospectus.

COTY INC. & SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Year Ended June 30, 2011
(in millions, except per share data)

	Historical As Reported Fiscal Year Ended June 30, 2011	OPI Period from July 1, 2010 through December 20, 2010	Philosophy Period from July 1, 2010 through December 17, 2010	Pro forma adjustments		Pro Forma Fiscal Year Ended June 30, 2011
Net revenues	$4,086.1	$98.2	$100.8	$—		$4,285.1
Cost of sales	1,640.0	30.6	43.5	(18.2	)(a)	1,695.9

Gross profit	2,446.1	67.6	57.3	18.2		2,589.2
Selling, general and administrative expenses	2,034.2	91.7	31.2	(69.2	)(b)	2,087.9
Amortization expense	79.6	—	3.2	10.2	(c)	93.0
Restructuring costs	30.5	—	—	—		30.5
Acquisition-related costs	20.9	3.6	10.3	(29.9	)(d)	4.9
Asset impairment charges	—	—	—	—		—

Operating income	280.9	(27.7)	12.6	107.1		372.9
Interest expense—related party	5.9	—	—	—		5.9
Interest expense, net	85.6	0.1	3.6	(3.7	)(e)	85.6
Other expense/(income), net	4.4	(0.1)	—	0.0		4.3

Income before income taxes	185.0	(27.7)	9.0	110.8		277.1
Provision for income taxes	95.1	0.0	9.4	28.6	(f)	133.1

Net income	89.9	(27.7)	(0.4)	82.2		144.0
Net income attributable to noncontrolling interests	12.5	—	—	—		12.5
Net income attributable to redeemable noncontrolling interests	15.7	—	—	—		15.7

Net income attributable to Coty Inc.	$61.7	$(27.7)	$(0.4)	$82.2		$115.8

Net income attributable to Coty Inc. per common share:
Basic	$0.19					$0.35
Diluted	0.18					0.34
Weighted average common shares outstanding:
Basic	329.4					329.4
Diluted	339.1					339.1

The pro forma adjustments include the pro forma effects of the OPI and Philosophy acquisitions and do not show the pro forma effects of the other acquisitions during fiscal 2011. Additionally, the pro forma effects of the modification to the share based payments arrangements that will change these awards’ classification from a liability to equity is not presented in the above Pro Forma Condensed Consolidated Statement of Operations. Refer to “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Critical Accounting Policies and Estimates—Share based Compensation” and the tabular disclosure in the section “Capitalization”. The pro forma amounts do not give effect to any proceeds from the IPO itself.

See note to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

COTY INC. & SUBSIDIARIES
NOTE TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

1. UNAUDITED PRO FORMA ADJUSTMENTS TO STATEMENT OF OPERATIONS

a. Represents the following adjustments to costs of sales to eliminate the fair value adjustment made to inventory, which is a one-time effect that is not expected to impact future cost of sales:

Philosophy	$(10.4)
OPI	(7.8)

$(18.2)

b. Represents the following adjustments to selling, general and administrative expenses:

	OPI	Philosophy	Total
Compensation adjustments(1)	$(65.0)	$(4.1)	$(69.1)
Charitable contribution(2)	(0.6)	—	(0.6)
Unfavorable lease(3)	(0.3)	—	(0.3)
Depreciation expense(4)	0.5	0.3	0.8

	$(65.4)	$(3.8)	$(69.2)

1. Elimination of non-recurring share-based compensation expense, including share-based compensation reported in the historical financial statements of OPI and Philosophy.

2. Elimination of a non-recurring charitable donation reported in the historical financial statements of OPI.

3. Pro forma amortization of the fair value of the OPI unfavorable lease liabilities for the period from July 1, 2010 to December 20, 2010.

4. Pro forma incremental depreciation expense based on the fair values assigned to property, plant and equipment for Philosophy and OPI, for the periods from July 1, 2010 through the respective acquisition dates.

c. Represents the adjustment to amortization as follows:

	Amortization of the fair value of finite- lived intangible assets	Elimination of Philosophy historical amortization	Total
Philosophy	$8.8	$(3.2)	$5.6
OPI	4.6	—	4.6

	$13.4	$(3.2)	$10.2

d. Represents an adjustment to eliminate non-recurring Acquisition-related costs including transactions costs and integration costs included in the historical financial statements.

Coty Inc.	$(16.0)
Philosophy	(10.3)
OPI	(3.6)

$(29.9)

e. Represents reduction to interest expense due primarily to the elimination of Philosophy’s historical interest expense relating to bank debt.

f. Represents incremental income taxes calculated on the pro forma income before income taxes using a statutory rate for OPI and Philosophy of 37.1% and 41.0%, respectively, for the periods presented.

Through and including  , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

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COTY INC.

COMMON STOCK

PROSPECTUS

Joint Book-Running Managers

BofA Merrill Lynch
J.P. Morgan
Morgan Stanley
Barclays
Deutsche Bank Securities
Wells Fargo Securities

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with this offering. All expenses will be borne by the registrant (except any underwriting and commissions and expenses incurred by the selling stockholders in this offering). All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the NASDAQ Global Select Market or the New York Stock Exchange listing fee.

SEC Registration Fee	$80,220
FINRA filing fee	70,500
NASDAQ Global Select Market or New York Stock Exchange listing fee
Printing and engraving
Legal fees and expenses
Accounting fees and expenses
Blue sky fees and expenses (including related legal fees)
Transfer agent and registrar fees
Miscellaneous expenses

Total

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, the registrant’s certificate of incorporation to be in effect upon the closing of this offering includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s amended and restated certificate of incorporation will provide for such limitation of liability.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the registrant to be effective upon completion of this offering provide that:

•

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and certain additional procedural protections. The registrant will also maintain directors’ and officers’ insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 15. Recent Sales of Unregistered Securities.

Since July 1, 2009, we have sold the following shares of our common stock to the following entities and individuals on the dates set forth below. The issuances of these securities were deemed to be exempt from registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act as transactions not involving a public offering or Rule 701 thereunder. The information set forth below with respect to our voting and non-voting common stock gives effect to the 5-for-1 stock split of our common stock that was completed on September 22, 2010.

(1)

Since July 1, 2009, we have granted to certain of our employees options to purchase an aggregate of 26,952,467 shares of our common stock, of which none have been exercised, none have expired, 17,583 have been forfeited and 26,934,884 remain either unvested or unexercised. The exercise prices of these options were between $8.25 and $10.50 per share.

(2)

Since July 1, 2009, we have sold 2,067,570 shares of restricted stock to certain of our employees under the Executive Ownership Plan. The purchase prices of these restricted stock units were between $9.20 and $10.50.

(3)	Issuances of Common Stock:

(a)	On December 17, 2010, we sold 65,217,391 shares to Donata Holdings BV, at a purchase price of $9.20 per share for an aggregate purchase price of $599,999,997.20.

(b)

On October 18, 2011, we sold 5,226,381 shares to directors on our Board of Directors under the Director Stock Purchase Program, at a purchase price of $10.50 per share for an aggregate purchase price of $54,877,000.50.

(c)	On December 30, 2011, we sold 1,900,000 shares to H.F.S. S.à r.l. under the Director Stock Purchase Program, at a purchase price of $11.25 per share for an aggregate purchase price of $21,375,000.

(d)

On January 10, 2012, we sold 2,873,610 shares to directors on our Board of Directors under the Director Stock Purchase Program, at a purchase price of $11.25 per share for an aggregate purchase price of $32,328,112.50.

(e)

On January 10, 2012, we sold 533,334 shares to Sandycove Ltd. at a purchase price of $11.25 per share for an aggregate purchase price of $6,000,007.50. These shares were purchased under an agreement between Sandycove Ltd. and Coty Inc.

(f)	On February 28, 2012, we sold 22,600 shares to Sérgio Pedreiro, at a purchase price of $11.25 per share for an aggregate purchase price of $254,250.00.

(4)	Since July 1, 2009, we have granted 3,890,000 IPO Units to certain of our employees, all of which remain unvested. The IPO Units were valued at between $9.20 and $11.25 when granted.

(5)	Since July 1, 2009, we have granted 30,000 shares of restricted stock to certain of our employees under the LTIP, all of which were valued at $11.25 when granted and remain unvested.

(6)

Since July 1, 2009, we have granted RSUs for 245,836 shares to directors on our Board of Directors under our Director Stock Plan, 215,836 of which remain unvested, none of which have expired and 10,000 of which have been forfeited. The RSUs were valued at between $8.25 and $10.50 when granted.

Unless specified above, all grants were awarded under the 2007 Director Stock Plan, the EOP or the LTIP. All shares and RSUs described above were purchased at the valuation of our common stock on the date an irrevocable investment decision was made to purchase such shares or RSUs. The grants and purchases described above that are subject to vesting conditions vest or are able to be exercised in accordance with the terms of each individual grant and are subject to the terms of the applicable plan.

Other than the transactions listed immediately above, we have not issued and sold any unregistered securities in the three years preceding the filing of this registration statement.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Valuation and Qualifying Accounts

(In millions)	Three Years Ended June 30, 2011
Description		Charged to Costs and Expenses		Deductions(b)		Balance at End of Period
Allowance for doubtful accounts:
2011	$23.8	$0.3		$(4.9	)(a)	$19.2
2010	26.7	3.1		(6.0	)(a)	23.8
2009	29.4	15.6		(18.3	)(a)	26.7
Allowance for inventory obsolescence:
2011	$64.9	$35.4		$(29.2)		$71.1
2010	97.7	35.6		(68.4)		64.9
2009	104.6	72.0		(78.9)		97.7
Allowance for customer returns:
2011	$68.8	$133.9		$(118.5)		$84.2
2010	79.7	126.1		(137.0)		68.8
2009	58.5	189.3		(168.1)		79.7
Deferred tax allowances:
2011	$42.7	$7.0	(b)	$(4.1)		$45.6
2010	94.7	11.9	(b)	(63.9)		42.7
2009	107.9	13.5	(b)	(26.7)		94.7

(a)	Includes amounts written-off, net of recoveries and cash discounts.

(b)	Includes foreign currency translation adjustments.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Coty Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York on June 28, 2012.

COTY INC.

By:	/s/ SÉRGIO PEDREIRO Name: Sérgio Pedreiro Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jules Kaufman and Sérgio Pedreiro, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the registration statement, any and all amendments (including post-effective amendments) to the registration statement and any and all successor registration statements of Coty Inc., including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to enable Coty Inc. to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 28, 2012.

Signature	Title	Date

/s/ BERND BEETZ (Bernd Beetz)	Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2012
/s/ SÉRGIO PEDREIRO (Sérgio Pedreiro)	Chief Financial Officer (Principal Financial Officer)	June 28, 2012
/s/ JAMES E. SHIAH (James E. Shiah)	Chief Accounting and Compliance Officer (Principal Accounting Officer)	June 28, 2012
/s/ LAMBERTUS J.H. BECHT (Lambertus J.H. Becht)	Chairman of the Board of Directors	June 28, 2012
/s/ BRADLEY M. BLOOM (Bradley M. Bloom)	Director	June 28, 2012
/s/ PETER HARF (Peter Harf)	Director	June 28, 2012
/S/ JOACHIM FABER (Joachim Faber)	Director	June 28, 2012
/S/ M. STEVEN LANGMAN (M. Steven Langman)	Director	June 28, 2012

Signature	Title	Date

/s/ ERHARD SCHOEWEL (Erhard Schoewel)	Director	June 28, 2012
/s/ ROBERT SINGER (Robert Singer)	Director	June 28, 2012
/S/ JACK STAHL (Jack Stahl)	Director	June 28, 2012

EXHIBIT INDEX

Item 16. Exhibits

Exhibit Number	Document
1.1*	Form of Underwriting Agreement
2.1*

Share Purchase Agreement, dated November 29, 2010, among Coty Geneva S.A.; the registrant; Shiqi Holding Limited; Shixuan Holding Limited; Chuang, Wen-Yang; Hsu, Yao-Jih; Li, Hse-Cheng; Lo, Pei-Han; Wang, Shu-Yi; Chaung, Hung-Wei; Wu, Shu-Hua; Hsieh, Chao-Che; Hsu, Ming-Te and Hsu, Yao-Chung

3.1*	Amended and Restated Certificate of Incorporation
3.2*	Amended and Restated By-Laws
4.1*	Specimen Common Stock Certificate of the registrant
5.1*	Opinion of Gibson, Dunn & Crutcher LLP
10.1*

Credit Agreement, dated August 22, 2011, among the registrant, JPMorgan Chase Bank, N.A. as Administrative Agent, Bank of America, N.A. and Wells Fargo Bank, N.A., as Syndication Agents, Credit Agricole Corporate and Investment Bank and BNP Paribas Securities Corp., as Documentation Agents, ING Bank N.V. as Co-Documentation Agent and the lenders party thereto

10.2*	Registration Rights Agreement between the registrant, Donata Holding SE, JAB, as successor to Donata Holdings BV, The Berkshire Fund Stockholders and the WB Fund Stockholders
10.3*	Stockholders Agreement between the registrant, Donata Holding SE, JAB, as successor to Donata Holdings BV, the Berkshire Fund Stockholders and the WB Fund Stockholders
10.4*	Lease Agreement, dated as of July 14, 2008 and amended as of March 17, 2009, May 19, 2011 and April 6, 2012, between the registrant and Empire State Building Company.
10.5*	Agreement of Lease, dated as of October 29, 1999, between the registrant and One Park Avenue Tenant LLC.
10.6*

Lease, dated as of December 30, 2005 and amended as of April 19, 2006, August 23, 2007 and November 18, 2007, between the registrant and PPF Off Two Park Avenue Owner, LLC, as successor in interest to SEB Immobilien-Investment GmbH.

10.7*	Lease Agreement dated as of July 3, 2007, between Société Coty France and SCI Vendôme Paris.
10.8*	Lease Agreement, dated as of June 13, 2005, between Société Coty and S.C.I. Fêdêrale Gramont.
10.9*

Lease Agreement, dated as of November 12, 1992 and amended as of February 4, 1994, March 10, 1997, January 23, 2000, March 31, 2000, August 1, 2006 and January 28, 2008, between Baker-Properties Limited Partnership and Coty US LLC.

10.10*	Lease, entered into as of March 31, 2000 and amended as of August 1, 2006, September 8, 2009 and August 16, 2010, between Baker Properties Limited Partnership and Coty US Inc.
10.11*	Lease, dated as of July 25, 2011, between Terinvest SA and Coty Geneva S.A.
10.12*	Amended and Restated Employment Agreement, as amended and restated effective January 1, 2009, between the registrant and Bernd Beetz
10.13*	Employment Agreement, dated February 18, 1998, between Coty S.A. and Géraud-Marie Lacassagne
10.14*	Employment Agreement, dated November 19, 2007, between the registrant and Jules Kaufman
10.15*	Employment Agreement, dated June 24, 2011, between Coty Geneva S.A. and Darryl McCall
10.16*	Transfer Agreement Letter, dated June 24, 2011, between Coty Geneva S.A. and Darryl McCall

Exhibit Number	Document
10.17*	Employment Agreement, dated November 18, 2008, between the registrant and Sérgio Pedreiro
10.18*	Employment Agreement, dated June 1, 2012, between Coty Italia S.P.A. and Michele Scannavini
10.19*	Employment Agreement, dated October 6, 2008, between Coty S.A.S. and Renato Semerari
10.20*	Rider to Employment Contract, dated April 7, 2009, between Coty S.A. and Renato Semerari
10.21*	Employment Agreement, dated March 24, 2010, between Coty Geneva S.A. and Peter Shaefer
10.22*	Form of Indemnification Agreement between the registrant and its directors and officers
10.23*

Agreement Regarding Indemnification Obligations, dated as of April 14, 2011 and effective as of January 25, 2011, by and among the registrant, Berkshire Fund VII Investment Corp., Berkshire Fund VII-A Investment Corp., Berkshire Investors III LLC, Berkshire Investors IV LLC and Bradley Bloom.

10.24*

Agreement Regarding Indemnification Obligations, dated as of April 14, 2011 and effective as of January 25, 2011, by and among the registrant, Worldwide Beauty Onshore L.P., Worldwide Beauty Offshore L.P. and Steven Langman

10.25*	Coty Inc. Annual Performance Plan, effective as of September 23, 2011
10.26*	Coty Inc. Long-Term Incentive Plan, as amended and restated effective February 27, 2012
10.27*	Nonqualified Stock Option Award Terms and Conditions under Coty Inc. Long-Term Incentive Award
10.28*	Coty Inc. Executive Ownership Plan, as amended and restated effective as of February 27, 2012
10.29*	Form of Restricted Stock Agreement under Coty Inc. Executive Ownership Plan
10.30*	Matching Option Award Terms and Conditions under Coty Inc. Executive Ownership Plan
10.31*	Coty Inc. Stock Plan for Non-Employee Directors, as amended and restated effective September 13, 2004
10.32*	Form of Nonqualified Stock Option Award Agreement under Coty Inc. Stock Plan for Non-Employee Directors
10.33*	Coty Inc. 2007 Stock Plan for Directors, as amended and restated effective as of February 27, 2012
10.34*	Restricted Stock Unit Award under Coty Inc. 2007 Stock Plan for Directors
10.35*	Coty Inc. Stock Purchase Program for Directors, as amended and restated as of February 27, 2012
11.1*	Statement re computation of per share earnings
12.1*	Statements re computation of ratios
21.1*	List of significant subsidiaries
23.1	Consent of Deloitte & Touche LLP regarding Coty Inc. and its Subsidiaries
23.2	Consent of Deloitte & Touche LLP regarding Philosophy Acquisition Company, Inc.
23.3	Consent of PricewaterhouseCoopers LLP regarding O P I Products, Inc.
23.4*	Consent of Gibson Dunn & Crutcher LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)

* To be included by amendment.

The Company has outstanding certain other long-term indebtedness. Such long-term indebtedness does not exceed 10% of the total assets of the Company; therefore, copies of instruments defining the rights of holders of such indebtedness are not included as exhibits. The Company agrees to furnish copies of such instruments to the SEC upon request.